   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ARCH COMMUNICATIONS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4812                            31-1358569
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              C. EDWARD BAKER, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-6700
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                               EDWARD YOUNG, ESQ.
                             JAY E. BOTHWICK, ESQ.
                           DAVID A. WESTENBERG, ESQ.
                             C/O HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED(1)              SHARE(1)                PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001.......................    29,651,984 Shares             $6.321               $187,430,191              $49,482
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999

PROSPECTUS

                                      LOGO

                         29,651,984 SHARES COMMON STOCK

                        ARCH COMMUNICATIONS GROUP, INC.

     We are offering to exchange up to 29,651,984 shares of our common stock for all of our outstanding 10 7/8% senior discount notes due 2008 at an exchange ratio of 66.1318 shares for each $1,000 principal amount of notes.

     THE EXCHANGE OFFER WILL EXPIRE AT 11.59 P.M., NEW YORK CITY TIME, ON
               , 2000 UNLESS EXTENDED.

     We expect the exchange to be non-taxable for federal income tax purposes.

     Our common stock is traded on the Nasdaq National Market under the symbol "APGR".

     To learn how to exchange your discount notes for common stock, see "Summary -- The Exchange Offer" beginning on page 3 and "The Exchange Offer" beginning on page 25.

     The exchange offer is part of a transaction in which we and Paging Network, Inc. will merge. See "Summary -- The Merger" beginning on page 2 and "The Merger" beginning on page 23. We will not exchange our shares for your discount notes unless the PageNet merger takes place and other specified conditions are satisfied.

------------------------------------------      ----------------------------------------------
  NEITHER THE SEC NOR ANY STATE SECURITIES      WE URGE YOU TO CAREFULLY READ THE "RISK
  REGULATORS HAVE APPROVED OR DISAPPROVED         FACTORS" SECTION BEGINNING ON PAGE 11
  THE SHARES OR THE EXCHANGE OFFER OR             BEFORE YOU MAKE ANY INVESTMENT DECISION.
  DETERMINED IF THIS PROSPECTUS IS
  ACCURATE OR ADEQUATE. ANYONE WHO TELLS
  YOU OTHERWISE IS COMMITTING A CRIME.
------------------------------------------      ----------------------------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Arch and PageNet............................................    1
  The Merger................................................    2
  The Exchange Offer........................................    3
  Summary Financial and Operating Data......................    6
  Stock Ownership in the Combined Company...................    9
  Capitalization............................................   10
Risk Factors................................................   11
  Risks Related to the Exchange Offer and an Investment in
     Arch's Common Stock....................................   11
  Risks Related to the PageNet Merger.......................   13
  Arch's Business and Financial Risks.......................   15
  Risks Related to PageNet..................................   20
Forward-Looking Statements..................................   22
The Merger..................................................   23
The Exchange Offer..........................................   25
Proposed Amendments.........................................   31
Material Federal Income Tax Considerations..................   33
Unaudited Selected Pro Forma Consolidated Financial Data....   36
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................   37
Selected Historical Consolidated Financial and Operating
  Data -- Arch..............................................   44
Arch Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   47
Selected Historical Consolidated Financial and Operating
  Data -- MobileMedia.......................................   59
MobileMedia Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   62
Selected Historical Consolidated Financial and Operating
  Data -- PageNet...........................................   74
PageNet Management's Discussion and Analysis of Financial
  Condition and Results of Operation........................   77
Market Price Information and Dividend Policy................   87
  Discount Notes............................................   87
  Common Stock..............................................   87
  Dividend Policy...........................................   88
Industry Overview...........................................   89
Arch's Business.............................................   94
  Business Strategy.........................................   94
  Wireless Communications Services, Products and
     Operations.............................................   95
  Networks and Licenses.....................................   97
  Subscribers and Marketing.................................   98
  Sources of Equipment......................................   99
  Competition...............................................   99
  Employees.................................................  100
  Trademarks................................................  100
  Properties................................................  100
  Litigation................................................  101
  The Company...............................................  101
Arch's Management...........................................  102
Arch's Principal Stockholders...............................  108
PageNet's Business..........................................  112
PageNet's Management........................................  117
PageNet's Principal Stockholders............................  123
The Combined Company........................................  125

                                                              PAGE
                                                              ----
Description of Arch's Equity Securities.....................  128
Description of Discount Notes...............................  134
Description of Other Indebtedness...........................  153
Legal Matters...............................................  158
Experts.....................................................  158
Where You Can Find More Information.........................  158
Incorporation by Reference..................................  160
Index to Financial Statements...............................  F-1
Annex A -- Unaudited Combined Company Projections...........  A-1
Annex B -- Form of Letter of Transmittal, with Waiver and
  Consent to Amendments.....................................  B-1
Annex C -- Form of Notice of Guaranteed Delivery............  C-1
Annex D -- Agreement and Plan of Merger among Paging
  Network, Inc., Arch Communications Group, Inc. and St.
  Louis Acquisition Corp., dated November 7, 1999...........  D-1

     "Arch" and "Arch Paging" are service marks of Arch. "MobileComm" is a registered service mark of Arch, and the mark is not associated with MobilComm Inc. of Cincinnati, Ohio. "PageNet" is a registered mark of PageNet. Other trademarks, service marks and trade names used in this prospectus are owned by persons who are not associated with Arch or PageNet.

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We urge you to read the entire prospectus, including "Risk Factors", and all of the information incorporated by reference into the prospectus. We use the name "Arch" to refer to Arch Communications Group, Inc. and its consolidated subsidiaries both before and after the proposed PageNet merger. Sometimes we use the phrase "combined company" when we wish to emphasize that we are referring specifically to Arch after the proposed PageNet merger.

     All share information in this prospectus reflects the effects of a 1-for-3 reverse stock split effected by Arch during June 1999.

                                ARCH AND PAGENET

ARCH

     Arch is a leading provider of wireless communications services, primarily wireless messaging services, in the United States based on its net revenues and its approximately 7.0 million units in service. This reflects Arch's acquisition of MobileMedia Communications, Inc. and its subsidiaries on June 3, 1999. Arch:

     - operates in all 50 states and all of the 100 most populated metropolitan markets in the United States through its sales offices, nationwide retail distribution network, company-owned retail stores and resellers;

     - offers local, regional and nationwide services employing digital networks covering more than 90% of the United States population;

     - offers messaging services, including digital display, alphanumeric display, 2-way messaging and guaranteed messaging, which is also known as 1.5-way messaging; and

     - offers enhanced or complementary wireless communications services, such as stock quotes, news and other wireless information delivery services, voice mail, personalized greeting, message storage and retrieval, equipment loss protection and equipment maintenance.

     Arch's operating objectives are to increase its EBITDA, or earnings before interest, taxes, depreciation and amortization; deploy its capital efficiently; reduce its financial leverage; and expand its customer relationships. To achieve its operating objectives, Arch:

     - has selected a low-cost operating strategy as its principal competitive tactic;

     - is reducing its financial leverage by reducing capital requirements and increasing EBITDA;

     - is distributing its products and services through several different channels; and

     - is pursuing new revenue opportunities, including applications in narrowband personal communications services, which are commonly referred to as N-PCS.

     Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Arch's telephone number is (508) 870-6700.

     Arch's web site, www.arch.com, is not part of this prospectus.

PAGENET

     PageNet is a leading provider of wireless communications services throughout the United States and the U.S. Virgin Islands, Puerto Rico and Canada. PageNet:

     - provides services in all 50 states and the District of Columbia, including the 100 most populated metropolitan markets in the United States, and to more than 75% of the population of Canada;

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     - offers two primary types of wireless messaging services which comprise 99.7% of its business: digital messaging and alphanumeric messaging; and

     - also offers "advanced" messaging services, consisting of 1.5-way services, which enable subscribers to know that their messages were delivered, 1.75-way services, which enable subscribers to respond to messages with pre-scripted replies, and 2-way services, which allow subscribers to respond to messages with original or pre-scripted replies.

     In addition, PageNet is preparing for the launch of other applications on its wireless network through its wholly owned subsidiary Vast Solutions, Inc., including:

     - the delivery of content and information services to subscribers;

     - customized wireless information management services for its corporate clients which will integrate software and hardware systems to allow access to company information from a variety of sources; and

     - gateway services that can be used as a "bridge" to enable customers to receive data across multiple network technologies.

     PageNet's principal office is located at Corporate Centre, 14911 Quorum Drive, Dallas, Texas 75240. PageNet's telephone number is (972) 801-8000.

                                   THE MERGER

     In the merger, each share of PageNet common stock will be converted into
0.1247 shares of Arch's common stock and PageNet will become a wholly owned subsidiary of Arch. The merger will take place at the same time as the Arch exchange offer and an offer by PageNet to holders of its outstanding senior subordinated notes to exchange those notes for shares of common stock of PageNet and shares of Class B common stock of Vast Solutions. Arch also proposes to convert shares of Arch's Series C preferred stock into shares of Arch common stock in connection with the merger. If the Arch and PageNet exchange offers are fully subscribed, the merger and the related exchange offers and proposed conversion of Series C preferred shares will result in holders of Arch's discount notes owning 17.2% of Arch's outstanding common stock immediately after the closing and 15.4% on a fully diluted basis. See "-- Stock Ownership in the Combined Company".

     After the merger the Arch board will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of PageNet common stock may also designate one director. To the extent any of these three largest holders do not designate directors, Arch's current directors will designate additional directors.

     The merger is currently expected to take place during the first half of 2000, assuming that numerous conditions are satisfied. It is intended generally to be a tax-free transaction and will be accounted for as a purchase.

     For more information about the merger, see "The Merger".

--------------------------------------------------------------------------------

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER               We are offering to exchange 66.1318 shares of
                                 our common stock for each $1,000 principal amount of 10 7/8% senior discount notes due
                                 2008 that are properly tendered and accepted.
                                 There was approximately $448.4 million
                                 aggregate principal amount of discount notes outstanding at November 30, 1999. The principal amount of your notes is their principal face amount at maturity, not just the amount that has accreted to date.

EXPIRATION DATE                  The exchange offer will expire at 11:59 p.m.,
                                 New York City time, on             , 2000
                                 unless we and PageNet jointly extend the expiration date of the exchange offer in our sole discretion. See "The Exchange
                                 Offer -- Expiration Date; Extensions".

ACCRETED INTEREST ON THE NOTES   Interest accreted through the expiration date
                                 of the exchange offer on discount notes that are exchanged will be transferred with the notes and will not be paid separately. The exchange ratio is calculated solely on the principal amount of the notes at maturity, regardless of how much interest has accreted to date. See "The Exchange Offer -- Terms of the
                                 Exchange Offer".

CONDITIONS TO THE EXCHANGE
OFFER                            The exchange offer is conditioned upon:

                                 - tender and non-withdrawal of at least 97.5%
                                   of the total principal amount of discount notes outstanding, unless either

                                      - we exercise our right in specified
                                        circumstances to reduce this percentage
                                        to not less than 67.0%; or

                                      - PageNet exercises its right to reduce
                                        this percentage to any amount, including zero;

                                 - satisfaction of all conditions to the closing
                                   of the PageNet merger, possibly including the confirmation of a plan of reorganization under Chapter 11 of the United States Bankruptcy Code which PageNet may file in specified circumstances; and

                                 - various other customary conditions which in
                                   specified circumstances, we and PageNet may choose to waive. See "The Exchange
                                   Offer -- Conditions".

                                 We may at any time:

                                 - delay the acceptance of notes for exchange;

                                 - terminate the exchange offer if specified
                                   conditions have not been satisfied;

                                 - extend the expiration date of the exchange
                                   offer and retain all tendered notes, subject, however, to the right of noteholders to withdraw their tendered notes; or

                                 - waive any condition or otherwise amend the
                                   terms of the exchange offer in any way.

                                 Some of these actions will require PageNet's approval. See "The Exchange
                                 Offer -- Conditions".

AMENDMENTS AND WAIVERS           You will be required, as a condition to
                                 tendering your notes, to approve various amendments to the indenture for the notes. The amendments will remove substantially all of the rights of those discount notes that are not tendered, other than their right to receive payments of principal and interest. If any defaults or rescission rights exist during the exchange offer, you will be required to waive them to the extent legally permissible. See
                                 "Proposed Amendments".

NOTE EXCHANGE AGENT                             . For assistance and requests
                                 for additional copies of this prospectus or the letter of transmittal or notice of guaranteed delivery that are attached to this prospectus,
                                 contact Customer Service by telephone at (   )
                                        , or by facsimile at (   )        .

HOW TO TENDER NOTES              If you wish to accept the exchange offer, you
                                 must do one of the following:

                                 - if your discount notes are represented by
                                   physical certificates, you must complete, sign and date a letter of transmittal, following all the instructions, and mail or deliver the letter of transmittal, together with your tendered notes and any other required documentation, to the exchange agent; or

                                 - if you hold your discount notes through The
                                   Depository Trust Company, you must tender your notes through DTC's Automated Tender Offer Program. See "The Exchange Offer -- Procedures for Tendering".

SPECIAL PROCEDURES FOR
BENEFICIAL
  OWNERS If you are a beneficial owner whose notes are registered in the name of a financial institution or other nominee and you wish to tender your notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender for you. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your own name or obtain a properly completed bond power from the registered holder. Transfer of registered ownership may take considerable time and it may not be possible to complete it before the expiration date. See "The Exchange
                                 Offer -- Procedures for Tendering".

GUARANTEED DELIVERY PROCEDURES   If you wish to tender your notes but your notes
                                 are not immediately available or you cannot deliver your notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, you must tender your notes by using the guaranteed delivery procedures described under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures".

ACCEPTANCE OF TENDERS AND
DELIVERY OF
  STOCK CERTIFICATES             Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, we will accept for exchange all notes that are properly tendered in the exchange offer before the expiration date. Stock certificates for the shares issued in exchange for notes will be delivered as soon as practicable after the expiration date.

--------------------------------------------------------------------------------

WITHDRAWAL RIGHTS                You may withdraw your tender of notes at any
                                 time before the expiration date. See "The
                                 Exchange Offer -- Withdrawal of Tenders".

MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS                 Your exchange of notes for common stock should
                                 be non-taxable for federal income tax purposes and no material federal income tax consequences should result to you. See "Material Federal
                                 Income Tax Considerations".

RESALES The common stock you receive will be freely transferable unless you are an affiliate of Arch. See "The Exchange Offer -- Resales of Common Stock Issued in Exchange for Notes".

--------------------------------------------------------------------------------

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following summary historical financial and operating data for each of the years in the four year period ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The following summary historical financial information and operating data for the year ended December 31, 1994 have been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Arch's management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such period. The selected financial and operating data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. The following summary financial and operating data give effect to the PageNet merger and the MobileMedia acquisition, which closed on June 3, 1999, as if such transactions had been consummated on September 30, 1999 in the case of the balance sheet data and on January 1, 1998, in the case of the statement of operations and other operating data. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the MobileMedia acquisition and the PageNet merger had been consummated as of the dates mentioned above or of future operating results or financial position of the combined companies following both transactions. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth below and Arch's consolidated financial statements and notes.

     Adjusted EBITDA, as determined by Arch, does not reflect restructuring charges, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless communications companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the wireless communications industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

     Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the wireless communications industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.


                                              YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------
                                                                                   PRO FORMA
                         1994       1995        1996        1997        1998         1998
                       --------   ---------   ---------   ---------   ---------   -----------
                                               (DOLLARS IN THOUSANDS)
STATEMENTS OF
  OPERATIONS DATA:
Service, rental and
maintenance
revenues.............  $ 61,529   $ 138,466   $ 291,399   $ 351,944   $ 371,154   $ 1,731,283
Product sales........    14,374      24,132      39,971      44,897      42,481       169,606
                       --------   ---------   ---------   ---------   ---------   -----------
Total revenues.......    75,903     162,598     331,370     396,841     413,635     1,900,889
Cost of products
  sold...............   (12,787)    (20,789)    (27,469)    (29,158)    (29,953)     (129,787)
                       --------   ---------   ---------   ---------   ---------   -----------
                         63,116     141,809     303,901     367,683     383,682     1,771,102
Depreciation and
  Amortization.......    18,321      60,205     191,871     232,347     221,316       692,740
Operating income
  (loss).............      (352)    (13,019)    (86,070)   (102,015)    (94,429)     (193,256)
Interest and other
  income
  (expense)..........    (4,973)     26,499      77,895     101,031     109,902       (54,429)
Net income
  (loss).............    (6,462)    (36,602)   (114,662)   (181,874)   (206,051)     (251,643)
Basic/diluted income
  (loss) per common
  share before
  extraordinary item
  and accounting
  change.............  $  (2.23)  $   (7.79)  $  (16.59)  $  (26.31)  $  (29.34)  $     (1.46)
Extraordinary item
  per basic/diluted
  common share.......     (0.47)      (0.37)      (0.27)         --       (0.24)           --
Cumulative effect of
  accounting change
  per basic/ diluted
  common share.......        --          --          --          --          --            --
                       --------   ---------   ---------   ---------   ---------   -----------
Basic/diluted net
  income (loss) per
  common share.......  $  (2.70)  $   (8.16)  $  (16.86)  $  (26.31)  $  (29.58)  $     (1.46)
                       ========   =========   =========   =========   =========   ===========
OTHER OPERATING DATA:
Adjusted
  EBITDA.............  $ 17,969   $  47,186   $ 105,801   $ 130,332   $ 141,587   $   596,347
Adjusted EBITDA
  margin.............        28%         33%         35%         35%         37%           34%
Capital expenditures,
  excluding
  acquisitions.......  $ 33,450   $  60,468   $ 165,206   $ 102,769   $ 113,184   $   477,157
Cash flows provided
  by operating
  activities.........  $ 14,155   $  14,749   $  37,802   $  63,590   $  81,105   $   570,633
Cash flows used in
  investing
  activities.........  $(55,860)  $(192,549)  $(490,626)  $(102,769)  $ (82,868)  $  (820,476)
Cash flows provided
  by (used in)
  financing
  activities.........  $ 29,454   $ 179,092   $ 452,678   $  39,010   $      68   $   395,706
Units in service at
  end of period......   538,000   2,006,000   3,295,000   3,890,000   4,276,000    17,030,000

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,
                       -------------------------------------
                                                  PRO FORMA
                         1998         1999          1999
                       ---------   -----------   -----------
                              (DOLLARS IN THOUSANDS)
STATEMENTS OF
  OPERATIONS DATA:
Service, rental and
maintenance
revenues.............  $ 277,826    $ 403,607    $ 1,263,448
Product sales........     31,811       36,963        115,139
                       ---------    ---------    -----------
Total revenues.......    309,637      440,570      1,378,587
Cost of products
  sold...............    (21,863)     (24,988)       (75,689)
                       ---------    ---------    -----------
                         287,774      415,582      1,302,898
Depreciation and
  Amortization.......    164,990      222,836        499,290
Operating income
  (loss).............    (74,157)     (77,707)      (133,948)
Interest and other
  income
  (expense)..........     80,553      146,523       (158,311)
Net income
  (loss).............   (156,430)    (227,591)      (292,468)
Basic/diluted income
  (loss) per common
  share before
  extraordinary item
  and accounting
  change.............  $  (22.20)   $   (9.00)   $     (1.70)
Extraordinary item
  per basic/diluted
  common share.......      (0.25)          --             --
Cumulative effect of
  accounting change
  per basic/ diluted
  common share.......         --        (0.13)            --
                       ---------    ---------    -----------
Basic/diluted net
  income (loss) per
  common share.......  $  (22.45)   $   (9.13)   $     (1.70)
                       =========    =========    ===========
OTHER OPERATING DATA:
Adjusted
  EBITDA.............  $ 105,533    $ 142,929    $   395,878
Adjusted EBITDA
  margin.............         37%          34%            30%
Capital expenditures,
  excluding
  acquisitions.......  $  85,785    $  83,186    $   283,874
Cash flows provided
  by operating
  activities.........  $  61,276    $  76,422    $   311,736
Cash flows used in
  investing
  activities.........  $ (55,646)   $(598,869)   $  (806,787)
Cash flows provided
  by (used in)
  financing
  activities.........  $  (2,387)   $ 542,302    $   728,882
Units in service at
  end of period......  4,211,000    7,024,000     16,088,000

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                                        1999
                                                              ------------------------
                                                                ACTUAL      PRO FORMA
                                                              ----------    ----------
BALANCE SHEET DATA:
Current assets..............................................  $   99,180    $  302,655
Total assets................................................   1,424,518     3,021,816
Long-term debt, less current maturities.....................   1,357,743     1,782,141
Stockholders' equity (deficit)..............................    (180,892)      755,123

     The following table reconciles net income to the presentation of Arch's adjusted pro forma EBITDA:

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                             YEAR ENDED DECEMBER 31,                                   SEPTEMBER 30,
                        ------------------------------------------------------------------   ---------------------------------
                                                                                 PRO FORMA                           PRO FORMA
                         1994       1995       1996        1997        1998        1998        1998        1999        1999
                        -------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                (DOLLARS IN THOUSANDS)
EBITDA Reconciliation
Net income (loss).....  $(6,462)  $(36,602)  $(114,662)  $(181,874)  $(206,051)  $(251,643)  $(156,430)  $(227,591)  $(292,468)
Interest and other
  income (expense)....    4,973     26,499      77,895     101,031     109,902     54,429       80,553     146,523     158,311
Income tax (benefit)
  provision...........       --     (4,600)    (51,207)    (21,172)         --      3,958           --          --         209
Depreciation and
  amortization........   18,321     60,205     191,871     232,347     221,316    692,740      164,990     222,836     499,290
Provision for asset
  impairment..........       --         --          --          --          --         --           --          --      17,798
Restructuring and
  bankruptcy
  expenses............       --         --          --          --      14,700     96,863       14,700      (2,200)     12,738
Extraordinary gain....    1,137      1,684       1,904          --       1,720         --        1,720          --          --
Cumulative effect of
  accounting charge...       --         --          --          --          --         --           --       3,361          --
                        -------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Adjusted EBITDA.......  $17,969   $ 47,186   $ 105,801   $ 130,332   $ 141,587   $596,347    $ 105,533   $ 142,929   $ 395,878
                        =======   ========   =========   =========   =========   =========   =========   =========   =========

--------------------------------------------------------------------------------

                    STOCK OWNERSHIP IN THE COMBINED COMPANY

     The PageNet merger, the Arch exchange offer and the PageNet exchange offer are expected to have the following effect on beneficial ownership of Arch's common stock:

                                         PERCENTAGE OWNERSHIP OF              PERCENTAGE OWNERSHIP OF
                                            ARCH COMMON STOCK                 ARCH COMMON STOCK, ON A
                                               OUTSTANDING                      FULLY DILUTED BASIS
                                    ---------------------------------    ---------------------------------
                                    SEPTEMBER 30, 1999    AS ADJUSTED    SEPTEMBER 30, 1999    AS ADJUSTED
                                    ------------------    -----------    ------------------    -----------
Arch common stockholders..........        100.0%              29.6%             71.0%              26.7%
Arch Series C preferred
  stockholders....................           --                1.2               2.5                1.1
Holders of Arch discount notes....           --               17.2                --               15.4
PageNet stockholders..............           --                7.5                --                6.7
Holders of PageNet senior
  subordinated notes..............           --               44.5                --               40.1
Arch warrantholders...............           --                 --              23.8                8.4
Arch and PageNet optionholders....           --                 --               2.7                1.6
                                          -----              -----             -----              -----
                                          100.0%             100.0%            100.0%             100.0%
                                          =====              =====             =====              =====

     All of the foregoing information is based on numerous assumptions. For example, the table assumes that all of Arch's discount notes, all of PageNet's outstanding senior subordinated notes and all of Arch's outstanding Series C preferred stock will be exchanged for common stock. The actual capitalization of Arch upon closing the PageNet merger may vary considerably from the foregoing table. For example, if 50% of the discount notes were tendered and accepted, their holders would own 9.4% of Arch's outstanding stock and 8.4% on a fully diluted basis; if 1% of the discount notes were tendered and accepted, their holders would own 0.2% and 0.2%, respectively. See "The Merger".

--------------------------------------------------------------------------------

                                 CAPITALIZATION

     The following table sets forth the capitalization of Arch, on a consolidated basis, at September 30, 1999 and as adjusted to give effect to the exchange offer, the PageNet exchange offer and the PageNet merger. You should read this table together with the other financial information appearing elsewhere in this prospectus.

                                                                    AS OF
                                                              SEPTEMBER 30, 1999    AS ADJUSTED(1)(2)
                                                              ------------------    -----------------
                                                                      (DOLLARS IN THOUSANDS)
Current maturities of long-term debt........................      $    3,060           $    3,060
                                                                  ----------           ----------
Long-term debt, less current maturities:
  Senior bank debt..........................................         446,940            1,216,940
  10 7/8% senior discount notes due 2008(3).................         399,922                   --
  6 3/4% convertible subordinated debentures due 2003.......          13,364               13,364
  12 3/4% senior notes due 2007.............................         127,816              127,816
  13 3/4% senior notes due 2008.............................         140,151              140,151
  9 1/2% senior notes due 2004..............................         125,000              125,000
  14% senior notes due 2004.................................         100,000              100,000
  Other.....................................................           4,550               58,870
                                                                  ----------           ----------
          Total long-term debt, less current maturities.....       1,357,743            1,782,141
                                                                  ----------           ----------
Stockholders' equity:
  Preferred stock -- $.01 par value, authorized 10,000,000
     shares, issued and outstanding 250,000 shares ($27,618
     aggregate liquidation preference)......................               3                   --
  Common stock and Class B common stock
      -- $.01 par value, authorized 75,000,000 shares
     (225,000,000 as adjusted), issued and outstanding
     48,060,782 shares (172,026,661 as adjusted)............             481                1,720
Additional paid-in capital..................................         639,559            1,367,249
Accumulated deficit.........................................        (820,935)            (613,846)
                                                                  ----------           ----------
          Total stockholders' equity........................        (180,892)             755,123
                                                                  ----------           ----------
          Total capitalization..............................      $1,179,911           $2,540,324
                                                                  ==========           ==========

---------------
(1) If none of the Arch discount notes are exchanged, total long-term debt, less current maturities will be $2.2 billion, total stockholders' equity will be $376.5 million and total capitalization will be $2.5 billion.

(2) If 50% of the Arch discount notes are exchanged, total long-term debt, less current maturities will be $2.0 billion, total stockholders' equity will be $565.8 million and total capitalization will be $2.5 billion.

(3) Gives effect to repurchase of $16.3 million accreted value of discount notes by Arch during October 1999 in exchange for Arch common stock.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide whether to exchange your discount notes for common stock. If any of these possible developments occur, our business, financial condition and results of operations would likely suffer. In that case, the trading price of our common stock could decline, and the value of your shares could be less than the value of the notes that you exchanged for shares.

RISKS RELATED TO THE EXCHANGE OFFER AND AN INVESTMENT IN ARCH'S COMMON STOCK

  Common stock is subject to greater risks than are the discount notes

     Because Arch's common stock lacks the senior position of debt securities and the specific rights currently granted to holders of discount notes, the value of the common stock will be less able than the value of the notes to withstand adverse developments relating to Arch's financial condition or results of operations.

  The exchange ratio used in the exchange offer may prove to be unfavorable to you

     The exchange ratio of 66.1318 shares of common stock for each $1,000 principal amount of discount notes was determined by Arch, after consultation with its financial advisors, without any negotiation between Arch and any of the holders of discount notes. The exchange ratio is not necessarily related to trading prices for Arch's common stock or other recognized criteria of value for common stock such as Arch's assets, net worth or results of operations, or to trading prices for the notes or the accreted value of the notes. There can be no assurance that the market value of the shares of common stock issued in the exchange offer will not be below their current market value or below whatever valuation may be implied for them by the exchange ratio, either during the period between the time you tender a note and the time you take delivery of the common stock, or at any time afterwards.

  Trading prices may be volatile

     The market price of Arch common stock has fluctuated and has declined substantially since 1998. Between January 1, 1998 and November 30, 1999, the reported sale price of common stock on the Nasdaq National Market has ranged from a high of $20.8125 per share in June 1998 to a low of $2.0625 per share in October 1998. The trading price of Arch common stock following the closing of the exchange offer and the PageNet merger will be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of wireless communications companies such as Arch have exhibited a high degree of volatility during recent periods. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch's common stock in any given period. Shortfalls may result from events that are beyond Arch's control and can be unpredictable. The trading price of Arch's shares may also be affected by developments which may not have any direct relationship with Arch's business or long-term prospects. These include reported financial results and fluctuations in the trading prices of the shares of other publicly held companies in the wireless communications industry.

  Shares eligible for future sale may depress market price of common stock

     On September 30, 1999, 48.1 million shares of Arch common stock and Class B common stock were issued and outstanding. In addition, 1.7 million shares of common stock are issuable upon conversion of convertible securities and 16.1 million shares of common stock are issuable upon exercise of warrants. The issuance of these shares of common stock, together with the issuance of up to
2.8 million shares of common stock currently authorized for issuance under Arch compensation plans and the assumption of PageNet options to acquire the equivalent of 1.2 million shares of Arch common stock, will substantially dilute the proportionate equity interests of the holders of common stock. No prediction can be made as to the effect, if any, that future sales of common stock, or the availability of shares for future sales, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon exercise of warrants or options, or the perception that such sales could occur, could depress prevailing market prices of common stock.

  Charter provisions may impede takeovers of Arch that might benefit Arch stockholders

     Arch's certificate of incorporation and by-laws provide for a classified board of directors, the issuance of "blank check" preferred stock whose terms may be fixed by Arch's board of directors without further stockholder approval, a prohibition on stockholder action by written consent in lieu of a meeting and procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the Delaware corporations statute will, with some exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder. These provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch even though such a transaction might be beneficial to Arch's stockholders.

  Your tender of notes for common stock may be accepted even though few other noteholders tender their notes

     PageNet is entitled, in its sole discretion, to reduce the required minimum percentage of the Arch discount notes that must be tendered in the exchange offer from 97.5% to any other percentage, or to zero, in specified circumstances. Arch is entitled, in its sole discretion, to reduce the required minimum percentage to any number in excess of 67.0% in specified circumstances. See "The Exchange Offer -- Conditions". If PageNet were to reduce the required minimum percentage to zero, your tender would no longer be conditioned on the participation of other noteholders in the exchange offer and you might be the only noteholder to exchange notes for common stock. To the extent that the required minimum percentage is reduced when you tender, you will become a common stockholder in a company with more financial leverage than it would have if 97.5% or more of the discount notes were exchanged.

     Since tenders of notes are revocable, you will not know at any time before the expiration date how many other discount notes are being tendered.

  If you do not tender your notes, the notes that you retain may have substantially fewer rights than they currently have

     We are soliciting the approval of the holders of a majority in principal amount of the outstanding discount notes to amendments to the terms of the notes. These amendments include the elimination of substantially all rights of the notes other than the right to receive payments of principal and interest. See "Proposed Amendments". Approval of the amendments is a condition to our acceptance of each tendered note. Tender of more than a majority of the notes is a condition to the merger and the exchange offer unless PageNet reduces the minimum required percentage below a majority. Accordingly, if you decide not to tender all or some of your notes, the notes that you retain will no longer have any special rights unless PageNet chooses to reduce the minimum required percentage below 50%. You will not know, when you decide to tender your notes, whether or not the amendments will be adopted.

  If you tender your notes, other noteholders' non-tendered notes may continue to have special rights

     For the reasons discussed in the previous paragraph, it is possible that you may exchange your notes, but the remaining non-tendered notes will not lose their special rights. If this happens, you would become a common stockholder in a corporation whose remaining discount noteholders continue to have special rights.

RISKS RELATED TO THE PAGENET MERGER

  Integrating Arch and PageNet may present challenges

     Arch may not be able to successfully integrate PageNet's operations. The fact that Arch is still engaged in the process of integrating MobileMedia's operations into those of Arch will increase the challenge of integrating PageNet's operations. Any difficulties or problems encountered in the integration process could have a material adverse effect on Arch. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance will be successful or will fulfill management's objectives. Until integration is complete, PageNet's business will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of Arch's operating strategy.

     The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses, or a loss of momentum. The difficulties of such integration will initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures and by the fact that PageNet is in the middle of a significant restructuring of its own operations (see "Risks Related to PageNet".) Arch may not be able to retain key employees of PageNet. The process of integrating the businesses of Arch and PageNet may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

     Similar risks will attend future acquisition opportunities which Arch may pursue, and the assimilation of PageNet may add to the difficulty of making or integrating other acquisitions.

  PageNet's operations may be disrupted prior to and following a bankruptcy filing

     PageNet's business operations may be adversely affected by reluctance of some customers and potential customers to do business with PageNet if it commences or proposes to commence a Chapter 11 proceeding as described under "The Merger". Any significant loss of customers or other deterioration in PageNet's business could have a material adverse effect on PageNet and, as a result, on Arch if the merger is consummated.

  Transaction costs may exceed anticipated levels

     Arch estimates that it will incur direct transaction costs of approximately $25.0 million associated with the merger. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Arch will not incur significant additional costs in connection with the merger. In addition, if Arch stockholders do not approve the merger or if the exchange offer is not successful, PageNet could terminate the merger agreement and under specified circumstances Arch may be required to pay a $40.0 million termination fee to PageNet.

  Actual results may differ from unaudited combined company projections

     The managements of Arch and PageNet have jointly prepared the combined company financial projections contained in Annex A to this prospectus in connection with the development of PageNet's disclosure statement for the Chapter 11 proceeding that PageNet may commence in order to implement the merger. These projections present the projected effects of the plan of reorganization on future operations if the exchange offers and merger are consummated. The projections assume that the merger and related transactions will be implemented in accordance with their terms. The assumptions and estimates underlying the projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties. Accordingly, future financial condition and results of operations of the combined company following the merger may vary significantly from those set forth in the projections. Consequently, the projections should not be regarded as a representation by Arch,

PageNet, their advisors or any other person that the projections will be achieved. See "Forward-Looking Statements".

  Pro forma assumptions may prove to be inaccurate

     For purposes of presenting the projections and the pro forma condensed consolidated financial statements included in this prospectus, Arch has assumed that 100% of the discount notes will be tendered and accepted in the exchange offer. As described above, the merger may take place in some circumstances if a smaller amount of discount notes, or no notes at all, are tendered. Arch has also assumed that the market value of the common stock to be issued in connection with the merger and the exchange offer will be $6.02 per share. Trading prices for common stock fluctuate, and no prediction can be made as to what prices will prevail before or after the merger takes place. On December 20, 1999, the closing market price of the common stock was $6.00. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Amortization charges may affect earnings sooner than expected

     Under purchase accounting treatment for the MobileMedia acquisition and the PageNet merger, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of those assets. Arch estimates the incremental amount of those charges will total approximately $57.0 million per year for ten years. However, actual charges could vary significantly if the underlying assets are impaired or if the useful lives of the assets are less than currently estimated.

  Loss of corporate tax benefits is probable

     It is anticipated that the PageNet merger and the Arch and PageNet exchange offers will result in the elimination of substantially all of the tax benefit of net operating loss carryforwards and certain other tax attributes available to Arch and PageNet, and also will result in some out-of-pocket tax liability. See "Material Federal Income Tax Considerations".

  Creditors may allege defaults

     It is possible that holders of some of Arch's outstanding indebtedness may allege that the PageNet merger constitutes either a breach or a default or a change in control of Arch under their debt instruments entitling them to immediate repayment of their indebtedness. See "Description of Other Indebtedness". The magnitude of any resulting adverse consequences would depend upon, among other factors, the diligence and vigor with which debt holders seek to assert any such rights and pursue any such remedies, and Arch's ability to prevail in its interpretation of the debt instruments or otherwise resolve matters on acceptable terms.

  The PageNet merger may not take place

     The PageNet merger will not take place unless many conditions are satisfied or waived. These conditions include stockholder and noteholder approvals, governmental approvals and the availability of senior credit facilities. See "The Merger". Moreover, PageNet may be required in some circumstances to file a prepackaged Chapter 11 case to implement the merger. There can be no assurance that the proposed plan of reorganization would be approved by the bankruptcy court if filed. If the merger does not take place, the contemplated benefits of the merger to Arch will not be realized, and you will retain your interest as a noteholder in a company which will not enjoy the anticipated benefits of the merger despite incurring substantial transaction costs. Trading prices of discount notes may fluctuate between now and the closing, due in part to uncertainty as to whether or when the merger will take place.

ARCH'S BUSINESS AND FINANCIAL RISKS

  Continued losses are likely

     Arch and PageNet have reported net losses in the past, as has MobileMedia. Arch expects that the combined company may continue to report net losses and cannot give any assurance about when, if ever, it is likely to attain profitability.

     Arch, MobileMedia and PageNet have reported net losses in all but two of the periods shown in the table below:

                                                                             NINE MONTHS
                                                                                ENDED
                                             YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                         -------------------------------    -------------
                                           1996        1997       1998          1999
                                         ---------    -------    -------    -------------
                                                      (DOLLARS IN MILLIONS)
Net income (loss):
  Arch...............................    $  (114.7)   $(181.9)   $(206.1)      $(227.6)
  MobileMedia........................    $(1,059.9)   $(124.6)   $  35.6       $ 387.3(1)
  PageNet............................    $  (104.3)   $(156.9)   $(162.0)      $(234.0)

---------------
(1) Through Arch's acquisition of MobileMedia on June 3, 1999

     These historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets, other costs of growth and, in the case of PageNet, restructuring costs. MobileMedia had net income of $35.6 million during the year ended December 31, 1998 solely because of a $94.2 million gain on the sale of transmission towers and related equipment and net income of $387.3 million for the period ended June 3, 1999 primarily due to the forgiveness of debt arising out of MobileMedia's bankruptcy proceedings. After giving effect to the PageNet merger and the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary items and cumulative effect of accounting charge of $251.6 million for the year ended December 31, 1998 and $292.5 million for the nine months ended September 30, 1999.

  Revenues and operating results may fluctuate

     Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change, both before and after the PageNet merger. Arch's current and planned expenses and debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch's common stock. If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

  High degree of leverage may continue to burden operations

     Arch has been highly leveraged, and expects to remain at least considerably leveraged following the PageNet merger. The following table compares the total debt, total assets and latest three-month annualized adjusted EBITDA of Arch and PageNet at or as of September 30, 1999 and the total debt, total assets and nine month annualized adjusted pro forma EBITDA of the combined company as of September 30, 1999.

                                                                PRO           PRO           PRO
                                                               FORMA         FORMA         FORMA
                                                              COMBINED      COMBINED      COMBINED
                                       ARCH      PAGENET     COMPANY(1)    COMPANY(2)    COMPANY(3)
                                     --------    --------    ----------    ----------    ----------
                                                         (DOLLARS IN MILLIONS)
Total debt.........................  $1,360.8    $1,999.3     $2,168.8      $1,977.0      $1,785.2
Total assets.......................  $1,424.5    $1,520.9     $3,021.8      $3,021.8      $3,021.8
Annualized adjusted EBITDA.........  $  262.1    $  236.5     $  527.8      $  527.8      $  527.8

---------------
(1) Assumes no exchange of Arch's discount notes for common stock
(2) Assumes exchange of 50% of Arch's discount notes
(3) Assumes exchange of all of Arch's discount notes

     Adjusted EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA, as determined by Arch and PageNet, may not necessarily be comparable to similarly titled data of other paging companies.

     Having the kind of leverage illustrated above may have adverse consequences for Arch. These include the following:

     - This leverage may impair Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

     - A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

     - Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on Arch if not cured or waived.

     - Arch may be more highly leveraged than some of its competitors in the wireless communications industry, and this may place it at a competitive disadvantage.

     - Any degree of leverage will make Arch more vulnerable to a downturn in its business or the economy generally than if it were not as leveraged.

There can be no assurance that Arch will be able to reduce its financial leverage as it intends, nor that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing or future debt instruments.

  Funding for future capital needs is not assured

     Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Arch's future capital requirements will depend upon a number of factors. These factors include subscriber growth, the type of wireless communications devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects.

  Competition and technological change may undermine Arch's business

     There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the wireless communications business or with competitors offering alternative communication technologies.

  Competition may intensify and may adversely affect margins

     The combined company may face significant additional competition in the future. This could have a material adverse effect on its revenues and EBITDA. Some competitors possess greater financial, technical and other resources than those of the combined company. Increased competition from broadband personal communications service, or PCS, providers, cellular providers, digital specialized mobile radio, or SMR, providers, dedicated data networks and wireless information delivery service providers has led to competition from increasingly larger and better capitalized competitors. In addition, Arch competes with the many other providers of paging and advanced messaging services. If any of such competitors were to devote additional resources to the wireless communications business or focus on Arch's or PageNet's historical business segments, there could be a material adverse effect on the combined company.

  New 2-way wireless messaging technology may adversely affect Arch's competitive position

     Competitors are currently using and developing a variety of 2-way wireless messaging technologies. Arch and PageNet currently resell such 2-way services over the network of a competitor, and each of Arch and PageNet is preparing to sell such services over its own advanced wireless messaging network in January 2000. Due to the relatively recent availability of 2-way messaging products and services, there have not yet been sales which would be sufficient to fully indicate a proven demand for such services among business or consumer subscribers. Such services will compete with other available methods of telecommunications, including cellular and broadband personal communications services, which are commonly referred to as PCS, as well as specialized mobile radio services and services provided over dedicated data networks which use hand-held devices to send and receive data. Although these services are primarily focused on 2-way voice communications, they may include wireless messaging as an adjunct service or may replace the need for 2-way messaging entirely. It is far less expensive to obtain a cellular or PCS unit with data capability than the 2-way messaging units currently available, and prices for broadband services have been declining rapidly, making the two types of services and product offerings more comparable. Future technological advances in the telecommunications industry, including these two-way messaging technologies, as well as wireless information and telemetry, among others, could increase the number and type of new services or products which compete with the wireless messaging services historically offered by Arch and PageNet. Firms seeking to provide wireless communications through these and other technologies may bring their products to market faster or in packages of products that consumers find more valuable than those which Arch and PageNet propose to provide. Although 2-way services generally are higher priced than traditional one-way messaging services, this situation may change. Future technological advances in the telecommunications industry could increase the number and type of new services or products which compete with the wireless messaging services historically provided by Arch and PageNet.

  Obsolescence in company-owned units may impose additional costs on Arch

     Technological change may also adversely affect the value of the units owned by Arch and PageNet that are leased to their subscribers. If Arch's or PageNet's current subscribers request more technologically advanced units, including 2-way units, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company.

  Government regulation may burden operations

     Licenses may not be automatically renewed

     Arch's and PageNet's FCC paging licenses are for varying terms of up to 10 years. When the licenses expire, renewal applications must be approved by the FCC. To date, the FCC has approved each assignment and transfer of control for which Arch or PageNet has sought approval; however, no assurance can be given that any future renewal applications will be free of challenge or will be granted by the FCC.

     Regulatory changes could add burdens or benefit competing technologies

     The FCC continually reviews and revises its rules affecting wireless communications companies. Therefore, regulatory requirements that apply to the combined company may change significantly over time.

     Acquisitions of Arch's stock by foreigners could jeopardize Arch's licenses

     The Communications Act limits foreign investment in and ownership of radio common carriers licensed by the FCC, as well as their parent companies. Arch may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. Arch's charter permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporation statute. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries.

  Arch cannot control third parties on whom Arch depends for products and services

     Arch does not manufacture any of the equipment customers need to take advantage of its services. It is dependent primarily on Motorola and NEC America Inc. to obtain sufficient equipment inventory for new subscribers and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining equipment, terminals or transmitters, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. Arch's purchase agreement with Motorola expires on March 17, 2000. There can be no assurance that the agreement with Motorola will be renewed or, if renewed, that the renewed agreement will be on terms and conditions as favorable to the combined company as those under the current agreement.

     Arch relies on third parties to provide satellite transmission for some aspects of its wireless communications services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, Arch may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

  Downturn in units in service may occur

     Cancellation of units in service can significantly affect the results of operations of wireless communications service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless communications business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. No prediction can be made about future cancellation trends.

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

  Loss of key personnel could adversely impact operations

     Arch's success will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch.

  Impact of the Year 2000 issue is not fully known

     The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To address this issue, Arch has created a cross-functional Y2K project group that has analyzed and identified internal and external areas likely to be affected by the Year 2000 problem. Arch has requested information from certain mission critical vendors and has held discussions with equipment and other mission critical vendors concerning their efforts to identify and address potential issues associated with their equipment and/or software. While Arch has made such inquiries, it is possible one or more mission critical vendors, such as utility providers, telephone carriers, other wireless messaging carriers, satellite carriers or other telecommunication providers, may not be Year 2000 ready. While Arch has created some contingency plans as discussed below, alternative providers may not be available in all cases. Furthermore, all units and messaging-related equipment used by Arch and its customers are manufactured by third parties, and although Arch has tested such equipment with generally favorable results, it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch cannot offer assurance as to the accuracy of its vendors' representations or its ability to replicate its testing results in a real time environment.

     Arch is in the final stages of its inventory audit and is nearing completion of appropriate modifications and/or replacements of its computerized systems and applications to address the issue. The costs associated with such replacements have been capitalized and amortized in accordance with Arch's existing accounting policies and future replacement costs, if any, will be capitalized and amortized in a similar manner. Maintenance or modification costs have been, and will be, expensed as incurred. Based on Arch's costs incurred to date and projected estimated costs, Arch does not expect that its remediation efforts will have a material adverse effect on its results of operations or its financial condition. Actual costs and results may vary significantly due to the uncertainties associated with the problem, which may not be apparent until the second quarter of 2000.

     Although Arch began testing its applications in 1998, there can be no assurance that such testing has detected all applications that may be affected by the problem. While Arch's objective is to be Year 2000 ready by year-end 1999, due to the uncertainties associated with the problem there can be no assurance that this objective will be met.

     Arch is finalizing its contingency plans relating to the Year 2000 problem. Such plans include, among other things, the use of (1) backup power generators for some of its operations, (2) some alternate vendors and (3) various communication channels to deploy its work force in a timely and efficient manner to address potential problems that arise. While Arch believes it has used commercially reasonable efforts in its approach to this issue, any failure of its systems or products, whether due to internal or external factors, could have material adverse effects.

  Debt instruments restrict operations

     Various debt instruments impose operating and financial restrictions on Arch. Arch's senior credit facility requires various Arch operating subsidiaries to maintain specified financial ratios, including a

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

maximum leverage ratio and a minimum interest coverage ratio. In addition, the senior credit facility limits or restricts, among other things, Arch's operating subsidiaries' ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt;

     - incur liens and engage in sale/leaseback transactions;

     - make loans and investments;

     - incur indebtedness and contingent obligations;

     - amend or otherwise alter debt instruments and other material agreements;

     - engage in mergers, consolidations, acquisitions and asset sales;

     - engage in transactions with affiliates; and

     - alter its lines of business or accounting methods.

Other debt instruments limit, among other things:

     - the incurrence of additional indebtedness by Arch and its subsidiaries;

     - the payment of dividends and other restricted payments by Arch and its subsidiaries;

     - asset sales;

     - transactions with affiliates;

     - the incurrence of liens; and

     - mergers and consolidations.

     Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the senior credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the senior creditors could proceed against any collateral securing the indebtedness. If the lenders under the senior credit facility or other debt instruments accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the senior credit facility and other debt instruments limit Arch's ability to engage in some types of transactions, Arch may be prohibited from entering into transactions that could be beneficial to Arch.

RISKS RELATED TO PAGENET

     PageNet faces many of the risks that Arch faces. In addition, PageNet is subject to these particular risks:

  PageNet may be required to reduce its operations and/or restructure its obligations under the Bankruptcy Code

     If PageNet is unable to improve its domestic EBITDA, it may not have sufficient cash or borrowing capacity to meet its obligations through the end of the first quarter of 2000. While PageNet is currently exploring various alternatives to ensure that it has sufficient liquidity through the consummation of the merger, there can be no assurance that such efforts will be timely or successful. There also can be no assurance that the merger will be completed or will not be substantially delayed. If PageNet's strategies to obtain additional liquidity are not timely or successful, or the merger is not completed or is delayed, PageNet may be required to reduce the level of its operations and/or commence a proceeding under Chapter 11 of the Bankruptcy Code to restructure its obligations, including its obligations under the

PageNet notes. Such a bankruptcy filing by PageNet would likely have a material impact on PageNet's results of operations and financial position.

 PageNet may not remain in compliance with its financial covenants under its credit facilities

     Although PageNet is currently in compliance with the financial covenants in its U.S. and Canadian debt agreements, if PageNet is unable to improve its domestic EBITDA for the fourth quarter of 1999, it will no longer be in compliance with the interest coverage covenant in its credit facility following the end of the fourth quarter of 1999. In that event, PageNet would seek to obtain a waiver of its noncompliance under the credit agreement. If PageNet is unable to obtain a waiver, the lenders will have various rights, including the right to accelerate all outstanding indebtedness. Such acceleration would cause PageNet to be in default under the cross-default provisions of the PageNet notes.

 PageNet's restructuring may not achieve its objectives

     PageNet has been restructuring its support functions into centralized facilities called "centers of excellence" beginning in 1998. While progress has been made, PageNet's efforts to implement the restructuring have fallen behind schedule. PageNet's original plans called for the conversions to be substantially complete during early 1999. PageNet recently announced the suspension of future conversions after January of 2000, at which time PageNet expects to have converted 100% of its customer units placed in service indirectly, through PageNet's resellers, and approximately 50% of its directly marketed customer units to the centers of excellence. The suspension of future conversions, combined with the impact of the contemplated merger on operations, will make it difficult for PageNet to determine the amount of potential cost savings resulting from the centers of excellence initiative or to realize the full benefits intended to be achieved from the restructuring.

 Downturn in PageNet's units in service may continue

     PageNet had approximately 9,314,000 units in service at September 30, 1999, down from its high of 10,604,000 units in service at June 30, 1998. PageNet has had a net reduction in the number of units in service during each of the five quarters ended September 30, 1999, and the amount of such net reduction has generally increased during each quarter. The net reduction of units in service with subscribers is mainly due to PageNet's continued rationalization of its customer base and intensifying price competition in the market for wireless communications services, and the degree to which broadband services, such as those with short messaging capability built into the units, are being subscribed to in lieu of one-way messaging services, such as those offered by PageNet. The sales and marketing efforts associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the wireless messaging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. The failure to reverse this trend of accelerating customer cancellations could have a material adverse effect on PageNet and, as a result, on the combined company if the merger is consummated.

 PageNet may be delisted from the Nasdaq National Market System and the Chicago Stock Exchange prior to the completion of the merger, resulting in reduced trading liquidity for the shares of its common stock

     PageNet has received a notice from Nasdaq informing it that it would be delisted from the Nasdaq National Market System on December 22, 1999 unless PageNet requests a hearing prior to that time. On December 16, PageNet requested a hearing from Nasdaq, at which time it will request an extension of the time by which it must comply with the minimum listing requirements. If Nasdaq does not allow an extension of time and if PageNet's stock does not close above $5.00 for at least ten consecutive days, then PageNet's stock may be transferred to the Nasdaq SmallCap Market if its stock remains consistently above $1.00 per share, or to over-the-counter trading if its stock trades below $1.00. In addition, PageNet has been notified by the Chicago Stock Exchange that if it is delisted by Nasdaq, the Chicago Stock Exchange intends to enforce its own minimum listing requirements. PageNet does not currently comply with these listing requirements and the Chicago Stock Exchange has indicated that it would not be willing to extend the time for compliance until the completion of the merger.
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

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. These include statements to the effect that Arch or its management or board of directors "believe", "expect", "anticipate", "plan" and similar expressions. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. See "Risk Factors". Arch undertakes no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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

                                   THE MERGER

     Arch and PageNet have agreed to merge on the terms set forth in an agreement and plan of merger dated November 7, 1999. Through the merger, PageNet will become a wholly owned subsidiary of Arch. The merger will be accompanied by a recapitalization of PageNet and Arch resulting from the exchange of debt for common stock in the Arch and PageNet exchange offers.

     The merger agreement provides that:

     - PageNet will merge with a wholly owned subsidiary of Arch. In the merger each share of PageNet common stock, including shares issued to PageNet senior subordinated noteholders in the PageNet exchange offer, will be converted into 0.1247 shares of Arch common stock and Arch expects to issue a total of 89,882,637 shares;

     - Arch will conduct the Arch exchange offer, offering to exchange 66.1318 shares of Arch common stock for each $1,000 principal amount at maturity of its discount notes. If all of the outstanding discount notes are exchanged, Arch will issue a total of 29,651,984 shares of its common stock;

     - All of Arch's outstanding Series C preferred shares are proposed to be converted into a total of 2,104,142 shares of Arch's common stock;

     - PageNet will conduct the PageNet exchange offer, offering to exchange a total of 616,830,757 shares of PageNet common stock and up to 68.9% of the equity interest in Vast Solutions, Inc., an entity which will conduct PageNet's wireless solutions business, for all of PageNet's outstanding 8.875% senior subordinated notes due 2006, 10.125% senior subordinated notes due 2007 and 10% senior subordinated notes due 2008;

     - PageNet will distribute up to 11.6% of the equity interest in Vast Solutions to the holders of PageNet common stock in connection with the merger; and

     - The Arch board of directors, after the merger, will consist of 12 directors. Six directors will be designated by the current Arch directors and three directors will be designated by the current PageNet directors. Each of the three largest holders of PageNet notes being exchanged for shares of PageNet common stock may also designate one director. To the extent any of these three largest holders do not designate directors, the current Arch directors will designate additional directors.

REQUIRED CONSENTS; CONDITIONS

     PageNet has agreed to solicit consents from its bank creditors, holders of its notes to be exchanged in the PageNet exchange offer, and its stockholders to a consensual or "prepackaged" plan of reorganization of PageNet and its subsidiaries under Chapter 11 of the Bankruptcy Code consistent with the terms of the merger agreement. Both PageNet and Arch have agreed to solicit waivers from the holders of notes being exchanged in the Arch and PageNet exchange offers of any existing defaults that can be waived by a majority vote. Holders of Arch notes are required to consent to the waivers of any existing defaults or rescission rights as a condition of tendering notes in the Arch exchange offer. Holders of PageNet notes are required to consent to the prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code and the waivers of any existing defaults as a condition of tendering notes in the PageNet exchange offer.

     Arch and PageNet will also seek approval of amendments to their respective certificates of incorporation in connection with the merger. Each of Arch and PageNet will need to increase the number of shares it is authorized to issue and Arch will need to seek approval for the conversion of the Series C preferred shares into shares of its common stock. Arch and PageNet will also seek approval of amendments to the terms of any notes that are not tendered. See "Proposed Amendments".

     Consummating the exchange offers and the merger is subject to a number of conditions, including:

     - exchange of at least 97.5% of the PageNet notes and at least 97.5% of the Arch notes in the exchange offers, unless PageNet elects to reduce the required minimum percentage of Arch notes to any amount or Arch elects in specified circumstances to reduce such percentage to 67.0% or more;

     - approval by the Arch stockholders;

     - approval by the PageNet stockholders or bankruptcy court approval of the prepackaged plan;

     - receipt of all necessary governmental approvals; and

     - the availability to Arch after the merger of senior credit facilities of at least $1.5 billion.

     PageNet has agreed that it will either file the prepackaged plan as a plan of reorganization under Chapter 11 of the Bankruptcy Code or pay Arch a $40.0 million termination fee if:

     - Arch stockholders have approved the transaction;

     - 97.5% of the Arch notes, or a lower percentage in some circumstances as described above, have been tendered for exchange in the Arch exchange offer;

     - the holders of at least 66 2/3% in principal amount of the PageNet notes that constitute at least a majority in number of all such holders consent to the prepackaged plan;

     - sufficient debt financing has been obtained to fund PageNet's operations until the prepackaged plan is approved; and

     - senior credit facilities of at least $1.5 billion have been obtained or can be obtained through the prepackaged plan.

     Arch or PageNet will be required to pay a $40.0 million termination fee if it seeks to terminate the merger agreement after responding in specified ways to an alternative acquisition proposal or in other specified circumstances.

     The merger is intended to be a tax free reorganization. Arch, PageNet and their stockholders and noteholders should not recognize gain or loss in connection with the merger, except that the distribution and receipt of interests in Vast Solutions, PageNet's wireless solutions business, is expected to be taxable to PageNet and its stockholders and noteholders. The merger will be accounted for as a purchase.

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

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     Arch will accept all discount notes validly tendered and not withdrawn before the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus. Arch will issue 66.1318 shares of common stock in exchange for each $1,000 principal amount of discount notes surrendered pursuant to the exchange offer. All accreted interest on the notes will be transferred with the notes and will not be paid separately. The exchange ratio is calculated solely on the principal amount of the notes at maturity, regardless of how much interest has accreted to date. Calculations of share amounts will be rounded down to the nearest whole share and no fractional shares of common stock will be issued. Discount notes may be tendered only in whole multiples of $1,000, unless you are tendering all of the discount notes that you own.

     As of the date of this prospectus, $448.4 million in aggregate principal amount at maturity of discount notes are outstanding. Only a registered holder of discount notes, or a registered holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining the registered holders of the discount notes entitled to participate in the exchange offer.

     Holders of discount notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. Arch intends to conduct the exchange offer in accordance with the provisions of the merger agreement and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC.

     Holders who tender discount notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of discount notes pursuant to the exchange offer and will be required to pay transfer taxes only as provided in the instructions of the letter of transmittal. Arch will pay all charges and expenses in connection with the exchange offer, other than applicable taxes described below. See "-- Fees and Expenses".

EXPIRATION DATE; EXTENSIONS

     The expiration date will be 11:59 p.m., New York City time, on the twentieth business day after the commencement of the exchange offer, or at a later date which is mutually agreed upon by Arch and PageNet.

CONDITIONS

     Arch's obligation to consummate the exchange offer will be contingent on the valid tender of 97.5% of the outstanding aggregate principal amount of the discount notes in accordance with the terms of the exchange offer. These tenders must be valid and not withdrawn prior to the expiration date of the exchange offer. PageNet may waive the 97.5% tender requirement and lower it to any level at its sole discretion and, at any time after PageNet has met the requirements with respect to its tender, Arch may elect to lower the 97.5% tender requirement to 67.0% at its sole discretion.

     Arch will be deemed to have accepted validly tendered discount notes only when, and if, Arch gives oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of discount notes for the purposes of receiving the common stock from Arch.

     The merger agreement requires that holders of the discount notes who tender in connection with the exchange offer must give their consent to:

     - amend the indenture, if necessary, to permit completion of the merger;

     - amend the indenture to eliminate:

          - all covenants which may be modified or eliminated by a majority vote of the discount notes;

          - any events of default which relate to the non-payment or acceleration of other indebtedness; and

          - any provisions which condition a merger on compliance with any financial criteria.

In addition, each holder will be required to waive any and all existing defaults with respect to the discount notes and any and all rights to rescind their acceptance of the exchange offer after the expiration date. See "Proposed Amendments".

     Regardless of any other term of the exchange offer, Arch will not be required to exchange shares of common stock for any discount notes if it reasonably believes that the exchange offer violates applicable laws, rules or regulations or an applicable interpretation of the staff of the SEC. In that case, Arch may:

     - refuse to accept any discount notes and return all untendered discount notes to their holders; or

     - extend the exchange offer and retain all discount notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those notes described under "-- Withdrawal of Tenders".

PROCEDURES FOR TENDERING

     Only a registered holder of discount notes may tender discount notes in the exchange offer. To tender in the exchange offer, a holder must either:

     - follow DTC's Automated Tender Offer Program Procedures; or

     - do the following:

          - complete, sign and date the letter of transmittal, or a facsimile of the letter;

          - have the signatures guaranteed if required by the letter of transmittal; and

          - mail or otherwise deliver the letter of transmittal or a facsimile of the letter to the exchange agent at the address set forth below under "-- Exchange Agent" for receipt prior to the expiration date.

In addition, either:

     - the exchange agent must receive certificates for the discount notes along with the letter of transmittal; or

     - prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of discount notes, if such procedure is available, into the exchange agent's account at its depositary, DTC, pursuant to the procedure for book-entry transfer described below.

The exchange agent must also receive:

     - a duly executed form of consent and waiver which accompanies the letter of transmittal; and

     - any other documents required by the letter of transmittal.

     A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and Arch in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF DISCOUNT NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR CHOICE AND YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE YOUR DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR DISCOUNT NOTES SHOULD BE SENT TO ARCH. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

     If you are the beneficial owner of discount notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. Holders who intend to tender discount notes through DTC's ATOP procedures need not submit a letter of transmittal. If you are a beneficial owner and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your discount notes, either make appropriate arrangements to register ownership of the discount notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may therefore be impractical.

     Signatures on a letter of transmittal or notice of withdrawal described below under "-- Withdrawal of Tenders" must be guaranteed by an eligible institution, as defined below, unless the discount notes are tendered:

     - by a registered holder who has not completed the box titled "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution, as defined below.

Where signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an eligible institution that is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution as described in Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of the discount notes being tendered, the discount notes must be endorsed or accompanied by a properly completed bond power, signed by a registered holder as the registered holder's name appears on the discount notes.

     If the letter of transmittal or any discount notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate that fact when signing, and should submit evidence satisfactory to Arch of their authority to act in that capacity with the letter of transmittal, unless Arch waives the requirement.

     The exchange agent and the depositary have confirmed that any financial institution that is participant in DTC's system may use DTC's ATOP procedures to tender discount notes. All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered discount notes will be determined by Arch in its sole discretion. Arch's determination will be final and binding. Arch reserves the absolute right to reject any and all discount notes not properly tendered and any discount notes, if Arch's acceptance of those notes would be unlawful in the opinion of Arch's legal counsel. Arch also reserves the right to waive any defects, irregularities or conditions of tender as to particular discount notes. Arch's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of discount notes must be cured by the deadline set by Arch, unless Arch waives them. Although Arch intends to notify holders of defects or irregularities with respect to tenders of discount notes, neither Arch, the exchange agent nor any other person shall incur any liability for failure to give that kind of notification. Tenders of discount notes will not be deemed to have been made until all defects or irregularities have been cured or waived.

     Although Arch has no present plan to acquire any discount notes that are not tendered in the exchange offer, Arch reserves the right in its sole discretion to purchase or make offers for any discount notes that remain outstanding after the expiration date or, as set forth below under "-- Conditions", to terminate the exchange offer and purchase discount notes on the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law. The terms of any such purchases or offers could differ from the terms of the exchange offer.

RETURN OF TENDERED NOTES

     If any tendered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if the discount notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, Arch will return the unaccepted, withdrawn or non-exchanged notes without expense to their holder as promptly as practicable. Discount notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below will be credited to an account maintained by DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish an account with respect to the discount notes at DTC for the purposes of the exchange offer within two days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of discount notes by causing DTC to transfer them into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although a holder may effect delivery of discount notes through book-entry transfer at DTC, it must either follow DTC's ATOP procedures, submit the letter of transmittal or facsimile, with required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent on or before the expiration date or follow the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders whose discount notes are not immediately available or who cannot deliver their discount notes, the letter of transmittal or any other required documentation to the exchange agent before the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution, by facsimile transmission, mail or hand delivery, a properly completed and executed notice of guaranteed delivery substantially in the form provided by Arch;

        - setting forth the name and address of the holder, the certificate number (s) of the discount notes and the principal amount of the discount notes tendered;

        - stating that the tender is being made;

        - guaranteeing that it will deposit with the exchange agent, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or a facsimile, together with the certificate(s) representing discount notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal; and

        - the properly executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered notes in proper form for transfer and all other documentation required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

     Upon the request of the exchange agent, a notice of guaranteed delivery will be sent to all holders who wish to tender their discount notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     You may withdraw tenders of discount notes at any time before 12:00 midnight, on the expiration date, except as otherwise provided below.

     To withdraw a tender of discount notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address as set forth in this prospectus before 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the holder who deposited the notes to be withdrawn;

     - identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes; and

     - be signed by such holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees.

     Arch will determine, in its sole discretion, all questions as to validity, form and eligibility of withdrawal notices including the time of receipt. Arch's determination will be final and binding on all parties. Any withdrawn discount notes will be deemed not to have been validly tendered for purposes of the exchange offer and no shares of common stock will be issued in exchange for them unless the withdrawn discount notes are later validly retendered. Properly withdrawn discount notes may be retendered by following the procedures described above under " -- Procedures for Tendering" at any time before the expiration date.

EXCHANGE AGENT

                    has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for notice of guaranteed delivery, to the exchange agent addressed as follows:

        [Address]

     Delivery of the letter of transmittal to a different address or transmission of instructions to a different facsimile address does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     Arch will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, by telephone or in person by officers and regular employees of Arch and affiliates.

     Arch has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other soliciting acceptances of the exchange offer. Arch, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     The cash expenses to be incurred in connection with the exchange offer will be paid by Arch and are estimated in the aggregate to be approximately $1 million. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

     Arch will pay all transfer taxes, if any, applicable to the exchange of discount notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the discount notes pursuant to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or any exemption from having to pay is not submitted with the letter of transmittal, the amount of the transfer taxes will be directly to the tendering holder.

RESALES OF COMMON STOCK ISSUED IN EXCHANGE FOR NOTES

     Arch common stock issued in exchange for discount notes will generally be freely transferable. However, persons who are deemed to be "affiliates," as defined by Rule 144 under the Securities Act, of Arch when the merger takes place must resell shares of common stock received by them only in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the Securities Act.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of discount notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Risk Factors -- Your tender of notes for common stock may be accepted even though few other noteholders tender their notes".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     See "Material Federal Income Tax Considerations".

ACCOUNTING TREATMENT

     For accounting purposes, Arch will recognize an extraordinary gain on the early extinguishment of debt relating to the discount notes exchanged as part of this transaction.

                              PROPOSED AMENDMENTS

     To tender discount notes for exchange in the exchange offer, you must consent to proposed amendments to the indenture for the discount notes. The proposed amendments constitute a single proposal and a tendering holder must consent to the proposal in its entirety, and may not consent selectively with respect to some of the proposed amendments.

     The proposed amendments will be included in a supplement to the indenture that will be signed by Arch and the trustee on or promptly following Arch's receipt of the required consents. Accordingly, Arch expects to sign the supplemental indenture before the Arch exchange offer expires. The proposed amendments will not take effect, however, until Arch accepts for exchange discount notes issued under the indenture that represent at least the required majority consent.

WHAT IS PROPOSED TO BE ELIMINATED FROM THE NOTES

     The proposed amendments to the indenture would eliminate the following rights of noteholders and other provisions of the discount notes. For summaries of these rights and provisions, see "Description of Discount Notes". The summaries contained in that section are qualified in their entirety by reference to the full terms of the indenture as well as the proposed supplemental indenture, copies of which can be obtained without charge. See "Where You Can Find More Information".

     These proposed amendments may have adverse consequences for you if you do not participate in the Arch exchange offer. See "Risk Factors -- If you do not tender your notes, the notes that you retain may have substantially fewer rights than they currently have".

SECTION OF INDENTURE    WHERE DESCRIBED UNDER "DESCRIPTION OF DISCOUNT NOTES -- RESTRICTIVE COVENANTS"
--------------------    ------------------------------------------------------------------------------
801                     "-- Limitations on Mergers or Sales of Assets"
1005                    "-- Other Covenants"
1006                    "-- Other Covenants"
1007                    "-- Other Covenants"
1008                    "-- Limitations on Debt"
1009                    "-- Limitations on Restricted Payments"
1010                    "-- Limitations on Dividend and Other Payment Restrictions Affecting Restricted
                            Subsidiaries"
1011                    "-- Limitations on Transactions with Affiliates and Related Persons"
1012                    "-- Limitations on Asset Sales"
1013                    "-- Limitations on Issuances and Sale of Capital Stock of Restricted
                            Subsidiaries"
1014                    "-- Other Covenants"
1015                    "-- Purchase of Notes upon a Change of Control"
1017                    "-- Limitations on Liens"
1018                    "-- Unrestricted Subsidiaries"
1021                    "-- Other Covenants"

The proposed amendments would also eliminate the following events of default from Section 501 of the indenture.

                        WHERE DESCRIBED UNDER "DESCRIPTION OF
SECTION OF INDENTURE     DISCOUNT NOTES -- EVENTS OF DEFAULT"
--------------------    -------------------------------------
501(3)                            Paragraph 1
501(5)                            Paragraph 5
501(6)                            Paragraph 6
501(7)                            Paragraph 7
501(8)                            Paragraph 8
501(9)                            Paragraph 8

     The proposed amendments would also eliminate any references in the indenture and the notes to the sections specified above, including any sentences or provisions that refer or give effect exclusively to the sections specified above. The proposed amendments would also eliminate any defined terms in the indenture that are used solely in those deleted sentences, provisions, sections and subsections.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATION

     The following general discussion summarizes certain federal income tax considerations of the exchange offer and summarizes the principal federal income tax considerations of general application that a noteholder should consider in deciding whether to exchange notes for Arch stock pursuant to the exchange offer. This discussion assumes that the noteholder is a citizen or resident of the United States for federal income tax purposes, and holds the notes as capital assets. This discussion does not purport to be a complete analysis of all the potential tax effects that may be relevant to a particular noteholder and does not address the federal income tax consequences relevant to particular categories of noteholders subject to special treatment under the federal income tax laws, such as broker dealers, financial institutions, life insurance companies, tax-exempt entities, and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the laws of any state, locality, or foreign jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended, temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such changes may be retroactively applied in a manner that could adversely affect a noteholder. No rulings have been requested from the Internal Revenue Service concerning any of the matters described in this exchange offer. In some cases, particularly those as to which the discussion below is qualified, there is a risk that the Internal Revenue Service will disagree with the conclusions set forth. EACH NOTEHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE DECISION TO EXCHANGE NOTES FOR ARCH STOCK AS WELL AS THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) APPLICABLE TO IT.

FEDERAL INCOME TAX CONSEQUENCES TO NOTEHOLDERS OF THE EXCHANGE OFFER

  Exchanging Noteholders

     The federal income tax consequences of the exchange offer to an exchanging noteholder will depend upon a number of factors, including whether such exchange transaction constitutes a tax free recapitalization or a taxable transaction and whether the notes held by each noteholder constitute "securities" for federal income tax purposes.

  Qualification as a "Security"

     The issuance of Arch common stock to the noteholders who exchange their notes will constitute an exchange for federal income tax purposes. The federal income tax consequences to these noteholders will depend on whether their notes constitute "securities." The term "security" is not defined in the Internal Revenue Code or applicable regulations and has not been clearly defined by court decisions. The determination of whether an instrument constitutes a "security" for federal income tax purposes is based on all the facts and circumstances. Although the term of the debt is the most significant factor, an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the business, the extent of proprietary interest compared with the similarity of the note to a cash payment, the purpose of the advances and other factors must be considered. In general, a bona fide debt instrument with a term of ten years or more is likely to be classified as a security.

  Qualification as a "Recapitalization"

     In general, if the notes constitute securities, the exchange of such notes for Arch common stock should qualify as a "recapitalization" for federal income tax purposes. In such case, the noteholders will not recognize gain or loss on the receipt of the Arch common stock in satisfaction of their notes. The Arch common stock will have a tax basis equal to the adjusted tax basis of the notes surrendered and will have a holding period that includes the tendering noteholder's holding period for the exchanged notes.

     If the notes do not constitute securities, the exchange of such notes will not qualify as a "recapitalization," and the entire amount of a noteholder's realized gain or loss will be recognized for federal income tax purposes. Generally, the holder of a note will realize gain or loss on the exchange in an amount equal to the difference between the fair market value of the Arch common stock received and the holder's tax basis in the note. In such a case, a noteholder's tax basis in the Arch common stock will be equal to the fair market value of such stock at the time of the exchange. A noteholder's holding period in the Arch common stock received will begin on the day following the exchange.

  Character of Gain or Loss

     Except as discussed under "Market Discount" below, any gain or loss recognized on the exchange will be capital gain or loss, and such gain or loss will be long-term capital gain or loss if such noteholder's holding period for the notes surrendered exceeds one year at the time of the exchange.

  Market Discount

     In general, if a holder recognizes gain upon disposition of a debt instrument, the lesser of (i) such gain, or (ii) the portion of any market discount which accrued on a straight-line basis (or, at the election of the holder, a yield-to-maturity basis) while the instrument was held by such holder, will be treated as ordinary income at the time of the disposition. However, where a debt instrument with accrued market discount, otherwise known as a market discount bond, is exchanged for other property (including stock) in a nonrecognition transaction (including a recapitalization), if the basis of the property received in the exchange, or the exchanged basis property, is determined by reference to the market discount bond, any accrued but previously unrecognized market discount will be treated as ordinary income upon the disposition of the exchanged basis property, provided the exchanged basis property is not also a market discount bond. In the case of a debt instrument issued with original issue discount, such as the notes, market discount generally equals the excess of the adjusted issue price of the debt instrument over the adjusted basis of such instrument in the hands of the holder immediately after its acquisition by the holder.

     A holder may elect to accrue market discount in income currently rather than upon disposition of the instrument (in which case the instrument's basis will be increased by such accrued market discount income). Furthermore, a holder of any debt instrument who acquired it at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the instrument until the market discount is recognized upon a subsequent disposition of the instrument. Such a deferral is not required, however, if the holder elects to include currently accrued market discount in income.

     Market discount on the notes, if any, will generally only apply to a noteholder who purchased such notes after their original issuance. In general, any market discount accrued to a noteholder and not previously taken into income, as noted above, will be included as ordinary income upon a sale or other disposition thereof. However, the exchange of the notes for Arch stock should qualify as a "nonrecognition transaction," and the Arch stock received in the exchange would, therefore, constitute exchanged basis property in the hands of an exchanging noteholder. Thus, to the extent of an exchange of notes for Arch stock, any remaining accrued, unrecognized market discount on the notes would carry over to the Arch stock, and the noteholder would not recognize ordinary income to the extent of such accrued, unrecognized market discount until the noteholder sold or otherwise disposed of the Arch stock. If the exchange does not qualify as a nonrecognition transaction, the noteholder would recognize as ordinary income the lesser of: (1) any gain recognized on the exchange (determined as described above) and (2) any accrued, unrecognized market discount on the notes. Exchanging noteholders should consult their tax advisors concerning the effect of the market discount provisions and the associated elections.

  Nontendering Noteholders

     If a noteholder does not participate in the exchange offer, there will be no change in such noteholder's tax position, assuming the proposed amendments to the indenture do not cause the notes to be considered materially different in kind from the notes in their current form. The proposed amendments will be considered to have caused the notes to be materially different in kind if the proposed amendments constitute a "significant modification" of the notes. Under Treasury Regulations, whether a modification of a debt instrument is significant is determined based on the facts and circumstances. Under these regulations, Arch does not believe that the proposed amendments will be considered a significant modification of the notes. That conclusion, however, is not free from doubt. If the proposed amendments are considered to cause a significant modification of the notes and the notes (either as originally issued or modified) do not constitute "securities" so that the exchange does not qualify as a recapitalization, a nontendering noteholder would recognize gain or loss on the date of the exchange in accordance with the discussion above relating to taxable exchanges. In such a case, a holder would also be required to include in income over the remaining life of the notes the difference between the face value of its notes and the fair market value of such notes on the date of the exchange offer.

FEDERAL INCOME TAX CONSEQUENCES TO ARCH OF THE EXCHANGE OFFER, THE MERGER AND THE PAGENET EXCHANGE OFFER

     While the merger is expected generally to be tax-free to both Arch and PageNet, both companies are expected to incur tax liability resulting from the elimination in the exchange offers of indebtedness in exchange for consideration having a value less than the adjusted issue price of the outstanding debt, and in the case of PageNet, from the distribution of interests in Vast Solutions, which conducts PageNet's wireless solutions business. The exact amount of this tax liability cannot be determined precisely, because it depends on the values of the Arch stock, and the interests in Vast at the time of closing, and on certain other factors. However, under the merger agreement, neither Arch nor PageNet is obligated to complete the merger if the reasonably expected amount of "out-of pocket" tax liability exceeds $25 million. Based on an expected closing of the transactions in June 2000, and on the values currently expected at that time for the Arch stock and the interests in Vast, the companies expect that the tax liability will be less than this amount. In addition, the merger and the exchange offers are expected to result in the elimination of substantially all of the tax benefit of the net operating loss carryforwards and certain tax attributes which would otherwise be available to offset future taxable income of the combined companies.

            UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma financial information gives effect to the PageNet merger and the MobileMedia acquisition, which closed on June 3, 1999, as if such transactions had been consummated on September 30, 1999 in the case of the balance sheet and on January 1, 1998 in the case of the statement of operations and other operating data.

     The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the PageNet merger and the MobileMedia acquisition is excluded from this presentation.

     The pro forma information is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the PageNet merger and the MobileMedia acquisition had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the PageNet merger and the MobileMedia acquisition.

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Service, rental and maintenance revenues....................     $1,731,283           $1,263,448
Product sales...............................................        169,606              115,139
                                                                 ----------           ----------
     Total revenues.........................................      1,900,889            1,378,587
Cost of products sold.......................................       (129,787)             (75,689)
                                                                 ----------           ----------
                                                                  1,771,102            1,302,898
Operating Expenses:
     Service rental and maintenance.........................        394,397              326,092
     Selling................................................        214,588              148,958
     General and administrative.............................        565,770              431,970
     Depreciation and amortization..........................        692,740              499,290
     Restructuring charge...................................         88,700               (2,200)
     Provision for asset impairment.........................             --               17,798
     Bankruptcy and related expenses........................          8,163               14,938
                                                                 ----------           ----------
Operating income (loss).....................................       (193,256)            (133,948)
Interest and other income (expense).........................        (54,429)            (158,311)
                                                                 ----------           ----------
Income (loss) before income tax benefit and extraordinary
  item......................................................       (247,685)            (292,259)
Income tax provision........................................          3,958                  209
                                                                 ----------           ----------
Income (loss) before extraordinary item and cumulative
  effect of accounting change...............................     $ (251,643)          $ (292,468)
                                                                 ==========           ==========
Basic/diluted income (loss) before extraordinary item and
  cumulative effect of accounting change per share..........     $    (1.46)          $    (1.70)
                                                                 ==========           ==========
OTHER OPERATING DATA:
Capital expenditures, excluding acquisitions................     $  477,157           $  283,874
Units in service at end of period (1).......................     17,030,000           16,088,000

                                                                                  SEPTEMBER 30, 1999
                                                                                  ------------------
BALANCE SHEET:
Current assets..............................................                          $  302,655
Total assets................................................                           3,021,816
Long-term debt, less current maturities.....................                           1,782,141
Stockholders' equity........................................                             755,123

---------------
(1) Consolidated units in service is calculated by adding the Arch, PageNet and MobileMedia (for December 31, 1998) amounts less an elimination for intercompany units in service.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the PageNet merger, assuming it had occurred on September 30, 1999 and using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the merger. Income of the combined company will not include income or loss of PageNet prior to the merger. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 present the result of operations of Arch and PageNet assuming the PageNet merger and the MobileMedia acquisition, which closed on June 3, 1999, had been effected on January 1, 1998. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Arch and PageNet including the notes to all sets of financial statements.

     The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the PageNet merger and the MobileMedia acquisition been consummated during the periods indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with PageNet using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                        PRO FORMA ADJUSTMENTS
                                           ARCH          PAGENET       ------------------------     PRO FORMA
                                       (HISTORICAL)    (HISTORICAL)        DR            CR        CONSOLIDATED
                                       ------------    ------------    ----------    ----------    ------------
ASSETS
Current assets:
    Cash and cash equivalents........   $   21,488      $  102,961                                  $  124,449
    Accounts receivable, net.........       57,570          77,253                                     134,823
    Inventories......................       10,163          10,278                                      20,441
    Prepaid expenses and other.......        9,959          12,983                                      22,942
                                        ----------      ----------                                  ----------
         Total current assets........       99,180         203,475                                     302,655
                                        ----------      ----------                                  ----------
    Property and equipment, net......      409,056         783,497                                   1,192,553
    Intangible and other assets......      916,282         533,913        106,537(2)     30,124(2)   1,526,608
                                        ----------      ----------                                  ----------
                                        $1,424,518      $1,520,885                                  $3,021,816
                                        ==========      ==========                                  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
    Current maturities of long-term
      debt...........................   $    3,060      $       --                                  $    3,060
    Accounts payable.................       23,444         109,962                                     133,406
    Accrued expenses.................       51,919          33,800                        5,000(1)      90,719
    Accrued interest.................       31,861          38,585         34,104(2)                    36,342
    Customer deposits and deferred
      revenue........................       41,191          38,338                                      79,529
    Accrued restructuring, current
      portion........................       18,239          12,521                       20,000(2)      50,760
                                        ----------      ----------                                  ----------
         Total current liabilities...      169,714         233,206                                     393,816
                                        ----------      ----------                                  ----------
Long-term debt, less current
  maturities.........................    1,357,743       1,999,320      1,200,000(2)     25,000(2)   1,782,141
                                                                          383,631(1)
                                                                           16,291(12)
Accrued restructuring, non-current
  portion............................           --          12,783                                      12,783
Other long-term liabilities..........       77,953              --                                      77,953
Stockholders' equity (deficit):
    Preferred stock..................            3              --              3(1)                        --
    Common stock.....................          481           1,040          1,040(2)        898(2)       1,720
                                                                                            318(1)
                                                                                             23(12)
                                                                                     ----------
    Additional paid-in capital.......      639,559         134,161        134,161(2)    540,195(2)   1,367,249
                                                                                        178,190(1)
                                                                                          9,305(12)
    Accumulated other comprehensive
      income.........................           --           1,161          1,161(2)                        --
    Accumulated deficit..............     (820,935)       (860,786)                     860,786(2)    (613,846)
                                                                                        200,126(1)
                                                                                          6,963(12)
                                        ----------      ----------                                  ----------
         Total stockholders' equity
           (deficit).................     (180,892)       (724,424)                                    755,123
                                        ----------      ----------                                  ----------
                                        $1,424,518      $1,520,885                                  $3,021,816
                                        ==========      ==========                                  ==========

                        ARCH COMMUNICATIONS GROUP, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           ADJUSTED
                           ARCH        MOBILEMEDIA      PRO FORMA            ARCH         PAGENET        PRO FORMA
                       (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS        PRO FORMA     (HISTORICAL)    ADJUSTMENTS
                       ------------   --------------   ------------      ------------   ------------   -------------
Service, rental and
maintenance
revenues.............  $   403,607       $167,318      $     (3,521)(3)  $   567,404    $    696,566   $        (522)(6)
Product sales........       36,963          9,207                             46,170          68,969
                       -----------       --------      ------------      -----------    ------------   -------------
       Total
         revenues....      440,570        176,525            (3,521)         613,574         765,535            (522)
Cost of products
 sold................      (24,988)        (6,216)                           (31,204)        (43,013)         (1,472)(7)
                       -----------       --------      ------------      -----------    ------------   -------------
                           415,582        170,309            (3,521)         582,370         722,522          (1,994)
Operating expenses:
   Service, rental
     and
     maintenance.....       91,421         44,530            (3,521)(3)      132,430         193,705             (43)(6)
   Selling...........       57,589         23,115                             80,704          70,223          (1,969)(6)
   General and
    administrative...      123,643         51,562                            175,205         260,877          (4,112)(6)
   Depreciation and
     amortization....      222,836         45,237             2,958(4)       282,731         268,171            (216)(6)
                                                             11,700(4)                                        34,290(8)
                                                                                                             (85,686)(7)
   Provision for
     asset
     impairment......           --             --                                 --          17,798
   Restructuring
     charge..........       (2,200)            --                             (2,200)
   Bankruptcy related
     expenses........           --         14,938                             14,938              --
                       -----------       --------      ------------      -----------    ------------   -------------
       Total
         operating
         expenses....      493,289        179,382            11,137          683,808         810,774         (57,736)
                       -----------       --------      ------------      -----------    ------------   -------------
Operating income
 (loss)..............      (77,707)        (9,073)          (14,658)        (101,438)        (88,252)         55,742
   Interest expense,
     net.............      (98,927)       (17,660)           17,660(5)      (115,766)       (109,111)        120,257(9)
                                                            (16,839)(5)                                       (9,553)(10)
   Other income
     (expense).......      (47,596)         1,435                            (46,161)            806           1,217(12)
                       -----------       --------      ------------      -----------    ------------   -------------
Income (loss) before
 income tax benefit
 and extraordinary
 item................     (224,230)       (25,298)          (13,837)        (263,365)       (196,557)        167,663
Provision for income
 taxes...............           --            209                                209              --
                       -----------       --------      ------------      -----------    ------------   -------------
Income (loss) before
 extraordinary item
 and cumulative
 effect of accounting
 change..............  $  (224,230)      $(25,507)     $    (13,837)     $  (263,574)   $   (196,557)  $     167,663
                       ===========       ========      ============      ===========    ============   =============
Basic/diluted income
 (loss) per common
 share before
 extraordinary item
 and cumulative
 effect of accounting
 change..............  $     (9.00)                                      $     (5.52)   $      (1.89)
                       ===========                                       ===========    ============
                                                                                                        (103,960,240)(2)
                                                                                                           2,327,120(12)
Weighted average
 common shares
 outstanding.........   25,088,969                       22,971,813(13)   48,060,782     103,960,240     121,638,763(1)(2)
                       ===========                     ============      ===========    ============   =============


                        PRO FORMA
                       CONSOLIDATED
                       ------------
Service, rental and
maintenance
revenues.............  $  1,263,448
Product sales........       115,139
                       ------------
       Total
         revenues....     1,378,587
Cost of products
 sold................       (75,689)
                       ------------
                          1,302,898
Operating expenses:
   Service, rental
     and
     maintenance.....       326,092
   Selling...........       148,958
   General and
    administrative...       431,970
   Depreciation and
     amortization....       499,290
   Provision for
     asset
     impairment......        17,798
   Restructuring
     charge..........        (2,200)
   Bankruptcy related
     expenses........        14,938
                       ------------
       Total
         operating
         expenses....     1,436,846
                       ------------
Operating income
 (loss)..............      (133,948)
   Interest expense,
     net.............      (112,956)
   Other income
     (expense).......       (45,355)
                       ------------
Income (loss) before
 income tax benefit
 and extraordinary
 item................      (292,259)
Provision for income
 taxes...............           209
                       ------------
Income (loss) before
 extraordinary item
 and cumulative
 effect of accounting
 change..............  $   (292,468)
                       ============
Basic/diluted income
 (loss) per common
 share before
 extraordinary item
 and cumulative
 effect of accounting
 change..............  $      (1.70)
                       ============
Weighted average
 common shares
 outstanding.........   172,026,665
                       ============

                        ARCH COMMUNICATIONS GROUP, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         ADJUSTED
                            ARCH        MOBILEMEDIA      PRO FORMA         ARCH         PAGENET        PRO FORMA
                        (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS      PRO FORMA    (HISTORICAL)    ADJUSTMENTS
                        ------------   --------------   -----------     -----------   ------------   -------------
Service, rental and
maintenance
revenues..............   $  371,154       $423,059      $    (8,454)(3) $   785,759   $    945,524
Product sales.........       42,481         26,622                           69,103        100,503
                         ----------       --------      -----------     -----------   ------------   -------------
       Total
         revenues.....      413,635        449,681           (8,454)        854,862      1,046,027
Cost of products
 sold.................      (29,953)       (22,162)                         (52,115)       (77,672)
                         ----------       --------      -----------     -----------   ------------   -------------
                            383,682        427,519           (8,454)        802,747        968,355
Operating expenses:
   Service, rental and
     maintenance......       80,782        111,589           (8,454)(3)     183,917        210,480
   Selling............       49,132         61,106                          110,238        104,350
   General and
     administrative...      112,181        133,003                          245,184        320,586
   Depreciation and
     amortization.....      221,316        114,903            7,100(4)      371,399        281,259          40,082(8)
                                                             28,080(4)
   Restructuring
     expense..........       14,700             --                           14,700         74,000
   Bankruptcy related
     expenses.........           --          8,163                            8,163             --
                         ----------       --------      -----------     -----------   ------------   -------------
       Total operating
         expenses.....      478,111        428,764           26,726         933,601        990,675          40,082
                         ----------       --------      -----------     -----------   ------------   -------------
Operating income
 (loss)...............      (94,429)        (1,245)         (35,180)       (130,854)       (22,320)        (40,082)
   Interest expense,
     net..............     (104,213)       (53,043)          53,043(5)     (144,626)      (141,692)        156,929(9)
                                                            (40,413)(5)                                    (16,661)(10)
   Gain on sale of
     assets...........           --         94,165                           94,165             --           1,480(12)
   Other expenses.....       (5,689)          (338)                          (6,027)         2,003
                         ----------       --------      -----------     -----------   ------------   -------------
Income (loss) before
 income tax benefit
 and extraordinary
 item.................     (204,331)        39,539          (22,550)       (187,342)      (162,009)        101,666
Provision for income
 taxes................           --          3,958                            3,958             --
                         ----------       --------      -----------     -----------   ------------   -------------
Income (loss) before
 extraordinary item...   $ (204,331)      $ 35,581      $   (22,550)    $  (191,300)  $   (162,009)  $     101,666
                         ==========       ========      ===========     ===========   ============   =============
Basic/diluted income
 (loss) per common
 share before
 extraordinary item...   $   (29.34)                                    $     (4.01)  $      (1.57)
                         ==========                                     ===========   ============
                                                                                                      (103,377,424)(2)
                                                                                                         2,327,120(12)
Weighted average
 common shares
 outstanding..........    6,997,730                      40,988,922(13)  47,986,652    103,377,424     121,638,763(1)(2)
                         ==========                     ===========     ===========   ============   =============


                         PRO FORMA
                        CONSOLIDATED
                        ------------
Service, rental and
maintenance
revenues..............  $  1,731,283
Product sales.........       169,606
                        ------------
       Total
         revenues.....     1,900,889
Cost of products
 sold.................      (129,787)
                        ------------
                           1,771,102
Operating expenses:
   Service, rental and
     maintenance......       394,397
   Selling............       214,588
   General and
     administrative...       565,770
   Depreciation and
     amortization.....       692,740
   Restructuring
     expense..........        88,700
   Bankruptcy related
     expenses.........         8,163
                        ------------
       Total operating
         expenses.....     1,964,358
                        ------------
Operating income
 (loss)...............      (193,256)
   Interest expense,
     net..............      (144,570)
   Gain on sale of
     assets...........        94,165
   Other expenses.....        (4,024)
                        ------------
Income (loss) before
 income tax benefit
 and extraordinary
 item.................      (247,685)
Provision for income
 taxes................         3,958
                        ------------
Income (loss) before
 extraordinary item...  $   (251,643)
                        ============
Basic/diluted income
 (loss) per common
 share before
 extraordinary item...  $      (1.46)
                        ============
Weighted average
 common shares
 outstanding..........   171,952,535
                        ============

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     (1)  To record:

         - the issuance of 29,651,984 shares of Arch common stock valued at $6.02 per share in exchange for $383.6 million (accreted value, representing $448.4 million of principal amount) of Arch discount notes. The value of Arch discount notes used in the preparation of these pro forma financial statements reflect the value of discount notes remaining after giving effect to the October 1999 exchanges of debt for equity. See note 12 to the notes to unaudited pro forma condensed consolidated financial statements. The conversion of the Arch discount notes will result in an extraordinary gain from the early extinguishment of debt of $200.1 million, net of tax; and

         - the conversion of 250,000 shares of Arch convertible preferred stock into 2,104,142 shares of Arch common stock.

     (2)  To record:

         - the issuance of 76,918,795 shares of Arch common stock to the holders of $1.2 billion of PageNet senior subordinated notes;

         - the issuance of 12,963,842 shares of Arch common stock to the stockholders of PageNet. Each outstanding share of PageNet common stock will be converted into 0.1247 shares of Arch common stock;

         - the write-off of $30.1 million of deferred financing costs associated with PageNet's debt facilities; and

         - the excess of purchase price over the assumed fair value of the identifiable assets acquired.

     The historical book value of the tangible and intangible assets of PageNet was assumed to approximate fair value. The excess of purchase prices over the assumed fair value of identifiable assets acquired was calculated as follows (in thousands):

Consideration Exchanged:
     Fair value of shares issued to holders of PageNet
       senior subordinated notes (76,918,795 shares at $6.02
       per share)...........................................  $  463,051
     Fair value of shares issued to PageNet stockholders
       (12,963,842 shares at $6.02 per share)...............      78,042
                                                              ----------
                                                                 541,093
Liabilities Assumed:
     Bank debt..............................................     745,000
     Other long-term debt...................................      54,320
     Accounts payable.......................................     109,962
     Accrued expenses.......................................      33,800
     Accrued interest.......................................       4,481
     Accrued restructuring..................................      25,304
     Customer deposits and deferred revenue.................      38,338
                                                              ----------
Total consideration exchanged...............................   1,552,298
Transaction costs...........................................      25,000
Restructuring reserve.......................................      20,000
                                                              ----------
Total purchase price........................................   1,597,298
Less fair value of tangible and intangible net assets
  acquired..................................................   1,490,761
                                                              ----------
Excess of purchase price over tangible and intangible net
  assets acquired...........................................  $  106,537
                                                              ==========

          (a) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the PageNet merger.

          (b) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of PageNet, such as technical, marketing, finance, and other support functions in accordance with Emerging Issues Task Force Consensus 95-3. These terminations will occur as operations of PageNet are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the two companies. The analysis is expected to be finalized after consummation of the PageNet acquisition and may result in additional amounts to be reserved.

     (3)  To eliminate revenues and expenses between Arch and MobileMedia

     (4) To record amortization on the excess of purchase price over the tangible and intangible assets in the MobileMedia acquisition on a straight-line basis in the amount of $7.1 million for the year ended December 31, 1998 and $3.0 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition. The amortization relates to $400.7 million assumed fair value of intangible assets, consisting primarily of customer lists with an assumed fair value of $239.7 million and FCC licenses with an assumed fair value of $143.0 million. The MobileMedia historical amortization was adjusted by $28.1 million for the year ended December 31, 1998 and by $11.7 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition, to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life and to conform MobileMedia's 3 year estimated useful life for acquired customer lists to Arch's 5 year estimated useful life.

     (5) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of its insolvency proceedings and to record the interest associated with Arch's additional borrowings to finance the MobileMedia acquisition. Interest was calculated using an 11% rate on $181.0 million of bank borrowings and a 14.75% rate on $139.0 million senior discount notes.

     (6) To remove the nine month period ended September 30, 1999 operating results of Vast Solutions, which will be spun off as part of the overall transaction involving Arch and PageNet. The operating results of Vast Solutions for 1998 were not material to PageNet's consolidated results for 1998.

     (7) To adjust PageNet's 1999 cost of sales and depreciation to be consistent with Arch's Pager useful life of three years per unit.

     (8) To record amortization of the excess of purchase price over the tangible and intangible assets in the PageNet acquisition on a straight-line basis in the amount of $10.7 million for the year ended December 31, 1998 and $8.0 million for the nine month period ended September 30, 1999. The actual amortization recorded after consummation of the PageNet transaction may differ from these amounts due to the full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to $454.9 million assumed fair value of intangible assets consisting primarily of FCC licenses with an assumed fair value of $429.3 million and goodwill with an assumed fair value of $25.6 million. PageNet's historical amortization was adjusted by $29.4 million for the year ended December 31, 1998 and by $26.3 million for the nine month period September 30, 1999 to conform PageNet's 40 year estimated useful life of FCC licenses and goodwill to Arch's 10 year estimated useful life.

     (9) To remove the interest expense associated with PageNet's senior subordinated notes and Arch's discount notes which will be converted into common stock as part of the PageNet transaction as well as the amortization of PageNet's deferred financing costs which are included in interest expense.

     (10) To record additional interest expense on pro forma consolidated bank debt. Interest was calculated assuming a 10% interest rate on the average bank debt outstanding for the year ended December 31, 1998 and the nine month period ended September 30, 1999. Additional interest expense on bank borrowings would be as follows if interest rates were to increase or decrease by 1/8 of a percent (in thousands):

                                                                    ASSUMED INTEREST EXPENSE
                                                             ---------------------------------------
                                                                YEAR ENDED        NINE MONTHS ENDED
              ASSUMED CHANGE IN INTEREST RATE                DECEMBER 31, 1998    SEPTEMBER 30, 1999
              -------------------------------                -----------------    ------------------
Increase of  1/8%..........................................       $17,640              $10,562
Decrease of  1/8%..........................................        15,681                8,544

     (11) The pro forma financial statements assume 100% conversion of Arch's $383.6 million (accreted value) discount notes. The following table illustrates the impact on Arch's pro forma financial statements in the event that no discount noteholder or only 50% of discount noteholders elect(s) to convert their discount notes into Arch common stock (in thousands, except per share amounts):

                                                                ASSUMING         ASSUMING
                                                                   0%               50%
                                                              DISCOUNT NOTE    DISCOUNT NOTE
                                                               CONVERSION       CONVERSION
                                                              -------------    -------------
Total long-term debt, less current maturities...............   $2,165,772       $1,973,957
Stockholders' equity........................................      376,491          565,807
Interest expense, net:
  Year ended December 31, 1998..............................     (180,064)        (162,317)
  Nine Months ended September 30, 1999......................     (142,156)        (127,556)
Income (loss) before extraordinary item and cumulative
  effect of accounting change:
  Year ended December 31, 1998..............................     (287,137)        (269,390)
  Nine Months ended September 30, 1999......................     (321,668)        (307,068)
Basic/diluted income (loss) per common share before
  extraordinary item and cumulative effect of accounting
  change:
  Year ended December 31, 1998..............................   $    (2.02)      $    (1.71)
  Nine Months ended September 30, 1999......................   $    (2.26)      $    (1.95)

     (12) To record the issuance of 2,327,120 shares of common stock relating to Arch's October 1999 senior discount note transaction and to adjust related interest expense for the debt converted for the year ended December 31, 1998 and the nine month period ended September 30, 1999. In October 1999, Arch completed transactions with two senior discount noteholders in which Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of discount notes. The conversion of the discount notes resulted in a gain from the early extinguishment of debt of $7.0 million.

     (13) To record issuance of Arch common stock in conjunction with the MobileMedia acquisition.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

     The following table sets forth selected historical consolidated financial and operating data of Arch for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the five years ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. The selected financial and operating data as of December 31, 1995, 1996, 1997 and 1998 and for each of the four years ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data for the year ended December 31, 1994 has been derived from the audited financial statements for the year ended August 31, 1994, the four month period ended December 31, 1994 and the unaudited financial statements for the four month period ended December 31, 1993. The selected financial and operating data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's consolidated financial statements and notes set forth below.

     During 1994, Arch changed its fiscal year end from August 31 to December
31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include in the following table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

     In the following table, equity in loss of affiliate represents Arch's share of net losses of USA Mobile Communications Holdings, Inc. for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995 and Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     The extraordinary item is an extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

     Adjusted EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless communications companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the wireless communications industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, make investments, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

     Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the wireless communications industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                              FOUR MONTHS
                                                 ENDED
                            YEAR ENDED        DECEMBER 31,                          YEAR ENDED DECEMBER 31,
                            AUGUST 31,   ----------------------   ------------------------------------------------------------
                               1994         1993         1994       1994        1995         1996         1997         1998
                            ----------   -----------   --------   --------   ----------   ----------   ----------   ----------
                                              (UNAUDITED)                            (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
DATA:
Service, rental and
  maintenance revenues....   $ 55,139     $ 16,457     $ 22,847   $ 61,529   $  138,466   $  291,399   $  351,944   $  371,154
Product sales.............     12,108        2,912        5,178     14,374       24,132       39,971       44,897       42,481
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Total revenues............     67,247       19,369       28,025     75,903      162,598      331,370      396,841      413,635
Cost of products sold.....    (10,124)      (2,027)      (4,690)   (12,787)     (20,789)     (27,469)     (29,158)     (29,953)
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
                               57,123       17,342       23,335     63,116      141,809      303,901      367,683      383,682
Operating expenses:
  Service, rental and
    maintenance...........     13,123        3,959        5,231     14,395       29,673       64,957       79,836       80,782
  Selling.................     10,243        3,058        4,338     11,523       24,502       46,962       51,474       49,132
  General and
    Administrative........     17,717        5,510        7,022     19,229       40,448       86,181      106,041      112,181
  Depreciation and
    Amortization..........     16,997        5,549        6,873     18,321       60,205      191,871      232,347      221,316
  Restructuring charge....         --           --           --         --           --           --           --       14,700
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Operating income (loss)...       (957)        (734)        (129)      (352)     (13,019)     (86,070)    (102,015)     (94,429)
Interest and non-operating
  Expenses, net...........     (4,112)      (1,132)      (1,993)    (4,973)     (22,522)     (75,927)     (97,159)    (104,213)
Equity in loss of
  affiliate...............         --           --           --         --       (3,977)      (1,968)      (3,872)      (5,689)
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Income (loss) before
  income tax benefit,
  extraordinary item and
  accounting change.......     (5,069)      (1,866)      (2,122)    (5,325)     (39,518)    (163,965)    (203,046)    (204,331)
Income tax benefit........         --           --           --         --        4,600       51,207       21,172           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Income (loss) before
  extraordinary item and
  accounting change.......     (5,069)      (1,866)      (2,122)    (5,325)     (34,918)    (112,758)    (181,874)    (204,331)
Extraordinary item........         --           --       (1,137)    (1,137)      (1,684)      (1,904)          --       (1,720)
Cumulative effect of
  accounting change.......         --           --           --         --           --           --           --           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Net income (loss).........   $ (5,069)    $ (1,866)    $ (3,259)  $ (6,462)  $  (36,602)  $ (114,662)  $ (181,874)  $ (206,051)
                             ========     ========     ========   ========   ==========   ==========   ==========   ==========
Basic/diluted income
  (loss) per common share
  before extraordinary
  item and accounting
  change..................   $  (2.13)    $  (0.78)    $  (0.89)  $  (2.23)  $    (7.79)  $   (16.59)  $   (26.31)  $   (29.34)
Extraordinary item per
  basic/diluted common
  share...................         --           --        (0.47)     (0.47)       (0.37)       (0.27)          --        (0.24)
Cumulative effect of
  accounting change per
  basic/diluted common
  share...................         --           --           --         --           --           --           --           --
                             --------     --------     --------   --------   ----------   ----------   ----------   ----------
Basic/diluted net income
  (loss) per common
  share...................   $  (2.13)    $  (0.78)    $  (1.35)  $  (2.70)  $    (8.16)  $   (16.86)  $   (26.31)  $   (29.88)
                             ========     ========     ========   ========   ==========   ==========   ==========   ==========
OTHER OPERATING DATA:
Adjusted EBITDA...........   $ 16,040     $  4,815     $  6,744   $ 17,969   $   47,186   $  105,801   $  130,332   $  141,587
Adjusted EBITDA margin....         28%          28%          29%        28%          33%          35%          35%          37%
Capital expenditures,
  excluding
  acquisitions............   $ 25,657     $  7,486     $ 15,279   $ 33,450   $   60,468   $  165,206   $  102,769   $  113,184
Cash flows provided by
  operating activities....   $ 14,781     $  5,306     $  4,680   $ 14,155   $   14,749   $   37,802   $   63,590   $   81,105
Cash flows used in
  investing activities....   $(28,982)    $ (7,486)    $(34,364)  $(55,860)  $ (192,549)  $ (490,626)  $ (102,769)  $  (82,868)
Cash flows provided by
  (used in) financing
  activities..............   $ 14,636     $ 11,290     $ 26,108   $ 29,454   $  179,092   $  452,678   $   39,010   $       68
Units in service at end of
  period..................    410,000      288,000      538,000    538,000    2,006,000    3,295,000    3,890,000    4,276,000

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,
                            -----------------------
                               1998         1999
                            ----------   ----------
                                  (UNAUDITED)
STATEMENTS OF OPERATIONS
DATA:
Service, rental and
  maintenance revenues....  $  277,826   $  403,607
Product sales.............      31,811       36,963
                            ----------   ----------
Total revenues............     309,637      440,570
Cost of products sold.....     (21,863)     (24,988)
                            ----------   ----------
                               287,774      415,582
Operating expenses:
  Service, rental and
    maintenance...........      60,812       91,421
  Selling.................      36,902       57,589
  General and
    Administrative........      84,527      123,643
  Depreciation and
    Amortization..........     164,990      222,836
  Restructuring charge....      14,700       (2,200)
                            ----------   ----------
Operating income (loss)...     (74,157)     (77,707)
Interest and non-operating
  Expenses, net...........     (78,334)    (143,323)
Equity in loss of
  affiliate...............      (2,219)      (3,200)
                            ----------   ----------
Income (loss) before
  income tax benefit,
  extraordinary item and
  accounting change.......    (154,710)    (224,230)
Income tax benefit........          --           --
                            ----------   ----------
Income (loss) before
  extraordinary item and
  accounting change.......    (154,710)    (224,230)
Extraordinary item........      (1,720)          --
Cumulative effect of
  accounting change.......          --       (3,361)
                            ----------   ----------
Net income (loss).........  $ (156,430)  $ (227,591)
                            ==========   ==========
Basic/diluted income
  (loss) per common share
  before extraordinary
  item and accounting
  change..................  $   (22.20)  $    (9.00)
Extraordinary item per
  basic/diluted common
  share...................       (0.25)          --
Cumulative effect of
  accounting change per
  basic/diluted common
  share...................          --        (0.13)
                            ----------   ----------
Basic/diluted net income
  (loss) per common
  share...................  $   (22.45)  $    (9.13)
                            ==========   ==========
OTHER OPERATING DATA:
Adjusted EBITDA...........  $  105,533   $  142,929
Adjusted EBITDA margin....          37%          34%
Capital expenditures,
  excluding
  acquisitions............  $   85,785   $   83,186
Cash flows provided by
  operating activities....  $   61,276   $   76,422
Cash flows used in
  investing activities....  $  (55,646)  $ (598,869)
Cash flows provided by
  (used in) financing
  activities..............  $   (2,387)  $  542,302
Units in service at end of
  period..................   4,211,000    7,024,000

                                       AS OF
                                     AUGUST 31,                      AS OF DECEMBER 31,
                                     ----------   ---------------------------------------------------------   AS OF SEPTEMBER 30,
                                        1994        1994      1995        1996         1997         1998             1999
                                     ----------   --------   -------   ----------   ----------   ----------   -------------------
BALANCE SHEET DATA:                                                                                               (UNAUDITED)
Current assets.....................    $6,751     $  8,483   $33,671   $   43,611   $   51,025   $   50,712       $   99,180
Total assets.......................    76,255      117,858   785,376    1,146,756    1,020,720      904,285        1,424,518
Long-term debt, less current
  maturities.......................    67,328       93,420   457,044      918,150      968,896    1,003,499        1,357,743
Redeemable preferred stock.........        --           --     3,376        3,712           --           --               --
Stockholders' equity (deficit).....    (3,304)       9,368   246,884      147,851      (33,255)    (213,463)        (180,892)

     The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                                      FOUR MONTHS
                                        AS OF            ENDED
                                      AUGUST 31,     DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                      ----------   -----------------   --------------------------------------------------------
                                         1994       1993      1994      1994       1995         1996        1997        1998
                                      ----------   -------   -------   -------   ---------   ----------   ---------   ---------
                                                                                 (DOLLARS IN THOUSANDS)
Net income (loss)...................   $(5,069)    $(1,866)  $(3,259)  $(6,462)  $(36,602)   $(114,662)   $(181,874)  $(206,051)
Interest and non-operating expenses,
  net...............................     4,112       1,132     1,993     4,973     22,522       75,927       97,159     104,213
Income tax benefit..................        --          --        --        --     (4,600)     (51,207)     (21,172)         --
Depreciation and amortization.......    16,997       5,549     6,873    18,321     60,205      191,871      232,347     221,316
Restructuring charge................        --          --        --        --         --           --           --      14,700
Equity in loss of affiliate.........        --          --        --        --      3,977        1,968        3,872       5,689
Extraordinary Item..................        --          --     1,137     1,137      1,684        1,904           --       1,720
Cumulative effect of accounting
  charge............................        --          --        --        --         --           --           --          --
                                       -------     -------   -------   -------   --------    ---------    ---------   ---------
Adjusted EBITDA.....................   $16,040     $ 4,815   $ 6,744   $17,969   $ 47,186    $ 105,801    $ 130,332   $ 141,587
                                       =======     =======   =======   =======   ========    =========    =========   =========

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,
                                      ---------------------
                                        1998        1999
                                      ---------   ---------

Net income (loss)...................  $(156,430)  $(227,591)
Interest and non-operating expenses,
  net...............................     78,334     143,323
Income tax benefit..................         --          --
Depreciation and amortization.......    164,990     222,836
Restructuring charge................     14,700      (2,200)
Equity in loss of affiliate.........      2,219       3,200
Extraordinary Item..................      1,720          --
Cumulative effect of accounting
  charge............................         --       3,361
                                      ---------   ---------
Adjusted EBITDA.....................  $ 105,533   $ 142,929
                                      =========   =========

                  ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     You should read the following discussion and analysis in conjunction with Arch's consolidated financial statements and notes. This discussion and analysis addresses Arch both before and after its acquisition of MobileMedia. For MobileMedia's previous operations under separate ownership and management, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Arch derives most of its revenues from fixed monthly or other periodic fees charged to subscribers for wireless communications services. Such fees are not dependent on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

     - an increase in the number of reseller customers who purchase airtime at wholesale rates; and

     - an increase in the number of subscriber owned and reseller owned units for which Arch receives no recurring equipment revenue.

     The reduction in average revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over this period. Furthermore, recent data indicates that the rate of decline in revenue per customer has slowed.

     Arch has achieved significant growth in units in service, revenues and adjusted EBITDA through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew from 2.0 million to 4.3 million units. The MobileMedia acquisition added another 2.8 million units on June 3, 1999. Arch's total revenues increased from $331.4 million in the year ended December 31, 1996 to $396.8 million in the year ended December 31, 1997, to $413.6 million in the year ended December 31, 1998 and $440.6 million in the nine months ended September 30, 1999. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per unit operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $114.7 million in the year ended December 31, 1996, $181.9 million in the year ended December 31, 1997, $206.1 million in the year ended December 31, 1998 and $227.6 million in the nine months ended September 30, 1999, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch's adjusted EBITDA from $105.8 million in the year ended December 31, 1996 to $130.3 million in the year ended December 31, 1997 to $141.6 million in the year ended December 31, 1998 and to $190.6 million on an annualized basis in the nine months ended September 30, 1999.

     EBITDA is a commonly used measure of financial performance in the wireless communications industry. Adjusted EBITDA is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the financial covenants under their debt agreements. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its adjusted EBITDA, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and messaging system equipment, construction and expansion of messaging systems, and possible acquisitions. Adjusted EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other wireless communications companies. Amounts reflected as adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

DIVISIONAL REORGANIZATION

     To reduce redundancy and take advantage of various operating efficiencies, Arch is reorganizing its operating divisions over a period which was originally expected to take 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into existing operating divisions, and is in the process of consolidating regional administrative support functions, such as customer service, collections, inventory and billing. Upon completion of the MobileMedia acquisition, Arch management reviewed the timing and implementation of the divisional reorganization. After reviewing the divisional reorganization plan within the context of the combined company integration plan which was approved by Arch in the third quarter of 1999, management decided that significant changes needed to be made. Arch anticipates that the impact of the MobileMedia acquisition will extend the timing for making cash outlays under the divisional reorganization plan to December 31, 2000.

     In connection with the divisional reorganization as initially implemented, Arch (1) anticipated a net reduction of approximately 10% of its workforce, (2) closed certain office locations and redeployed other real estate assets and (3) recorded a restructuring charge of $14.7 million during 1998. The restructuring charge consisted of approximately $9.7 million for employee severance, $3.5 million for lease obligations and terminations and $1.5 million of other costs. The severance costs and lease obligations require cash outlays throughout the restructuring period. Arch is funding these cash outlays from operations and its secured credit facility. The divisional reorganization has recently been reevaluated in light of the MobileMedia merger. In the quarter ended September 30, 1999 Arch identified more facilities and network leases that will not be utilized following the merger integration, resulting in an additional charge of $2.6 million. This charge was more than offset by reductions to previously provided severance and other costs of $4.8 million. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully.

RESULTS OF OPERATIONS

     The following table presents selected items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated. Net revenues are total revenues less cost of products sold. MobileMedia's results are reflected in Arch's results beginning on June 3, 1999.

                                             YEAR ENDED                      NINE MONTHS
                                            DECEMBER 31,                 ENDED SEPTEMBER 30,
                                 ----------------------------------    -----------------------
                                   1996         1997         1998        1998          1999
                                 ---------    ---------    --------    ---------    ----------
Total revenues.................      109.0%       107.9%      107.8%       107.6%        106.0%
Cost of products sold..........       (9.0)        (7.9)       (7.8)        (7.6)         (6.0)
                                 ---------    ---------    --------    ---------    ----------
Net revenues...................      100.0        100.0       100.0        100.0         100.0
Operating expenses:
Service, rental and
  maintenance..................       21.4         21.7        21.1         21.1          22.0
Selling........................       15.4         14.0        12.8         12.8          13.8
General and administrative.....       28.4         28.8        29.2         29.4          29.8
Depreciation and
  amortization.................       63.1         63.2        57.7         57.3          53.6
Restructuring charge...........         --           --         3.8          5.1          (0.5)
                                 ---------    ---------    --------    ---------    ----------
Operating income (loss)........      (28.3)%      (27.7)%     (24.6)%      (25.7)%       (18.7)%
                                 =========    =========    ========    =========    ==========
Net income (loss)..............      (37.7)%      (49.5)%     (53.7)%      (54.4)%       (54.8)%
                                 =========    =========    ========    =========    ==========
Arch adjusted EBITDA...........       34.8%        35.4%       36.9%        36.7%         34.4%
                                 =========    =========    ========    =========    ==========
Cash flows provided by
  operating activities.........  $  37,802    $  63,590    $ 81,105    $  61,276    $   76,422
Cash flows used in investing
  activities...................  $(490,626)   $(102,769)   $(82,868)   $ (55,646)   $ (598,869)
Cash flows provided by (used
  for) financing activities....  $ 452,678    $  39,010    $     68    $  (2,387)   $  542,302
Annual service, rental and
  maintenance expenses per
  unit.........................  $      25    $      22    $     20    $      20    $       22

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

     Total revenues increased to $440.6 million, a 42.3% increase, in the nine months ended September 30, 1999, from $309.6 million in the nine months ended September 30, 1998. Net revenues (total revenues less cost of products sold) increased to $415.6 million, a 44.4% increase, in the nine months ended September 30, 1999, from $287.8 million in the nine months ended September 30, 1998. Total revenues and net revenues in the 1999 period increased primarily due to the MobileMedia merger, which took place on June 3, 1999. The acquisition of MobileMedia added approximately 2.8 million units in service while units in service otherwise decreased by 14.0 thousand. Total revenues and net revenues were also adversely affected by a general slowing of paging industry growth, compared to prior years. Although industry sources estimate that the number of paging units in service grew at an annual rate of approximately 25% between 1992 and 1997, growth in basic paging services has slowed considerably since 1997. Revenues were also adversely affected by:

     - Arch's decision in the fourth quarter of 1998, in anticipation of the MobileMedia merger, not to replace normal attrition among direct sales personnel;

     - the reduced effectiveness of the reseller channel of distribution; and

     - reduced sales through Arch's company owned stores.

     Arch expects revenue to continue to be adversely affected in 1999 and 2000 due to these factors. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of units, increased to $403.6 million, a 45.3% increase, in the nine months ended September 30, 1999 from $277.8 million in the nine months ended September 30, 1998. These increases in revenues were due primarily to the acquisition of MobileMedia on June 3, 1999. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the nine months ended September 30, 1999 and 1998. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, increased to $12.0 million, a 20.4% increase, in the nine months ended September 30, 1999, from $9.9 million in the nine months ended September 30, 1998, as a result of the MobileMedia acquisition.

     Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, were $91.4 million, 22.0% of net revenues, in the nine months ended September 30, 1999, compared to $60.8 million, 21.1% of net revenues, in the nine months ended September 30, 1998. The increases in the nine month periods were due primarily to increased expenses associated with the provision of wireless communications services to a greater number of units. Annualized service, rental and maintenance expenses per unit increased to $22 in the nine months ended September 30, 1999, from $20 in the corresponding 1998 period. This increase was due primarily to the increase in paging systems and associated expenses as a result of the MobileMedia merger. However, the per unit costs should decrease in the future if expected synergies are achieved and as existing systems become more populated through the addition of new units and the fixed costs of operating these systems are spread over a greater unit base.

     Selling expenses were $57.6 million, 13.8% of net revenues, in the nine months ended September 30, 1999 compared to $36.9 million, 12.8% of net revenues, in the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to increased headcount and the increase as a percentage of net revenues was primarily due to redundant headcount as a result of the MobileMedia merger.

     General and administrative expenses increased to $123.6 million, 29.8% of net revenues, in the nine months ended September 30, 1999 from $84.5 million, 29.4% of net revenues, in the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to increased headcount, administrative and facility costs and the increase as a percentage of net revenues was primarily due to the redundant headcount, administrative and facility costs associated with MobileMedia.

     Depreciation and amortization expenses increased to $222.8 million in the nine months ended September 30, 1999 from $165.0 million in the nine months ended September 30, 1998. These expenses principally reflect the acquisition of MobileMedia, as well as Arch's acquisitions in prior periods, accounted for as purchases, and investment in wireless communication units and other system expansion equipment to support growth. Additionally, depreciation expense for the nine months ended September 30, 1999 included the write-off of approximately $7.1 million of costs associated with the development of an integrated billing and management system. Arch decided to discontinue development efforts due to the capabilities of the system acquired in conjunction with the MobileMedia merger.

     Operating losses were $77.7 million in the nine months ended September 30, 1999 compared to $74.2 million in the nine months ended September 30, 1998, as a result of the factors outlined above.

     Net interest expense increased to $98.9 million in the nine months ended September 30, 1999 from $76.7 million in the nine months ended September 30, 1998. The increase was principally attributable to an increase in Arch's outstanding debt. Interest expense for the nine months ended September 30, 1999 and 1998 included approximately $30.4 million and $27.4 million, respectively, of non-cash interest accretion on the discount notes under which semi-annual interest payments commence on September 15, 2001.

     Other expense increased to $44.4 million in the nine months ended September 30, 1999 from $1.7 million in the nine months ended September 30, 1998. In the nine months ended September 30, 1999, other expense includes $6.5 million representing the write-off of Arch's investment in CONXUS Communications, Inc. and $35.8 million associated with the arrangements made among Arch, Benbow and

Benbow's controlling stockholder in June 1999. CONXUS, which holds rights to a 50 KHz outbound/ 50 KHz inbound 2-way messaging license throughout the United States, filed for bankruptcy protection in May 1999. See note (b) to the notes to consolidated condensed financial statements for the quarter ended September 30, 1999.

     In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     On January 1, 1999, Arch adopted SOP 98-5. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years.

     Net loss increased to $227.6 million in the nine months ended September 30, 1999 from $156.4 million in the nine months ended September 30, 1998, as a result of the factors outlined above.

  Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

     Total revenues increased to $413.6 million, a 4.2% increase, in 1998 from $396.8 million in 1997 as the number of units in service increased from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Net revenues increased to $383.7 million, a 4.4% increase, in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Revenues were also adversely affected in the fourth quarter of 1998 by:

     - Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel;

     - the reduced effectiveness of Arch's reseller channel of distribution; and

     - reduced sales through Arch-operated retail stores.

     Service, rental and maintenance revenues increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, as a result of a decline in the average revenue per unit sold.

     Service, rental and maintenance expenses, increased to $80.8 million, 21.1% of net revenues, in 1998 from $79.8 million, 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. Annualized service, rental and maintenance expenses per subscriber were $20 in 1998 compared to $22 in 1997.

     Selling expenses decreased to $49.1 million, 12.8% of net revenues, in 1998 from $51.5 million, 14.0% of net revenues, in 1997. The decrease was due primarily to a decrease in the number of net new units in service and to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new units in service resulting from internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affected revenues.

     General and administrative expenses increased to $112.2 million, 29.2% of net revenues, in 1998, from $106.0 million, 28.8% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

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

     Depreciation and amortization expenses decreased to $221.3 million in 1998 from $232.3 million in 1997. These expenses principally reflected Arch's acquisitions in prior periods accounted for as purchases. They also reflected investment in units and other system expansion equipment to support growth.

     Operating losses were $94.4 million in 1998 compared to $102.0 million in 1997, as a result of the factors outlined above.

     Net interest expense increased to $104.2 million in 1998 from $97.2 million in 1997. The increase was principally attributable to an increase in Arch's outstanding debt. Interest expense for 1998 included approximately $37.0 million of interest which accretes on Arch's 10 7/8% senior discount notes even though the cash payment of the interest is deferred. Interest expense for 1997 included approximately $33.3 million of accretion on these notes.

     Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred after the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31, 1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's consolidated financial statements.

     In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

     Net loss increased to $206.1 million in 1998 from $181.9 million in 1997, as a result of the factors outlined above.

  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

     Total revenues increased $65.5 million, or 19.8%, to $396.8 million in 1997 from $331.4 million in 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in 1997 from $291.4 million in 1996. These increases in revenues were due primarily to the increase in the number of units in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in 1997 from $12.5 million in 1996 as a result of a greater number of unit sales.

     Service, rental and maintenance expenses increased to $79.8 million, 21.7% of net revenues, in 1997 from $65.0 million, 21.4% of net revenues, in 1996. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. Annual service, rental and maintenance expenses per subscriber decreased to $22 in 1997 from $25 in 1996.

     Selling expenses increased to $51.5 million, 14.0% of net revenues, in 1997 from $47.0 million, 15.4% of net revenues, in 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new unit in service increased to $87 in 1997 from $58 in 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new units put into service.

     General and administrative expenses increased to $106.0 million, 28.8% of net revenues, in 1997 from $86.2 million, 28.4% of net revenues, in 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more units in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's national services division.

     Depreciation and amortization expenses increased to $232.3 million, 63.2% of net revenues, in 1997 from $191.9 million, 63.1% of net revenues, in 1996. These expenses reflect Arch's acquisitions, accounted for as purchases, and continued investment in units and other system expansion equipment to support continued growth.

     Operating loss increased to $102.0 million in 1997 from $86.1 million in 1996 as a result of the factors outlined above.

     Net interest expense increased to $97.2 million in 1997 from $75.9 million in 1996. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense included approximately $33.0 million in 1997 and $24.0 million in 1996, of non-cash interest accretion on Arch's 10 7/8% senior discount notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's consolidated financial statements.

     Arch recognized income tax benefits of $21.2 million in 1997 and $51.2 million in 1996, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

     During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

     Net loss increased to $181.9 million in 1997 from $114.7 million in 1996 as a result of the factors outlined above. Included in the net loss were charges of $3.9 million for 1997 and $2.0 million for 1996, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for subscriber equipment and network system equipment, to service debt and to finance acquisitions.

  Capital Expenditures and Commitments

     Excluding acquisitions of wireless messaging businesses, Arch's capital expenditures were $165.2 million in 1996, $102.8 million in 1997 and $113.2 million in 1998. Arch's capital expenditures decreased from $85.8 million in the nine months ended September 30, 1998 to $83.2 million in the nine months ended September 30, 1999. To date, Arch generally has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt. Arch believes that it will have sufficient cash available from operations and credit facilities to fund its capital expenditures for the remainder of 1999 and 2000.

     Arch's 1999 capital expenditures primarily involved the purchase of wireless messaging units, system equipment and transmission equipment, information systems, advances to Benbow, as described below, and capitalized financing costs.

     Arch estimates the amount of capital that will be required to fund capital expenditures by the combined company for 2000 will be approximately $267 million. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for a nationwide network of narrowband personal communications services, which are commonly referred to as N-PCS. However, the actual amount of capital to be required by the combined company will depend upon a number of factors. These include subscriber growth, the type of products and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, and acquisition strategies and opportunities. Arch believes it will have sufficient cash available from operations and from borrowings under the secured credit facility to fund anticipated capital expenditures of the combined company for 2000.

     Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. Benbow holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Arch was formerly obligated to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system unless funds were available to Benbow from other sources. This obligation was subject to the approval of Arch's designee on Benbow's board of directors. As of March 31, 1999, Arch had advanced approximately $23.7 million to Benbow. In June 1999, Arch, Benbow and Benbow's controlling stockholder agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated;

     - Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system;

     - Arch will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow;

     - the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of the controlling stockholder's Benbow shares to Arch;

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval; and

     - Arch will pay the controlling stockholder, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001).

     As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. The closing of the transaction will not affect the funding obligations of Arch in connection with Benbow's acquisition of Page Call in June 1998 described below.

  Other Commitments and Contingencies

     Interest payments on the $448.4 million principal amount at maturity of Arch's discount notes commence September 15, 2001. Unless all of the discount notes are tendered in the exchange offer, Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch's discount notes now outstanding, and assuming that no notes are tendered, such interest payments will equal a maximum of $24.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the discount notes could have material adverse effects.

     On June 29, 1998, Benbow acquired all of the outstanding stock of Page Call by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note, which will total $22.8 million upon maturity at April 8, 2000, are exchangeable for Arch common stock:

     - at any time at the holders' option, at an exchange price equal to the higher of (1) $39.00 per share or (2) the market price of Arch common stock,

     - mandatorily on April 8, 2000, at the then prevailing market price of common stock, or

     - automatically at an exchange price of $39.00 per share, if the market price of Arch common stock equals or exceeds $39.00 for 20 consecutive trading days.

     Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Arch may elect to make payments under its guarantee in common stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such cash redemptions or payments. If Arch issues common stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's former stockholders received customary registration rights for any shares of common stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees.

     Arch may be obligated to pay PageNet a termination fee of $40.0 million in specified circumstances. See note (j) to the notes to Arch's consolidated condensed financial statements.

  Sources of Funds

     Arch's net cash provided by operating activities was $37.8 million in 1996, $63.6 million in 1997, $81.1 million in 1998 and $76.4 million in the nine months ended September 30, 1999. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 to Arch's consolidated financial statements. Arch's ability to borrow in the future will depend, in part, on its ability to continue to increase its EBITDA. At September 30, 1999, Arch had $131 million in available borrowing capacity under its secured credit facility.

  Secured Credit Facility

     In June 1998 and March 1999, an Arch subsidiary amended an existing credit facility to establish senior secured revolving credit and term loan facilities in the aggregate amount of $581.0 million consisting of:

     - Tranche A: a $175.0 million reducing revolving credit facility;

     - Tranche B: a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 was converted into a term loan; and

     - Tranche C: a $306.0 million term loan of which $125.0 million was made available in a single drawing on June 29, 1998 and $181.0 million was made available in a single drawing on June 3, 1999.

     The amount of these facilities will reduce as time passes. See "Description of Other Indebtedness -- Arch -- Senior Credit Facility".

  Recent Issuances of Notes

     In June 1998, a subsidiary of Arch issued $130.0 million principal amount of 12 3/4% senior notes due 2007 for net proceeds of $122.6 million, after deducting selling discounts and expenses, in a private placement made pursuant to Rule 144A under the Securities Act. These notes were sold at an initial price to investors of 98.049% of the face amount of their investment. On June 3, 1999, the same subsidiary received the proceeds of an offering of $147.0 million principal amount of 13 3/4% senior notes due 2008 in another Rule 144A placement. The notes were sold at 95.091% of the face amount for net proceeds of $134.6 million. See "Description of Other Indebtedness -- Arch -- Subsidiary's Senior Notes".

  Equity Issued in Exchange for Debt

     In October 1999, Arch purchased $8.9 million principal amount of its convertible subordinated debentures from two noteholders in exchange for 809,545 shares of Arch common stock, which had a weighted average closing price of $4.03 per share as of the dates of the transactions, and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share. Arch also purchased $16.3 million accreted value ($19.0 million principal amount at maturity) of discount notes in exchange for 2,327,120 shares of Arch common stock, which had a weighted average closing price of $4.01 per share as of the dates of the transactions. Following these transactions, at October 31, 1999, Arch had $4.5 million principal amount of the convertible debentures and $387.1 million accreted value ($448.4 million principal amount at maturity) of discount notes outstanding.

  Sandler Equity Investment

     On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C preferred stock. Arch used such amount to repay indebtedness under a former credit facility as part of the establishment of the current senior credit facility. See "Description of Arch's Equity Securities -- Series C Preferred Stock".

     During 1999 Arch will accrue dividends of $2.1 million on the Series C preferred stock, payable upon redemption or conversion of the Series C preferred stock or liquidation of Arch.

  The MobileMedia Acquisition

     In June 1999, Arch acquired MobileMedia Communications, Inc., which is now a wholly owned subsidiary of Arch. Immediately prior to the acquisition, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. Both MobileMedia companies had been operating as debtors-in-possession under Chapter 11 of the Federal Bankruptcy Act.

     Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

     - Arch paid approximately $479.0 million in cash to secured creditors of the MobileMedia debtors-in-possession;

     - Arch paid a total of $58.0 million to pay fees and expenses, repay all borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus indenture trustee fees outstanding under senior notes assumed by MobileMedia in its acquisition of Dial Page in 1995;

     - Arch issued 4,781,656 shares of its common stock to unsecured creditors of MobileMedia;

     - Arch issued and sold 36,207,265 additional shares of its common stock to unsecured creditors of MobileMedia for a total purchase price of $217.2 million; and

     - Arch issued to four unsecured creditors, who had agreed to act as standby purchasers and to purchase shares not purchased by other unsecured creditors, warrants to acquire up to 1,225,219 shares of its common stock on or before September 1, 2001 for $9.03 per share.

     Arch also issued to the holders of its common stock and Series C preferred stock on January 27, 1999 non-transferable rights to acquire up to 14,964,388 shares of its common stock at a price of $6.00 per share. A total of 102,964 non-transferable rights were exercised. Because non-transferable rights to acquire 14,861,424 shares were not exercised, Arch issued in their place warrants to purchase 14,861,424 shares of its common stock for $9.03 per share.

     Subsidiaries of Arch also borrowed a total of $320.8 million, as described above, to help fund the MobileMedia acquisition.

     During the third quarter of 1999, Arch decided to eliminate redundant headcount and facilities in connection with the overall integration of MobileMedia's operations. To the extent that it is determined that headcount and facilities acquired with MobileMedia should be eliminated, the purchase price of the acquisition was increased for accounting purposes to cover the costs. It is expected that the MobileMedia integration process will continue until to end of 2000.

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

     In connection with the MobileMedia acquisition, Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites. This resulted in the establishment a $13.1 million acquisition reserve which is included in the purchase price of MobileMedia for accounting purposes. The initial acquisition reserve consisted of approximately (i) $5.6 million for employee severance, (ii) $7.0 million for lease obligations and terminations and (iii) $0.5 million of other costs. The acquisition reserve will continue to be evaluated in the event that assumptions change in the future. There can no assurance that the desired cost savings will be achieved or that the integration of the two companies will be accomplished smoothly, expeditiously or successfully. See Note (h) to the notes to consolidated condensed financial statements.

  Inflation

     Inflation has not had a material effect on Arch's operations to date. Systems equipment and operating costs have not increased in price and Arch's internal costs per unit have tended to decline in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

YEAR 2000 COMPLIANCE

     The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     To address this issue, Arch has created a cross-functional Y2K project group that has analyzed and identified internal and external areas likely to be affected by the Year 2000 problem. Arch has requested information from certain mission critical vendors and has held discussions with equipment and other mission critical vendors concerning their efforts to identify and address potential issues associated with their equipment and/or software.

     Arch is in the final stages of its inventory audit and is nearing completion of appropriate modifications and/or replacements of its computerized systems and applications to address the issue. The costs associated with such replacements have been capitalized and amortized in accordance with Arch's existing accounting policies and future replacement costs, if any, will be capitalized and amortized in a similar manner. Maintenance or modification costs have been, and will be, expensed as incurred.

     Arch is finalizing its contingency plans relating to the Year 2000 problem. Such plans include, among other things, the use of (1) backup power generators for some of its operations, (2) some alternate vendors and (3) various communication channels to deploy its work force in a timely and efficient manner to address potential problems that arise.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch adopted SFAS

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

No. 131 for its year ended December 31, 1998. Adoption of this standard did not have a significant impact on Arch's reporting.

     In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. The initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. The charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

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

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

     The following table sets forth selected historical consolidated financial and operating data of MobileMedia for each of the five years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years in the period ended December 31, 1998 have been derived from MobileMedia's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1998 and for the three months ended March 31, 1998 and 1999 have been derived from MobileMedia's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's consolidated financial statements and notes set forth below.

     MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings". MobileMedia completed the acquisition of Mobile Communications Corporation of America, commonly known as MobileComm, on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Arch's Business -- The Company".

     In the following table, services, rents and maintenance, selling, general and administrative expenses includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.

     Impairment of long-lived assets includes a non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". See Note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

     MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale, impairment of long-lived assets and restructuring costs. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income, as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies.

     Adjusted EBITDA margin is calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets. The interim financial information as of March 31, 1999 and for the three months ended March, 1998 and 1999 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

                                                                                                              (UNAUDITED)
                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                          YEAR ENDED DECEMBER 31,                              MARCH 31,
                                       --------------------------------------------------------------   -----------------------
                                          1994         1995         1996         1997         1998         1998         1999
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
        Total revenues...............  $  203,149   $  252,996   $   640,710   $ 527,392   $  449,681   $  115,163   $  105,824
Cost of products sold................     (18,705)     (26,885)      (72,595)    (35,843)     (22,162)      (5,513)      (3,516)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
                                          184,444      226,111       568,115     491,549      427,519      109,650      102,308
Services, rents and maintenance,
  selling, and general and
  administrative expenses............     136,672      164,037       459,474     388,476      305,698       79,510       72,694
Reduction of liabilities subject to
  compromise.........................          --           --            --          --      (10,461)          --       (3,050)
Impairment of long-lived assets......          --           --       792,478          --           --           --           --
Restructuring costs..................          --           --         4,256      19,811       18,624        4,558        5,067
Depreciation and amortization........      67,651       71,408       348,698     140,238      116,459       31,671       27,969
Amortization of deferred gain on
  tower sale.........................          --           --            --          --       (1,556)          --       (1,167)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Operating (loss) income..............     (19,879)      (9,334)   (1,036,791)    (56,976)      (1,245)      (6,089)         795
Other income (expense) Interest
  expense............................     (18,237)     (31,745)      (92,663)    (67,611)     (53,043)     (14,626)     (10,018)
(Loss) gain on sale of assets........       1,049           --            68           3       94,165            1         (323)
Other................................          --           --            --          --         (338)          --        2,063
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
        Total other income
          (expense)..................     (17,188)     (31,745)      (92,595)    (67,608)      40,784      (14,625)      (8,278)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Income (loss) before income tax
  provision (benefit)................     (37,067)     (41,079)   (1,129,386)   (124,584)      39,539      (20,714)      (7,483)
Income tax benefit (provision).......          --           --        69,442          --       (3,958)          --         (209)
                                       ----------   ----------   -----------   ---------   ----------   ----------   ----------
Net income (loss)....................  $  (37,067)  $  (41,079)  $(1,059,944)  $(124,584)  $   35,581   $  (20,714)  $   (7,692)
                                       ==========   ==========   ===========   =========   ==========   ==========   ==========
OTHER DATA
Adjusted EBITDA......................  $   47,772   $   62,074   $   108,641   $ 103,073   $  121,821   $   30,140   $   29,614
Adjusted EBITDA margin...............      25.9 %       27.5 %        19.1 %      21.0 %        28.5%        27.5%        28.9%
Units in service (at end of
  period)............................   1,447,352    2,369,101     4,424,107   3,440,342    3,143,968    3,319,553    3,106,775
Capital expenditures.................  $   65,574   $   86,163   $   161,861   $  40,556   $   53,867   $    4,854   $   26,806
Cash flows provided by operating
  activities.........................  $   53,781   $   43,849   $    57,194   $  14,920   $   54,462   $   19,542   $   17,552
Cash flows provided by (used in)
  investing activities...............  $  (50,878)  $ (312,698)  $(1,028,321)  $ (40,556)  $  115,836   $   (4,854)  $  (25,025)
Cash flows provided by (used in)
  financing activities...............  $       --   $  671,794   $   586,111   $  13,396   $ (180,000)  $  (10,000)  $    6,255

                                                                        AS OF DECEMBER 31,                          AS OF
                                                    ----------------------------------------------------------    MARCH 31,
                                                      1994        1995         1996         1997        1998         1999
                                                    --------   ----------   ----------   ----------   --------   ------------
                                                               (DOLLARS IN THOUSANDS)                            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA
Total assets......................................  $353,703   $1,128,546   $  790,230   $  655,134   $561,454     $554,009
Debt..............................................   195,677      476,156    1,074,196    1,075,681    905,681      910,681
Total stockholders' equity (deficit)..............   101,500      578,753     (468,391)    (589,579)  (553,998)    (561,690)

     The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                                                                                             (UNAUDITED)
                                                                                                             THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                               --------------------------------------------------------   ------------------
                                                 1994       1995        1996         1997        1998       1998      1999
                                               --------   --------   -----------   ---------   --------   --------   -------
                                                                          (DOLLARS IN THOUSANDS)
Net income (loss)............................  $(37,067)  $(41,079)  $(1,059,944)  $(124,584)  $ 35,581   $(20,714)  $(7,692)
Interest expense.............................    18,237     31,745        92,663      67,611     53,043     14,626    10,018
Income tax provision (benefit)...............        --         --       (69,442)         --      3,958         --       209
Depreciation and amortization................    67,651     71,408       348,698     140,238    116,459     31,671    27,969
Amortization of deferred gain on tower
  sale.......................................        --         --            --          --     (1,556)        --    (1,167)
Restructuring costs..........................        --         --         4,256      19,811     18,624      4,558     5,067
Impairment of long lived assets..............        --         --       792,478          --         --         --        --
Reduction of liabilities subject to
  compromise.................................        --         --            --          --    (10,461)        --    (3,050)
Gain/loss on sale of assets..................    (1,049)        --           (68)         (3)   (94,165)        (1)      323
Other income/expense.........................        --         --            --          --        338         --    (2,063)
                                               --------   --------   -----------   ---------   --------   --------   -------
Adjusted EBITDA..............................  $ 47,772   $ 62,074   $   108,641   $ 103,073   $121,821   $ 30,140   $29,614
                                               ========   ========   ===========   =========   ========   ========   =======

                MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis describes MobileMedia's operations through March 31, 1999. This section should be read in conjunction with MobileMedia's consolidated financial statements and notes.

     The following are principal components of MobileMedia's operating results:

     - Services, rents and maintenance revenues, also referred to as paging revenue: includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

     - Net revenues: includes primarily paging revenues and sales of customer owned and maintained units less cost of units sold.

     - Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

     - Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

     - General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

     - Average revenues per unit, or ARPU: calculated by dividing (1) the average monthly services, rents and maintenance revenues for the period by (2) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

     - Average monthly operating expense per unit: calculated by dividing (1) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (2) the weighted average number of units in service for the period.

     MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on its tower sale and restructuring costs. See notes 2 and 3 to MobileMedia's consolidated financial statements.

     As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

     MobileMedia built and operated wireless messaging and communications systems and generated revenues from the provision of paging and other wireless communications services. MobileMedia's strategy was to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

     MobileMedia's revenues were derived primarily from fixed periodic recurring fees charged to MobileMedia's subscribers for paging services. These fees were not dependent on usage. While a subscriber remained in MobileMedia's service, future operating results benefitted from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

     MobileMedia completed its acquisition of MobileComm in January 1996 and purchased the paging business of Dial Page in August 1995. MobileMedia incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. MobileMedia also experienced increased loss of subscribers related to the integration difficulties. MobileMedia's financial results were negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

     On January 30, 1997, MobileMedia and its parent company filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of MobileMedia on June 3, 1999, MobileMedia and its parent company operated their business as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

RESULTS OF OPERATIONS

     The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                                               THREE MONTHS ENDED MARCH 31,
                                                    --------------------------------------------------
                                                             1998                       1999
                                                    ----------------------     -----------------------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance.................   $108,542        99.0%      $100,631         98.4%
  Equipment sales and activation fees.............      6,621         6.0          5,193          5.1
                                                     --------       -----       --------       ------
Total revenues....................................    115,163       105.0        105,824        103.4
Cost of products sold.............................     (5,513)       (5.0)        (3,516)        (3.4)
                                                     --------       -----       --------       ------
Net revenues......................................    109,650       100.0        102,308        100.0
Operating expenses
  Services, rents and maintenance.................     28,899        26.4         27,077         26.5
  Selling.........................................     15,703        14.5         14,136         13.8
  General and administrative......................     34,908        31.8         31,481         30.8
  Reduction of liabilities subject to
     compromise...................................         --          --         (3,050)        (3.0)
  Restructuring costs.............................      4,558         4.2          5,067          5.0
  Depreciation and amortization...................     31,671        28.9         27,969         27.3
  Amortization of deferred gain on tower sale.....         --          --         (1,167)        (1.1)
                                                     --------       -----       --------       ------
Total operating expenses..........................    115,739       105.6        101,513         99.2
                                                     --------       -----       --------       ------
Operating income (loss)...........................     (6,089)       (5.6)           795          0.8
Other income (expense)
  Interest expense (net)..........................    (14,626)      (13.3)       (10,018)        (9.8)
  Gain (loss) on sale of assets...................          1         0.0           (323)        (0.3)
  Other income....................................         --          --          2,063          2.0
                                                     --------       -----       --------       ------
Total other income (expense)......................    (14,625)      (13.3)        (8,278)        (8.1)
                                                     --------       -----       --------       ------
Income from continuing operations before income
  tax provision...................................    (20,714)      (18.9)        (7,483)        (7.3)
Income tax provision..............................         --          --            209          0.2
                                                     --------       -----       --------       ------
Income from continuing operations.................   $(20,714)      (18.9)%     $ (7,692)        (7.5)%
                                                     ========       =====       ========       ======

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                              PERCENTAGE AND UNIT DATA)
OTHER DATA
Adjusted EBITDA.............................................      30,140         29,614
Cash flows provided by operating activities.................      19,542         17,553
Cash flows used in investing activities.....................      (4,854)       (25,025)
Cash flows provided by (used in) financing activities.......     (10,000)         6,255
ARPU........................................................       10.70          10.73
Average monthly operating expense per unit..................        7.84           7.75
Units in service (at end of period).........................   3,319,553      3,106,775

  Three Months Ended March 31, 1999 Compared With Three Months Ended March 31, 1998

     Units in service decreased 212,778 from 3,319,553 as of March 31, 1998 to 3,106,775 as of March 31, 1999, and decrease of 6.4%. The decrease was primarily attributable to gross additions which were below expectations due to competitive pressures.

     Services, rents and maintenance revenues decreased 7.3% to $100.6 million for the three months ended March 31, 1999 compared to $108.5 million for the three months ended March 31, 1998. The decrease was attributable to fewer units in service and partially offset by the $0.03 increase in ARPU from $10.70 for the three months ended March 31, 1998 to $10.73 for the three months ended March 31, 1999. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service and a smaller percentage in the reseller distribution channel. Alphanumeric units generally are sold at higher ARPU and units sold through the reseller distribution channel are generally sold at lower ARPU.

     Equipment sales and activation fees decreased 21.6% to $5.2 million for the three months ended March 31, 1999 compared to $6.6 million for the three months ended March 31, 1998. The decrease in equipment sales was primarily due to a $0.7 million decrease in equipment sold through the direct distribution channel and a $0.6 million decrease in billings for non-returned equipment. Equipment sales and activations fees, less cost of products sold, increased to $1.7 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. This increase was primarily attributable to improved equipment sales margins on units sold through the retail distribution channel.

     Net revenues decreased 6.7% to $102.3 million for the three months ended March 31, 1999 compared to $109.7 million for the three months ended March 31, 1998.

     Services, rents and maintenance expenses decreased 6.3% to $27.1 million for the three months ended March 31, 1999 compared to $28.9 million for the three months ended March 31, 1998. This decrease resulted primarily from lower subcontracted paging expenses of approximately $3.2 million arising from billing reconciliations, increased unit cancellations and customer migration to company-owned networks, lower paging-related telecommunications expenses of approximately $0.6 million as a result of continued usage of lower cost facilities and lower pager repair expenses of $0.4 million. These expense reductions were offset by an increase in antenna site lease expense of $2.7 million primarily resulting from the leaseback of antenna sites on transmission towers sold to Ponnacle Towers, Inc. See note 3 to MobileMedia's consolidated financial statements. As a percentage of net revenue, services, rents and maintenance expenses were constant at approximately 26.5%.

     Selling expenses for the three months ended March 31, 1999 decreased 10.0% to $14.1 million compared to $15.7 million for the three months ended March 31, 1998. The decrease resulted primarily from lower sales personnel costs of approximately $0.8 million attributable to lower sales headcount, lower advertising expenses of approximately $0.6 million and lower retail distribution channel selling expenses of approximately $0.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenue decreased from 14.3% to 13.8%.

     General and administrative expenses decreased 9.8% to $31.5 million for the three months ended March 31, 1999 compared to $34.9 million for the three months ended March 31, 1998 and decreased as a percentage of net revenues to 30.8% for the three months ended March 31, 1999. The decrease primarily resulted from reduced bad debt expense of $1.3 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $1.0 million resulted from lower call volume and lower customer service expenses of $1.4 million primarily resulting from lower headcount.

     Reduction of liabilities subject to compromise was $3.1 million for the three months ended March 31, 1999. See note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs increased 11.2% from $4.6 million for the three months ended March 31, 1998 to $5.1 million for the three months ended March 31, 1999 due to an increase in professional fees incurred by MobileMedia resulting from its confirmed plan of reorganization on April 12, 1999. See note 1 to MobileMedia's consolidated financial statements.

     Depreciation and amortization decreased 11.7% to $28.0 million for the three months ended March 31, 1999 compared to $31.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.3% for the three months ended March 31, 1999 from 28.9% for the three months ended March 31, 1998.

     Amortization of deferred gain on tower sale was $1.2 million for the three months ended March 31, 1999. See note 3 to MobileMedia's consolidated financial statements.

     Operating income (loss) increased 113.1% to income of $0.8 million for the three months ended March 31, 1999 form a loss of $6.1 million for the three months ended March 31, 1998. The increase was primarily due to decreased operating expenses.

     Interest expense decreased 31.5% to $10.0 million for the three months ended March 31, 1999 compared to $14.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower interest expense on MobileMedia's pre-petition credit facility resulting from lower outstanding borrowings in the three months ended March 31, 1999.

     Gain (loss) on sale of assets of $0.3 million for the three months ended March 31, 1999 was primarily due to the write off of equipment related to the resolution of a legal dispute with an equipment provider.

     Other income was $2.1 million for the three months ended March 31, 1999 and primarily resulted from resolution of a legal dispute with an equipment provider.

     Loss from continuing operations before income tax provision, as a result of the above factors, decreased to $7.5 million for the three months ended March 31, 1999 compared to $20.7 million for the three months ended March 31, 1998.

     Income tax provision increased to $0.2 million for the three months ended March 31, 1999 primarily as a result of state income tax expense.

                                                                    YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                                1997                       1998
                                                       -----------------------    -----------------------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance....................   $  491,174       99.9%     $  423,059       99.0%
  Equipment sales and activation fees................       36,218        7.4          26,622        6.2
                                                        ----------     ------      ----------     ------
Total revenues.......................................      527,392      107.3         449,681      105.2
Cost of products sold................................      (35,843)      (7.3)        (22,162)      (5.2)
                                                        ----------     ------      ----------     ------
Net revenues.........................................      491,549      100.0         427,519      100.0
Operating expenses
  Services, rents and maintenance....................      139,333       28.3         111,589       26.1
  Selling............................................       69,544       14.2          61,106       14.3
  General and administrative.........................      179,599       36.5         133,003       31.1
  Reduction of liabilities subject to compromise.....           --         --         (10,461)      (2.4)
  Restructuring costs................................       19,811        4.0          18,624        4.4
  Depreciation and amortization......................      140,238       28.6         116,459       27.2
  Amortization of deferred gain on tower sale........           --         --          (1,556)      (0.4)
                                                        ----------     ------      ----------     ------
Total operating expenses.............................      548,525      111.6         428,764      100.3
                                                        ----------     ------      ----------     ------
Operating loss.......................................      (56,976)     (11.6)         (1,245)      (0.3)
Other income (expense)
  Interest expense (net).............................      (67,611)     (13.7)        (53,043)     (12.4)
  Gain on sale of assets.............................            3        0.0          93,827       21.9
                                                        ----------     ------      ----------     ------
Total other income (expense).........................      (67,608)     (13.7)         40,784        9.5
                                                        ----------     ------      ----------     ------
Income (loss) from continuing operations before
  income tax provision...............................   $ (124,584)     (25.3)     $   39,539        9.2
Income tax provision.................................           --         --           3,958        0.9
                                                        ----------     ------      ----------     ------
Income (loss) from continuing operations.............   $ (124,584)     (25.3)%    $   35,581        8.3%
                                                        ==========     ======      ==========     ======
OTHER DATA
Adjusted EBITDA......................................   $  103,073       21.0%     $  121,821       28.5%
Cash flows provided by operating activities..........       14,920                     54,462
Cash flows provided by (used in) investing
  activities.........................................      (40,556)                   115,836
Cash flows provided by (used in) financing
  activities.........................................       13,396                   (180,000)
ARPU.................................................        10.41                      10.71
Average monthly operating expense per unit...........         8.23                       7.74
Units in service (at end of period)..................    3,440,342                  3,143,968

  Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

     Units in service decreased 296,374 from 3,440,342 as of December 31, 1997 to 3,143,968 as of December 31, 1998, a decrease of 8.6%. The decrease was primarily attributable to gross additions which were below expectations due to competitive pressures.

     Services, rents and maintenance revenues decreased 13.9% to $423.1 million for 1998 compared to $491.2 million for 1997. The decrease was attributable to fewer units in service and was partially offset by a $0.30 increase in ARPU from $10.41 for 1997 to $10.71 for 1998. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service, increased units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel.

     Equipment sales and activation fees decreased 26.5% to $26.6 million for 1998 compared to $36.2 million for 1997. The decrease in equipment sales was primarily due to a $2.7 million decrease in equipment sold through the retail distribution channel and a $5.7 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $4.5 million for 1998 from $0.4 million for 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

     Net revenues decreased 13.0% to $427.5 million for 1998 compared to $491.5 million for 1997.

     Services, rents and maintenance expenses decreased 19.9% to $111.6 million for 1998 compared to $139.3 million for 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $15.9 million arising from billing reconciliations, increased unit cancellations, increased movement of customers to company-owned networks and a reduction of approximately $10.4 million in paging-related telecommunications expenses. The decline in paging-related telecommunications expenses resulted primarily from the FCC's clarification of its interconnection rules pursuant to the Telecommunications Act. These rules prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileMedia's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.3% to 26.1%.

     Selling expenses for 1998 decreased 12.1% to $61.1 million compared to $69.5 million for 1997. The decrease resulted primarily from lower sales personnel costs of approximately $6.4 million attributable to lower sales headcount and lower retail distribution channel selling expenses of approximately $2.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenues were constant at approximately 14.3%.

     General and administrative expenses decreased 25.9% to $133.0 million for 1998 compared to $179.6 million for 1997 and decreased as a percentage of net revenues to 31.1% for 1998 from 36.5% for 1997. The decrease primarily resulted from reduced bad debt expense of $27.8 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $7.0 million resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $9.7 million primarily resulting from lower headcount.

     Reduction of liabilities subject to compromise was $10.5 million for the year ended December 31, 1998. See note 2 to MobileMedia's consolidated financial statements.

     Restructuring costs decreased from $19.8 million for 1997 to $18.6 million for 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

     Depreciation and amortization decreased 17.0% to $116.5 million for 1998 compared to $140.2 million for 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.2% for 1998 from 28.5% for 1997.

     Amortization of deferred gain on tower sale was $1.6 million for 1998. See note 3 to MobileMedia's consolidated financial statements.

     Operating loss decreased 97.8% to $1.2 million for 1998 from $57.0 million for 1997. The decrease was primarily due to decreased operating expenses.

     Interest expense decreased 21.5% to $53.0 million for 1998 compared to $67.6 million for 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

     Gain on sale of assets increased to $93.8 million for 1998 primarily as a result of the sale of transmission towers and related equipment. See note 3 to MobileMedia's consolidated financial statements.

     Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $39.5 million for 1998 compared to a loss of $124.6 million for 1997.

     Income tax provision increased to $4.0 million for 1998 primarily as a result of the sale of transmission towers.

  Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

     The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------
                                                                 1996                      1997
                                                       ------------------------    ---------------------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Services, rents and maintenance....................   $   568,892      100.1%     $ 491,174      99.9%
  Equipment sales and activation fees................        71,818       12.7         36,218       7.4
                                                        -----------     ------      ---------     -----
Total revenues.......................................       640,710      112.8        527,392     107.3
  Cost of products sold..............................       (72,595)     (12.8)       (35,843)     (7.3)
                                                        -----------     ------      ---------     -----
                                                            568,115      100.0        491,549     100.0
Operating expenses
  Services, rents and maintenance....................       144,050       25.4        139,333      28.3
  Selling............................................        96,817       17.0         69,544      14.2
  General and administrative.........................       218,607       38.5        179,599      36.5
  Impairment of long-lived assets....................       792,478      139.5             --        --
  Restructuring costs................................         4,256        0.7         19,811       4.0
  Depreciation and amortization......................       348,698       61.4        140,238      28.6
                                                        -----------     ------      ---------     -----
Total operating expenses.............................     1,604,906      282.5        548,525     111.6
                                                        -----------     ------      ---------     -----
Operating loss.......................................    (1,036,791)    (182.5)       (56,976)    (11.6)
Total other expense..................................       (92,595)     (16.2)       (67,608)    (13.7)
                                                        -----------     ------      ---------     -----
Loss before income tax benefit.......................    (1,129,386)    (198.7)      (124,584)    (25.3)
Income tax benefit...................................       (69,442)      12.2             --        --
                                                        -----------     ------      ---------     -----
Net loss.............................................   $(1,059,944)    (186.5)%    $(124,584)    (25.3)%
                                                        ===========     ======      =========     =====
OTHER DATA
MobileMedia adjusted EBITDA..........................   $   108,641       19.1%     $ 103,073      21.0%
Cash flows provided by operating activities..........   $    57,194                 $  14,920
Cash flows used in investing activities..............   $(1,028,321)                $ (40,556)
Cash flows provided by financing activities..........   $   586,111                 $  13,396
ARPU.................................................   $     11.08                 $   10.41
Average monthly operating expense per unit(1)........   $      8.95                 $    8.23
Units in service (at end of period)..................     4,424,107                 3,440,342

---------------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

     Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

     Services, rents and maintenance revenues decreased 13.7% to $491.2 million for 1997 compared to $568.9 million for 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for 1997 from $11.08 for 1996 largely due to continued competitive market conditions.

     Equipment sales and activation fees decreased 49.6% to $36.2 million for 1997 compared to $71.8 million for 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for 1996 to $0.4 million for 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for 1996 included a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for units held for resale through MobileMedia's retail and reseller distribution channels.

     Net revenues decreased 13.5% to $491.5 million for 1997 compared to $568.1 million for 1996.

     Services, rents and maintenance expenses decreased 3.3% to $139.3 million for 1997 compared to $144.1 million for 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

     Selling expenses for 1997 decreased 28.2% to $69.5 million from $96.8 million for 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for 1997 from 17.0% for 1996.

     General and administrative expenses decreased 17.8% to $179.6 million for 1997 compared to $218.6 million for 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for 1997 from 38.5% for 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

     Restructuring costs increased from $4.2 million for 1996 to $19.8 million for 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

     Depreciation and amortization decreased 59.8% to $140.2 million for 1997 compared to $348.7 million for 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996, as described in note 2 to MobileMedia's consolidated financial statements, amortization of a non-competition agreement related to its MobileComm acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for 1997 from 61.4% for 1996.

     Operating loss decreased to $57.0 million for 1997 from $1,036.8 million for 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

     Total other expense, principally interest expense, decreased 27.0% to $67.6 million for 1997 compared to $92.6 million for 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million senior subordinated notes due November 1, 2007 and $210.0 million senior subordinated deferred coupon notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

     Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for 1997 from $1,129.4 million for 1996.

     Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     MobileMedia's operations and strategy required the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements were funded by net cash from operating activities, additional borrowings and capital contributions from its former parent company. Following the MobileMedia acquisition, Arch has had to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

  Chapter 11 Filing and Related Matters

     On January 30, 1997, MobileMedia and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court. In January 1997, the bankruptcy court approved payment of a total of $47.4 million of the pre-petition claims of MobileMedia's key suppliers, Motorola, Glenayre, NEC and Panasonic. MobileMedia also entered into supply agreements with each of the key suppliers. Chase Manhattan Bank and certain other financial institutions initially provided MobileMedia with up to $200.0 million of debtor-in-possession financing during its Chapter 11 proceedings.

  Capital Expenditures and Commitments

     Capital expenditures were $26.8 million for the three months ended March 31, 1999 compared to $4.9 million for the three months ended March 31, 1998 and $53.9 million for the year ended December 31, 1998 compared to $40.6 million for the year ended December 31, 1997. Capital expenditures increased $21.9 million for the three months ended March 31, 1999 compared to the three-month period ended March 31, 1998 primarily as a result of increased pager purchases, and $13.3 million for the 1998 year compared to the 1997 year principally as a result of capital spending for the construction of a nationwide N-PCS network.

  Sources of Funds

     MobileMedia's net cash provided by operating activities was $17.6 million for the three months ended March 31, 1999 compared to $19.5 million for the three months ended March 31, 1998. Inventories decreased $0.6 million from December 31, 1998 to March 31, 1999 compared to a decrease of $0.4 million from December 31, 1997 to March 31, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $2.0 million from December 31, 1998 to March 31, 1999 compared to a increase of $1.4 million from December 31, 1997 to March 31, 1998. Net accounts receivable decreased $1.7 million from December 31, 1998 to March 31, 1999 compared to a decrease of $7.8 million from December 31, 1997 to March 31, 1998 primarily due to collections of past due accounts receivable in the first quarter of 1998.

     MobileMedia's net cash provided by operating activities was $54.5 million for the year ended December 31, 1998 compared to $14.9 million for the year ended December 31, 1997. Inventories increased $1.3 million from December 31, 1997 to December 31, 1998 as a result of additional pagers purchased for sale through the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $7.1 million from $156.4 million as of December 31, 1997 to $149.3 million as of December 31, 1998. Net accounts receivable decreased $16.5 million from $55.4 million as of December 31, 1997 to $38.9 million as of December 31, 1998 due to improved billing and collections functions.

  Tower Sale

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a 15-year lease with the buyer, MobileMedia continues to own and utilize transmitters, antennas and other equipment located on these towers at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on the towers.

  Debt Obligations

     In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia during the periods described above also included the following:

     MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

     MobleMedia issued $250.0 million senior subordinated 9 3/8% notes in November 1995, concurrent with MobileMedia's second offering of Class A common stock. See note 11 to MobileMedia's consolidated financial statements. These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the 9 3/8% notes which constituted an event of default under the indenture.

     MobleMedia issued $210.0 million of senior subordinated deferred coupon notes, at a discount, in November 1993. These deferred coupon notes accreted at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

LITIGATION CONTINGENCIES

     MobileMedia disclosed in 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. On January 13, 1997, the FCC announced that it had (1) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (2) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (3) automatically terminated approximately 99 other authorizations for paging facilities that were apparently constructed after the expiration date of their construction permits. With respect to each of these approximately 99 authorizations where the underlying station was apparently untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC. On February 5, 1999, the FCC released an order granting its consent to the transfer of control of MobileMedia to Arch; however, the order conditioned the FCC's consent on Arch coming into compliance with the N-PCS spectrum aggregation limit contained in Section 24.101(a) of the FCC's rules by December 3, 1999. The order also required Arch to terminate the 99 MobileMedia facilities operating under interim operating authority within six months of consummating the merger (December 3, 1999).

     Since February 5, 1999, Arch has resolved all of the issues related to the 99 facilities operating pursuant to interim operating authority. Specifically, Arch has determined that (1) 28 of the 99 authorizations were for facilities that were wholly encompassed by existing, authorized contour and were therefore properly authorized facilities that did not need to be terminated; (2) 66 of the

99 authorizations were for facilities that were never constructed or were not being used and were therefore properly terminated; (3) three of the authorizations were for facilities that Arch has since filed for and obtained permanent authority to operate; and (4) on November 23, 1999, the FCC granted Arch interim operating authority to continue operating two facilities until 90 days after Arch is notified by the winner of the geographic area licenses encompassing the two facilities that the auction winner wants to provide service on the frequencies Arch is operating pursuant to interim operating authority. If Arch is the winner of the two geographic area licenses encompassing its two facilities, Arch will not need to terminate service.

     On December 3, 1999, Arch notified the FCC that, in accordance with the FCC's February 5, 1999 order, it had come into compliance with the N-PCS spectrum aggregation limit.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

     See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of new accounting pronouncements. Management does not believe that MobileMedia's adoption of SFAS No. 130, SFAS No. 131 and SOP 98-5 has had or will have any material effects.

    SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA -- PAGENET

     The following table sets forth selected historical consolidated financial and operating data of PageNet as of and for the years ended December 31, 1994, 1995, 1996, 1997, and 1998, for the nine months ended September 30, 1998 and 1999, and as of September 30, 1999. The selected financial and operating data as of December 31, 1994, 1995, 1996, 1997, and 1998 and for each of the five years ended December 31, 1998, has been derived from PageNet's audited consolidated financial statements and notes. The selected financial and operating data for the nine months ended September 30, 1998 and 1999, and as of September 30, 1999, has been derived from PageNet's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.

     The provision for asset impairment for the nine months ended September 30, 1999, represents a charge for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. The restructuring charge for the year ended December 31, 1998, and the nine months ended September 30, 1998, represents a charge primarily for the abandonment of facilities and property and related severance costs associated with the reorganization of PageNet's domestic operations. The non-recurring charge for the year ended December 31, 1996 represents a provision to write off subscriber devices leased by PageNet to customers under an agreement with a national marketing affiliate. The non-recurring charge for the year ended December 31, 1997, represents a provision to write down certain subscriber devices to their net realizable value. The extraordinary item for the year ended December 31, 1997, represents the loss on the early retirement of all $200 million of PageNet's outstanding 11.75% senior subordinated notes in May 1997. The cumulative effect of a change in accounting principle for the nine months ended September 30, 1999, represents the write-off of all remaining unamortized start-up costs as of January 1, 1999, upon the adoption of AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." Effective April 1, 1999, PageNet changed the depreciable lives for its subscriber devices and a portion of its network equipment. As a result of these changes, depreciation expense increased by approximately $77 million during the nine months ended September 30, 1999. Further discussion of these items is included in "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations" and PageNet's consolidated financial statements and notes.

     Earnings before interest, income taxes, depreciation, and amortization (EBITDA) is commonly used by analysts and investors as a principal measure of financial performance in the wireless messaging industry. EBITDA is also one of the primary financial measures used to calculate whether PageNet and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of PageNet and its subsidiaries to: incur additional indebtedness, advance funds to some of PageNet's affiliates, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value PageNet. Therefore, PageNet's management believes that the presentation of EBITDA provides relevant information to investors. Adjusted EBITDA, as determined by PageNet, does not reflect minority interest, equity in loss of an unconsolidated subsidiary, provision for asset impairment, restructuring charge, non-recurring charges, extraordinary items, and cumulative effect of a change in accounting principle; consequently Adjusted EBITDA may not necessarily be comparable to similarly titled data of other wireless messaging companies. EBITDA and Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or Adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "PageNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Adjusted EBITDA margin is calculated by dividing PageNet Adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the wireless messaging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                                                                                                          NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                     ---------------------------------------------------------------   -----------------------
                                        1994         1995        1996         1997          1998          1998         1999
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND UNIT DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Services, rent and maintenance
revenues...........................  $  389,919   $  532,079   $ 685,960   $   818,461   $   945,524   $   704,722   $ 696,566
Product sales......................      99,765      113,943     136,527       142,515       100,503        80,600      68,969
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Total revenues.....................     489,684      646,022     822,487       960,976     1,046,027       785,322     765,535
Cost of products sold..............     (78,102)     (93,414)   (116,647)     (121,487)      (77,672)      (62,540)    (43,013)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
                                        411,582      552,608     705,840       839,489       968,355       722,782     722,522
Services, rent and maintenance
  expenses.........................      74,453      109,484     146,896       173,058       210,480       158,011     193,705
Selling expenses...................      60,555       67,561      82,790       102,995       104,350        72,320      70,223
General and administrative
  expenses.........................     136,539      174,432     219,317       253,886       320,586       224,035     260,877
Depreciation and amortization
  expense..........................     107,362      148,997     213,440       289,442       281,259       213,220     268,171
Provision for asset impairment.....          --           --          --            --            --            --      17,798
Restructuring charge...............          --           --          --            --        74,000        74,000          --
Non-recurring charges..............          --           --      22,500        12,600            --            --          --
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Total operating expenses...........     378,909      500,474     684,943       831,981       990,675       741,586     810,774
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Operating income (loss)............      32,673       52,134      20,897         7,508       (22,320)      (18,804)    (88,252)
Interest expense...................     (53,717)    (102,846)   (128,014)     (151,380)     (143,762)     (109,353)   (111,097)
Interest income....................       3,079        6,511       3,679         3,689         2,070         1,564       1,986
Minority interest..................          --           --          41            56         2,003         2,174         806
Equity in loss of an unconsolidated
  subsidiary.......................          --           --        (923)       (1,276)           --            --          --
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Loss before extraordinary item and
  cumulative effect of a change in
  accounting principle.............     (17,965)     (44,201)   (104,320)     (141,403)     (162,009)     (124,419)   (196,557)
Extraordinary item.................          --           --          --       (15,544)           --            --          --
Cumulative effect of a change in
  accounting principle.............          --           --          --            --            --            --     (37,446)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
Net loss...........................  $  (17,965)  $  (44,201)  $(104,320)  $  (156,947)  $  (162,009)  $  (124,419)  $(234,003)
                                     ==========   ==========   =========   ===========   ===========   ===========   =========
Per common share data (basic and
  diluted):
  Loss before extraordinary item
    and cumulative effect of a
    change in accounting
    principle......................  $    (0.18)  $    (0.43)  $   (1.02)  $     (1.38)  $     (1.57)  $     (1.20)  $   (1.89)
  Extraordinary item...............          --           --          --         (0.15)           --            --          --
  Cumulative effect of a change in
    accounting principle...........          --           --          --            --            --            --       (0.36)
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
  Net loss per share...............  $    (0.18)  $    (0.43)  $   (1.02)  $     (1.53)  $     (1.57)  $     (1.20)  $   (2.25)
                                     ==========   ==========   =========   ===========   ===========   ===========   =========
OTHER OPERATING DATA:
EBITDA.............................  $  140,035   $  201,131   $ 233,455   $   280,186   $   260,942   $   196,590   $ 143,279
Adjusted EBITDA....................     140,035      201,131     256,837       309,550       332,939       268,416     197,717
Adjusted EBITDA margin.............       34.0%        36.4%       36.4%         36.9%         34.4%         37.1%       27.4%
Free cash flow (1).................    (123,911)    (207,493)   (304,886)     (166,506)     (105,794)      (10,668)    (74,224)
Capital expenditures...............     213,308      312,289     437,388       328,365       297,041       171,295     162,830
Cash flows provided by operating
  activities.......................     107,744      160,629     110,382       150,503       276,959       190,744      89,016
Cash flows used in investing
  activities.......................    (260,839)    (589,387)   (601,122)     (459,929)     (314,444)     (172,994)   (175,712)

                                                                                                          NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                     ---------------------------------------------------------------   -----------------------
                                        1994         1995        1996         1997          1998          1998         1999
                                     ----------   ----------   ---------   -----------   -----------   -----------   ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND UNIT DATA)
Cash flows provided by (used in)
financing activities...............     153,055      624,489     296,335       308,573        37,638        (6,590)    186,580
Units in service at end of
  period...........................   4,409,000    6,738,000   8,588,000    10,344,000    10,110,000    10,484,000   9,314,000

                                                                      AS OF DECEMBER 31,                            AS OF
                                                  -----------------------------------------------------------   SEPTEMBER 30,
                                                   1994        1995         1996         1997         1998          1999
                                                  -------   ----------   ----------   ----------   ----------   -------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..................................  $39,375   $  259,096   $   95,550   $  105,214   $  108,961    $  203,475
Total assets....................................  706,008    1,228,338    1,439,613    1,597,233    1,581,244     1,520,885
Long-term obligations, less current
  maturities....................................  504,000    1,150,000    1,459,188    1,779,491    1,815,137     1,999,320
Total shareowners' deficit......................  (39,908)     (80,784)    (182,175)    (337,931)    (490,419)     (724,424)

---------------
(1) Free cash flow is defined by PageNet as Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service (interest expense net of interest income).

     The following table reconciles PageNet's net loss to EBITDA and Adjusted
EBITDA:

                                                                                                         NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                             -------------------------------------------------------   ---------------------
                                               1994       1995       1996        1997        1998        1998        1999
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
                                                                             (IN THOUSANDS)
Net loss...................................  $(17,965)  $(44,201)  $(104,320)  $(156,947)  $(162,009)  $(124,419)  $(234,003)
Interest expense...........................    53,717    102,846     128,014     151,380     143,762     109,353     111,097
Interest income............................    (3,079)    (6,511)     (3,679)     (3,689)     (2,070)     (1,564)     (1,986)
Depreciation and amortization expense......   107,362    148,997     213,440     289,442     281,259     213,220     268,171
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
EBITDA.....................................   140,035    201,131     233,455     280,186     260,942     196,590     143,279
Minority interest..........................        --         --         (41)        (56)     (2,003)     (2,174)       (806)
Equity in loss of an unconsolidated
  subsidiary...............................        --         --         923       1,276          --          --          --
Provision for asset impairment.............        --         --          --          --          --          --      17,798
Restructuring charge.......................        --         --          --          --      74,000      74,000          --
Non-recurring charges......................        --         --      22,500      12,600          --          --          --
Extraordinary item.........................        --         --          --      15,544          --          --          --
Cumulative effective of a change in
  accounting principle.....................        --         --          --          --          --          --      37,446
                                             --------   --------   ---------   ---------   ---------   ---------   ---------
Adjusted EBITDA............................  $140,035   $201,131   $ 256,837   $ 309,550   $ 332,939   $ 268,416   $ 197,717
                                             ========   ========   =========   =========   =========   =========   =========

           PAGENET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

INTRODUCTION

     You should read the following discussion and analysis in conjunction with PageNet's consolidated financial statements and notes.

     EBITDA is a commonly used measure of financial performance in the wireless messaging industry and is one of the financial measures used to calculate whether PageNet is in compliance with the financial covenants under its debt agreements. EBITDA is defined as earnings before interest, income taxes, depreciation, and amortization.

     Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, minority interest, equity in loss of an unconsolidated subsidiary, provision for asset impairment, restructuring charge, non-recurring charges, extraordinary items, and cumulative effect of a change in accounting principle. One of PageNet's financial objectives is to increase its adjusted EBITDA, since adjusted EBITDA is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and paging system equipment, construction and expansion of paging systems. Free cash flow is defined as adjusted EBITDA less capital expenditures, excluding payments for spectrum license, and debt service. Another of PageNet's financial objectives is to increase its free cash flow, since free cash flow represents the adjusted EBITDA remaining after capital expenditures and debt service costs. Adjusted EBITDA and free cash flow, as determined by PageNet, may not be comparable to similarly titled data of other wireless messaging companies. Amounts described as adjusted EBITDA and free cash flow are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by law upon the payment of dividends or distributions or capital expenditure requirements. Adjusted EBITDA and free cash flow should not be considered an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP.

LIQUIDITY AND CAPITAL RESOURCES

     PageNet is currently in compliance with all of the covenants in its U.S. and Canadian debt agreements. PageNet is pursuing various efforts to improve its domestic EBITDA for the fourth quarter of 1999. If these efforts are not successful, PageNet will not be able to satisfy the interest coverage covenant in its credit agreement after the close of the fourth quarter of 1999. Should this happen, PageNet would try to obtain a waiver for its noncompliance with the domestic credit agreement. If PageNet is unable to obtain a waiver, the lenders could demand that PageNet immediately pay all indebtedness outstanding under the credit agreement. This demand would cause PageNet to be in default under the PageNet notes.

     The terms of the PageNet notes prevent PageNet from borrowing any more money. As of November 30, 1999, PageNet had approximately $25 million in cash. PageNet believes that this cash, plus the cash expected to be generated from operations, is sufficient to meet its obligations into the first quarter of 2000. However, if PageNet does not improve its domestic EBITDA, PageNet may not have enough cash or borrowing capacity to meet its obligations through the first quarter of 2000. PageNet is considering several alternatives to ensure that it has sufficient liquidity through the completion of the merger. However, there can be no guarantee that PageNet's efforts to obtain additional liquidity will be timely or successful or that the merger will be completed. PageNet may have to reduce the level of its operations and/or file for protection under Chapter 11 of the Bankruptcy Code to restructure its obligations. Filing for bankruptcy would be likely to have a material impact on PageNet's results of operations and financial position. In addition, if the merger is not completed, PageNet may incur significant charges for asset impairments and restructuring its operations.

     Net cash provided by operating activities was $89 million for the nine months ended September 30, 1999, compared to $191 million for the nine months ended September 30, 1998. The decrease resulted primarily from an increase in net loss before non-cash charges and a decrease in accrued liabilities due to timing of payments. Net cash provided by operating activities was $277 million for the year ended December 31, 1998, an increase of $126 million as compared to the year ended December 31, 1997. The increase resulted primarily from a decrease in net loss before restructuring charge of $69 million, an increase in accounts payable of $70 million, and a decrease in inventories of $20 million. The increase in accounts payable during 1998 resulted from the timing of invoices at year-end 1998 related to additional capital expenditures incurred in the fourth quarter of 1998 and additional expenses in the fourth quarter of 1998 related to the centers of excellence.

     The deficiency in free cash flow for PageNet's consolidated operations for the nine months ended September 30, 1999 was $74 million. The deficiency in free cash flow for PageNet's consolidated operations for the nine months ended September 30, 1998 was $11 million. The deficiency in free cash flow for PageNet's consolidated operations for the years ended December 31, 1996, 1997, and 1998 was $305 million, $166 million, and $106 million, respectively. The decline in free cash flow for the nine months ended September 30, 1999 was primarily the result of a decrease in adjusted EBITDA. The improvements in free cash flow in 1997 and 1998 were primarily the result of decreases in capital expenditures and increases in adjusted EBITDA in PageNet's core domestic operations.

STRATEGIC INITIATIVES

     PageNet continues to implement its previously announced restructuring to eliminate redundant administrative operations by consolidating key support functions. While progress has been made, PageNet's efforts to convert its offices to its new billing and customer service software platforms is behind schedule. PageNet originally planned for the conversions to be substantially completed during early 1999. PageNet now plans to continue to implement the restructuring through January 2000, by which time it expects to have converted 100% of its indirect customers and approximately 50% of its direct customers to its centralized centers of excellence operating platforms. Thereafter, PageNet plans to suspend conversions of additional customers to these platforms pending the decision of the combined company with respect to the operating platforms to be used going forward. As result, PageNet will realize a portion of the anticipated cost savings resulting from its centers of excellence initiative and will eliminate some of the duplicative costs that have adversely affected its results from operations. However, due to the suspension of future conversions, combined with the impact of the contemplated merger on operations, PageNet is unable to determine the amount of potential cost savings resulting from the centers of excellence initiative.

     PageNet also has made progress in expanding its advanced wireless network. PageNet expects the expansion to be completed in January 2000. The expansion will allow PageNet to more effectively offer a broad variety of wireless information products and services. In April 1999, PageNet completed a realignment of its sales and marketing organizations. This realignment is intended to focus PageNet's sales and marketing organizations on customer needs and PageNet's overall strategy.

     In June of 1999, PageNet announced the establishment of Vast Solutions in order to provide a dedicated focus and dedicated resources towards developing a suite of new wireless solutions. Vast is currently developing the following new services: (1) content and information services designed to bring a wide variety of information to its customers' messaging devices from third party providers and the internet, (2) customized wireless information management services for its corporate clients which involve integrated software and hardware systems that allow access to vital company information from a variety of sources, including company intranets, remote industrial assets, or mobile employees, and
(3) the provision of gateway services, which use a single, transparent "bridge" between different wireless networks, protocols and data management systems, to enable customers and their employees to receive data across multiple network technologies. PageNet formed dedicated groups to launch these services in 1998, and placed these groups under the umbrella of Vast beginning in June of 1999. Vast has not yet launched content services or gateway services, but expects to do so in the first half of 2000. Vast has already signed contracts with its first customers for wireless information management services.

RESULTS OF OPERATIONS

     The following table presents selected items from PageNet's consolidated statements of operations as a percentage of net revenues and certain other items for the periods indicated. Net revenues are revenues from services, rent and maintenance plus product sales less the cost of products sold.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
Net Revenues.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Services, rent and maintenance...................   20.8     20.6     21.7     21.9     26.8
  Selling..........................................   11.7     12.3     10.8     10.0      9.7
  General and administrative.......................   31.1     30.2     33.1     31.0     36.1
  Depreciation and amortization....................   30.2     34.5     29.1     29.5     37.1
  Provision for asset impairment...................     --       --       --       --      2.5
  Restructuring charge.............................     --       --      7.6     10.2       --
  Non-recurring charges............................    3.2      1.5       --       --       --
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................    3.0      0.9     (2.3)    (2.6)   (12.2)
Net loss...........................................  (14.8)   (18.7)   (16.7)   (17.2)   (32.4)
EBITDA.............................................   33.1     33.4     26.9     27.2     19.8
Adjusted EBITDA....................................   36.4     36.9     34.4     37.1     27.4

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net revenues for the nine months ended September 30, 1998 and 1999, were $723 million. Revenues from services, rent and maintenance, which PageNet considers its primary business, decreased 1.2% to $697 million for the nine months ended September 30, 1999, compared to $705 million for the nine months ended September 30, 1998. The average revenue per unit for PageNet's core domestic operations increased to $7.96 for the nine months ended September 30, 1999, compared to $7.52 for the nine months ended September 30, 1998. However, the increases in average revenue per unit, which resulted from the shift of PageNet's subscriber base toward higher revenue products and services, were offset by the decrease in revenues due to the reduction of the number of units in service during the nine months ended September 30, 1999.

     The number of units in service with subscribers at September 30, 1999 was 9,314,000, compared to 10,110,000 and 10,484,000 units in service with subscribers at December 31, 1998 and September 30, 1998. This reduction was mainly due to PageNet's continued rationalization of its customer base and intensifying price competition for paging services. Approximately two-thirds of the loss in units in service was a result of continued weakness in PageNet's reseller channel and most of the losses of subscribers were to lower cost services. The cancellation of units from a national account relationship and the bankruptcy of a major reseller resulted in a loss of approximately 120,000 units from PageNet's reseller channel. In addition, another 122,000 units were lost in the reconciliation of PageNet's reseller account records as they were converted to the centers of excellence platform.

     Product sales decreased 14.4% to $69 million for the nine months ended September 30, 1999, compared to $81 million for the nine months ended September 30, 1998. The decreases in product sales and cost of products sold from 1998 to 1999 resulted primarily from PageNet's efforts to reduce the number of customers using unprofitable services, and from increased price competition, both of which resulted in a substantial decrease in sales through PageNet's reseller channel. In addition, the decrease in cost of products sold from 1998 to 1999 also resulted from the decrease in the depreciable lives of PageNet's subscriber devices from three years to two years, effective April 1, 1999. This change had the effect of increasing depreciation expense and thereby reducing the net book values of sold subscriber devices.

     Services, rent and maintenance expenses increased 22.6% to $194 million for the nine months ended September 30, 1999, compared to $158 million for the nine months ended September 30, 1998. The increase in services, rent and maintenance expenses for the nine months ended September 30, 1999 was primarily due to:

     - the adoption of SOP 98-5, effective January 1, 1999, which requires start-up costs to be expensed as incurred;

     - increased contracted dispatch costs related to advanced messaging units placed in service during 1998 and the first nine months of 1999;

     - increased pager parts and repairs expense; and

     - additional expenses associated with an increase in transmitter sites in connection with the buildout of its advanced messaging network.

     The increase for the nine months ended September 30, 1999 was partially offset by the decline in the reserve for non-recoverable subscriber devices resulting from the change in the depreciable lives of its subscriber devices from three years to two years. Selling expenses decreased 2.9% to $70 million for the first nine months of 1999, compared to $72 million for the first nine months of 1998. The decrease in selling expenses for the nine months ended September 30, 1999 was due to a one-time adjustment to sales commissions made during the second quarter of 1999 and lower sales commissions paid in conjunction with the net decrease in units in service as compared to the same period of 1998. Marketing research, development costs, and advertising expenses associated with PageNet's core and advanced messaging operations are expected to be scaled back in future periods.

     General and administrative expenses increased 16.4% to $261 million for the first nine months of 1999, compared to $224 million for the first nine months of 1998. The increase in general and administrative expenses was primarily related to the costs of establishing PageNet's centers of excellence, including:

     - expenses associated with establishing PageNet's centers of excellence;

     - redundant operating costs associated with operating the new centers of excellence infrastructure and the traditional decentralized infrastructure; and

     - increased levels of contract labor utilized during the transition to the centers of excellence.

     Depreciation and amortization expense increased 25.8% to $268 million for the nine months ended September 30, 1999, compared to $213 million for the nine months ended September 30, 1998. The increase in depreciation and amortization expense resulted primarily from PageNet's change in the depreciable lives of its subscriber devices and certain of its network equipment, effective April 1, 1999. PageNet changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from PageNet's review of the historical usage periods of its subscriber devices and its network equipment and PageNet's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. As a result of these changes, depreciation expense increased by approximately $77 million during the nine months ended September 30, 1999 and is expected to increase by approximately $3 million during the fourth quarter of 1999. PageNet also commenced depreciation and amortization on the assets related to its centers of excellence during the third quarter of 1999. This is expected to increase depreciation and amortization expense during the fourth quarter of 1999 by approximately $2 million. PageNet expects to commence depreciation and amortization on the assets related to its advanced messaging operations during the first quarter of 2000, which is expected to increase depreciation and amortization expense during 2000 by approximately $25 million.

     PageNet recorded a provision of $18 million during the quarter ended March 31, 1999, for the impairment of the assets of PageNet's majority-owned Spanish subsidiaries. See note 5 to PageNet's consolidated financial statements for the quarter ended September 30, 1999.

     As a result of the factors outlined above, adjusted EBITDA decreased 26.3% to $198 million for the first nine months of 1999, compared to $268 million for the same period in 1998. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues were negatively impacted by PageNet's advanced messaging operations, the development and implementation of its centers of excellence, its international operations, and the adoption of SOP 98-5. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for the nine months ended September 30, 1999 were positively impacted by approximately $3 million as a result of the change in the depreciable lives of subscriber devices previously discussed.

     Interest expense, net of amounts capitalized, was relatively flat for the nine months ended September 30, 1999, compared to the same period in 1998. Interest expense, net of amounts capitalized, was $111 million for the nine months ended September 30, 1999, compared to $109 million for the nine months ended September 30, 1998. Interest expense is expected to increase in early 2000 because the amount of interest capitalized is anticipated to decrease after PageNet's advanced wireless network is completed.

     PageNet adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37 million as a cumulative effect of a change in accounting principle to write-off all remaining unamortized start-up costs as of January 1, 1999. See note 4 to PageNet's consolidated financial statements for the quarter ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     Net revenues for the year ended December 31, 1998 were $968 million, an increase of 15.4% over net revenues of $839 million for the year ended December 31, 1997. Revenues from services, rent and maintenance increased 15.5% to $946 million for the year ended December 31, 1998, compared to $818 million for the year ended December 31, 1997. The increases in net revenues and revenues from services, rent and maintenance were primarily due to an increase in average revenue per unit resulting from the shift of PageNet's subscriber base toward higher revenue products and services.

     The average revenue per unit for PageNet's core domestic operations increased to $7.71 for the year ended December 31, 1998, compared to $7.20 for the corresponding period of 1997. The number of units in service with subscribers at December 31, 1998, was 10,110,000, compared to 10,344,000 units in service with subscribers at December 31, 1997.

     Product sales decreased 29.5% to $101 million for the year ended December 31, 1998 compared to $143 million for the year ended December 31, 1997. The decrease in product sales and corresponding decrease in cost of products sold from 1997 to 1998 resulted primarily from PageNet's efforts to reduce the number of customers using unprofitable services through certain pricing initiatives, which resulted in a substantial decrease in sales through the reseller channel.

     Services, rent, and maintenance expenses increased 21.6% to $210 million for the year ended December 31, 1998, compared to $173 million for the year ended December 31, 1997. The increase in services, rent, and maintenance expenses was partially a result of an increase in telephone expenses associated with the enactment of regulations requiring that the providers of pay phones be compensated for all calls placed from pay phones to toll-free numbers. This requirement increased PageNet's cost of providing toll-free number service commencing in the fourth quarter of 1997. The increases in services, rent, and maintenance expenses from 1997 to 1998 were also attributable to the increased contracted dispatch costs related to advanced messaging units placed in service during 1998 and expenses associated with an increase in transmitter sites.

     Selling expenses were $104 million for the year ended December 31, 1998, compared to $103 million for the year ended December 31, 1997. The decrease in selling expenses as a percentage of net revenues from 1997 to 1998 resulted primarily from a lower amount of sales commissions paid in conjunction with the net decline in units in service with subscribers during 1998, and an overall decrease in marketing research, development costs, and advertising expenses associated with PageNet's VoiceNow service.

     General and administrative expenses increased 26.3% to $321 million for the year ended December 31, 1998, compared to $254 million for the year ended December 31, 1997. The increase in general and administrative expenses from 1997 to 1998 was caused by the same factors that caused increases in general and administrative expenses from 1998 to 1999.

     Depreciation and amortization expense decreased 2.8% to $281 million for the year ended December 31, 1998, compared to $289 million for the year ended December 31, 1997. The decrease in depreciation and amortization expense from 1997 to 1998 resulted primarily from certain property and equipment becoming fully depreciated, certain non-current assets becoming fully amortized, and the decline in capital expenditures by PageNet.

     PageNet recorded a restructuring charge of $74 million during the quarter ended March 31, 1998, as a result of a restructuring approved by PageNet's board of directors in February 1998. See note 2 of PageNet's consolidated financial statements for the year ended December 31, 1998.

     Adjusted EBITDA increased 7.6% to $333 million for the year ended December 31, 1998, compared to $310 million for the year ended December 31, 1997. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1998 were negatively impacted by PageNet's advanced messaging operations, the formation of its centers of excellence, and its international operations.

     Interest expense, net of amounts capitalized, was $144 million for the year ended December 31, 1998, compared to $151 million for the year ended December 31, 1997. The decrease in interest expense from 1997 to 1998 was primarily attributable to an increase in interest capitalized, a decrease in interest rates on outstanding borrowings under PageNet's credit agreement, and the redemption of PageNet's 11.75% senior subordinated notes on May 14, 1997 with lower interest rate funds borrowed under the credit agreement.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

     Net revenues for the year ended December 31, 1997 were $839 million, an increase of 18.9% over net revenues of $706 million for the year ended December 31, 1996. Revenues from services, rent and maintenance increased 19.3% to $818 million for the year ended December 31, 1997, compared to $686 million for the year ended December 31, 1996. Product sales, less cost of products sold, were $21 million for 1997 compared to $20 million for 1996. The increases in net revenues and revenues from services, rent and maintenance were primarily due to growth in the number of units in service with subscribers of PageNet.

     The number of units in service with subscribers at December 31, 1997, was 10,344,000, compared to 8,588,000 units in service with subscribers at December 31, 1996. The average revenue per unit for PageNet's core domestic operations was $7.20 for the year ended December 31, 1997, compared to $7.46 for the year ended December 31, 1996.

     Services, rent, and maintenance expenses increased 17.8% to $173 million for the year ended December 31, 1997, compared to $147 million for the year ended December 31, 1996. The increase in services, rent, and maintenance expenses was the result of:

     - the growth in the number of units in service with subscribers;

     - expenses associated with an increase in transmitter sites;

     - expansion of nationwide transmission networks;

     - costs incurred by PageNet's Canadian operations; and

     - costs associated with the rollout of Voice Now

     Selling expenses increased 24.4% to $103 million for the year ended December 31, 1997, compared to $83 million for the year ended December 31, 1996. The increase in selling expenses and the increase as a percentage of net revenues from 1996 to 1997 resulted primarily from marketing research, development costs, and advertising expenses associated with PageNet's VoiceNow service, and from the addition of sales personnel to support the growth from 1996 to 1997 in both net revenues and the number of units in service with subscribers.

     General and administrative expenses increased 15.8% to $254 million for the year ended December 31, 1997, compared to $219 million for the year ended December 31, 1996. The increase in general and administrative expenses from 1996 to 1997 occurred to support the growth in the number of units in service with subscribers.

     Depreciation and amortization expense increased 35.6% to $289 million for the year ended December 31, 1997, compared to $213 million for the year ended December 31, 1996. The increase in depreciation and amortization expense from 1996 to 1997 resulted primarily from the increase in the number of subscriber devices owned by PageNet and leased to subscribers, the increase in computer and wireless messaging equipment used by PageNet in its operations, changes in subscriber device depreciation, and the commencement of spectrum license amortization. Effective January 1, 1997, PageNet shortened the depreciable life of its subscriber devices from four to three years, and revised the related residual values, in order to better reflect the estimated periods during which the subscriber devices remain in service. The changes in depreciable lives and residual values and the commencement of spectrum license amortization and other costs associated with the introduction of PageNet's VoiceNow service increased net loss by approximately $27 million for the year ended December 31, 1997.

     The non-recurring charge of $13 million in 1997 represents a write-down of certain subscriber devices to their net realizable value. The non-recurring charge of $23 million in 1996 represents a provision to write-off in excess of 400,000 subscriber devices leased by PageNet to customers under an agreement with a national marketing affiliate. During 1996, PageNet experienced significant cancellations by the customer base developed through this affiliate and therefore did not expect to recover the subscriber devices from the former customers of this marketing affiliate. Adjusted EBITDA increased 20.5% to $310 million for the year ended December 31, 1997, compared to $257 million for the year ended December 31, 1996. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1997 were negatively impacted by the introduction of PageNet's VoiceNow service and its international operations. Adjusted EBITDA and adjusted EBITDA as a percentage of net revenues for 1996 were negatively impacted by PageNet's international operations.

     Interest expense, net of amounts capitalized, was $151 million for the year ended December 31, 1997, compared to $128 million for the year ended December 31, 1996. The increase in interest expense from 1996 to 1997 was primarily due to the higher average level of indebtedness outstanding during 1997. The average level of indebtedness outstanding during 1997 was $1.7 billion, compared to $1.2 billion outstanding during 1996. On May 14, 1997, PageNet redeemed its 11.75% senior subordinated notes with lower interest rate funds borrowed under the credit agreement. PageNet recorded an extraordinary loss of $16 million in the second quarter of 1997 as a result of the early retirement of the 11.75% senior subordinated notes. The extraordinary loss was comprised of the redemption premium of $12 million and the write-off of unamortized issuance costs of $4 million.

CAPITAL EXPENDITURES

     PageNet's operations and expansion into new markets and product lines have required substantial capital investment. Furthermore, PageNet is in the process of building an advanced messaging network, which will offer new enhanced messaging services and customized wireless information, and has continued to convert certain back office functions from its decentralized field offices into the centers of excellence. Capital expenditures, excluding payments for spectrum licenses, were $437 million, $328 million, and $297 million, respectively, for the years ended December 31, 1996, 1997, and 1998, and $171 million and $163 million, respectively, for the nine months ended September 30, 1998 and 1999, and consisted primarily of expenditures on PageNet's core operations, PageNet's advanced messaging operations, and the centers of excellence.

CORE OPERATIONS

     Capital expenditures related to PageNet's core operations, excluding capital expenditures related to the centers of excellence, were $390 million, $224 million, and $143 million, respectively, for the years ended December 31, 1996, 1997, and 1998, and $83 million and $66 million, respectively, for the nine months ended September 30, 1998 and 1999. The decreases in core capital expenditures has been primarily due to a reduction in PageNet's network-related expenditures pertaining to geographic coverage and capacity expansion. Also, during 1997, PageNet began instituting programs to utilize subscriber devices more effectively and to more closely control subscriber device capital expenditures. In addition to the programs to utilize subscriber devices more effectively, the decrease in core capital expenditures in 1997 was also due to increased efficiencies in infrastructure deployment.

ADVANCED MESSAGING OPERATIONS

     Capital expenditures related to advanced messaging operations were $47 million, $104 million, and $97 million, respectively, for the years ended December 31, 1996, 1997, and 1998, and $58 million and $72 million, respectively, for the nine months ended September 30, 1998 and 1999. PageNet expects to substantially complete capital expenditures related to its advanced messaging network during the first quarter of 2000.

CENTERS OF EXCELLENCE

     Capital expenditures related to establishing PageNet's centers of excellence, including new system implementations, were $57 million for the years ended December 31, 1998, and $30 million and $25 million, respectively, for the nine months ended September 30, 1998 and 1999. PageNet plans to spend additional capital related to the establishment of its centers of excellence in the fourth quarter of 1999 and the first quarter of 2000, and to suspend expenditure of additional related capital thereafter, pending the development of detailed integration plans with Arch.

     The amount of capital expenditures may fluctuate from quarter to quarter and on an annual basis due to several factors, including the variability of units in service with subscribers. Based on current expectations, PageNet expects the total amount of capital expenditures to be approximately $50 million in the fourth quarter of 1999. With the substantial completion of the expansion of the advanced messaging network and the suspension of future conversions to the centers of excellence beyond January 2000, PageNet expects its capital expenditures in 2000 to decrease as compared to 1999. However, PageNet is currently unable to estimate its capital expenditures for 2000 due to uncertainty about the merger and the liquidity matters discussed in note 1 of PageNet's consolidated financial statements for the quarter ended September 30, 1999.

CANADIAN CREDIT AGREEMENTS

     The two credit agreements of PageNet's Canadian subsidiaries provide for total borrowings of approximately $75 million. As of September 30, 1999, approximately $52 million of borrowings were outstanding under the Canadian credit facilities. Additional borrowings are available to PageNet's Canadian subsidiaries under these facilities, so long as the borrowings are either collateralized or certain financial covenants are met.

MARKET RISK

     The risk inherent in PageNet's market risk sensitive instruments is the potential loss arising from adverse changes in interest rates and foreign currency exchange rates. PageNet's earnings are affected by changes in interest rates due to the impact those changes have on the Company's variable-rate debt obligations, which represented approximately 34% and 40% of its total long-term obligations as of December 31, 1998, and September 30, 1999, respectively. If interest rates average one percent more in 1999 than they did during 1998, PageNet's interest expense would increase by approximately $6 million. The impact of an increase in interest rates was determined based on the impact of the hypothetical change in interest rates on PageNet's variable-rate long-term obligations as of December 31, 1998. Market risk for fixed-rate long-term obligations is estimated as the potential increase in fair value resulting from a hypothetical one percent decrease in interest rates and amounted to approximately $68 million as of December 31, 1998, based on discounted cash flow analyses. The preceding sensitivity analyses do not, however, consider the effects that such changes in interest rates may have on overall economic activity, nor does it consider additional actions PageNet may take to mitigate its exposure to such changes. Actual results may differ from the above analyses.

     PageNet's earnings are also affected by foreign exchange rate fluctuations between the U.S. dollar and the Canadian dollar. In addition, PageNet is subject to market risk related to its net investments in its Canadian subsidiaries. However, the impact of such market risk exposures as a result of foreign exchange rate fluctuations has not been, and is not expected to be, material based on the relative insignificance of PageNet's Canadian subsidiaries to PageNet's financial position or results of operations. As of September 30, 1999, PageNet was not engaged in other activities that would cause exposure to the risk of material earnings or cash flow loss due to changes in interest rates, foreign currency exchange rates, or market commodity prices.

INFLATION

     Inflation has not had a material effect on PageNet's operations to date. Paging systems equipment and operating costs have not increased in price and PageNet's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. PageNet's general and administrative operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

YEAR 2000 COMPLIANCE

     PageNet has implemented a task force and has developed a comprehensive plan to address Year 2000 issues. PageNet continues to utilize both internal and external resources to evaluate and test its systems. PageNet has developed an approach to address Year 2000 issues that includes:

     - phases for inventory of business processes and systems;

     - assessment of Year 2000 risk;

     - remediation;

     - testing;

     - implementation; and

     - evaluation.

     PageNet has completed all of these phases for its critical business processes. PageNet also has completely evaluated the project documentation that represents the Year 2000 readiness of its application systems and embedded systems, such as its paging terminals and paging network. PageNet is archiving the documentation in its corporate Year 2000 repository. In connection with the restructuring, PageNet replaced all of its core systems in connection with establishing its new centers of excellence. PageNet has completed its Year 2000 readiness assessment and testing on these systems. PageNet expects that its total expense associated with correcting Year 2000 problems will be approximately $4 million, in addition to costs related to the replacement of all of PageNet's core systems in connection with establishing its new centers of excellence. Substantially all of this expense has been incurred.

     PageNet continues to work with Motorola, Inc., Glenayre Technologies, Inc., and its other primary vendors to assess their Year 2000 readiness. Assessment has been completed for PageNet's mission critical primary vendors. PageNet's primary vendors are making the preparations necessary for their products and services to be ready for the Year 2000. However, there can be no assurance that third parties will successfully ready their systems on a timely basis.

     PageNet also relies on electrical power and telecommunications transmission services in the operation of its business. PageNet has asked its primary electrical and telecommunications suppliers regarding their Year 2000 compliance. Each of these suppliers has told PageNet that it believes that it will be Year 2000 ready by the end of 1999. PageNet has no means of confirming these statements. PageNet believes that any power and/or transmission outages related to Year 2000 problems will be limited in both scope and duration and will not have a material adverse effect on PageNet's ability to operate or on its results of operations.

     PageNet is working with a globally recognized consulting firm to develop contingency plans to mitigate the impact of potential system failures related to Year 2000 issues. The contingency plans will address the risk of potential failures related to:

     - internal software applications;

     - embedded systems, and

     - infrastructure and third-party systems, including electrical power and telecommunications transmission services.

     The contingency plans have been completed for mission critical systems. Selected failure scenarios will continue to be practiced during the fourth quarter of 1999 to validate the thoroughness of these plans.

     PageNet believes it has met all project deliverables according to schedule based on management's review and verification of the project documentation. However, actual results could differ materially from those anticipated, particularly due to the potential impact of third-party modification plans. PageNet's business, financial position, or results of operations could be materially adversely affected by the failure of its computer systems and applications, or those operated by third parties, to properly operate or manage dates beyond 1999. In addition, disruptions in the economy generally resulting from Year 2000 issues could materially adversely affect PageNet. PageNet cannot estimate the amount of any potential liability or lost revenue.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

DISCOUNT NOTES

     The discount notes are traded on the American Stock Exchange. Trading quotations are customarily expressed as a percentage of principal amount at maturity. The following table sets forth the high and low closing prices per $1,000 principal amount at maturity of discount notes (expressed in dollars) and per share of Arch common stock for the quarterly periods indicated, which correspond to Arch's quarterly fiscal periods for financial reporting purposes. Prices for the discount notes are not based upon actual transactions, but are indicative prices based on available market maker information.

     For information regarding recent purchases of discount notes by Arch, see "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                                           ARCH                   ARCH
                                                      DISCOUNT NOTES          COMMON STOCK
                                                    ------------------    --------------------
                                                     HIGH        LOW        HIGH        LOW
                                                    -------    -------    --------    --------
Fiscal Year Ended December 31, 1997:
First Quarter.....................................  $575.00    $410.00    $30.00      $     11.25
  Second Quarter..................................  $555.00    $440.00    $25.125     $     11.25
  Third Quarter...................................  $660.00    $520.00    $28.50      $     17.625
  Fourth Quarter..................................  $670.00    $615.00    $27.375     $     12.375
Fiscal Year Ended December 31, 1998:
  First Quarter...................................  $618.00    $390.00    $18.375     $      9.00
  Second Quarter..................................  $590.00    $535.00    $20.8125    $     10.50
  Third Quarter...................................  $580.00    $470.00    $15.00      $      5.0625
  Fourth Quarter..................................  $605.00    $310.00    $ 5.4375    $      2.0625
Fiscal Year Ended December 31, 1999:
  First Quarter...................................  $600.00    $460.00    $ 7.5       $      3.1875
  Second Quarter..................................  $510.00    $320.00    $11.625     $      3.375
  Third Quarter...................................  $465.00    $345.00    $ 8.875     $      4.00
  Fourth Quarter (through Dec. 14, 1999)..........  $470.00    $340.00    $ 7.75      $      3.50

---------------

     The following table presents comparative trading information for common
stock and discount notes for November 5, 1999 and           , 2000. November 5,
1999 was the last full trading day prior to the public announcement of the
proposed PageNet merger.           , 2000 was the last practicable trading day
for which information was available prior to the date of the first mailing of this prospectus. The table also provides trading information for the common stock equivalent of each $1,000 principal amount at maturity of notes based on the exchange ratio to be used in the exchange offer.

                                          COMMON STOCK           DISCOUNT NOTES          PRO FORMA EQUIVALENT
                                    -------------------------   -----------------   ------------------------------
                                     HIGH     LOW      CLOSE    INDICATIVE PRICE      HIGH       LOW       CLOSE
                                    ------   ------   -------   -----------------   --------   --------   --------
November 5, 1999..................  $7.125   $6.375   $6.8125        $410.00        $471.189   $421.590   $450.523
         , 2000...................

COMMON STOCK

     Arch common stock is traded on the Nasdaq National Market under the symbol "APGR". PageNet stock is traded on the Nasdaq National Market and the Chicago Stock Exchange under the symbol "PAGE". The following table sets forth the high and low closing prices per share of Arch common stock and PageNet common stock for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                                          ARCH                  PAGENET
                                                      COMMON STOCK            COMMON STOCK
                                                  --------------------    --------------------
                                                    HIGH        LOW         HIGH        LOW
                                                  --------    --------    --------    --------
Fiscal Year Ended December 31, 1997:
  First Quarter.................................  $30.00      $11.25      $15.875     $      7.625
  Second Quarter................................  $25.125     $11.25      $ 9.750     $      5.750
  Third Quarter.................................  $28.50      $17.625     $13.5625    $      7.875
  Fourth Quarter................................  $27.375     $12.375     $14.125     $     10.375
Fiscal Year Ended December 31, 1998:
  First Quarter.................................  $18.375     $ 9.00      $16.375     $      9.500
  Second Quarter................................  $20.8125    $10.50      $16.625     $     12.500
  Third Quarter.................................  $15.00      $ 5.0625    $14.625     $      4.8125
  Fourth Quarter................................  $ 5.4375    $ 2.0625    $ 7.375     $      3.5625
Fiscal Year Ended December 31, 1999:
  First Quarter.................................  $ 7.5       $ 3.1875    $ 6.813     $      4.000
  Second Quarter................................  $11.625     $ 3.375     $ 4.813     $      3.156
  Third Quarter.................................  $ 8.875     $ 4.00      $ 6.125     $      0.906
  Fourth Quarter (through Dec. 14, 1999)........  $ 7.75      $ 3.50      $ 1.406     $      0.594

     The following table presents trading information for Arch common stock and
PageNet common stock for November 5, 1999 and           , 2000. November 5, 1999
was the last full trading day prior to the public announcement of the proposed
merger.           , 2000 was the last practicable trading day for which
information was available prior to the date of the first mailing of this prospectus. The table provides trading information for (1) one share of Arch Common Stock, (2) one share of PageNet Common Stock and (3) 0.1247 shares of Arch Common Stock, which is the equivalent of one share of PageNet Common Stock based on the exchange ratio to be used in the merger, exclusive of the value of shares of Vast Solutions to be received by PageNet stockholders.

                                       ARCH                         PAGENET                        ARCH
                                   COMMON STOCK                  COMMON STOCK              PRO FORMA EQUIVALENT
                            ---------------------------   ---------------------------   ---------------------------
                             HIGH       LOW      CLOSE     HIGH       LOW      CLOSE     HIGH       LOW      CLOSE
                            -------   -------   -------   -------   -------   -------   -------   -------   -------
November 5, 1999..........  $ 7.125   $ 6.375   $6.8125   $1.0625   $0.9375   $   1.0   $  .888   $  .795   $ .8495
         , 2000...........

DIVIDEND POLICY

     Arch has never declared or paid any cash dividends on its common stock. Arch anticipates that substantially all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, as well as requirements of its financing agreements and other factors that Arch's board of directors considers relevant. Arch's secured credit facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders. The terms of other outstanding indebtedness only permit the declaration or payment of cash dividends if specified leverage and cash flow requirements are met. Arch does not currently meet these requirements. In addition, the terms of Arch's outstanding Series C preferred stock generally prohibit the payment of cash dividends on common stock unless all accrued dividends due on to the Series C preferred stock have been paid in full. See "Description of Arch's Equity Securities" and "Description of Other Indebtedness".

                               INDUSTRY OVERVIEW

     The wireless communications industry has been in existence since 1949 when the FCC allocated a group of radio frequencies for use in providing one-way and 2-way types of mobile communications services. Throughout its history, the industry has been characterized by rapid changes in technology and growing consumer demand for wireless communications products with increased capabilities. Particularly since the 1980s, the number of firms competing in this business has increased and now includes major telecommunications companies such as AT&T and MCI/Worldcom.

     Arch entered the wireless communications industry as a provider of one-way numeric paging services and later added alphanumeric paging to its service offerings. Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. There are numerous ways to contact a paging subscriber through the services offered by Arch. Historically, the primary means of contacting a paging subscriber was by placing a telephone call to a subscriber's designated telephone number which then routed the call to a paging terminal. Once the call is received by the terminal, the caller may, utilizing a touchtone key pad, either input a numeric page, or, if the subscriber has elected voice mail service, a code to leave a voice message. In the case of a numeric page, the paging terminal generates and transmits a signal that is sent to radio receivers in the service area, either terrestrially through transmitters or, in the case of nationwide service, through satellite transmission and terrestrial transmitters. A message left in voice mail may be retrieved by a subscriber by calling the voice mail telephone number and inputting his personal identification number.

     Other means of contacting a subscriber of paging services have been developed. A caller may send an alphanumeric page through a computer modem using specialized alpha access software or through a messaging operator who inputs the message which is converted to a format accepted by, and then transmitted through, a paging company's network. With the increasing use of internet based services, alternate access mechanisms are becoming more dominant. Arch has developed a proprietary system which serves as a collection of gateways to its paging network through a variety of Internet based mechanisms. The most popular web based access method is email, which is now being enhanced to include a web based post office. Another popular method is through Arch's web based home page utilizing an Internet browser. Access through alternative web applications are expected to be added, which will enable callers to send messages utilizing more direct, customized, applications, such as instant messaging and other mail applications customized for business and other group accounts, address book access programs, and user selected information services. See "Arch's
Business -- Wireless Communications Services, Products and Operations".

     Recently, Arch has expanded its service offerings to provide, initially through arrangements with another carrier, guaranteed or 1.5-way messaging, 2-way messaging, voice mail, information messaging and other advanced communications features and services. The advent of N-PCS has allowed Arch to provide a return channel. This channel permits the unit to automatically acknowledge having received the message and allows Arch to guarantee that a message has been received. Full 2-way messaging allows the operator of the pager to reply to the message page either by composing a short message or by selecting from a menu of prescribed messages. Voice mail enables the end user to retrieve recorded messages left by the caller. Information delivery services allow customers to receive stock quotes, weather, news or other data directly through their Arch service.

     There are other wireless communications services available to consumers which Arch does not currently offer, other than as a distributor of some of these services for other carriers. These services include digital and analog cellular phone service which permits consumers to make and receive calls on a small portable handset without the need for a wired telephone. More recently, the industry has seen the introduction of broadband personal communications services, known as PCS. Broadband PCS, digital cellular and digital SMR offer new handsets and infrastructure which enable paging services together with mobile voice services.

     Technological improvements have generally contributed to strong growth in the market for wireless communications services and have enabled Arch to provide better quality services at lower prices to its subscribers. Companies providing one-way paging have benefitted from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of paging services while lowering equipment and air time costs.

     Other wireless communications alternatives have similarly experienced rapid changes through technological improvement which has resulted in more consumer interest and demand. Much of this development has occurred in various broadband products and services, such as digital cellular phones and services, digital SMR, dedicated data network and other wireless information services and equipment. As quality, convenience and availability of broadband offerings has expanded, prices have decreased and consumer interest has increased.

     Arch believes that paging is a cost-effective form of mobile wireless communications. Paging has an advantage over a cellular telephone or broadband PCS or SMR handset because a pager is smaller and has a longer battery life, and the service has broader coverage and better building penetration. Moreover, paging units and air time required to transmit an average message generally cost less than equipment and air time for cellular telephones or broadband PCS or SMR handsets. However, a significant percentage of two-way voice services are combining short messaging services with two-way voice capability in a single unit, and it may be economical and convenient for customers who have traditionally used both services to discontinue their traditional paging services in favor of the combined unit and services. Furthermore, as technology continues to develop, these other communications alternatives are becoming smaller, more durable, cheaper and with better transmission quality. Arch is committed to expanding its service offerings, such as guaranteed and 2-way messaging, to ensure that its services remain competitive in this rapidly changing market.

     Paging subscribers typically pay a flat monthly service fee for pager services, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. However, cellular and PCS firms are beginning to offer one-rate and other plans which lower the price point so that these services compete directly with the paging and messaging services Arch offers. Arch is sensitive to these technological and availability changes and is working to design competitively attractive values for the consumer even in the midst of these changes by broadband and digital SMR providers.

     The wireless communications industry originally distributed its services through direct marketing and sales activities. Later, additional channels of distribution evolved. These channels include: (1) carrier-operated stores; (2) resellers, who purchase services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis; (4) retail outlets that often sell a variety of merchandise, including paging units and other telecommunications equipment; and (5) most recently, the Internet.

REGULATION

     Wireless messaging operations and the construction, modification, ownership and acquisition of wireless messaging systems are subject to extensive regulation by the FCC under the Communications Act of 1934 and, to a much more limited extent, by public utility or public service commissions in certain states. Arch is licensed to conduct various types of wireless messaging operations. Although the following description is intended to address all material aspects of governmental regulation, it does not purport to be a complete discussion of all present and proposed legislation and regulations relating to the paging operations of Arch.

  Federal Regulation

     Regulatory Classification

     Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a radio common carrier, or RCC, as a private carrier paging operator, or PCP, or as a reseller. Arch's operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services such as RCC and PCP services. The FCC has taken, and continues to take, actions to implement this legislation. As a CMRS provider, Arch is regulated as a common carrier, except that the FCC has exempted paging services from some typical common carrier regulations, such as tariff filing and resale requirements, because paging services have been found to be highly competitive.

     The classification of Arch's paging operations as CMRS affects the level of permissible foreign ownership in Arch, as discussed below, and the nature and extent of state regulation. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions. This may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch operates. Also, Arch is obligated to pay certain regulatory fees in connection with its paging operations.

     FCC Regulatory Approvals and Authorizations

     The Communications Act requires radio licensees such as Arch to obtain prior approval from the FCC for the assignment or transfer of control of any FCC authorizations it holds. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch as well as transfers of a controlling interest in any of Arch's licenses, construction permits or related rights; however the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's paging activities, has decided to forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's RCC and PCP licenses. Pursuant to this decision, Arch now only has to file a written notification of a pro forma transaction within 30 days after the transaction is completed. Note, however, that Arch may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of its licenses not covered by the forbearance decision, such as certain business radio authorizations.

     To date, the FCC has approved each assignment and transfer of control for which Arch has sought approval. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, Arch does not know of any reason that any such applications will not be approved or granted.

     The FCC paging licenses granted to Arch are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. The FCC has so far granted each license renewal application that Arch has filed, other than those renewal applications still pending. Arch is unaware of any circumstances which would prevent the grant of any pending or future renewal applications made by Arch. However, no assurance can be given that any of Arch's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. This would increase the chances of third-party interventions in the renewal proceedings.

     The FCC's review and revision of rules affecting paging companies is ongoing. The regulatory requirements to which Arch is subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a major economic area as defined by The Bureau of Economic Affairs of the U.S. Department of Commerce) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch has been participating actively in this proceeding in order to protect its existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

     Currently, however, the Communications Act requires that Arch obtain licenses from the FCC to use radio frequencies to conduct its paging operations at specified locations. FCC licenses issued to Arch set forth the technical parameters, such as power strength and tower height, under which Arch is authorized to use those frequencies. In many instances, Arch requires the prior approval of the FCC before it can implement any significant changes to its radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, except for applications still required by Sections 1.923 and 1.924 of the FCC rules (request for authority to operate in a designated Quiet Zone and request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

     The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether -- if such requirements are imposed -- failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch might have to accelerate the build-out of its systems in certain areas.

     Telecommunications Act of 1996 and Other Regulation

     Some aspects of the Telecommunications Act may place financial obligations upon Arch or subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch has generally passed these costs on to its subscribers. This makes its services more expensive and could affect its ability to attract or retain customers. However, there can be no assurance that Arch will be able to continue to pass on these costs.

     The FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including universal service. Prior to the implementation of the Telecommunications Act, universal service obligations were largely met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, are required to contribute to the universal service fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. Arch cannot yet know the impact of these federal and state contribution requirements.

     Some aspects of the Telecommunications Act could have a beneficial effect on Arch's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

     Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS providers such as Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

     Depending on further FCC disposition of these issues, Arch may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the

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

FCC ultimately reaches an unfavorable resolution, then Arch believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

     The Communications Assistance for Law Enforcement Act (CALEA) requires certain telecommunications companies, including Arch, to modify the design of their equipment or services to ensure that electronic surveillance or interceptions can be performed. Technical parameters applicable to the messaging industry have been established but not acknowledged by all governmental bodies to date. Consequently, Arch can not determine at this time what compliance measures will be required or the costs thereof.

  Future Regulation

     From time to time, federal or state legislators propose legislation which could potentially affect Arch, either beneficially or adversely. It is possible that legislation will be enacted by the federal or state governments, or that regulations will be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's business could also adversely affect Arch's results of operations.

  Foreign Ownership

     The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because Arch is the parent of radio common carriers (but is not a radio common carrier itself), Arch may not have more than 25% of its stock owned or voted by aliens or its representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the World Trade Organization Agreement -- agreed to by 69 countries -- the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. Arch's certificate of incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries.

  State Regulation

     In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch. Rates, terms and conditions under which Arch provided services, or any changes to those rates, have been subject to state regulation. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service: for example, requiring the identification of an agent to receive complaints. States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions and transfers of wireless systems and (2) resolution of consumer complaints. Arch believed that to date all required filings for its paging operations have been made.
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

                                ARCH'S BUSINESS

     Arch is a leading provider of wireless communications services in the United States, and believes that it is well positioned to compete effectively in the highly competitive wireless communications industry for the following reasons. The combination of Arch's recently acquired market presence in major metropolitan markets with its historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and has positioned Arch to compete more effectively for large corporate customers with diverse geographic operations. Arch's enlarged subscriber base enables it to obtain better strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, Arch's third-party retail distribution agreements complement the more than 175 Arch-operated retail outlets. Similarly, Arch's two nationwide paging networks and the associated potential for higher-revenue nationwide services enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution networks. Arch recognizes that changes in competition and the newly offered products and services that incorporate paging as one of their features demand that Arch aggressively develop new products with enhanced features and that Arch do so at a competitive cost for customers.

     Arch's plan to deploy its nationwide N-PCS spectrum using its existing network infrastructure, together with its recent agreement with Weblink Wireless, formerly known as PageMart Wireless, described below, should permit Arch to market N-PCS services, such as multi-market alphanumeric and other advanced messaging services, sooner than it would otherwise be able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, Arch's investments to date in two national call centers and additional regional call centers should supplement its previously developed call center and complement its strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Networks and Licenses".

     The expected effects of the PageNet merger on Arch's business are described under "The Combined Company -- Business".

BUSINESS STRATEGY

     Arch's strategic objective is to strengthen its position as one of the leading providers of wireless communications services in the United States and at the same time begin to position itself to remain competitive in the rapidly expanding wireless communications market which now includes major telecommunications companies such as MCI/Worldcom and AT&T.

     Arch is committed to continuing to provide high-quality service to its current customers while at the same time working to expand the wireless communications choices it provides them. Arch has already begun to offer guaranteed or 1.5-way messaging and 2-way messaging and seeks to continue that development. Arch has recognized that in order to fully serve its current customers it will need to have a strong presence in the N-PCS market which will allow it to expand its present offerings even further. The wireless communications industry is going to continue to change and Arch seeks to position itself to offer wireless communication options that are broad enough to meet the needs of most potential customers. At the same time, Arch recognizes the need to offer a good value to consumers, letting them utilize the services they need at economical prices. This means providing local, regional and national services that allow consumers to choose the type of coverage that they require. Arch is aggressively seeking cost savings and working to continue to operate more efficiently.

     Operating Strategy. Arch's operating objectives are to increase its adjusted EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch will pursue the following strategies to achieve its operating objectives:

          - Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Management believes that a low-cost operating structure, compared to differenti-

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

     ated premium pricing and niche positioning, the other two fundamental competitive tactics in the wireless communications industry, will maximize its flexibility to offer competitive prices while still achieving target margins and adjusted EBITDA. Arch will continue to improve its low-cost operating structure by consolidating some operating functions, including centralized purchases from key vendors, to achieve economies of scale, and installing technologically advanced and reliable transmission systems.

          - Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing adjusted EBITDA. To reduce capital expenditures, Arch has already implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than company-owned units.

          - Balanced Distribution. Arch's combination of direct sales, company-owned stores and third party resellers are supplemented by its local market direct sales force and its distribution agreements with third-party regional and national retailers. In addition, Arch's national accounts sales force is enabling Arch to improve distribution to nationwide customers.

          - Capitalize on Revenue Enhancement Opportunities. Arch has one of the broadest product offerings in the industry, including traditional paging services as well as new services such as guaranteed or 1.5-way messaging and 2-way messaging services, wireless e-mail and content delivery services. Arch has entered into a strategic alliance with Weblink Wireless, formerly known as PageMart Wireless, to accelerate delivery of these new services, utilizing portions of Weblink Wireless' N-PCS network in conjunction with Arch's own network while sharing specified costs with Weblink Wireless. This will provide Arch with more economical and broader access to higher ARPU nationwide, regional or text messaging services. To date, Arch has marketed these services only on a limited basis through the resale of other carriers' services on less attractive terms. Arch believes there will be a number of new revenue opportunities associated with its approximately 7.0 million units in service, including selling enhanced services which add value such as voice mail, resale of long-distance service and fax storage and retrieval. See "-- Wireless Communications Services, Products and Operations" and "-- Networks and Licenses".

     Arch's strategic plans following the PageNet merger are described under "The Combined Company -- Strategy".

WIRELESS COMMUNICATIONS SERVICES, PRODUCTS AND OPERATIONS

     Arch is a leading provider of wireless communications services, primarily wireless messaging services, including digital display, alphanumeric display, guaranteed messaging and 2-way messaging. Arch operates in all 50 states and the District of Columbia and in each of the 100 largest markets in the United States. Arch offers these services on a local, regional and nationwide basis employing digital networks covering more than 90% of the United States population.

     The following table sets forth information about the approximate number of units in service with Arch subscribers and net increases in number of units through internal growth and acquisitions since 1995:

                                 UNITS IN SERVICE     NET INCREASE IN      INCREASE IN UNITS    UNITS IN SERVICE
                                 AT BEGINNING OF       UNITS THROUGH            THROUGH            AT END OF
YEAR ENDED DECEMBER 31,               PERIOD         INTERNAL GROWTH(1)     ACQUISITIONS(2)          PERIOD
-----------------------          ----------------    ------------------    -----------------    ----------------
1995...........................       538,000             366,000              1,102,000           2,006,000
  1996.........................     2,006,000             815,000                474,000           3,295,000
  1997.........................     3,295,000             595,000                     --           3,890,000
  1998.........................     3,890,000             386,000                     --           4,276,000
NINE MONTHS ENDED
SEPTEMBER 30,
-----------------
1999...........................     4,276,000             (14,000)             2,762,000           7,024,000

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

     Net increase in units through internal growth includes internal growth in acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

     A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters.

     Digital display paging service, which was introduced by the paging industry nearly 20 years ago, currently represents a majority of all units in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulties, such as inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission, which has, to some extent, been relieved by deploying alternate communications pathways, such as the Internet.

     The following table summarizes the types of Arch's units in service at specified dates:

                                                          DECEMBER 31,
                                               ----------------------------------     SEPTEMBER 30,
                                                    1997               1998               1999
                                               ---------------    ---------------    ---------------
                                                 UNITS      %       UNITS      %       UNITS      %
                                               ---------   ---    ---------   ---    ---------   ---
Digital display............................    3,284,000    85%   3,586,000    84%   5,391,000    77%
Alphanumeric display.......................      524,000    13      621,000    14    1,195,000    17
Other......................................       82,000     2       69,000     2       62,000    --
Customers with Nationwide Services.........           --    --           --    --      386,000     6
                                               ---------   ---    ---------   ---    ---------   ---
         Total.............................    3,890,000   100%   4,276,000   100%   7,024,000   100%
                                               =========   ===    =========   ===    =========   ===

     Units reflected in chart include guaranteed and 2-way messaging units.

     Arch provides messaging service to subscribers for a monthly fee. Subscribers either lease the unit from Arch for an additional fixed monthly fee or they own the unit, having purchased it either from Arch or from another vendor. Arch owned units leased to subscribers require capital investment by Arch while customer-owned and maintained units, commonly referred to as COAM units, and those owned by resellers do not. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's wireless messaging services under marketing agreements. Resellers are responsible for sales, billing, collection and equipment maintenance costs. Arch sells other products and services, including units and accessories and unit replacement and maintenance contracts. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates:

                                                 DECEMBER 31        DECEMBER 31       SEPTEMBER 30
                                                    1997               1998               1999
                                               ---------------    ---------------    ---------------
                                                 UNITS      %       UNITS      %       UNITS      %
Arch-owned and leased......................    1,740,000    45%   1,857,000    43%   3,541,000    50%
Subscriber-owned...........................    1,087,000    28    1,135,000    27    1,611,000    23
Reseller-owned.............................    1,063,000    27    1,284,000    30    1,872,000    27
                                               ---------   ---    ---------   ---    ---------   ---
         Total.............................    3,890,000   100%   4,276,000   100%   7,024,000   100%
                                               =========   ===    =========   ===    =========   ===

     Arch provides enhancements and ancillary services such as voice mail, wireless information delivery services, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized

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

message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Wireless information delivery allows subscribers to receive stock quotes, news and weather through their Arch service. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services. These include, among other services, fax storage and retrieval.

NETWORKS AND LICENSES

     Arch operates local, regional and national networks which enable its customers to receive pages over a broad geographical area. Many of these networks were acquired in the MobileMedia acquisition. The extensive coverage provided by this network infrastructure provides Arch with an advantage over some of its competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, which frequently demand national network coverage from their paging service provider.

     Although Arch's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of Arch's networks varies significantly market by market, almost all of Arch's markets have adequate capacity to meet the demands of projected growth for the next several years. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Some of Arch's networks use older technologies and are comparatively costlier to operate.

     Arch is seeking to improve overall network efficiency by deploying paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. Arch believes its investments in its network infrastructure will facilitate and improve the delivery of high quality communications services while at the same time reducing associated costs of such services.

  Nationwide Wireless Networks

     Arch operates two nationwide 900 MHz networks. As part of its acquisition of MobileMedia, Arch acquired MobileMedia's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  N-PCS Networks and Licenses

     N-PCS networks enable wireless communications companies to offer 2-way messaging services and to make more efficient use of radio spectrum than do non-PCS networks. Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

     Arch's N-PCS Licenses. MobileMedia purchased five regional licenses through the FCC's 1994 auction of N-PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, MobileMedia acquired a second 2-way N-PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system. In order to retain these N-PCS licenses, Arch must comply with specified minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, Arch would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileMedia acquisition, Arch built out the related PCS system to cover 750,000
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

sq. km. or 37.5% of the U.S. population by September 29, 1999 in compliance with applicable build out requirements and is still required to extend the build out of the related PCS system to cover 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. Arch estimates that the costs of these minimum build-outs would be approximately $9.0 million. Although these minimum build-outs would be sufficient to satisfy regulatory requirements, they would not be sufficient for Arch to provide significant N-PCS applications of the types which the combined company intends to provide.

     Weblink Wireless, Inc. In May 1999, Arch and Weblink Wireless, Inc., formerly PageMart Wireless, Inc. signed a five-year agreement for the provision of N-PCS services. The agreement calls for Arch and Weblink to share certain capital and operating expenses. Under the agreement, Arch can market N-PCS advanced messaging services, including guaranteed or 1.5-way messaging and 2-way messaging, using portions of Weblink's network in conjunction with Arch's network. As demand for advanced messaging increases over time, Arch plans to expand its own N-PCS network. In the interim, Arch believes its arrangements with Weblink will provide it with more economical and broader access to N-PCS services. Weblink previously announced similar agreements with each of Metrocall, Inc. and Airtouch Communications, Inc.

SUBSCRIBERS AND MARKETING

     Arch's wireless communications accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers have historically included proprietors of small businesses, professionals, management personnel, field sales personnel and service forces, members of the construction industry and construction trades, and real estate brokers and developers. After Arch's acquisition of MobileMedia, Arch's subscribers now include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. Arch believes that use of wireless communications among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

     Although today Arch operates in all 50 states and all of the 100 most populated markets in the United States, Arch originally focused on medium-sized and small market areas with lower rates of wireless communications penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

     Arch markets its services through three primary sales channels: direct, reseller and retail.

     Direct. In the direct channel, Arch leases or sells equipment directly to its customers and bills and services such customers. Arch markets its services through a direct marketing and sales organization which operated approximately 375 retail stores as of September 30, 1999. Arch's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among Arch's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. Arch has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, segments of which had previously suffered from high turnover and open positions under MobileMedia's ownership and management. In addition, Arch commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1999, the direct channel accounted for approximately 86.4% of recurring revenue.

     Reseller. In the reseller channel, Arch sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. Arch offers access to its network to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit

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risk of the end user, although Arch retains the credit risk of the reseller.
Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by Arch are reduced.

     Arch's resellers generally are not exclusive distributors of Arch's services and often have access to networks of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of equipment to resellers at discounted rates. Arch intends to be an active participant in the reseller channel and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1999, the reseller channel accounted for approximately 8.7% of recurring revenue.

     Retail. In the retail channel, Arch sells equipment to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts Arch to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, equipment. This reduces Arch's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by Arch. Retail distribution permits Arch to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1999, the retail channel accounted for approximately 4.9% of recurring revenue.

SOURCES OF EQUIPMENT

     Arch does not manufacture any of the messaging equipment or other equipment used in operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys customer equipment primarily from Motorola, NEC and Panasonic and purchased terminals and transmitters primarily from Glenayre and Motorola. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. Arch anticipates that equipment will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times.

     Because of the high degree of compatibility among different models of transmitters, computers and other equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its system equipment is among the most technologically sophisticated in the paging industry.

COMPETITION

     The wireless communications industry is highly competitive. Companies in this industry compete on the basis of price, coverage area offered to subscribers, available services offered, transmission quality, system reliability and customer service. Arch believes that it will generally compete effectively based on these factors.

     Arch has competed by maintaining competitive pricing of its products and services, by providing broad coverage options through high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch offers wireless messaging services on a local, regional and nationwide basis. Arch also offers enhanced services such as alphanumeric messaging, guaranteed messaging and 2-way messaging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes and other information delivery services.

     However, the products and services Arch offers compete with a broad array of wireless communications services. For example, 2-way cellular phones are now offered routinely as a package with short messaging services, which are substantially similar to numeric and alphanumeric paging. In addition,

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rates for flat rate broadband PCS and SMR services are dropping to a price point at which the mobile telephone services compete directly with services Arch offers.

     Some competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some competitors possess financial, technical and other resources greater than those of Arch. Major wireless messaging carriers that currently compete with Arch in one or more markets include MCI/Worldcom/SkyTel, Sprint PCS, Metrocall, AirTouch/Vodafone, Nextel, Bell Atlantic, Ardis Company and BellSouth Wireless Data.

     The intensity of competition for communications service customers will continue to increase as wireless communications products continue to be developed and continue to offer new and different services. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services, local multipoint distribution service and the 220-222 MHz service. Furthermore, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless 2-way communications technology, including cellular, broadband PCS, N-PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch provides.

     Arch holds one nationwide and five regional N-PCS licenses. Competitors of Arch also hold N-PCS licenses. Some of these competitors have substantially greater resources than Arch. One competitor, SkyTel, currently offers a 2-way N-PCS wireless data service from its own network. Although Arch cannot predict the types of N-PCS services which will be offered by those companies, Arch expects that those services will compete with the N-PCS and paging services offered by Arch. Moreover, broadbrand PCS, cellular and enhanced SMR compete with many of the services provided by Arch over N-PCS.

EMPLOYEES

     At September 30, 1999, Arch employed approximately 5,200 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of its divisional reorganization and the integration of MobileMedia, Arch anticipates a net reduction of approximately 10% of its current workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Divisional Reorganization".

TRADEMARKS

     In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. In addition, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. At present, Arch has continued to market to former MobileMedia customers under the MobileComm and MobileMedia brand names, but is working to transition its marketing under the Arch name.

     Arch owns the service marks "Arch" and "Arch Paging", and holds federal registrations for the service marks "MobileComm" and "MobileMedia" as well as various other trademarks. Arch filed an application for federal registration of the mark "Arch" in October 1999 and for the mark "Arch Communications" in December 1999.

PROPERTIES

     At September 30, 1999, Arch owned 10 office buildings and leased office space, including its executive offices, in approximately 375 locations in 42 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 4,800 locations in all 50 states, the U.S. Virgin Islands and Puerto Rico. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Substantially all of Arch's and

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MobileMedia's tower sites were sold during 1998 and 1999 and Arch currently rents transmitter space. As part of its divisional reorganization, Arch is closing some office locations and redeploying other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations -- Divisional Reorganization".

LITIGATION

     Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

THE COMPANY

     A predecessor to Arch, also named Arch Communications Group, Inc., was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, this predecessor completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of the predecessor with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. See Note 2 to Arch's consolidated financial statements. On June 3, 1999, Arch acquired the business of MobileMedia, which was then operating as a debtor-in-possession under Chapter 11 of the Bankruptcy Code.

                               ARCH'S MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Arch are:

NAME                                   AGE                           POSITION
----                                   ---                           --------
                                              Chairman of the Board, Chief Executive Officer and
C. Edward Baker, Jr..................  49     Director
Lyndon R. Daniels....................  46     President and Chief Operating Officer
John B. Saynor.......................  59     Executive Vice President and Director
J. Roy Pottle........................  40     Executive Vice President and Chief Financial Officer
                                              Executive Vice President/Technology and Regulatory
Paul H. Kuzia........................  57     Affairs
Edwin M. Banks.......................  36     Director
R. Schorr Berman(2)..................  51     Director
James S. Hughes(1)...................  57     Director
John Kornreich.......................  53     Director
H. Sean Mathis(1)....................  51     Director
Allan L. Rayfield(2).................  64     Director
John A. Shane(1)(2)..................  66     Director

---------------
(1) Member of the audit committee

(2) Member of the executive compensation and stock option committee

     C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988. Mr. Baker became Chairman of the Board of Arch in 1989. He also served as President of Arch from 1988 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

     LYNDON R. DANIELS joined Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

     JOHN B. SAYNOR has served as a director of Arch since 1988. Mr. Saynor has served as Executive Vice President of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

     J. ROY POTTLE joined Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

     PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

     EDWIN M. BANKS has been a director of Arch since June 1999. He has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc.

     R. SCHORR BERMAN has been a director of Arch since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

     JAMES S. HUGHES has been a director of Arch since 1986. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

     JOHN KORNREICH has been a director of Arch since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

     H. SEAN MATHIS has been a director of Arch since June 1999. He has also been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis is a director of Thousand Trails, Inc.

     ALLAN L. RAYFIELD has been a director of Arch since 1997. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

     JOHN A. SHANE has been a director of Arch since 1988. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

     Arch's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Saynor, Shane and Mathis will expire at Arch's annual meeting of stockholders to be held in 2000. The term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at Arch's annual meeting of stockholders to be held in 2002.

     Two of Arch's stockholders, W.R. Huff Asset Management and Whippoorwill Associates, Inc., have the right to designate one member each for election to Arch's board of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Mr. Banks has been designed by W.R. Huff and Mr. Mathis has been designed by Whippoorwill.

     The holders of Series C preferred stock have the right, voting as a separate class, to elect one member of Arch's board of directors, and such director has the right to be a member of any committee of the board. Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

     Arch's officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

     Most of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination. See "Executive Compensation -- Executive Retention Agreements".

     For a discussion of the expected effects of the PageNet merger, see "The Combined Company -- Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns approximately 12% of its equity. Arch's Board of Directors has approved an additional investment of $200,000 by Arch, subject to certain conditions.

     Between August 6, 1998 and October 28, 1998, Arch's board of directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

BOARD COMMITTEES

     Arch's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of Arch and its subsidiaries before their submission to Arch's board of directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to Arch's board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's board of directors has no standing nominating committee.

INDEMNIFICATION AND DIRECTOR LIABILITY

     Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

                         ARCH'S EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                      ----------------------------------      LONG-TERM
                                                                            OTHER ANNUAL     COMPENSATION
                                                                  BONUS     COMPENSATION    --------------
NAME AND PRINCIPAL POSITION DURING 1997        YEAR   SALARY $     $(1)        ($)(2)       OPTIONS (#)(3)
---------------------------------------        ----   --------   --------   ------------    --------------
C. Edward Baker, Jr..........................  1998   $373,742   $135,000     $    600         151,554(4)
Chairman, President and Chief Executive        1997    353,317    227,500          600          16,545(4)
  Officer                                      1996    329,050     36,833          600          89,621(5)(6)
Lyndon R. Daniels............................  1998    295,416         --      113,905(7)       46,666
  President and Chief Operating Officer
  (joined Arch in January 1998)
J. Roy Pottle................................  1998    179,200         --       99,304(7)       30,000
  Executive Vice President and Chief
  Financial Officer (joined Arch in February
  1998)
John B. Saynor...............................  1998    157,646     41,770          600          17,247(8)
  Executive Vice President                     1997    153,188     72,900          600           5,302(9)
                                               1996    146,867     15,300          600           6,667(6)
Paul H. Kuzia................................  1998    165,489     58,435          600          29,616(9)
  Executive Vice President/Technology          1997    157,633     77,400          600           5,629(9)
  and Regulatory Affairs                       1996    133,800     14,620          600           2,667(6)

---------------
(1) Represents bonus paid in such fiscal year with respect to prior year.

(2) Represents Arch's matching contributions paid under Arch's 401(k) plan.

(3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1996, 1997 or 1998.

(4) Includes options to purchase 136,563 shares granted as part of Arch's January 16, 1998 option repricing program.

(5) Includes options to purchase 35,620 shares replaced in connection with Arch's October 23, 1996 option repricing program.

(6) Option replaced in connection with Arch's January 16, 1998 option repricing program.

(7) Represents reimbursement for certain relocation costs and associated taxes.

(8) Includes options to purchase 11,968 shares granted as part of Arch's January 16, 1998 option repricing program.

(9) Includes options to purchase 23,229 shares granted as part of Arch's January 16, 1998 option repricing program.

EXECUTIVE RETENTION AGREEMENTS

     Arch is a party to executive retention agreements with a total of 17 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor. Following the merger, the PageNet change of control severance plan will provide similar severance arrangements for PageNet executives. See "PageNet's Management".

     The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of Arch as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

     The following options were granted to the five executive officers named in the summary compensation table during 1998. No SARs were granted during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                        -------------------------------------------------------     POTENTIAL REALIZABLE
                                        PERCENT OF                                    VALUE AT ASSUMED
                                          TOTAL                                        ANNUAL RATES OF
                                       OPTIONS/SARS                               STOCK PRICE APPRECIATION
                        OPTIONS/SARS    GRANTED TO    EXERCISE OR                    FOR OPTIONS TERM(3)
                          GRANTED      EMPLOYEE IN     BASE PRICE    EXPIRATION   -------------------------
                           (#)(1)      FISCAL YEAR    ($/SHARE)(2)      DATE        5% ($)       10% ($)
                        ------------   ------------   ------------   ----------   ----------   ------------
C. Edward Baker,
  Jr. ................     14,991          2.31%        $13.5939      03/04/08     $128,143     $  324,739
                          136,563(4)      21.00          15.1875      01/16/08      553,600      2,110,041
Lyndon R. Daniels.....     46,666          7.18          14.8125      01/02/08      434,723      1,101,674
J. Roy Pottle.........     30,000          4.61          10.6875      02/17/08      201,639        510,994
John B. Saynor........      5,279          0.81          13.5939      03/04/08       45,122        114,349
                           11,968(4)       1.84          15.1875      01/16/08       48,517        184,924
Paul H. Kuzia.........      6,387          0.98          13.5939      03/04/08       54,603        138,375
                           23,229(4)       3.57          15.1875      01/16/08       94,166        358,913

---------------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.

(2) The exercise price is equal to the fair market value of common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all Arch stockholders proportionately.

(4) Option granted as part of the January 16, 1998 option repricing program.

OPTION EXERCISES AND YEAR-END OPTION TABLE

     The named executive officers exercised stock options during 1998 as described below. They held the following stock options as of December 31, 1998:

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTIONS VALUES

                                                              NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                               UNDERLYING OPTIONS    IN-THE-MONEY OPTIONS
                                      SHARES OF                AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                     ACQUIRED ON    VALUE        (EXERCISABLE/           (EXERCISABLE/
                                      EXERCISE     REALIZED      UNEXERCISABLE)         UNEXERCISABLE)
NAME                                     (#)        ($)(1)            (#)                   ($)(2)
----                                 -----------   --------   --------------------   ---------------------
C. Edward Baker, Jr. ..............    31,344      $270,342    37,914     113,641          --          --
Lyndon R. Daniels..................        --            --        --      46,666          --          --
John B. Saynor.....................        --            --     1,668      15,580          --          --
J. Roy Pottle......................        --            --        --      30,000          --          --
Paul H. Kuzia......................        --            --     6,644      22,973          --          --

---------------
(1) Represents the difference between the exercise price and the fair market value of common stock on the date of exercise.

(2) Based on the fair market value of common stock on December 31, 1998 ($4.3125 per share) less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of Arch's compensation committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the compensation committee throughout 1998, and Mr. Rayfield joined the compensation committee upon his election as a director in July 1998.

     C. Edward Baker, Jr., the chairman and chief executive officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the compensation committee of Arch.

                         ARCH'S PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information about the beneficial ownership of Arch's common stock by

     - each person who is known by Arch to beneficially own more than 5% of its outstanding shares of common stock;

     - each current director of Arch;

     - Arch's chief executive officer and the other named executive officers;
       and

     - all current directors and executive officers of Arch as a group.

     The table provides information at November 30, 1999 and as adjusted to give effect to the exchange offer, the PageNet merger and related transactions, assuming that all of the outstanding discount notes and all of PageNet's outstanding notes are tendered.

     Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that person has the right to acquire through exercise of warrants or options within 60 days after November 30, 1999. These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.

     Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

     The table assumes

     - the conversion of Series C preferred stock into common stock at the current conversion ratio of 6.7444 to 1.00; and

     - the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

     Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the Class B stockholders identified in notes (7), (8) and (9) to the table would be entitled to cast a maximum of 28.4% of the votes in the election of directors, assuming that they -- and only they -- exercised outstanding options and warrants. This contrasts with the more than 36.2% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.

                                Number of Shares

                                                   SHARES                     SHARES TO BE
                                                 UNDERLYING                    ISSUED IN
                                                 OPTIONS AND                   CONNECTION
                                                  WARRANTS                      WITH THE           PERCENTAGE
                                    SHARES       EXERCISABLE                    EXCHANGE     -----------------------
                                OUTSTANDING AT    PRIOR TO        TOTAL        OFFER AND          AT
                                 NOVEMBER 30,    JANUARY 29,   BENEFICIALLY     PAGENET      NOVEMBER 30,      AS
NAME                                 1999           2000          OWNED        MERGER(1)         1999       ADJUSTED
----                            --------------   -----------   ------------   ------------   ------------   --------
C. Edward Baker, Jr. .........       37,434         141,122       178,550                       *             *
Lyndon R. Daniels.............        4,000          25,582        29,582                       *             *
John B. Saynor................       64,642         118,700       185,342                       *             *
J. Roy Pottle.................           --          10,500        10,500                       *             *
Paul H. Kuzia.................        1,320          17,679        18,999                       *             *
R. Schorr Berman(2)...........      655,664       1,140,115     1,795,779                         3.3%        *
James S. Hughes...............       40,196          47,503        87,699                       *             *
John Kornreich(3).............    1,757,810       2,890,373     4,648,183        361,606          8.3%         2.9%
Allan L. Rayfield.............          334           3,576         3,910                       *             *
John A. Shane(4)..............        6,856          17,686        24,542                       *             *
Edwin M. Banks(5).............    8,854,357         569,002     9,423,359                        17.6%         5.4%
H. Sean Mathis................           --           1,000         1,000                       *             *
Sandler Capital
  Management(6)...............    1,677,616       2,751,494     4,429,110        357,425          8.0%         2.7%
W.R. Huff Asset Management
  Co., L.L.C.(7)..............    8,854,357         568,002     9,422,359                        17.6%         5.4%
The Northwestern Mutual Life
  Insurance Company(8)........    3,243,629         207,544     3,451,173                         6.5%         2.0%
Whippoorwill Associates,
  Inc.(9).....................    6,020,045         439,904     6,459,949                        12.1%         3.7%
Resurgence Asset Management
  L.L.C.(10)
Resurgence Asset Management
  International L.L.C.(10)
Re/Enterprise Asset
  Management, L.L.C.(10)......    9,164,096              --     9,164,096                        17.3%         5.3%
Paul Tudor Jones II(11).......    4,080,899         126,176     4,207,075                         7.9%         2.4%
All current directors and
  executive officers of Arch
  as a group (12 persons).....   11,422,613       6,118,842    17,541,455        361,606         29.7%        10.0%

---------------
  *  Less than 1%

 (1) Based upon ownership of Arch discount notes, PageNet common stock and PageNet senior subordinated notes, to the extent Arch is aware of that ownership.

 (2) Includes 649,330 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.

 (3) Includes 1,677,616 shares and 2,751,495 shares issuable upon exercise of warrants beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,334 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.

 (4) Includes 350 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane. See "Description of Outstanding Indebtedness -- Arch Convertible Debentures".

 (5) Includes 8,854,357 shares and 1,704,006 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,134 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This director is a portfolio manager of W.R. Huff. This director disclaims beneficial ownership of all such shares.

 (6) Sandler has sole voting and investment power over 116,000 of such shares and 200,500 of the shares issuable upon exercise of warrants and shared voting and investment power over the remaining shares and warrants.

 (7) Consists of 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This standby purchaser disclaims beneficial ownership of these shares.

 (8) Consists of 2,632,048 shares held by The Northwestern Mutual Life Insurance Company, 158,287 of which are issuable upon exercise of warrants, 638,686 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), 38,361 of which are issuable upon exercise of warrants, and 180,439 shares held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company, 10,895 shares of which are issuable upon exercise of warrants. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment advisor, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

 (9) All of such shares are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.

(10) Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. exercise voting power and investment power over these shares on behalf of certain client accounts and accounts managed by their affiliates with which such powers are shared. Additionally, employees of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. and their affiliates have an indirect beneficial interest in certain of the client entities which own these shares. Each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. disclaims beneficial ownership of shares owned by their clients. James B. Rubin shares voting and investment power in the above shares as Chief Investment Officer and a Manager of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. Mr. Rubin disclaims beneficial ownership of these shares.

(11) Consists of 1,058,816 shares held by Tudor BVI Futures, Ltd., 33,417 of which are issuable upon exercise of warrants, 243,346 shares held by Tudor Proprietary Trading, L.L.C., 8,181 of which are issuable upon exercise of warrants, 496,013 shares held by The Raptor Global Fund, L.P., 16,881 of which are issuable upon exercise of warrants, 2,176,353 shares held by The Raptor Global Fund Ltd., 59,516 of which are issuable upon exercise of warrants and 232,547 shares held by The Upper Mill Capital Appreciation Fund Ltd., 8,181 of which are issuable upon exercise of warrants. Mr. Jones may be deemed to beneficially own all of these shares because he is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. and the controlling shareholder of Tudor Investment Corporation, which is the sole general partner of The Raptor Global Fund L.P.

     and provides investment advisory services to the Raptor Global Fund Ltd., The Raptor Global Fund L.P., Tudor BVI Futures, Ltd. and The Upper Mill Capital Appreciation Fund Ltd.

     Each person or entity listed in the table has an address c/o Arch except for:

     - Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New York 10153

     - W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Ninth Floor, Morristown, NJ 07960

     - Paul Tudor Jones II, c/o Tudor Investment Corporation, 600 Steamboat Road, Greenwich, CT 06830

     - The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

     - Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, New York 10010

     - Whippoorwill Associates, Inc., 11 Martine Avenue, White Plains, New York 10606

     - Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White Plains, New York 10604.

                               PAGENET'S BUSINESS

     PageNet is a leading provider of wireless communications services throughout the United States and in the U.S. Virgin Islands, Puerto Rico and Canada. It provides services in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. PageNet also owns a minority interest in a wireless communications company in Brazil.

     The main services of PageNet are numeric and alphanumeric wireless messaging services. Numeric devices allow a subscriber to receive a numeric message (such as a telephone number to call back or a pre-arranged code), and alphanumeric devices allow a subscriber to receive numeric and text messages. As of September 30, 1999, numeric units represented approximately 83.5% of PageNet's total units in service with subscribers and alphanumeric units represented approximately 16.2% of PageNet's total units in service with subscribers. The total units in service has grown from 4,408,000 at December 31, 1994 to over 9,314,000 at September 30, 1999, representing a compounded annual growth rate of approximately 17.1%. However, total units in service have declined each quarter since their high of 10,604,000 at June 30, 1998. In addition, PageNet sells 1.5-way services, which enable subscribers to know that their messages were delivered, 1.75-way services, which enable subscribers to respond to messages with their messaging devices by using pre-scripted replies, and 2-way services, which enable subscribers to respond to messages with their messaging devices by using pre-scripted replies or by creating original replies. PageNet is currently developing other applications for its wireless network through its wholly-owned subsidiary Vast Solutions, Inc., as described more fully below.

STRATEGY AND RESTRUCTURING

     In February 1998, PageNet announced its intention to realign its strategy from rapid expansion and subscriber growth towards profitable growth. The major components of this realignment have included: (1) centralizing its key support functions into "centers of excellence"; (2) completing the buildout of its new advanced messaging network and launching new, value-added advanced messaging services for its customers; (3) developing other applications for its network to provide "wireless solutions" to customers through Vast; and (4) focusing PageNet's sales and marketing efforts on more profitable services, such as alphanumeric and nationwide paging, and increasing prices to certain existing customers in an effort to reduce the number of unprofitable customers. As a result of the restructuring, PageNet recorded a charge of $74.0 million, or $0.72 per share, during the quarter ended March 31, 1998. In June 1999, PageNet announced a further reorganization involving the consolidation of certain previous initiatives to develop "wireless solutions" into Vast.

     CENTERS OF EXCELLENCE. In February 1998 PageNet announced it was restructuring its domestic operations from approximately 50 decentralized field offices to four centers of excellence. PageNet is restructuring these operations to eliminate redundant administrative operations by consolidating key support functions into the centers of excellence, including customer service, billing and accounting, order fulfillment, inventory management and technical operations. PageNet began this consolidation during the fourth quarter of 1998, and will continue its consolidation efforts through January 2000. As of November 30, 1999, approximately 80% of customer units placed in service indirectly, through PageNet's resellers, and 38% of directly marketed customer units in service had been consolidated into the centers of excellence. PageNet intends to suspend any further consolidation after January 2000 pending a selection following the merger of the operating platforms to be used by the combined company. PageNet expects to have completed the conversion of all of the customer units placed in service by PageNet's resellers, and the directly marketed customer units in service in all but 21 offices, as of January 2000. PageNet will realize a portion of the anticipated cost savings resulting from its centers of excellence initiative and will eliminate some of the duplicative costs that have adversely affected its results from operations. However, due to the suspension of future conversions, combined with the impact of the contemplated merger on operations, PageNet is unable to estimate the amount of potential cost savings resulting from the centers of excellence initiative.

     BUILD-OUT OF ADVANCED MESSAGING NETWORK AND DEPLOYMENT OF ADVANCED MESSAGING SERVICES. PageNet has made considerable progress toward the completion of the build-out of its advanced wireless messaging network, and PageNet expects to launch 2-way services over its own network in January 2000. PageNet believes that, upon completion, its advanced wireless messaging network will be one of the largest and most sophisticated wireless messaging networks in North America. PageNet continues to prepare for the launch of advanced messaging services in order to generate additional revenue and cash flow growth and compete within the wireless communications market.

     ESTABLISHMENT OF VAST. PageNet is currently developing other applications for its wireless network through its wholly-owned subsidiary Vast. These will include:

     - content and information services designed to bring a wide variety of information to its customers' messaging devices from third party providers and the internet;

     - customized wireless information management services for its corporate clients which involve integrated software and hardware systems that allow access to vital company information from a variety of sources, including company intranets, remote industrial assets, or mobile employees; and

     - the provision of gateway services, which use a single, transparent "bridge" between different wireless networks, protocols and data management systems, to enable customers and their employees to receive data across multiple network technologies.

PageNet formed dedicated groups to launch these new services in 1998, and placed these groups under the umbrella of Vast beginning in June of 1999. Vast has not yet launched content and information services or gateway services, but expects to do so in the first half of 2000. Vast has already signed contracts with its first customers for wireless information management services.

     REVIEW OF CUSTOMER ACCOUNTS AND SALES AND MARKETING STRUCTURE. PageNet has also reviewed its customers and prospects in each market in order to design a sales and marketing structure that is more closely aligned with its customers' needs and with PageNet's overall goal of profitable growth. This new sales structure, which was implemented in April 1999, enables PageNet to sell a diversified portfolio of products to a sophisticated group of customers. This structure includes account segmentation and focused selling skills, career paths for all sales personnel, sales targets, training curriculums for each selling group, and competitive compensation plans. This structure is designed to increase PageNet's sales results and effectiveness. However, as a result of price increases and increased competition in the marketplace for wireless communications services, PageNet's units in service have decreased each quarter from the third quarter of 1998 through the third quarter of 1999, and this trend is expected to continue through at least the end of 1999. PageNet experienced its first year-to-year increase in average revenue per unit in 1998, although average revenue per unit has since declined during the second and third quarters of 1999. PageNet continues to review its pricing structure for all of its services.

SALES AND DISTRIBUTION

     PageNet's services are sold to its customers through both direct and indirect distribution channels. The direct channel consists of selling services to customers through local sales representatives who are PageNet employees calling on prospects and customers or taking orders at storefront locations, as well as sales completed through PageNet's internet store. The indirect channel consists of selling services to customers primarily through resellers. PageNet does not depend upon any single subscriber or reseller for a significant portion of its net revenues.

     As of September 30, 1999, direct sales accounted for approximately 48% of PageNet's overall units in service, and the indirect sales channel accounted for approximately 52%. In the direct channel, PageNet charges a monthly fee and either leases or sells its messaging devices to its customers. In the indirect channel, PageNet provides services to resellers under marketing agreements at wholesale monthly service rates. PageNet sells or leases messaging devices to resellers, who sell PageNet's services to end users. Resellers are responsible for all costs associated with servicing their customers. However, in some cases, resellers may contract with PageNet to provide billing and other customer service functions.

MARKETING

     PageNet promotes its products and services through a variety of programs, including television, print, newspaper, yellow pages advertising, and co-op programs with manufacturers and other third parties. Traditionally, PageNet has focused its marketing efforts primarily on business users, who represent the majority of its subscribers.

MESSAGING DEVICES AND TRANSMISSION EQUIPMENT

     PageNet currently purchases messaging devices from many sources, transmitters from Glenayre Technologies, Inc. and Motorola, Inc., and wireless messaging terminals from Glenayre. Motorola has announced its intention to discontinue manufacturing transmitters and other paging infrastructure during 2000, although it will continue to maintain and service existing infrastructure into the future. PageNet believes that it will be able to continue to purchase messaging devices from multiple sources.

     PageNet's technical functions include testing of new messaging devices and transmission equipment, designing wireless transmission systems and installing and maintaining transmitters to support PageNet's transmission system. Because of the compatibility among different transmitters, computers, and other messaging equipment, PageNet can design its systems without being dependent upon any single supplier.

     As of September 30, 1999, PageNet owned messaging devices having a net book value of approximately $198 million.

INTERNATIONAL OPERATIONS

     PageNet provides services similar to those offered in the United States and Canada through its wholly owned subsidiary, Paging Network of Canada Inc., and with its Canadian partner, Madison Venture Corp. PageNet has sales operations in Montreal, Ottawa, Quebec City, Toronto, and Vancouver. PageNet services a geographic area containing more than 75% of the population of Canada.

     PageNet holds a minority interest in a wireless messaging company in Brazil. PageNet, through its subsidiaries, also owns frequency licenses in the United Kingdom, Argentina, and Chile. PageNet recorded a provision for the impairment of the net assets of its Spanish subsidiary during the first quarter of 1999. PageNet is not actively considering opportunities for international expansion at this time.

COMPETITION

     PageNet has numerous competitors in all of the locations in which it operates. Competition in most geographic markets is based primarily on price, type and quality of service offered and geographic coverage. In addition to other wireless messaging companies, PageNet experiences significant competition from companies which provide cellular telephone services and broadband personal communications services, and which provide real-time wireless voice communications and, more recently, also offer basic and advanced messaging services and internet access. Many of these competitors possess financial, technical and other resources greater than those of PageNet. PageNet's competitors currently include wireless messaging carriers such as AirTouch Paging/Vodafone, Arch, Bell Atlantic, Bell South Wireless Data, MCI/Worldcom/Skytel Communications, Inc, Metrocall, Inc., Nextel, RSR, Sprint PCS, and Weblink Wireless, Inc. (formerly known as PageMart Wireless).

     Future technological advances in the industry could create new services or products which could be competitive with the services provided by PageNet. PageNet continuously evaluates new technologies and applications in wireless services. However, PageNet cannot guarantee that it will not be adversely affected by technological changes in the marketplace.

TRADEMARKS

     PageNet markets its services under various names and marks, including PageNet(R), PageMail(R), PageMate(R), PageNet Nationwide(R), SurePage(R), FaxNow(R), and MessageNow(R), all of which are federally registered service marks. PageNet has filed applications with the United States patent and trademark office to register additional names and marks.

CORPORATE ORGANIZATION

     Historically, PageNet's subsidiaries operated as independent business units making their own staffing, administrative, operational and marketing decisions within guidelines established by the executive officers of PageNet. Effective December 31, 1998, PageNet merged a substantial number of its operating subsidiaries into PageNet, Inc., a first tier subsidiary of Paging Network, Inc. PageNet now has eight wholly owned domestic subsidiaries. PageNet conducts its international operations through eleven wholly and partially owned subsidiaries.

SEASONALITY

     Generally, PageNet's results of operations are not significantly affected by seasonal factors. However, the number of holidays and adverse winter weather in the fourth and first quarters of the year result in fewer selling days. As a result, the growth rate of units placed in service has been somewhat lower during these periods.

EMPLOYEES

     PageNet had approximately 4,400 employees as of September 30, 1999. Of these, approximately 1,800 were engaged in administrative, customer service, and technical capacities at PageNet's headquarters and its centers of excellence. Approximately 2,600, including approximately 1,600 sales personnel, were employed in PageNet's domestic and international offices. In addition to its 4,400 employees, PageNet had approximately 1,700 temporary workers in various customer service and administrative roles as of September 30, 1999. As PageNet restructures its operations, redundant administrative and support positions currently held by fulltime employees are being eliminated and the number of temporary workers is being reduced. PageNet eliminated approximately 800 permanent and temporary positions during 1999. None of PageNet's employees is represented by a labor union, and PageNet believes employee relations are good.

PROPERTIES

     As of December 1, 1999, PageNet leased office space in 110 cities in 35 states in the United States and the District of Columbia, and in seven cities in four provinces in Canada. These leases expire, subject to renewal options, on various dates through December 31, 2007. As of December 31, 1999, PageNet is paying annualized rent of approximately $25 million. This amount includes amounts paid under leases that are to be closed as part of PageNet's restructuring, but excludes any potential income from subleasing these facilities. PageNet has announced its intention to suspend further consolidation during 2000 pending a determination following the merger as to the future direction of the combined company. There are 15 leases which will be expiring before the second quarter of 2000, and PageNet will request extensions of these leases until December 31, 2000 if possible.

     PageNet also leases sites for its transmitters on commercial broadcast towers, buildings, and other structures. As of December 1, 1999, PageNet leased transmitter sites for approximately 10,000 -- 12,000 transmitters. A few local municipalities have imposed moratoria on the designation of new transmitter locations and/or the addition of new towers. Should these moratoria, or others, continue for an extended period of time, it could affect PageNet's and other wireless carriers' ability to offer coverage in those areas.

     In July 1996, PageNet purchased 44 acres of undeveloped land at the Legacy Office Park in Plano, Texas for a new corporate headquarters. During 1998, PageNet decided to lease, rather than build, a new corporate headquarters and subsequently entered into an agreement in December 1998 with Electronic Data Systems Corporation, the owner and developer of the Legacy Office Park, for the marketing and resale of the property. Beginning in June 1998, PageNet leased office space for its corporate headquarters in Dallas, Texas under a five-year lease term.

LEGAL PROCEEDINGS

     PageNet is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on PageNet's business, financial position, or results of operations.

                              PAGENET'S MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the name, age and position of PageNet's directors and executive officers as of December 1, 1999:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Richard C. Alberding.................  68     Director
Lynn A. Bace.........................  45     Executive Vice President and Chief Administrative
                                                Officer
Hermann Buerger......................  55     Director
Julian B. Castelli...................  31     Senior Vice President and Chief Financial Officer
Jeffrey M. Cunningham................  46     Director
J. Barry Duncan......................  41     Vice President and Controller
Gary J. Fernandes....................  55     Director
John P. Frazee, Jr. .................  54     Chairman of the Board of Directors and Chief Executive
                                                Officer
Scott D. Grimes......................  36     Senior Vice President -- Strategic Wireless Ventures
                                              for Vast
Mark A. Knickrehm....................  36     President and Chief Operating Officer of Vast
John S. Llewellyn....................  64     Director
Robert J. Miller.....................  54     Director
Lee M. Mitchell......................  55     Director
Edward W. Mullinix, Jr. .............  45     President and Chief Operating Officer
Timothy J. Paine.....................  44     Senior Vice President -- Customer Service
Douglas R. Ritter....................  40     Senior Vice President -- Sales
William G. Scott.....................  42     Senior Vice President and Chief Technology Officer of
                                              Vast
G. Robert Thompson...................  36     Senior Vice President -- Operations Staff
Ruth Williams........................  42     Senior Vice President, General Counsel and Assistant
                                                Secretary

     RICHARD C. ALBERDING has been a director of PageNet since 1994. From 1958 through 1991, Mr. Alberding held various management positions with Hewlett-Packard Co., including Executive Vice President. Mr. Alberding also serves as a director of Digital Microwave Corporation, Quickturn Design Systems, Inc., Kennametal, Inc., Digital Link Corp., Sybase, Inc., Walker Interactive Systems, Inc. and JLK Direct, Inc.

     LYNN A. BACE has served as Executive Vice President and Chief Administrative Officer of PageNet since June 1999. She served as Executive Vice President -- Sales and Marketing from December 1998 through June 1999, and as Senior Vice President -- Marketing from August 1998 to December 1998. Prior to that, Ms. Bace was employed in several executive positions with Kraft Foods, Inc. from September 1993 to April 1997, most recently as Executive Vice President and General Manager for a division of Kraft.

     HERMANN BUERGER has been a director of PageNet since 1998. Mr. Buerger has held the position of Executive Vice President and General Manager of North American Operations for Commerzbank AG since 1989. Mr. Buerger also serves as a director of Security Capital Group, Inc. and United Dominion Industries.

     JULIAN B. CASTELLI has served as Senior Vice President and Chief Financial Officer since June 1999. Mr. Castelli served as Vice President and Treasurer for PageNet from July 1998 to June 1999. Prior to joining PageNet, Mr. Castelli was employed by McKinsey & Company, an international consulting firm, from August 1995 to July 1998, serving as Engagement Manager from June 1997.

     JEFFREY M. CUNNINGHAM has been a director of PageNet since 1998. Mr. Cunningham has served as the President of Planet Direct, an internet media company and majority owned subsidiary of CMGI, Inc., since December 1998. Previously, Mr. Cunningham served as President and Chief Executive Officer of

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

Knowledge Universe, an internet media company, from July 1998 through December 1998. From June 1993 through July 1998, Mr. Cunningham was the Group Publisher for Forbes, Inc. Mr. Cunningham also serves as a director of Countrywide Credit, Inc., Data General Corp. and Schindler Holdings.

     J. BARRY DUNCAN has served as Vice President and Controller for PageNet since October 1998 and as Corporate Controller from May 1995 to October 1996. Mr. Duncan served as Vice President of Finance for the Southwest Region of Unisource Worldwide, Inc. from October 1996 to October 1998, and as Corporate Controller for Dal-Tile International from February 1994 to May 1995.

     GARY FERNANDES has been a director of PageNet since 1999. Mr. Fernandes has held the position of managing partner of Convergent Partners LLC, a private equity capital investment firm since January 1999. Mr. Fernandes previously held the position of Vice Chairman as well as other senior management positions with Electronic Data Systems Corporation from 1969 through 1999. Mr. Fernandes also serves as a director of 7-Eleven Inc. and John Wiley & Sons, Inc.

     JOHN P. FRAZEE, JR. has been a director of PageNet since 1995 and has served as Chairman of the Board of Directors and Chief Executive Officer since June 1999. From August 1997 through June 1999, Mr. Frazee served as Chairman of the Board, President and Chief Executive Officer of PageNet. Mr. Frazee was a private investor from August 1993 to August 1997. Mr. Frazee also serves as a director of Security Capital Group, Inc., Dean Foods Company and Homestead Village Incorporated.

     SCOTT D. GRIMES has served as Senior Vice President -- Strategic Wireless Ventures for Vast since June 1999. Prior to that time he served as Senior Vice-President -- Advanced Wireless Integration Group for PageNet from January 1999 to June 1999, and as Senior Vice President -- Sales Development and Operations for PageNet from April 1998 to January 1999. From 1991 to April 1998, Mr. Grimes was employed by McKinsey & Company, an international consulting firm, where he served as a Partner beginning in 1996.

     MARK A. KNICKREHM has served as President and Chief Operating Officer of Vast since June 1999. He served as Executive Vice President and Chief Financial Officer for PageNet from February 1998 through June 1999. Mr. Knickrehm was employed by McKinsey & Company, an international consulting firm, from 1989 to February 1998, where he served as a Partner beginning in 1995.

     JOHN S. LLEWELLYN, JR. has been a director of PageNet since 1997. From 1982 to his retirement in 1997, Mr. Llewellyn held various management positions with Ocean Spray Cranberries, Inc., including Chief Executive Officer. Mr. Llewellyn also serves as a director of Dean Foods Company.

     ROBERT J. MILLER has been a director of PageNet since 1999. From 1989 to January 1999, Mr. Miller served as the governor of Nevada. Upon his retirement, Mr. Miller became a partner in the law firm of Jones Vargas in Las Vegas, Nevada. Mr. Miller also serves as a director of Newmont Mining Corporation and Zenith National Insurance Corp.

     LEE M. MITCHELL has been a director of PageNet since 1991. Mr. Mitchell is a partner in Thoma Cressey Equity Partners, successor to Golder, Thoma, Cressey, Rauner, Inc., an investment firm for which Mr. Mitchell has been a principal since 1994. Mr. Mitchell also serves as a director of the Chicago Stock Exchange.

     EDWARD W. MULLINIX, JR. has served as President and Chief Operating Officer of PageNet since June 1999. He served as Executive Vice President -- Operations for PageNet from February 1998 through June 1999, and as Senior Vice
President -- Strategic Planning from November 1997 to February 1998. From September 1995 to October 1997, Mr. Mullinix served as Senior Vice President of Finance and Administration and Chief Financial Officer of The Haskell Company. He was Vice President -- Finance for LCI, Ltd. from August 1994 to April 1995.

     TIMOTHY J. PAINE has served as Senior Vice President -- Customer Service for PageNet since March 1998. Prior to joining PageNet, Mr. Paine served in various positions for American Express Travel Related Services, Inc. from 1982 to March 1998, most recently as Vice President of Credit and Operations for the new accounts branch of American Express Centurion Bank.
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

     DOUGLAS R. RITTER has served as Senior Vice President -- Sales for PageNet since January 1999. Mr. Ritter served as Senior Vice President -- Corporate Development for PageNet from February 1998 to January 1999 and as Vice President -- Corporate Development for PageNet from December 1997 to February 1998. Mr. Ritter served as Vice President -- Business Planning for PageNet from January 1996 to December 1997 and as Vice President -- New Business Development for PageNet from July 1993 to January 1996.

     WILLIAM G. SCOTT has served as Senior Vice President and Chief Technology Officer of Vast since June 1999. He served as Senior Vice President -- Systems and Technology for PageNet from February 1997 to June 1999, and as Vice President -- Systems and Technology for PageNet from December 1995 to February 1997. Prior to joining PageNet, Mr. Scott served as President of Lion Software, Inc. from 1993 to 1995.

     G. ROBERT THOMPSON has served as Senior Vice President -- Staff Operations since June 1999. He also served as Senior Vice President -- Process Improvement for PageNet from November 1998 to June 1999. Mr. Thompson served as Vice President -- Finance for PageNet from February 1995 to November 1998 and was Corporate Controller for PageNet from 1990 to 1995.

     RUTH WILLIAMS has served as Senior Vice President, General Counsel and Assistant Secretary for PageNet since May 1997. Prior to joining PageNet, Ms. Williams was Associate General Counsel for First Data Corporation from September 1996 to April 1997. Ms. Williams was employed by Automatic Data Processing, Inc. from 1986 to 1996, most recently as Staff Vice President and Associate General Counsel.

COMPENSATION OF DIRECTORS

     Directors that are also full-time officers of PageNet do not receive any additional compensation for serving on the board or its committees. Directors who are not full-time officers receive an annual retainer of $20,000, plus $1,500 for each meeting they attend in person, $1,000 for each teleconference meeting in which they participate, and reimbursement for traveling costs and other out-of-pocket expenses incurred. Directors who serve on one or more committees receive $5,000 per year for their service. Directors who serve as a chairman of one or more of these committees receive an additional $5,000 per year.

     In addition, pursuant to PageNet's 1992 director compensation plan, each non-employee director is granted an option to purchase 45,000 shares of PageNet common stock. The exercise price is the fair market value on the date of grant. The options vest in five equal annual installments so long as the person remains a director of PageNet. In addition to these initial grants, subsequent grants to purchase an additional 45,000 shares are made to each director on the date that the options granted to such director under the 1992 directors compensation plan become fully exercisable. The exercise price for these options is also the fair market value on the date of the grant. These options vest in five equal annual installments so long as the person remains a director of PageNet.

     The 1992 directors compensation plan also allows a director to waive his or her right to the cash retainer and meeting fees and in lieu thereof:

     - receive the number of shares of PageNet common stock equal to the dollar amount of the annual retainer, meeting and other fees due for such year;

     - defer receipt of all compensation until a designated future date, and invest such compensation in an interest-bearing account; or

     - defer receipt of all compensation until a designated future date, and invest such compensation in a phantom stock account whose value will increase and decrease with the value of PageNet's stock.

In 1998, each director waived his rights to cash payments and elected to receive deferred shares of PageNet common stock. Messrs. Alberding, Buerger, Cressey, Fernandes, Llewellyn, Mitchell and Thoma have elected to continue to defer their compensation to phantom stock units in 1999. Messrs. Cunningham and Miller have elected to receive their 1999 compensation in cash.

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

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid by PageNet for services rendered in all capacities for the years ended December 31, 1998, 1997 and 1996 of (1) PageNet's chief executive officer, (2) those persons who were, at December 31, 1998, the other four most highly compensated executive officers of PageNet, and (3) Lynn A. Bace, executive vice president and chief administrative officer. Positions indicated are as of December 1, 1999.

                                                                          LONG-TERM COMPENSATION
                                                                         -------------------------
                                                  ANNUAL                 RESTRICTED    SECURITIES
                                               COMPENSATION                STOCK       UNDERLYING          ALL
                                     --------------------------------      AWARDS        OPTIONS          OTHER
                              YEAR    SALARY      BONUS       OTHER         ($)         (SHARES)     COMPENSATION(1)
                              ----   --------    --------    --------    ----------    -----------   ---------------
John P. Frazee, Jr..........  1998   $671,875    $430,000    $115,246(2)        --      $100,000         $ 2,333
Chairman and                  1997    279,571(3)  150,000      50,938(4)   100,000(5)    600,000          20,000(6)
  Chief Executive Officer     1996         --          --          --           --            --          16,250(6)
Mark A. Knickrehm(7)........  1998    266,036     230,000(8)       --           --       300,000              --
  Executive Vice President &
  Chief Operating Officer of
  Vast
Edward W. Mullinix,
  Jr.(9)....................  1998    247,916     120,000      43,158(10)        --       50,000           3,750
  President and Chief         1997     45,337      60,000          --           --       250,000
  Operating Officer
William G. Scott............  1998    224,583      72,000          --           --        20,000           5,000
  Senior Vice President and   1997    224,583      80,000          --       55,313(11)   113,464           4,750
  Chief Technology Officer    1996    215,000      75,000       8,942(12)        --           --              --
  of Vast
Ruth Williams...............  1998    220,000      74,800       8,942(12)        --           --              --
  Senior Vice President &     1997    143,333(13)   58,000         --           --        20,000           3,123
  General Counsel
Lynn A. Bace(14)............  1998     93,750      51,000          --           --       250,000              --
  Executive Vice President
  And Chief Administrative
  Officer

---------------
 (1) Represents matching contributions to PageNet's 401(k) Plan, except where noted.

 (2) Includes housing allowance of $66,158.

 (3) Annual compensation for 1997 represents compensation for the period from August 4, 1997, when Mr. Frazee became chairman, president & chief executive officer of PageNet, through December 31, 1997.

 (4) Includes payment of $23,214 to defray expenses associated with relocation to the Dallas, Texas area.

 (5) Represents the fair market value on the date of grant of 11,510 shares of PageNet common stock awarded to Mr. Frazee on August 4, 1997.

 (6) Represents compensation for services rendered as a non-employee director of PageNet.

 (7) Annual compensation for 1998 represents compensation for the period from February 15, 1998, when Mr. Knickrehm became employed with PageNet as its executive vice president and chief financial officer, through December 31, 1998.

 (8) Includes a $100,000 employment bonus and $130,000 paid as an annual bonus for performance in 1998.

 (9) Mr. Mullinix joined PageNet on November 3, 1997 as senior vice president of strategic planning, and was promoted to executive vice president -- operations of PageNet on February 4, 1998.

(10) Includes payment of $41,589 made to Mr. Mullinix to defray expenses associated with relocation to the Dallas, Texas area.

(11) Represents the fair market value on the date of grant of 5,000 shares of PageNet common stock awarded to Mr. Scott on February 2, 1997, vesting at the rate of 20% per year beginning on February 2, 1998 through 2002, contingent upon meeting certain performance goals.

(12) Represents payments made to defray expenses associated with relocation to the Dallas, Texas area.

(13) Annual compensation for 1997 represents compensation for the period from May 1, 1997, when Ms. Williams became senior vice president and general counsel of PageNet, through December 31, 1997.

(14) Annual compensation for 1998 represents compensation for the period from August 19, 1998, when Ms. Bace became senior vice president of marketing through December 31, 1998. On December 16, 1998, Ms. Bace was elected to the position of executive vice president -- sales and marketing.

OPTION GRANTS IN 1998

     The following table sets forth information on grants of options to purchase PageNet common stock during the year ended December 31, 1998, to (1) PageNet's chief executive officer, (2) those persons who were, at December 31, 1998, the other four most highly compensated executive officers of PageNet, and (3) Lynn
A. Bace, executive vice president and chief administrative officer of PageNet.

                                                PERCENTAGE OF
                               NUMBER OF        TOTAL OPTIONS
                                 SHARES          GRANTED TO
                           UNDERLYING OPTIONS     EMPLOYEES                                        PRESENT VALUE ON
NAME                           GRANTED(1)          IN 1998      EXERCISE PRICE   EXPIRATION DATE   DATE OF GRANT(2)
----                       ------------------   -------------   --------------   ---------------   -----------------
John P. Frazee, Jr.......       100,000              2.0%          $12.9375         01/29/08          $  730,000
Mark A. Knickrehm........       300,000              5.9%           12.9375         02/04/08           2,192,100
Edward W. Mullinix,
  Jr.....................        50,000              1.0%           12.9375         01/29/08             365,000
William G. Scott.........        20,000                *            12.9375         01/29/08             146,000
Ruth Williams............        20,000                *            12.9375         01/29/08             146,000
Lynn A. Bace.............       250,000              4.9%            9.5625         08/19/08           1,372,000

---------------
 *  Less than 1%

(1) All options are exercisable only so long as employment continues or within limited periods following termination of employment. All options have a term of 10 years. All options vest in five equal annual installments beginning on the date of the grant.

(2) The determination of the present value of PageNet common stock on the date of the grant is based on the Black-Scholes pricing model. Estimated values under the Black-Scholes model are based on standard assumptions as to variables in the model such as stock price volatility, projected future dividend yield and interest rates. In addition, the estimated value is discounted for potential forfeiture due to vesting schedules. The discount rate is consistent with PageNet's employment turnover experience over time. The estimated Black-Scholes values above are based on a range of values for the key variable. The range reflects different values in effect on the grant date of the option: volatility -- ranged from .559 to .583; dividend yield -- 0%; turnover -- 8% per year; risk-free interest rate -- yield to maturity of 10-year treasury note at grant date (rates ranged from 5.41% to 5.56%). The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a Black-Scholes model. Currently, all stock options have no value because the trading price of PageNet shares is below the option exercise prices.

AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information related to the unexercised options to purchase PageNet common stock that were granted during the year ended December 31, 1998, and prior years under PageNet's 1991 stock option plan to the named officers and held by them at December 31, 1998.

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS HELD AT               OPTIONS HELD AT
                                   SHARES                      DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
John P. Frazee, Jr.............       0           0         476,000        269,000           0              0
Mark A. Knickrehm..............       0           0         120,000        180,000           0              0
Edward W. Mullinix, Jr.........       0           0         120,000        180,000           0              0
William G. Scott...............       0           0          71,642         61,822           0              0
Ruth Williams..................       0           0          58,000         87,000           0              0
Lynn A. Bace...................       0           0          50,000        200,000           0              0

---------------
(1) Based on the difference between the exercise price of each option and $4.68, the last reported sales price of PageNet common stock on the last trading date in 1998.

CONTRACTS RELATED TO EMPLOYMENT

     PageNet and Mr. Frazee entered into an employment agreement on August 4, 1997. This agreement provides that Mr. Frazee is to be employed until July 31, 1998. The agreement is automatically extended for one-year periods unless either PageNet or Mr. Frazee notifies the other party of termination not less than 90 days prior to the beginning of any one-year renewal period. Mr. Frazee's base salary is $675,000 and he has a target bonus of $350,000 if PageNet achieves the objectives established by the board of directors. The employment agreement also provides that at least 40% of the bonus is to be paid in shares of PageNet common stock. The board of directors gave Mr. Frazee his 1997 and 1998 bonuses in cash, with the understanding that he would use 40% or more of the bonus to purchase PageNet common stock in the public market. In 1997, Mr. Frazee purchased shares in excess of this requirement. Upon signing the employment agreement, Mr. Frazee was granted options to purchase 600,000 shares of common stock, all of which have vested. Mr. Frazee also was awarded 11,510 shares of PageNet common stock under PageNet's 1997 restricted stock plan. In addition, PageNet provides Mr. Frazee with transportation to and from his residence in Florida.

CHANGE OF CONTROL SEVERANCE PLAN

     On January 20, 1999, the board of directors approved a severance plan which would provide benefits to substantially all of PageNet's employees in the event of a "change of control" of PageNet. "Change of control" is defined as any merger, sale or other transaction which results in 35% or more of PageNet common stock being held by an outsider, or any change in the composition of a majority of the board of directors. This definition is consistent with the change of control provisions that trigger accelerated vesting under PageNet's 1991 employee stock option plan. The severance plan provides for severance amounts ranging from 50% to 200% of an employee's annual salary and bonus compensation. The amount an employee will receive depends upon the employee's position at PageNet. Payments are made in one lump sum payment if an employee suffers an involuntary or deemed termination within 12 months after the change of control. In contemplation of the merger, PageNet's board of directors approved an increase in the severance percentages applicable to John P. Frazee, Jr., Mark A. Knickrehm, Edward W. Mullinix, Jr., Lynn A. Bace and up to one other officer from 200% to 300% of their annual salary and bonus compensation, in December of 1999.

                        PAGENET'S PRINCIPAL STOCKHOLDERS

     The following table sets forth information on the beneficial ownership of PageNet's common stock as of December 1, 1999 by:

     - each person who is known by PageNet to beneficially own more than 5% of its outstanding shares of common stock;

     - each current director of PageNet;

     - PageNet's chief executive officer and the other named executive officers of PageNet; and

     - all of PageNet's current executive officers and directors as a group.

                                                                                  PERCENT
                                                          NUMBER OF SHARES AND       OF
                                                          NATURE OF BENEFICIAL     COMMON
NAME                                                          OWNERSHIP(1)        STOCK(2)
----                                                      --------------------    --------
Wellington Management Company, LLP
  75 State Street, Boston, MA 02109.....................       5,770,500(3)          5.6%
Richard C. Alberding....................................          47,307(4)            *
Hermann Buerger.........................................          41,810(5)            *
Jeffrey M. Cunningham...................................          18,000               *
Gary J. Fernandes.......................................           9,000(7)            *
John P. Frazee, Jr. ....................................       1,006,060(8)            *
Mark A. Knickrehm.......................................         166,000(9)            *
John S. Llewellyn, Jr. .................................          27,437(10)           *
Robert J. Miller........................................           9,000(11)           *
Lee M. Mitchell.........................................          71,621(12)           *
Edward W. Mullinix, Jr. ................................         227,000(13)           *
William G. Scott........................................          93,547(14)           *
Ruth Williams...........................................          77,000(15)           *
All executive officers and directors as a group (11
  persons)..............................................       2,332,202(16)        2.24%

---------------
  *  Less than 1%

 (1) Unless otherwise indicated, each person has the sole voting and investment power over the shares listed. These numbers include options vested and exercisable as of December 1, 1999 or within 60 days after such date.

 (2) The total number of shares of PageNet common stock outstanding as of December 1, 1999 is 103,960,240.

 (3) Information has been obtained from the Form 13F filed by Wellington Management Company, LLP as of November 15, 1999. Wellington has sole investment discretion and sole voting power with respect to 4,250,500 and 2,260,500 shares, respectively. Wellington has shared investment discretion and shared voting power with Wellington Trust Company, NA with respect to 1,520,000 shares. Wellington has no authority to vote 1,990,000 shares.

 (4) Includes 45,000 shares subject to options that are vested and exercisable within 60 days.

 (5) Includes 18,000 shares subject to options that are vested and exercisable within 60 days.

 (6) Includes 18,000 shares subject to options that are vested and exercisable within 60 days.

 (7) Includes 9,000 shares subject to options that are vested and exercisable within 60 days.

 (8) Includes 882,900 shares subject to options that are vested and exercisable within 60 days.

 (9) Includes 166,000 shares subject to options that are vested and exercisable within 60 days.

(10) Includes 27,000 shares subject to options that are vested and exercisable within 60 days.

(11) Includes 9,000 shares subject to options that are vested and exercisable within 60 days.

(12) Includes 63,000 shares subject to options that are vested and exercisable within 60 days.

(13) Includes 226,000 shares subject to options that are vested and exercisable within 60 days.

(14) Includes 85,643 shares subject to options that are vested and exercisable within 60 days.

(15) Includes 77,000 shares subject to options that are vested and exercisable within 60 days.

(16) Includes 2,154,453 shares subject to options that are vested and exercisable within 60 days.

                              THE COMBINED COMPANY

BUSINESS

     The combined company to be formed by the merger of Arch and PageNet will be one of the leading wireless communications companies in the United States. On a pro forma basis at September 30, 1999, the combined company would have had approximately 16.1 million units in service, total assets of $3.0 billion and total debt, less current maturities, of $1.8 billion, assuming that all of the outstanding discount notes are exchanged for common stock. For the year ended December 31, 1998 and the nine months ended September 30, 1999, the combined company would have had total revenues of $1.9 billion and $1.4 billion, respectively, adjusted pro forma EBITDA of $596.3 and 395.9, and net loss before extraordinary item and cumulative effect of accounting change of $251.6 million and $292.5 million. This excludes the impact of expected operational cost synergies. For the nine month period ended September 30, 1999, the combined company's pro forma cash flows provided by operating activities, used in investing activities and provided by financing activities would have been $311.7 million, $806.8 million and $728.9 million. The adjusted pro forma cash flow information assumes that the merger and related transactions had been effected as of January 1, 1998. Leverage for the combined company on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA for the nine months ended September 30, 1999, would have been 3.4 to 1.00. This also excludes the impact of expected operational cost synergies. Adjusted pro forma EBITDA is EBITDA, net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net), extraordinary items and amortization of deferred gain on tower sale. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

     Arch believes that the combined company will be well positioned to compete effectively in the highly competitive wireless communications industry for the following reasons. The combination of PageNet's broad range of wireless products and new advanced wireless network with Arch's extensive national accounts and strong sales and marketing infrastructure should significantly benefit both companies' operations and should position the combined company to compete more effectively. Among other significant benefits, the merger should give customers of the combined company greater access to an expanded range of wireless products and services, along with greater ubiquity of coverage and reliability with the consolidation of the two companies' networks. Expanded service offerings will include Internet-based wireless information, as well as such advanced services as guaranteed messaging over PageNet's advanced broadcast network. The market now includes a broader set of wireless competitors such as broadband PCS and other wireless technologies. Arch and PageNet believe that the combination of their strong distribution vehicles will provide a base upon which to more effectively compete and to expand the combined company's business beyond the historical focus on paging.

STRATEGY

     Arch expects the combined company to execute the following strategy:

     The combined company will offer expanded products and services. The combined company will immediately offer a broader spectrum of products and services to a larger number of customers than either Arch or PageNet currently offers by itself. Furthermore, the combination of PageNet's existing N-PCS network, together with Arch's customer base, marketing abilities and innovative customer service and support platform should facilitate the development, commercialization and introduction of advanced communications products and services that management believes Arch must provide in order to compete effectively in the fast-paced, constantly changing wireless communications industry.

     Arch intends to combine its expertise in direct marketing and retail distribution with the technologically-advanced network over which PageNet is offering an expanding array of advanced messaging services. Not only does PageNet hold N-PCS licenses, it has invested heavily in infrastructure and software development to explore the new types of services it can offer. The combined company will apply Arch's marketing skill to PageNet's advanced service capabilities to expand the number of customers using these advanced services. Arch and PageNet believe that the size of their combined customer base will create greater incentives for equipment manufacturers to engage in research and development and the deployment of new equipment for its subscribers.

     The combination will create significant economic efficiencies. The combined company will also work to identify redundant managerial and administrative functions that its management believes can be eliminated without material impact on customer service. In addition, the combined company should be able to reduce its costs by gradually improving the operating processes of the combined company and by taking advantage of opportunities to obtain efficiency gains.

     The merger will result in a financially stronger company. The transaction will enable both companies to enhance their current financial condition. Specifically, PageNet and Arch will recapitalize, thereby reducing their overall leverage ratios. On a pro forma basis, the combination would immediately provide the combined company with more than $1.7 billion in annual revenue and nine month annualized EBITDA of $527.8 million. This level of financial performance, combined with total debt of $1.8 billion upon completion of the recapitalization, would substantially reduce the combined company's leverage to less than 3.5 times EBITDA. These financial benefits should assist the combined company in making the necessary capital investments necessary to execute its strategy.

MANAGEMENT

     The combined company's board of directors will consist of six designees of the current Arch board, three designees of the PageNet board and up to three designees of PageNet's three largest noteholders. If any of such noteholders do not designate directors for themselves, Arch's current board will designate additional directors instead, so that there may be up to nine Arch nominees.

     The board is expected to consist of the following persons:

             NAME                   TERM EXPIRES      NOMINATED BY
             ----                   ------------      ------------
                                                      Arch
                                                      Arch
                                                      Arch          For biographical information,
                                                      Arch          see "Arch's Management"
                                                      Arch
                                                      Arch
                                                      PageNet
                                                      PageNet       For biographical information,
                                                      PageNet       see "PageNet's Management"

     None of PageNet's three largest noteholders has informed Arch or PageNet who it intends to nominate.

     Mr. Frazee will become chairman of the board of the combined company, Mr. Baker will continue to serve as chief executive officer and Arch's other executive officers will retain their current positions.

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

     Arch and PageNet have developed the unaudited combined company projections contained in Annex A. The projections consist of projected operating and financial results for the six months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of June 30, 2000. The projections have been prepared for filing with the bankruptcy court if PageNet commences a bankruptcy case.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE

INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE COMBINED COMPANY PROJECTIONS WERE PREPARED FOR THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO PAGENET'S CREDITORS IN CONNECTION WITH THE POSSIBLE COMMENCEMENT OF A BANKRUPTCY CASE. PAGENET DID THIS IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THE PROJECTIONS ARE PROVIDED IN THIS PROSPECTUS SO THAT ARCH STOCKHOLDERS AND NOTEHOLDERS WILL HAVE THE SAME INFORMATION AS IS BEING PROVIDED TO PAGENET'S CREDITORS. ACCORDINGLY, ARCH AND PAGENET DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO:

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND PAGENET, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "FORWARD-LOOKING STATEMENTS".

                    DESCRIPTION OF ARCH'S EQUITY SECURITIES

     Arch's authorized capital stock consists of 65,000,000 shares of common stock, 10,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock, consisting of 300,000 shares of Series B preferred stock, 250,000 shares of Series C preferred stock and 9,450,000 additional shares of preferred stock. Each share has a par value of $.01. On December 20, 1999, there were 47,229,297 outstanding shares of common stock held by approximately stockholders of record, 3,968,150 outstanding shares of Class B common stock held by three stockholders of record and 250,000 outstanding shares of Series C preferred stock held by nine stockholders of record.

     The following summary of certain provisions of Arch common stock, Class B common stock, preferred stock, Series C preferred stock, warrants and Arch's certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the certificate of incorporation and by-laws. To learn how to obtain copies of the certificate of incorporation and by-laws, see "Where You Can Find More Information".

COMMON STOCK

     Holders of common stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by Arch's board of directors and to share, on the basis of their shareholdings, in the assets of Arch that are available for distribution to its stockholders in the event of liquidation. These rights of the common stock are subject to any preferences or participating or similar rights of any series of preferred stock that is outstanding at the time. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have cumulative voting rights.

CLASS B COMMON STOCK

     The Class B common stock is identical to common stock, except that holders of Class B common stock are not entitled to vote in the election of directors and are entitled to 1/100th of a vote per share on all other matters. Class B common stock and common stock vote together as a single class, except as otherwise required by law.

     Class B common stock was originally issued only to four stockholders, who acted as standby purchasers in connection with Arch's acquisition of MobileMedia. Shares of Class B common stock were issued only to the extent that the standby purchasers and their affiliates would otherwise have owned, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates. Any shares of Class B common stock transferred by any standby purchaser to any transferee other than another standby purchaser automatically convert into an equal number of shares of common stock. Class B Common Stock has been used so that the issuance of stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing certain outstanding indebtedness of Arch. See "Description of Other Indebtedness."

PREFERRED STOCK

     Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights Arch's board of directors may decide upon. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C preferred stock currently outstanding.

SERIES C PREFERRED STOCK

     The Series C preferred stock has the rights and preferences summarized below:

     Conversion. The Series C preferred stock was convertible into common stock at an initial conversion rate of 6.06 shares of common stock for each share of Series C preferred stock, subject to certain adjustments. These adjustments include the issuance of common stock, or rights or options for common stock, at a price less than the market price of common stock. The conversion of the Series C preferred stock automatically adjusts on a quarterly basis to reflect the accrual of dividends to the extent that dividends are not paid on a current basis in cash or stock. Until January 1, 2000, the conversion rate will be 6.7444-to-1, so that 1,686,101 shares of common stock are issuable upon the conversion of all shares of Series C preferred stock in the aggregate. This aggregate number of common shares increases by approximately 32,000 shares per quarter.

     Dividends. The Series C preferred stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of common stock valued at 95% of the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C preferred stock or upon liquidation of Arch.

     Voting Rights. So long as at least 50% of the Series C preferred stock remains outstanding, the holders of the Series C preferred stock have the right, voting as a separate class, to designate one member of the boards of directors of Arch and a principal subsidiary. The director has the right to be a member of any committee of either board of directors. On all other matters, the Series C preferred stock and the common stock vote together as a single class. Each share of Series C preferred stock is entitled to as many votes as the number of shares of common stock into which it is convertible (6.7444 prior to January 1, 2000).

     Redemption. Holders of Series C preferred stock may require Arch to redeem the Series C preferred stock in the year 2005. Arch may elect to pay the redemption price in cash or in common stock valued at 95% of its then prevailing market price. Series C preferred stock is subject to redemption for cash or common stock at Arch's option in specified circumstances.

     Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, before any distribution or payment is made to holders of common stock, Arch must pay to the holders of Series C preferred stock $100.00 per share of Series C preferred stock, subject to specified adjustments, plus any accrued and unpaid dividends on such shares of Series C preferred stock. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C preferred stock, then the assets will be distributed pro rata among the holders of the Series C preferred stock.

WARRANTS

     In connection with the MobileMedia acquisition, Arch issued:

     - warrants to acquire up to 1,225,220 shares of common stock to the standby purchasers and

     - warrants to acquire up to 14,861,424 shares of common stock to persons who were holders of record of common stock and Series C preferred stock on January 27, 1999.

     Each warrant represents the right to purchase one-third of one share of common stock. The warrant exercise price is $3.01 per warrant ($9.03 per share). This exercise price was determined by negotiations between Arch and MobileMedia. These warrants will expire on September 1, 2001.

     As partial payment for the convertible subordinated debentures Arch repurchased in October 1999, Arch issued warrants to purchase 540,487 shares of common stock at $9.03 per share. These warrants expire on September 1, 2001.

     The warrant exercise price or the number of shares purchasable upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events
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

described in the warrant agreement. Arch may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of common stock.

FOREIGN OWNERSHIP RESTRICTIONS

     Under the Communications Act, not more than 25% of Arch's capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview -- Regulation". Accordingly, Arch's certificate of incorporation provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders, because of their foreign citizenship or otherwise, would place the FCC licenses held by Arch in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares, as defined in the certificate of incorporation, or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Delaware law and Arch's certificate of incorporation and by-laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch to first negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

  Rights Plan

     Under Arch's preferred stock rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from Arch a unit consisting of one one-thousandth of a share of Series B preferred stock at a cash purchase price of $150.00 per preferred stock unit, subject to adjustment. The purchase rights automatically attach to and trade together with each share of common stock.

     The purchase rights are not exercisable or transferable separately from the shares of common stock to which they are attached until ten business days following the earlier of:

     - a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock, or up to 33% in certain specified circumstances described below, or

     - the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of common stock.

     The purchase rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of common stock and Arch's independent directors determine that such offer is fair to Arch's stockholders and in their best interests.

     If the purchase rights become exercisable, each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock at one-half of their then current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

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

     If an acquiring person acquires common stock and either:

     - Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the common stock is changed or exchanged, except for a merger that follows an offer determined to be fair by Arch's independent directors as described above, or

     - 50% or more of Arch's assets or earning power is sold or transferred,

then each holder of a purchase right, other than the acquiring person, will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

     The purchase rights are not currently exercisable. In connection with the MobileMedia acquisition, Arch amended the preferred stock rights plan to permit each standby purchaser to acquire, without becoming an acquiring person, up to
(1) the number of shares distributed to it or purchased by it in connection with the MobileMedia acquisition, plus (2) an additional 5% of the outstanding common stock, but in no event more than a total of 33% of such outstanding stock for W.R. Huff, 27% for Whippoorwill, 26% for CS First Boston, 15.5% for Northwestern Mutual or 19.0% for Resurgence. The standby purchasers will not be considered to be a group for purposes of the preferred stock rights plan solely because of performance of their contractual commitments as standby purchasers.

     Arch has further amended the plan to permit the PageNet merger to take place without causing the purchase rights to become exercisable.

  Classified Board of Directors

     Arch's certificate of incorporation and by-laws provide that Arch's board of directors will be divided into three classes, with the terms of each class expiring in a different year. The by-laws provide that the number of directors will be fixed from time to time exclusively by the board of directors, but shall consist of not more than 15 nor less than three directors. A majority of the board of directors then in office has the sole authority to fill in any vacancies on the board of directors. The certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

  Stockholder Actions and Meetings

     Arch's certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The certificate of incorporation and by-laws provide that special meetings of stockholders can be called by the chairman of the board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the board of directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the chairman of the board, or at the request of a majority of the members of the board of directors, or as specified in the stockholders' call for a meeting.

     The by-laws set forth an advance notice procedure with regard to the nomination of candidates for election as directors who are not nominees of the board of directors. The by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if detailed written notice has been given to the Secretary of Arch within specified time periods.

  Amendment of Certain Provisions of Arch's Certificate of Incorporation and By-laws

     Arch's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend specified provisions of the certificate of incorporation. These include provisions relating to the removal of directors,

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

the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the by-laws.

  Consideration of Non-Economic Factors in Acquisitions

     Arch's certificate of incorporation empowers Arch's board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include: (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity;
(2) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (3) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

  Restrictions on Purchases of Stock by Arch

     Arch's certificate of incorporation prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's disinterested stockholders approves the transaction. A disinterested stockholder is a person who holds less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to (1) any offer to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, (2) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, (3) any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or
(4) any purchase at prevailing marketing prices pursuant to a stock repurchase program.

  "Blank Check" Preferred Stock

     Arch's board of directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and whatever other designations, preferences and special rights the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

  Delaware Anti-Takeover Statute

     Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Arch's certificate of incorporation and by-laws do not exclude Arch from the restrictions imposed by Section 203.

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

It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Arch to negotiate in advance with Arch's board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for common stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

REGISTRATION RIGHTS

     Each holder of Class B common stock has demand registration rights which may be exercised no more than twice. Arch has also agreed to provide these stockholders "piggyback" registration rights with respect to other offerings filed by Arch. The holders of Series C preferred stock and the former stockholders of PageCall are also entitled to registration rights.

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

                         DESCRIPTION OF DISCOUNT NOTES

     The discount notes that are to be exchanged have the following rights and other terms at present. Proposed modifications to these rights and terms are described under "Proposed Amendments". See also "Risk Factors -- If you do not tender your notes, the notes that you retain may have substantially fewer rights that they currently have".

     We have issued the discount notes under an indenture, dated as of March 12, 1996, between us and IBJ Schroder Bank & Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the indenture. This summary does not restate the indenture in its entirety. We urge you to read the indenture and the Trust Indenture Act because they, and not this description, define your rights as holders of the notes. To obtain copies of the indenture, see "Where You Can Find More Information". The precise definitions of some of the terms used in the following summary are set forth below under "-- Important Definitions". All references to "Arch", "us" or "our company" in this "Description of Discount Notes" refer only to Arch Communications Group, Inc. and do not include its subsidiaries.

     Arch is a holding company with no material assets other than the stock of its subsidiaries. Because the operations of Arch are conducted entirely through its subsidiaries, Arch's cash flow and consequent ability to service its debt, including the notes, depend upon the earnings of the subsidiaries and the distribution of those earnings to Arch or upon loans or other payments of funds by the subsidiaries to Arch. None of Arch's subsidiaries has any obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, loans or other payments. Covenants in our subsidiaries' current bank credit facilities and other debt instruments limit their ability to pay dividends or make loans to us.

     At present, all of Arch's subsidiaries are restricted subsidiaries, as defined in the indenture. However, under certain circumstances, we will be able to designate current or future subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries will not be limited by any of the restrictive covenants contained in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes to be exchanged had accreted an aggregate principal amount of $390.5 million at November 30, 1999 and will have an aggregate principal amount of $448.4 million at March 15, 2001 and an identical aggregate principal amount when they mature on March 15, 2008. These amounts reflect repurchases made during October 1999. THE EXCHANGE RATIO USED IN THE EXCHANGE OFFER IS BASED UPON PRINCIPAL AMOUNT AT MATURITY, NOT PRINCIPAL AMOUNT ACCRETED TO DATE. Interest will not accrue on the notes until March 15, 2001. Interest will then accrue at the rate of 10 7/8% per year, payable in cash twice a year on each March 15 and September 15, beginning September 15, 2001. We will pay interest to the persons in whose names the notes are registered at the close of business on the immediately preceding March 1 or September 1. After interest has been paid at least once, interest will continue to accrue from the date it was most recently paid or duly provided for. We will compute interest on the basis of a 360-day year of twelve 30-day months. See "Material Federal Income Tax Considerations".

     The notes are issuable only in registered form, without coupons, in denominations of $1,000 or any whole multiple of $1,000. Principal, premium and interest will be payable at the principal corporate trust office of the trustee unless we designate otherwise. The notes may be presented for transfer or exchange there also. At our option, we may pay interest by check mailed to registered holders of the notes at the addresses set forth on the registry books maintained by the trustee, which will initially act as registrar and transfer agent for the notes. No service charge will be made for any exchange or registration of transfer of notes, but we may require payment of an amount sufficient to cover any associated tax or other governmental charge.

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

SENIORITY; RANKING

     The discount notes rank equal in right of payment to $4.5 million of Arch's outstanding convertible notes. The discount notes are structurally subordinated to all liabilities of Arch's subsidiaries. This includes several series of senior notes described under "Description of Other Indebtedness" as well as trade payables, capitalized lease obligations and debt that may be incurred by Arch's subsidiaries under their bank credit facilities or other current or future financing arrangements. Any right of Arch to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization will be structurally subordinated to the claims of that subsidiary's creditors. If Arch is itself recognized as a creditor of the subsidiary, Arch's claims would still be subject to any security interests in the assets of the subsidiary and to any liabilities of the subsidiary which are senior to Arch's claims, and may otherwise be challenged in a liquidation or reorganization proceeding. At September 30, 1999, after giving pro forma effect to the consummation of the PageNet acquisition, the discount notes would have been structurally subordinated to approximately $2.1 billion of liabilities of Arch's subsidiaries.

     The notes are not secured by any collateral and will not have the benefit of any sinking fund obligations.

REDEMPTION

     We may choose to redeem the notes as a whole or from time to time in part, at any time beginning March 15, 2001 on between 30 and 60 days' prior notice. The redemption prices will equal the following percentages of principal amount, plus accrued and unpaid interest, if any, to the redemption date:

REDEMPTION DATE                                               REDEMPTION PRICE
---------------                                               ----------------
March 15, 2001 through March 14, 2002.......................      104.078%
March 15, 2002 through March 14, 2003.......................      102.719%
March 15, 2003 through March 14, 2004.......................      101.359%
After March 15, 2004........................................      100.000%

     If we decide to redeem only part of the notes, the trustee will select which notes will be redeemed on a pro rata basis or by lot, at its discretion, within 60 days of the date of redemption.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a change of control occurs at any time, then each holder of notes will have the right to require us to purchase all or any portion of its notes, in whole multiples of $1,000. We will pay a purchase price in cash of 101% of the accreted value of the holder's notes, plus accrued and unpaid interest, if any, to the date of purchase, according to the procedures described below and others required by the indenture.

     Change of control means the occurrence of any of the following events:

     - any person or group, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of more than a majority of the voting power of all classes of voting stock of Arch; the term beneficial owner is as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time;

     - as a result of a merger, sale of assets or similar transaction

          - any person or group, as defined above, is the beneficial owner, as defined above, directly or indirectly, of more than a majority of the total outstanding voting stock of the surviving entity which carries on Arch's business, or

          - the outstanding voting stock of Arch is not converted into or exchanged for capital stock of the surviving entity;

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

     - during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Arch, who for this purpose shall be known as original directors, together with any new directors whose election to the board of directors was approved by a vote of two thirds of the still serving original directors and any directors who had been previously approved in accordance with this paragraph, cease for any reason to constitute a majority of the board of directors of Arch then in office; or

     - Arch is liquidated or dissolved.

     Within 30 days following any change of control, we will notify each holder of notes.

     If a change of control offer is made, there can be no assurance that we will have available, or be able to obtain, funds sufficient to pay the change of control purchase price for all of the notes that might be tendered by holders of the notes seeking to accept the change of control offer. Our bank credit facilities prohibits us from repurchasing any of the notes unless we first fully repay all outstanding indebtedness under the bank credit facilities. We cannot be sure that, after a change of control, we will be able to obtain the necessary consents from the lenders under the bank credit facilities or from any other debt holders to consummate a change of control offer. If we fail to make or consummate the change of control offer or pay the change of control purchase price when due, an event of default would result under the indenture and the trustee and the holders of the notes would then have the rights described under "Events of Default".

     In addition to our obligations under the indenture upon the occurrence of a change of control, our bank credit facilities contain provisions defining a change of control and designating it as an event of default. We are therefore obligated to immediately repay all outstanding amounts under our bank credit facilities in the event of a change in control.

     One of the events which constitutes a change of control under the indenture is the disposition of "all or substantially all" of our assets. The phrase "all or substantially all" has not been interpreted to represent a specific quantitative test under New York law, which governs the indenture. As a consequence, if holders of the notes elect to require us to purchase the notes and we choose to contest such election, we cannot be sure how a court interpreting New York law would interpret the phrase.

     The definition of change of control in the indenture is limited in scope. The provisions of the indenture may not afford you, as noteholders, the right to require us to repurchase your notes following a transaction which is not defined as a change of control, even if the transaction may adversely affect you as noteholders. Such transactions may include a highly leveraged transaction; various transactions with our management or our affiliates; a reorganization, restructuring, merger or similar transaction involving our company; or an acquisition of our company by management or its affiliates. Any proposed highly leveraged transaction, whether or not constituting a change of control, would be required to comply with the other covenants in the indenture, including those described under "Limitations on Debt" and "Limitations on Liens".

     The board of directors cannot waive any of the provisions relating to purchases of notes if a change of control occurs.

EVENTS OF DEFAULT

     The following are events of default under the indenture:

          1. default in the payment of any interest or liquidated damages on any note when it becomes due and payable if the default continues for 30 days;

          2. default in the payment of the principal of or premium, if any, on any note at its maturity;

          3. failure to perform or comply with the indenture provisions described under "Consolidation, Merger or Sale of Assets";

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

          4. default in the performance, or breach, of any covenant or agreement contained in the indenture, other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the indenture, and if the default or breach continues for 60 days after written notice is given to Arch by the trustee or to Arch and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          5. either:

        - an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of debt of Arch or a restricted subsidiary with an aggregate outstanding principal amount of at least $5.0 million, and

           - the default has resulted in such debt becoming due and payable prior to the date on which it would otherwise become due and payable, whether by declaration or otherwise; or

        - a default has occurred in any payment when due at final maturity of any such debt;

          6. any person entitled to take the actions described in this clause, after the occurrence of any event of default under any agreement or instrument evidencing any debt in excess of $5.0 million in the aggregate of Arch or any restricted subsidiary,

        - notifies the trustee of the intended sale or disposition of any assets of Arch or any restricted subsidiary that have been pledged to or for the benefit of the person to secure the debt, or

        - commences proceedings, or

        - takes action to retain in satisfaction of any debt, or to collect on, seize, dispose of or apply, any assets of Arch or any restricted subsidiary, pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law;

          7. one or more final judgments or orders

        - are rendered against Arch or any restricted subsidiary which require the payment of money, either individually or in an aggregate amount, in excess of $5.0 million;

        - are not discharged; and

        - 60 days elapse without a stay of enforcement being in effect for such judgment or order, by reason of a pending appeal or otherwise; or

          8. the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Arch or any significant subsidiary;

     If an event of default specified in clauses 1 through 7 above occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all payments on all of the outstanding notes to be due and payable immediately. This includes the accreted value of, and premium, if any, on, and accrued and unpaid interest on the notes as of such date of declaration. The trustee must give a notice in writing to Arch and the holders must give notice to Arch and the trustee. Upon any such declaration of acceleration all amounts payable in respect of the notes will become immediately due and payable. If an event of default specified in clause 8 above occurs, then all of the outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

     After a declaration of acceleration under the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to Arch and the trustee, may rescind such declaration and its consequences if:

     - a judgment or decree for payment of the money due has not been obtained by the trustee,

     - Arch has paid or deposited with the trustee a sum sufficient to pay:

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

        - all overdue interest on all notes,

        - all unpaid accreted value of, and premium, if any, on any outstanding notes which has become due independently of such declaration of acceleration and interest on such amount at the rate borne by the notes,

        - interest upon overdue interest and overdue accreted value at the rate borne by the notes and

        - all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

     - all other events of default have been cured or waived.

     Rescinding a declaration of acceleration will not affect or impair the rights of the holders if another default occurs later.

     The holders of a majority in aggregate principal amount of the notes then outstanding may waive any past defaults under the indenture, on behalf of the holders of all the notes, except that they cannot waive a default

     - in the payment of the accreted value of, and premium, if any, or interest on any note, or

     - in respect of a covenant or provision which under the indenture requires unanimous consent for modification or waiver.

     If the trustee knows that a default or an event of default has occurred and is continuing, the trustee must mail a notice to each holder of the notes within 90 days after it first occurs, or if the trustee only learns of it later, promptly upon learning of it. If the default or event of default does not involve non-payment, the trustee may withhold the notice to the holders of the notes if its board of directors, executive committee or a committee of its trust officers determines in good faith that withholding the notice is in the interest of the holders.

     A noteholder may institute any proceeding with respect to the indenture or for any remedy under the indenture only if the holder has previously given the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee

     - has not received contrary directions from the holders of a majority in aggregate principal amount of the notes then outstanding, and

     - has failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of any amounts then due.

RESTRICTIVE COVENANTS

     The indenture currently imposes the following restrictions on Arch:

  Limitations on Debt

     Arch or any restricted subsidiary may incur additional debt only if after the incurrence, Arch's consolidated cash flow ratio would be less than 6.5 to 1.0.

     In determining Arch's consolidated cash flow ratio, all debt incurred pursuant to clause 1 of the definition of permitted debt is excluded, and pro forma effect will be given to

     - the net proceeds of the debt incurred to refinance other debt; and

     - acquisitions or dispositions of any company, entity or business acquired or disposed of since the first day of the most recent full fiscal quarter, as if such acquisition or disposition occurred at the beginning of the most recent full fiscal quarter.

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

     Despite the limitation just described, Arch may incur the following additional debt, known as permitted debt, and may permit its restricted subsidiaries to do so:

          1. debt under the bank credit facilities up to $150.0 million total at any one time;

          2. other debt of Arch or any restricted subsidiary that was outstanding on the date of the indenture;

          3. various types of subordinated intracompany debt;

          4. debt represented by the discount notes;

          5. debt incurred or incurrable under letters of credit, bankers' acceptances or similar facilities not to exceed $5.0 million at any one time;

          6. capital lease obligations whose attributable value, as defined, does not exceed $5.0 million at any one time;

          7. guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including shares of capital stock;

          8. debt, including trade letters of credit, in respect of purchase money obligations not to exceed $5.0 million at any time;

          9. debt relating to bank overdrafts in the ordinary course of business, if such debt is extinguished within two business days of its incurrence; and

          10. renewals, extensions, substitutions, replacements or other refinancings of outstanding debt, so long as the amount, maturity, redemption provisions, seniority, subordination and other specified terms of the new debt meet criteria specified in the indenture.

  Limitations on Restricted Payments

     Arch may not, directly or indirectly, take any of the following actions, which we refer to collectively in this document as restricted payments, and may not permit any restricted subsidiary to do so:

     - declare or pay any dividend, or make any distribution to stockholders, other than

        - dividends or distributions payable solely in qualified equity interests of Arch and

        - dividends or distributions by a restricted subsidiary payable to Arch or another restricted subsidiary;

     - purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of capital stock of Arch, any restricted subsidiary or any affiliate of Arch, or any options, warrants or other rights to acquire shares of capital stock, unless already redeemable by its terms or convertible into debt securities;

     - make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire, any subordinated debt, including disqualified stock, prior to the scheduled principal payment, sinking fund payment or maturity;

     - make any loan, advance, capital contribution to or other investment in any affiliate of Arch or guarantee any affiliate's obligations, except for a permitted investment; or

     - make any other investment in any person, except for a permitted investment;

unless at the time of, and immediately after giving effect to, the proposed action:

     - no default or event of default has occurred and is continuing;

     - Arch could incur additional debt, other than permitted debt, under the "Limitations on Debt" covenant; and

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     - the aggregate amount of all restricted payments of the types listed above, declared or made after the issue date of the discount notes, does not exceed the sum of:

        - the difference between

           - 100% of Arch's aggregate consolidated cash flow measured on a cumulative basis during the period beginning on January 1, 1996 and ending on the last day of Arch's most recent fiscal quarter for which internal financial statements are available ending before the date of the proposed restricted payment, and

           - twice the amount of consolidated interest expense accrued on a cumulative basis during the same period; plus

        - the total net proceeds received by Arch from the issuance or sale of qualified equity interests of Arch, plus

        - the total net proceeds received by Arch from the issuance or sale of debt securities or disqualified stock that have been converted into or exchanged for qualified stock of Arch, together with the total net cash proceeds received by Arch from the conversion of exchange, plus

        - the net cash proceeds received by Arch or a wholly-owned subsidiary from the sale of any unrestricted subsidiary unless such proceeds have already been included in any one of the previous calculations.

     In computing Arch's consolidated cash flow,

     - the net income, but not the net loss, of any restricted subsidiary is excluded to the extent that the declaration or payment of dividends or similar distributions by such restricted subsidiary is restricted, directly or indirectly, except to the extent that such net income could be paid to Arch or one of its restricted subsidiaries by loans, advances, intercompany transfers, principal repayments or otherwise.

        - When determining, however, whether Arch may make investments in any person or permit a restricted subsidiary to make a similar investment, the net income of any restricted subsidiary is included in aggregate consolidated cash flow.

     - Arch may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Arch for the remaining portion of the relevant period; and

     - Arch will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If Arch makes a restricted payment which, when made, would be permitted under the requirements of the indenture, in the good faith determination of the board of directors of Arch that restricted payment will be deemed to have been made in compliance with the indenture even though later adjustments may be made in good faith to Arch's financial statements affecting its consolidated adjusted net income for any period.

     Despite the above limitations, Arch and its restricted subsidiaries may do one or more of the following:

          1. pay any dividend within 60 days after it is declared, if on the day it is declared the payment would not have been prohibited by the provisions described above;

          2. repurchase, redeem, acquire or retire any shares of capital stock of Arch, in exchange for qualified equity interests of Arch, or out of the net cash proceeds of a substantially concurrent issuance and sale of qualified equity interests of Arch to a person other than a restricted subsidiary;

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          3. purchase, redeem, acquire or retire subordinated debt in exchange for qualified stock of Arch, or out of the net cash proceeds of a substantially concurrent issuance and sale of shares of qualified stock of Arch to a person other than a restricted subsidiary;

          4. purchase, redeem, acquire or retire subordinated debt, plus the amount of any premium required to be paid in connection with the refinancing under the terms of the debt being refinanced or the amount of any premium reasonably determined by Arch as necessary to accomplish the refinancing through a tender offer or privately negotiated repurchase, in exchange for subordinated debt of Arch, or out of the net cash proceeds of a substantially concurrent incurrence or sale of subordinated debt of Arch to a person other than a restricted subsidiary, so long as

        - the new subordinated debt is subordinated to the notes to the same extent as the subordinated debt that is purchased, redeemed, acquired or retired; and

        - the new subordinated debt has an average life longer than the average life of the notes and a final stated maturity of principal later than the final stated maturity of the notes.

     If no default or event of default has occurred and is continuing, Arch and its restricted subsidiaries may do one or more of the following:

          5. pay cash, property or securities to any employee of Arch or any subsidiary in connection with the issuance or redemption of stock of any such company pursuant to any employee stock option plan or board resolution, up to a total of $500,000 during any fiscal year or a total of $2.0 million during the term of the notes;

          6. repurchase subordinated debt at a purchase price that does not exceed 101% of its principal amount, following a change of control, if before the repurchase Arch has

        - made a change of control offer, as described in "Purchase of Notes upon a Change of Control", and

        - repurchased all notes validly tendered for payment in connection with the change of control offer;

          7. make investments in persons with shares of Arch's qualified stock or investments in persons made out of the net cash proceeds of a substantially concurrent issuance and sale of shares of Arch's qualified stock, except for a sale to a restricted subsidiary;

          8. make investments of up to $50.0 million total in persons whose operations are all or substantially all in the telecommunications business;

          9. make debt investments of up to $75.0 million total in Benbow PCS Ventures, Inc.; and/or

          10. pay up to $5.0 million total that would otherwise constitute a restricted payment.

     The restricted payments described in clauses 2, 3, 5, 6, 7, 8, 9 and 10 above will reduce the permitted amount of restricted payments that would otherwise be available under the provisions summarized in the first paragraph of this section. The restricted payments described in clauses 1 and 4 above will not reduce the amount that would otherwise be available for restricted payments.

     For the purpose of making any calculations under the indenture,

     - an investment will include the fair market value of the net assets of any restricted subsidiary at the time that the restricted subsidiary is designated an unrestricted subsidiary and will, for the purpose of this covenant, exclude the fair market value of the net assets of any unrestricted subsidiary that is designated as a restricted subsidiary;

     - any property transferred to or from an unrestricted subsidiary will be valued at fair market value at the time of such transfer, if the fair market value of the asset or property is determined by the board of directors of Arch in good faith; and

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

     - subject what we have just said, the board of directors of Arch will make a good faith determination of the value of any restricted payment not made in cash.

     If the total amount of all restricted payments calculated under these provisions includes an investment in an unrestricted subsidiary or other person that later becomes a restricted subsidiary, the investment will no longer be counted as a restricted payment for purposes of calculating the aggregate amount of restricted payments.

     If an investment resulted in the making of a restricted payment, the aggregate amount of all restricted payments calculated under these provisions will be reduced by the amount of any net reduction in that investment that results from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, to the extent the net reduction is not included in Arch's consolidated adjusted net income. The aggregate amount of all restricted payments, however, may only be reduced by the lesser of the cash proceeds received by Arch and its restricted subsidiaries in connection with the net reduction or the initial amount of the investment.

  Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     Arch may not, and may not permit any restricted subsidiary to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to:

     - pay any dividends or make any other distributions on its capital stock;

     - pay any debt owed to Arch or any restricted subsidiary;

     - make loans or advances to Arch or any restricted subsidiary; or

     - transfer any of its property or assets to Arch or any restricted subsidiary or

     - guarantee any debt of Arch or any restricted subsidiary,

other than those encumbrances or restrictions under

     - bank credit facilities existing as of the date of issuance of the notes;

     - other debt of Arch or any restricted subsidiary existing as of the date of issuance of the notes;

     - customary non-assignment or sublease provisions of any lease governing a leasehold interest of Arch or any restricted subsidiary;

     - any agreement or other instrument binding solely upon any one person at the time that person becomes a subsidiary of Arch, if the encumbrances or restrictions were not incurred in anticipation of that person becoming a subsidiary of Arch;

     - bank credit facilities to refinance amounts outstanding under the 9 1/2% notes or the 14 1/2% notes referred to under "Description of Other Indebtedness", but only if the board of directors of Arch files a resolution with the trustee that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive than those contained under the existing Arch Enterprises Credit Facility;

     - any renewals, extensions, substitutions, refinancings, successive refinancings or replacement of any debt described in the five clauses above, but only if the board of directors of Arch files a resolution with the trustee that the terms and conditions are not materially more restrictive than those of the agreements relating to the debt that is being renewed, extended, substituted, refinanced or replaced.

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  Limitations on Asset Sales

     Arch may not engage in any asset sale and will not permit any restricted subsidiary to do so, unless

     - the consideration received by Arch or the restricted subsidiary from the asset sale equals or exceeds the fair market value of the assets sold, as determined by the board of directors of Arch, whose good faith determination will be conclusive; and

     - at least 85% of the consideration received by Arch or the relevant restricted subsidiary from the asset sale consists of

        - cash or cash equivalents; or

        - the assumption by the transferee of debt of Arch that ranks equal in right of payment with the notes, or any debt of a restricted subsidiary, and the release of Arch or the restricted subsidiary from all liability on the debt that is assumed.

     If Arch or any restricted subsidiary engages in an asset sale, Arch may use the net cash proceeds of the asset sale, within 12 months after the asset sale, to

     - make a permanent reduction of amounts outstanding under the bank credit facilities or repay or prepay any then outstanding debt of Arch that ranks equal in right of payment with the notes, or any debt of a restricted subsidiary; or

     - invest, or enter into a legally binding agreement to invest, in

        - properties and assets to replace the properties and assets that were the subject of the asset sale, or

        - properties and assets that will be used in the telecommunications businesses of Arch or its restricted subsidiaries.

If a legally binding agreement to invest net cash proceeds is terminated, then Arch may, within 90 days of such termination or within 12 months of such asset sale, whichever is later, actually invest the net cash proceeds as provided in the first or second clause above. Before applying the net cash proceeds of an asset sale pursuant to the second clause above, Arch may use the net cash proceeds to temporarily reduce borrowings under the bank credit facilities. We refer to the amount of any net cash proceeds not used in the way described in this paragraph as excess proceeds.

     When excess proceeds total $5.0 million, Arch will, within 30 days, make an offer to purchase the maximum accreted value, expressed as a multiple of $1,000, of notes that may be purchased with the excess proceeds. Arch will extend the offer to all noteholders, on a pro rata basis, in accordance with the procedures set forth in the indenture. The offer price for each note will be payable in cash. The price will equal 100% of the accreted value of the note, plus accrued interest, if any, to the date the offer to purchase is completed. To the extent that the aggregate accreted value of notes tendered in response to our offer to purchase is less than the excess proceeds, Arch may use the remaining excess proceeds for other general corporate purposes. If the aggregate accreted value of notes validly tendered and not withdrawn by their holders exceeds the excess proceeds, notes to be purchased will be selected on a pro rata basis. Upon completion of our offer to purchase, the amount of excess proceeds will be reset to zero.

  Limitations on Mergers or Sales of Assets

     Arch may not

     - consolidate with or merge with or into any other person, or

     - convey, transfer or lease its properties and assets as an entirety to any person or persons, or

     - permit any restricted subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the conveyance, transfer or

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       lease of all or substantially all of the properties and assets of Arch and its restricted subsidiaries on a consolidated basis to any person,

unless:

     - either

        - Arch is the surviving corporation; or

        - the person formed by such consolidation or into which Arch or a restricted subsidiary is merged or the person which acquires, by conveyance, transfer or lease, the properties and assets of Arch or such restricted subsidiary substantially as an entirety

           - is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state or the District of Columbia and

           - expressly assumes, by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, Arch's obligation for the due and punctual payment of the principal, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of Arch;

     - immediately after giving effect to such transaction or series of transactions and treating any obligation of Arch or a subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default has occurred and is continuing;

     - immediately after giving effect to such transaction or series of transactions on a pro forma basis, Arch's consolidated net worth, or the consolidated net worth of the surviving entity if Arch is not the continuing obligor under the indenture, is at least equal to Arch's consolidated net worth immediately before the transaction or series of transactions;

     - immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, Arch, or the surviving entity if Arch is not the continuing obligor under the indenture, could incur additional debt, other than permitted debt, under the provisions of the "Limitations on Debt" covenant

        - on the assumption that the transaction or series of transactions occurred on the first day of the last full fiscal quarter immediately prior to the actual consummation of such transaction or series of transactions,

        - with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation; and

     - if any of the property or assets of Arch or any of its restricted subsidiaries would become subject to any lien, the provisions of the "Limitations on Liens" covenant are complied with.

     In connection with any such consolidation, merger, conveyance, transfer or lease, Arch or the surviving entity will deliver to the trustee an officer's certificate, attaching the computations to demonstrate compliance with the third and fourth clause above, and an opinion of counsel, each stating that

     - the consolidation, merger, conveyance, transfer or lease complies with the requirements of the covenant described under "Limitations on Mergers or Sales of Assets",

     - any supplemental indenture required in connection with such transaction complies with that covenant; and

     - all conditions precedent relating to such transaction provided for in that covenant have been complied with.

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     Upon any transaction or series of transactions that are of the type described in the immediately preceding paragraphs, and that are effected in accordance with the conditions described above, the surviving entity shall succeed to Arch, shall be substituted for Arch, and may exercise every right and power of Arch under the indenture with the same effect as if the surviving entity had been named as Arch in the indenture. When a surviving entity duly assumes all of the obligations and covenants of Arch pursuant to the indenture and the notes, the predecessor person shall be relieved of all such obligations, except in the case of a lease.

  Limitations on Transactions with Affiliates and Related Persons

     Arch and its restricted subsidiaries may not enter into any transaction or series of transactions with any affiliate of Arch or any related person other than Arch or a wholly owned restricted subsidiary, unless

     - the terms of the transaction or series of transactions are no less favorable to Arch or such restricted subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an affiliate or a related person; and

     - if the transaction or series of transactions involves aggregate consideration of over $1.0 million, then it is approved by a resolution adopted by a majority of Arch's board of directors, including the approval of a majority of the disinterested directors. Any such transaction or series of transactions approved in this manner shall be conclusively deemed to be on terms no less favorable to Arch or such restricted subsidiary than those that could be obtained in an arm's-length transaction.

     This restriction will not apply, however, to

     - transactions between Arch or any of its restricted subsidiaries and any employee of Arch or any of its restricted subsidiaries that are entered into in the ordinary course of business;

     - the payment of reasonable and customary regular fees and expenses to directors of Arch;

     - the making of indemnification, contribution or similar payments to any director or officer of Arch or any restricted subsidiary under charter or by-law provisions, whether now in effect or subsequently amended, or any indemnification or similar agreement with any director or officer; or

     - the entering into of any such indemnification agreements with any current or future directors or officers of Arch or any restricted subsidiary.

  Limitations on Issuances and Sales of Capital Stock of Restricted Subsidiaries

     Arch

     - may not permit any restricted subsidiary to issue any capital stock, except to Arch or a restricted subsidiary; and

     - may not permit any person other than Arch or a restricted subsidiary to own any capital stock of any restricted subsidiary;

     except that

     - Arch or any restricted subsidiary may issue and sell all, but not less than all, of the issued and outstanding capital stock of any restricted subsidiary owned by it in compliance with the other provisions of the indenture; or

     - Arch may acquire less than all of the equity ownership or voting stock of a person that will be a subsidiary upon the consummation of the acquisition.

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  Unrestricted Subsidiaries

     Arch's board of directors may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an unrestricted subsidiary so long as

     - neither Arch nor any restricted subsidiary is directly or indirectly liable for any debt of such subsidiary;

     - no default with respect to any debt of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other debt of Arch or any restricted subsidiary to declare a default on such other debt or cause the payment of such other debt to be accelerated or payable prior to its stated maturity;

     - any investment in such subsidiary made as a result of designating such subsidiary an unrestricted subsidiary will not violate the provisions of the "Limitations on Restricted Payments" covenant;

     - every contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, between such subsidiary and Arch or any restricted subsidiary is on terms that might be obtained at the time from persons who are not affiliates of Arch; and

     - neither Arch nor any restricted subsidiary has any obligation to subscribe for additional shares of capital stock or other equity interest in such subsidiary, or to maintain or preserve such subsidiary's financial condition or to cause such subsidiary to achieve certain levels of operating results. However, Arch may not designate as an unrestricted subsidiary any subsidiary which is a significant subsidiary on the date of the indenture, and may not sell, transfer or otherwise dispose of any properties or assets of any significant subsidiary to an unrestricted subsidiary, except in the ordinary course of business.

     Arch's board of directors may designate any unrestricted subsidiary as a restricted subsidiary, but doing so will be deemed an incurrence of debt by a restricted subsidiary of any outstanding debt of such unrestricted subsidiary. Arch's board of directors may only make the designation if:

     - such debt is permitted under the "Limitations on Debt" covenant and

     - no default or event of default would be in existence following such designation.

  Limitations on Liens

     Arch may not create, incur or assume any liens, and will not permit any restricted subsidiary to incur any liens, on or with respect to any of its property, assets, including any shares of stock or indebtedness of any restricted subsidiary, whenever acquired, income, profits or other proceeds, or assign or convey any right to receive income, unless

     - in the case of any lien securing any debt which ranks equally in right of payment with the notes or is subordinated debt, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such lien, and

     - in the case of any other lien, the notes are equally and ratably secured with the obligation or liability secured by such lien.

     Despite the limitations just described, Arch and its restricted subsidiaries may incur the following liens, called permitted liens:

     - liens existing on the issuance date of the notes, except for liens securing debt under the bank credit facilities;

     - liens on property or assets of Arch securing debt under or with respect to the bank credit facilities;

     - liens securing the discount notes;

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     - liens on property or assets of a restricted subsidiary securing debt of the restricted subsidiary other than guarantees with respect to debt of Arch;

     - any interest or title of a lessor under any capital lease obligation or sale and leaseback transaction under which Arch is lessee so long as the attributable value secured by the lien does not exceed the principal amount of debt permitted under the "Limitations on Debt" covenant;

     - liens securing acquired debt created before the incurrence of such debt by Arch and not in connection with or in contemplation of incurring such debt, if the lien does not extend to any property or assets of Arch other than the assets acquired in connection with the incurrence of the acquired debt;

     - liens arising from purchase money mortgages and purchase security interests incurred in the ordinary course of the business of Arch, if

        - the related debt is not secured by any property or assets of Arch other than the property and assets that are acquired and

        - the lien securing the debt is created within 60 days of the acquisition;

     - statutory liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other similar liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if Arch has made whatever reserve or other appropriate provision may be required in conformity with GAAP;

     - liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if Arch has made whatever reserve or other appropriate provision may be required in conformity with GAAP;

     - liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     - rights of banks to set off deposits against debts owed to them;

     - other liens incidental to the conduct of the business of Arch or any of its subsidiaries, or the ownership of their assets that do not materially detract from the value of the property subject to the liens;

     - liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts and other obligations of a similar nature incurred in the ordinary course of business, other than contracts for the payment of money;

     - easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Arch and the restricted subsidiaries, taken as a whole, incurred in the ordinary course of business;

     - liens arising by reason of any judgment, decree or order of any court so long as such lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of the judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

     - any extension, renewal or replacement, in whole or in part, of any lien described in the previous 15 clauses if any such extension, renewal or replacement does not extend to any additional property or assets.

  Other Covenants

     The indenture also contains restrictions on indebtedness between Arch and its subsidiaries, and requires Arch to maintain its properties, pay its taxes, maintain insurance coverage and provide financial statements to the trustee.

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AMENDMENTS AND WAIVERS

     Arch and the trustee can modify and amend the indenture with the consent of holders of a majority of the principal amount of the notes then outstanding. Every holder, however, must consent in order to:

     - change the stated maturity of the principal of any note or any installment of interest on any note, or reduce the principal amount of any note or the rate of interest on any note or any premium payable upon the redemption of any note, or change the place of payment, or the coin or currency of payment for amounts due under any note, or impair the right to sue for payment after the stated maturity of such payment or, in the case of redemption, on or after the redemption date;

     - reduce the percentage of holder approval required for consent to any such amendment or any waiver of compliance with specified provisions of the indenture or specified defaults and their consequences provided for under the indenture; or

     - modify any provisions relating to "Amendments and Waivers" or the fourth full paragraph under "Events of Default" above, except to increase the percentage of outstanding notes required to consent to such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of every outstanding note affected by the modification or waiver.

     Except as described above, holders of a majority of the principal amount of the notes then outstanding may waive compliance with restrictive covenants and provisions of the indenture.

IMPORTANT DEFINITIONS

     There are certain defined terms used in the indenture. You should read the indenture for a full definition of all these terms, as well as other terms we have used but not defined in this prospectus.

     Accreted value means,

     - for a date before March 15, 2001, the sum of

        - the initial offering price of the note and

        - the amount of amortization through the date with respect to

           - the difference between the offering price and the principal amount of the note at maturity, and

     - for a date on or after March 15, 2001, the value of the principal amount of the note at maturity.

     Amortization is determined on a daily basis and compounded twice per year, on March 15 and September 15. The rate of amortization is 10 7/8% per year, beginning with the date the notes were issued and computed on the basis of a 360-day year of twelve 30 day months.

     Asset sale means any kind of transfer to any person, whether through sale, issuance, conveyance, transfer, lease or other disposition, including disposition by way of merger, consolidation or sale and leaseback transaction, directly or indirectly, in one transaction or a series of related transactions, of:

     - any capital stock of any restricted subsidiary;

     - all or substantially all of the properties and assets of Arch and its restricted subsidiaries representing a division or line of business; or

     - any other properties or assets of Arch or any restricted subsidiary, other than in the ordinary course of business.

     The term asset sale shall not include any transfer of properties or assets

     - that is governed by the provisions of the indenture described under "Limitations on Mergers or Sales of Assets",

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     - between or among Arch and its restricted subsidiaries,

     - constituting an investment in a telecommunications business, if permitted under the "Limitations on Restricted Payments" covenant,

     - representing obsolete or permanently retired equipment and facilities or

     - the gross proceeds of which, exclusive of indemnities, do not exceed $1.0 million for any particular item or $2.0 million in the aggregate for any fiscal year of Arch.

     Attributable value means, with respect to any lease, the present value of the obligations of the lessee of the property subject to the lease for rental payments during the shorter of

     - the remaining term of the lease, including any period for which the lease has been extended or may be extended at the option of the lessor, or

     - the period during which the lessee is not entitled to terminate the lease without penalty or upon payment of penalty if on the date of determination it is the lessee's intention to terminate the lease when it becomes entitled to do so. If the first event to occur is the lessee's becoming eligible to terminate the lease upon payment of a penalty, the rental payments shall include the penalty. In calculating the present value of the rental payments, all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges shall be excluded. The present value should be discounted at the interest rate implicit in the lease, or, if not known, at Arch's incremental borrowing rate.

     Average life means, with respect to amounts payable under any debt or disqualified stock,

     - the sum of the products of

        - the number of years from the date of determination to the date or dates of each principal payment, multiplied by

        - the amount of each such successive scheduled principal payment, divided by

     - the sum of all such principal payments.

     Consolidated adjusted net income means, for any period, the net income or net loss of Arch and its restricted subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding

     - any net after-tax extraordinary gains or losses, less all related fees and expenses,

     - any net after-tax gains or losses, less all related fees and expenses, attributable to asset sales,

     - the portion of net income or loss of any unrestricted subsidiary or other person except for Arch or a restricted subsidiary, in which Arch or any restricted subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Arch or any restricted subsidiary in cash dividends or distributions by such person during such period, and

     - the net income or loss of any person combined with Arch or any restricted subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

     Consolidated cash flow means consolidated adjusted net income increased, without duplication, by

     - consolidated interest expense, plus

     - consolidated income tax expense, plus

     - consolidated non-cash charges.

     Consolidated cash flow ratio means the ratio of

     - the aggregate principal amount of debt of Arch and its restricted subsidiaries on a consolidated basis outstanding as of the date of calculation to
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

     - consolidated cash flow for the most recently ended full fiscal quarter multiplied by four.

     Consolidated income tax expense means the provision for federal, state, local and foreign income taxes of Arch and its restricted subsidiaries as determined on a consolidated basis in accordance with GAAP.

     Consolidated interest expense means, without duplication, the sum of

     - the amount which would be set forth opposite the caption "interest expense", or any like caption, on a consolidated statement of operations of Arch and its restricted subsidiaries, in conformity with GAAP including,

        - amortization of debt discount,

        - the net cost of interest rate contracts including amortization of discounts,

        - the interest portion of any deferred payment obligation,

        - amortization of debt issuance costs,

        - the interest component of capital lease obligations of Arch and its restricted subsidiaries, and

        - the portion of any rental obligation of Arch and its restricted subsidiaries in respect of any sale and leaseback transaction allocable during such period to interest expense, determined as if it were treated as a capital lease obligation, plus

     - all interest on any debt of any other person guaranteed and paid by Arch or any of its restricted subsidiaries.

Consolidated interest expense will not, however, include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

     Consolidated non-cash charges means the aggregate depreciation, amortization and other non-cash expenses of Arch and its restricted subsidiaries reducing consolidated adjusted net income, determined on a consolidated basis in accordance with GAAP, excluding any non-cash charge that requires an accrual of or reserve for cash charges for any future period.

     The debt of a person means, without duplication,

     - every obligation of that person for money borrowed,

     - every obligation of that person evidenced by bonds, debentures, notes or other similar instruments,

     - every reimbursement obligation of that person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that person,

     - every obligation of that person issued or assumed as the deferred purchase price of property or services,

     - the attributable value of every capital lease obligation and sale and leaseback transaction of that person,

     - all disqualified stock of that person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends and

     - every guarantee by that person of an obligation of the type referred to in the previous six clauses, of another person and dividends of another person.

An obligation constitutes debt of a person whether recourse is to all or a portion of that person's assets, and whether or not contingent. For purposes of this definition, the "maximum fixed repurchase price" of any disqualified stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such disqualified stock as if such disqualified stock were repurchased on any date on which debt is required to be determined pursuant to the indenture, and if the price is based upon, or measured by, the

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

fair market value of such disqualified stock, the fair market value will be determined in good faith by the board of directors of the issuer of such disqualified stock. In no case, however, will trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by a person be considered debt for purposes of this definition. The amount outstanding at any time of any debt issued with original issue discount is the aggregate principal amount of such debt, less the remaining unamortized portion of the original issue discount of such debt at such time, as determined in accordance with GAAP.

     Default means any event that is, or after notice or passage of time or both would be, an event of default.

     Eligible institution means the trustee or any financial institution that is a member of the Federal Reserve System having a combined capital and surplus and undivided profits of at least $500 million.

     Incur means, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, a debt. However, the accrual of interest or the accretion of original issue discount shall not be considered an incurrence of debt.

     Maturity means the date on which any principal of a note becomes due and payable as provided in the note or in the indenture, whether at the stated maturity of the principal of the note or by declaration of acceleration, call for redemption, purchase or otherwise.

     The net cash proceeds of any asset sale are the proceeds of such sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, or stock or other assets when disposed for cash or cash equivalents, except to the extent that such obligations are financed or sold by Arch or any restricted subsidiary with recourse to Arch or any restricted subsidiary, net of

     - brokerage commissions, legal and investment banking fees and expenses and other fees and expenses related to the asset sale,

     - provisions for all taxes payable as a result of the asset sale,

     - payments made to retire debt that is secured by the assets that are sold,

     - amounts required to be paid to any person other than Arch or any restricted subsidiary owning a beneficial interest in the assets that are sold and

     - appropriate amounts to be provided by Arch or any restricted subsidiary as a reserve required in accordance with GAAP against any liabilities associated with the asset sale and retained by the seller after the asset sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the asset sale.

     Permitted investments means any of the following:

     - investments in

        - any evidence of debt consisting of government securities with a maturity of 180 days or less;

        - certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of at least $500 million; and

        - commercial paper with a maturity of 180 days or less issued by a corporation that is not an affiliate of Arch and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service or Standard & Poor's Ratings Group;

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

     - investments by Arch or any restricted subsidiary in another person, if as result of such investment the other person

        - becomes a restricted subsidiary or

        - is merged or consolidated with or into Arch or a restricted subsidiary, or transfers or conveys all or substantially all of its assets to Arch or a restricted subsidiary;

     - investments by Arch or any restricted subsidiary in another person made pursuant to the terms of a definitive merger, stock purchase or similar agreement providing for a business combination transaction between Arch or a restricted subsidiary and such person if

        - within 365 days of the date of the investment, such other person, pursuant to the terms of such agreement, becomes a restricted subsidiary or is merged or consolidated with or into Arch or a restricted subsidiary, or transfers or conveys all or substantially all of its assets to Arch or a restricted subsidiary, or

        - if the agreement is terminated before the transactions it contemplates are closed, Arch or such restricted subsidiary liquidates the investment within 365 days of such termination.

     - investments by Arch or any of the restricted subsidiaries in one another;

     - investments in assets owned or used in the ordinary course of business;

     - investments in existence on March 12, 1996; and

     - promissory notes received as a result of asset sales permitted under the "Limitations on Asset Sales" Covenent.

     Qualified equity interest means any qualified stock and all warrants, options or other rights to acquire qualified stock but excludes any debt security that is convertible into or exchangeable for capital stock.

     Related person means any beneficial owner of 10% or more of Arch's voting stock.

     Subordinated debt means debt of Arch that is subordinated in right of payment to the notes.

                       DESCRIPTION OF OTHER INDEBTEDNESS

ARCH

     Arch and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on Arch's operations.

  SENIOR CREDIT FACILITY

     A principal operating subsidiary has a senior credit facility in the current total amount of $581.0 million with The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions.

     The facility consists of a $175.0 million reducing revolving Tranche A facility, a $100.0 million 364-day revolving credit Tranche B facility and a $306.0 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility converted into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

     Arch and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of all principal operating subsidiaries and by security interests in various assets.

     Borrowings under the secured credit facility bear interest based on a reference rate equal to either The Bank of New York's alternate base rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by specified ratios of total debt to annualized EBITDA.

     The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

     The secured credit facility contains restrictions that limit, among other things:

     - additional indebtedness and encumbrances on assets;

     - cash dividends and other distributions;

     - mergers and sales of assets;

     - the repurchase or redemption of capital stock;

     - investments;

     - acquisitions that exceed certain dollar limitations without the lenders' prior approval; and

     - prepayment of indebtedness other than indebtedness under the secured credit facility.

     In addition, the secured credit facility requires Arch and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

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

  SUBSIDIARY'S SENIOR NOTES

     Another principal operating subsidiary has the following issues of unsecured senior notes outstanding:

         PRINCIPAL
      AMOUNT ACCRETED        INTEREST        MATURITY          INTEREST PAYMENT
    SEPTEMBER 30, 1999         RATE            DATE                 DATES
    ------------------       --------    ----------------    --------------------
$125.0 million.............   9 1/2%     February 1, 2004    February 1, August 1
$100.0 million.............      14%     November 1, 2004    May 1, November 1
$127.5 million.............  12 3/4%     July 1, 2007        January 1, July 1
$139.8 million.............  13 3/4%     April 15, 2008      April 15, October 1

  Redemption

     The subsidiary may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

                              9 1/2% SENIOR NOTES

REDEMPTION DATE                                               REDEMPTION PRICE
---------------                                               ----------------
February 1, 1999 to January 31, 2000........................      104.750%
February 1, 2000 to January 31, 2001........................      103.167%
February 1, 2001 to January 31, 2002........................      101.583%
On or after February 1, 2002................................      100.000%

                                14% SENIOR NOTES

REDEMPTION DATE                                               REDEMPTION PRICE
---------------                                               ----------------
November 1, 1999 to October 31, 2000........................      107.000%
November 1, 2000 to October 31, 2001........................      104.625%
November 1, 2001 to October 31, 2002........................      102.375%
On or after November 1, 2002................................      100.000%

                              12 3/4% SENIOR NOTES

REDEMPTION DATE                                               REDEMPTION PRICE
---------------                                               ----------------
July 1, 2003 to June 30, 2004...............................      106.375%
July 1, 2004 to June 30, 2005...............................      104.250%
July 1, 2005 to June 30, 2006...............................      102.125%
On or after July 1, 2006....................................      100.000%

                              13 3/4% SENIOR NOTES

REDEMPTION DATE                                               REDEMPTION PRICE
---------------                                               ----------------
April 15, 2004 to April 14, 2005............................      106.875%
April 15, 2005 to April 14, 2006............................      104.583%
April 15, 2006 to April 14, 2007............................      102.291%
On or after April 15, 2007..................................      100.000%

     In addition, until July 1, 2001, the subsidiary may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes until July 1, 2001, or up to 35% in principal amount of the 13 3/4% senior notes until April 15, 2002, at a redemption price equal to

112.75% of the principal amount of the 12 3/4 senior notes or 113.75% of the principal amount of the 13 3/4% senior notes, together with accrued interest. The subsidiary may make such redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes, and only if 13 3/4% senior notes with an aggregate principal amount of at least $95.6 million remain outstanding immediately after giving effect to any such redemption of 13 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes or 13 3/4% senior notes with the proceeds of any equity offering.

  Restrictive Covenants

     The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

  Changes in Control

     Upon the occurrence of a change of control of Arch or a principal operating subsidiary, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the four series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

     - the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

     - specified types of changes in the board of directors;

     - the sale or transfer of all or substantially all of the corporation's assets or

     - merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

  Events of Default

     The following constitute events of default under the indentures:

     - a default in the timely payment of interest on the senior notes if such default continues for 30 days;

     - a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

     - the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

     - specified events of bankruptcy, insolvency or reorganization involving the borrowers;

     - a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

     - the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

     - the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

     - the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

  ARCH'S CONVERTIBLE DEBENTURES

     Arch has outstanding $4.5 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock at a conversion price of $50.25 per share at any time prior to redemption or maturity.

     Arch may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

REDEMPTION DATE                                         REDEMPTION PRICE
---------------                                   ----------------------------
December 1, 1998 to November 30, 1999...........  103.375% of principal amount
December 1, 1999 to November 30, 2000...........  102.700% of principal amount
December 1, 2000 to November 30, 2001...........  102.025% of principal amount
December 1, 2001 to November 30, 2002...........  101.350% of principal amount
December 1, 2002 to November 30, 2003...........  100.675% of principal amount
On or after December 1, 2003....................  100.000% of principal amount

     The convertible debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

     Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require Arch to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

     - acquisition by a person or a group of beneficial ownership of stock of Arch entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the board of directors;

     - specified types of changes in Arch's board of directors;

     - any merger, share exchange, or sale or transfer of all or substantially all of the assets of Arch to another person, with specified exceptions;

     - the purchase by Arch of beneficial ownership of shares of its common stock if the purchase would result in a default under any senior debt agreements to which Arch is a party; or

     - distributions of common stock by Arch to its stockholders in specified circumstances.

     The following constitute events of default under the indenture:

     - a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

     - a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

     - a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

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

     - a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

     - the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

PAGENET INDEBTEDNESS TO BE ASSUMED BY ARCH

     The maximum aggregate principal amount of the PageNet notes that may remain outstanding after the merger is $30 million. Alternatively, if PageNet's exchange offer is fully subscribed or if the merger is approved in accordance with the terms of the prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code, none of the PageNet notes will be outstanding after the merger.

     The terms of the PageNet notes are as follows:

  8.875% senior subordinated notes due 2006

     The 8.875% notes are limited in aggregate principal amount to $300,000,000 and bear interest at the rate of 8.875% per annum, payable semi-annually on February 1 and August 1 of each year. The 8.875% notes are subject to redemption, as a whole or in part, at any time after February 1, 1999, at the following redemption prices: 104.438% of the face amount in 1999, 102.959% of the face amount in 2000, 101.479% of the face amount in 2001, and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

  10.125% senior subordinated notes due 2007

     The 10.125% notes are limited in aggregate principal amount to $400,000,000 and bear interest at the rate of 10.125% per annum, payable semi-annually on February 1 and August 1 of each year. The 10.125% notes are subject to redemption, as a whole or in part, at any time after August 1, 2000, at the following redemption prices: 105.0625% of the face amount in 2000, 103.3750% of the face amount in 2001, 101.6875% of the face amount in 2002 and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

  10% senior subordinated notes due 2008

     The 10% notes are limited in aggregate principal amount to $500,000,000 and bear interest at the rate of 10% per annum, payable semi-annually on April 15 and October 15 of each year. The 10% notes are subject to redemption, as a whole or in part, at any time after October 15, 2001, at the following redemption prices: 105% of the face amount in 2001, 103.333% of the face amount in 2002, 101.667% of the face amount in 2003 and at 100% of the face amount each year thereafter, together with accrued interest up to the date of the redemption.

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

                                 LEGAL MATTERS

     The validity of the common stock offered by Arch in the exchange offer will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Arch included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which are included in this prospectus in reliance upon their authority as experts in accounting and auditing in giving those reports.

     The consolidated financial statements of MobileMedia at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's notes to the consolidated financial statements) which is included in this prospectus. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Paging Network, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The descriptions of the regulatory requirements under the Communications Act and associated regulations set forth under "Risk Factors -- Government regulation may burden operations" and under "Industry Overview -- Regulation" in this prospectus, except for matters that are unique to PageNet, have been included under the authority of Wilkinson, Barker, Knauer LLP, as experts in telecommunications law. Noteholders of Arch should not rely on Wilkinson, Barker, Knauer LLP with respect to any other matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Arch and PageNet file reports, proxy statements and other information with the SEC as required by the Exchange Act.

     MobileMedia Communications, Inc. and MobileMedia Corporation were also subject to the informational requirements of the Exchange Act but filed only limited reports after the commencement of their bankruptcy proceedings in January 1997. Financial statements included in MobileMedia Communications, Inc. and MobileMedia Corporation's periodic reports from February 1997 through June 1998 were not prepared in accordance with generally accepted accounting principles due to those companies' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Those financial statements are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia contained in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of $792.5 million recorded as of December 31, 1996.

     You can find, copy and inspect information filed by Arch, by PageNet and, to the extent available, by MobileMedia Communications, Inc. and MobileMedia Corporation with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by Arch with the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You can review Arch's, PageNet's, MobileMedia Communications, Inc. and MobileMedia Corporation's electronically filed reports, proxy and information statements on the SEC's world wide web site at http://www.sec.gov. Arch's and PageNet's common stock trades on the Nasdaq National Market under the symbols "APGR" and "PAGE", respectively. Therefore, you can inspect reports, proxy statements and other information concerning Arch and PageNet at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Arch maintains a world wide web site at http://www.arch.com. PageNet maintains a world wide web site at http://www.pagenet.com. Neither Arch's nor PageNet's web site is a part of this prospectus.

     Arch has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the common stock offered in the exchange offer. The term "registration statement" includes all amendments, exhibits, annexes and schedules. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information about Arch, PageNet, MobileMedia Communications, Inc., MobileMedia Corporation and Arch's and PageNet's common stock, please refer to the registration statement, including its exhibits and schedules. You may inspect and copy the registration statement, including exhibits and schedules, as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

     YOU MAY REQUEST A COPY OF ARCH'S, PAGENET'S AND MOBILEMEDIA'S FILINGS WITH THE SEC, AT NO COST, BY WRITING OR TELEPHONING ARCH AT THE FOLLOWING ADDRESS:

                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581
                         ATTENTION: INVESTOR RELATIONS
                            TELEPHONE (508) 870-6700

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Some of the information that you may want to consider in deciding whether to exchange your notes is not physically included in this prospectus, but rather is "incorporated by reference" to documents that Arch previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following Arch documents filed with the SEC are incorporated by reference in this prospectus.

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

          3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

          4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          5. Current Reports on Form 8-K filed June 16 and August 6, 1999; and

          6. The description of Arch's capital stock contained in Arch's Current Report on Form 8-K dated June 28, 1999.

     All documents and reports filed by Arch pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are also incorporated by reference in this prospectus and will be deemed a part of this prospectus from the dates of filing of such documents or reports.

     Statements made in this prospectus modify and supersede any information incorporated by reference to the extent they differ from the old information. Statements contained in subsequently filed documents incorporated or deemed to be incorporated by reference will modify and supersede statements in the prospectus or in any previously filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ARCH COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998...............   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for Each of the Three Years in the Period Ended December
  31, 1998..................................................   F-5
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998...............   F-6
Notes to Consolidated Financial Statements..................   F-7
Interim Financial Statements (Unaudited):
  Consolidated Condensed Balance Sheets as of December 31,
     1998 and September 30, 1999............................  F-21
  Consolidated Condensed Statements of Operations for Three
     and Nine Month Periods Ended September 30, 1998 and
     1999...................................................  F-22
  Consolidated Condensed Statements of Cash Flows for the
     Nine Months Ended September 30, 1998 and 1999..........  F-23
  Notes to Consolidated Condensed Financial Statements......  F-24

MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-30
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................  F-31
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-32
Consolidated Statement of Changes in Stockholders' Equity
  (Deficit) for Each of the Three Years in the Period Ended
  December 31, 1998 and for the Three Months Ended March 31,
  1999 (unaudited)..........................................  F-33
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998 and for the
  Three Months Ended March 31, 1998 and 1999 (unaudited)....  F-34
Notes to Consolidated Financial Statements..................  F-35

PAGING NETWORK, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-51
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-52
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1998...............  F-53
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1998...............  F-54
Consolidated Statements of Shareowners' Deficit for each of
  the Three Years in the Period Ended December 31, 1998.....  F-55
Notes to Consolidated Financial Statements..................  F-56
Interim Financial Statements (Unaudited):
  Consolidated Balance Sheets as of September 30, 1999 and
     December 31, 1998......................................  F-69
  Consolidated Statements of Operations for Three and Nine
     Month Periods Ended September 30, 1999 and 1998........  F-70
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1999 and 1998......................  F-71
  Notes to Consolidated Condensed Financial Statements......  F-72

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 24, 1999 (except with respect to the matters discussed in Note 12, as to which the date is June 28, 1999)

                        ARCH COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $    3,328   $    1,633
     Accounts receivable (less reserves of $5,744 and $6,583
      in 1997 and 1998, respectively).......................      30,147       30,753
     Inventories............................................      12,633       10,319
     Prepaid expenses and other.............................       4,917        8,007
                                                              ----------   ----------
          Total current assets..............................      51,025       50,712
                                                              ----------   ----------
Property and equipment, at cost:
     Land, buildings and improvements.......................      10,089       10,480
     Paging and computer equipment..........................     361,713      400,312
     Furniture, fixtures and vehicles.......................      16,233       17,381
                                                              ----------   ----------
                                                                 388,035      428,173
     Less accumulated depreciation and amortization.........     146,542      209,128
                                                              ----------   ----------
     Property and equipment, net............................     241,493      219,045
                                                              ----------   ----------
Intangible and other assets (less accumulated amortization
  of $260,932 and $372,122 in 1997 and 1998,
  respectively).............................................     728,202      634,528
                                                              ----------   ----------
                                                              $1,020,720   $  904,285
                                                              ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term debt...................  $   24,513   $    1,250
     Accounts payable.......................................      22,486       25,683
     Accrued restructuring charges..........................          --       11,909
     Accrued expenses.......................................      11,894       11,689
     Accrued interest.......................................      11,249       20,997
     Customer deposits......................................       6,150        4,528
     Deferred revenue.......................................       8,787       10,958
                                                              ----------   ----------
          Total current liabilities.........................      85,079       87,014
                                                              ----------   ----------
Long-term debt, less current maturities.....................     968,896    1,003,499
                                                              ----------   ----------
     Other long-term liabilities............................          --       27,235
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficit):
     Preferred stock--$.01 par value, authorized 10,000,000
      shares; issued 250,000 shares (aggregate liquidation
      preference of $26,030 in 1999)........................          --            3
     Common stock--$.01 par value, authorized 75,000,000
      shares, issued and outstanding: 6,954,521 and
      7,071,861 shares in 1997 and 1998, respectively.......          70           71
     Additional paid-in capital.............................     351,349      378,218
     Accumulated deficit....................................    (384,674)    (591,755)
                                                              ----------   ----------
          Total stockholders' equity (deficit)..............     (33,255)    (213,463)
                                                              ----------   ----------
                                                              $1,020,720   $  904,285
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1997         1998
                                                          ---------    ---------    ---------
Service, rental and maintenance revenues................  $ 291,399    $ 351,944    $ 371,154
Product sales...........................................     39,971       44,897       42,481
                                                          ---------    ---------    ---------
          Total revenues................................    331,370      396,841      413,635
Cost of products sold...................................    (27,469)     (29,158)     (29,953)
                                                          ---------    ---------    ---------
                                                            303,901      367,683      383,682
                                                          ---------    ---------    ---------
Operating expenses:
     Service, rental and maintenance....................     64,957       79,836       80,782
     Selling............................................     46,962       51,474       49,132
     General and administrative.........................     86,181      106,041      112,181
     Depreciation and amortization......................    191,871      232,347      221,316
     Restructuring charge...............................         --           --       14,700
                                                          ---------    ---------    ---------
          Total operating expenses......................    389,971      469,698      478,111
                                                          ---------    ---------    ---------
Operating income (loss).................................    (86,070)    (102,015)     (94,429)
Interest expense........................................    (76,303)     (96,482)    (104,019)
Interest income.........................................      1,426          904        1,766
Other expense...........................................     (1,050)      (1,581)      (1,960)
Equity in loss of affiliate.............................     (1,968)      (3,872)      (5,689)
                                                          ---------    ---------    ---------
Income (loss) before income tax benefit, extraordinary
  item and accounting change............................   (163,965)    (203,046)    (204,331)
Benefit from income taxes...............................     51,207       21,172           --
                                                          ---------    ---------    ---------
Income (loss) before extraordinary item and accounting
  change................................................   (112,758)    (181,874)    (204,331)
Extraordinary charge from early extinguishment of
  debt..................................................     (1,904)          --       (1,720)
Cumulative effect of accounting change..................         --           --           --
                                                          ---------    ---------    ---------
Net income (loss).......................................   (114,662)    (181,874)    (206,051)
Accretion of redeemable preferred stock.................       (336)         (32)          --
Preferred stock dividend................................         --           --       (1,030)
                                                          ---------    ---------    ---------
Net income (loss) applicable to common stockholders.....  $(114,998)   $(181,906)   $(207,081)
                                                          =========    =========    =========
Basic/diluted income (loss) per common share before
  extraordinary item and accounting change..............  $  (16.59)   $  (26.31)   $  (29.34)
Extraordinary charge from early extinguishment of debt
  per basic/diluted common share........................      (0.27)          --        (0.24)
                                                          ---------    ---------    ---------
Basic/diluted net income (loss) per common share........  $  (16.86)   $  (26.31)   $  (29.58)
                                                          =========    =========    =========
Basic/diluted weighted average number of common shares
  outstanding...........................................  6,815,314    6,915,413    6,997,730
                                                          =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  TOTAL
                                                                 ADDITIONAL                   STOCKHOLDERS'
                                          PREFERRED    COMMON      PAID-IN     ACCUMULATED        EQUITY
                                            STOCK       STOCK      CAPITAL       DEFICIT        (DEFICIT)
                                          ---------    ------    ----------    -----------    -------------
Balance, December 31, 1995..............     $--         $66      $334,956      $ (88,138)      $ 246,884
     Exercise of options to purchase
       56,436 shares of common stock....      --           1         1,470             --           1,471
     Issuance of 15,614 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --          --           373             --             373
     Issuance of 281,013 shares of
       common stock upon conversion of
       convertible subordinated
       debentures.......................      --           3        14,118             --          14,121
     Accretion of redeemable preferred
       stock............................      --          --          (336)            --            (336)
     Net loss...........................      --          --            --       (114,662)       (114,662)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1996..............      --          70       350,581       (202,800)        147,851
     Issuance of 50,447 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --          --           800             --             800
     Accretion of redeemable preferred
       stock............................      --          --           (32)            --             (32)
     Net loss...........................      --          --            --       (181,874)       (181,874)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1997..............      --          70       351,349       (384,674)        (33,255)
     Exercise of options to purchase
       31,344 shares of common stock....      --          --           294             --             294
     Issuance of 250,000 shares of
       preferred stock..................       3          --        24,997             --          25,000
     Issuance of 85,996 shares of common
       stock under Arch's Employee Stock
       Purchase Plan....................      --           1           548             --             549
     Preferred stock dividend...........      --          --         1,030         (1,030)             --
     Net loss...........................      --          --            --       (206,051)       (206,051)
                                             ---         ---      --------      ---------       ---------
Balance, December 31, 1998..............     $ 3         $71      $378,218      $(591,755)      $(213,463)
                                             ===         ===      ========      =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
     Net income (loss)......................................  $(114,662)  $(181,874)  $(206,051)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
     Depreciation and amortization..........................    191,871     232,347     221,316
     Deferred income tax benefit............................    (51,207)    (21,172)         --
     Extraordinary charge from early extinguishment of
       debt.................................................      1,904          --       1,720
     Equity in loss of affiliate............................      1,968       3,872       5,689
     Accretion of discount on senior notes..................     24,273      33,259      37,115
     Gain on Tower Site Sale................................         --          --      (2,500)
     Accounts receivable loss provision.....................      8,198       7,181       8,545
     Changes in assets and liabilities, net of effect from
       acquisitions of paging companies:
          Accounts receivable...............................    (15,513)    (11,984)     (9,151)
          Inventories.......................................      1,845      (2,394)      2,314
          Prepaid expenses and other........................         89        (386)     (3,090)
          Accounts payable and accrued expenses.............    (12,520)      3,683      24,649
          Customer deposits and deferred revenue............      1,556       1,058         549
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................     37,802      63,590      81,105
                                                              ---------   ---------   ---------
Cash flows from investing activities:
     Additions to property and equipment, net...............   (138,899)    (87,868)    (79,249)
     Additions to intangible and other assets...............    (26,307)    (14,901)    (33,935)
     Net proceeds from Tower Site Sale......................         --          --      30,316
     Acquisition of paging companies, net of cash
       acquired.............................................   (325,420)         --          --
                                                              ---------   ---------   ---------
Net cash used for investing activities......................   (490,626)   (102,769)    (82,868)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
     Issuance of long-term debt.............................    676,000      91,000     463,239
     Repayment of long-term debt............................   (225,166)    (49,046)   (489,014)
     Repayment of redeemable preferred stock................         --      (3,744)         --
     Net proceeds from sale of preferred stock..............         --          --      25,000
     Net proceeds from sale of common stock.................      1,844         800         843
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    452,678      39,010          68
                                                              ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........       (146)       (169)     (1,695)
Cash and cash equivalents, beginning of period..............      3,643       3,497       3,328
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $   3,497   $   3,328   $   1,633
                                                              =========   =========   =========
Supplemental disclosure:
     Interest paid..........................................  $  48,905   $  62,231   $  57,151
                                                              =========   =========   =========
     Issuance of common stock for convertible debentures....  $  14,121   $      --   $      --
                                                              =========   =========   =========
     Accretion of redeemable preferred stock................  $     336   $      32   $      --
                                                              =========   =========   =========
     Preferred stock dividend...............................  $      --   $      --   $   1,030
                                                              =========   =========   =========
     Liabilities assumed in acquisition of paging
       companies............................................  $  58,233   $      --   $      --
                                                              =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on units in service).

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

     Inventories--Inventories consist of new pagers which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                 ASSET CLASSIFICATION                    ESTIMATED USEFUL LIFE
                 --------------------                    ---------------------
Buildings and improvements.............................        20 Years
Leasehold improvements.................................       Lease Term
Pagers.................................................         3 Years
Paging and computer equipment..........................        5-8 Years
Furniture and fixtures.................................        5-8 Years
Vehicles...............................................         3 Years

     Depreciation and amortization expense related to property and equipment totaled $87.5 million, $108.0 million and $101.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                          DECEMBER 31,
                                                       -------------------
                                                         1997       1998
                                                       --------   --------
Goodwill.............................................  $312,017   $271,808
Purchased FCC licenses...............................   293,922    256,519
Purchased subscriber lists...........................    87,281     56,825
Deferred financing costs.............................     8,752     22,072
Investment in Benbow PCS Ventures, Inc...............     6,189     11,347
Investment in CONXUS Communications, Inc.............     6,500      6,500
Non-competition agreements...........................     2,783      1,790
Other................................................    10,758      7,667
                                                       --------   --------
                                                       $728,202   $634,528
                                                       ========   ========

     Amortization expense related to intangible and other assets totaled $104.4 million, $124.3 million and $120.2 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period. In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle.

     Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1996 and 1998, charges of $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

     In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources, and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

     On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a 2-way paging license in five designated regions in

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1998, Arch's investment in CONXUS totaled $6.5 million and is accounted for under the cost method.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

     Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1997 and 1998.

     As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1997 and 1998 (in thousands):

                                      DECEMBER 31, 1997       DECEMBER 31, 1998
                                    ---------------------   ---------------------
                                    CARRYING                CARRYING
           DESCRIPTION               VALUE     FAIR VALUE    VALUE     FAIR VALUE
           -----------              --------   ----------   --------   ----------
10 7/8% Senior Discount Notes due
2008..............................  $332,532    $288,418    $369,506    $221,704
9 1/2% Senior Notes due 2004......   125,000     122,488     125,000     112,500
14% Senior Notes due 2004.........   100,000     112,540     100,000     103,000
12 3/4% Senior Notes due 2007.....        --          --     127,604     127,604
6 3/4% Convertible Subordinated
  Debentures due 2003.............    13,364       7,968      13,364       6,682

     Arch had off-balance-sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $140.0 million and $80.0 million, respectively, at December 31, 1997 and $265.0 million and $40.0 million, respectively, at December 31, 1998. The fair values of the interest rate swaps and interest rate caps were $47,000 and $9,000, respectively, at December 31, 1997. The cost to terminate the outstanding interest rate swaps and interest rate caps at December 31, 1998 would have been $6.4 million. See Note 3.

     Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

     Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1998 presentation.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  ACQUISITIONS

     In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

     This acquisition has been accounted for as a purchase, and the results of its operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                                                                YEAR ENDED
                                                            DECEMBER 31, 1996
                                                            -----------------
                                                       (UNAUDITED AND IN THOUSANDS
                                                      EXCEPT FOR PER SHARE AMOUNTS)
Revenues............................................             $358,900
Income (loss) before extraordinary item.............             (128,444)
Net income (loss)...................................             (130,348)
Basic/diluted net income (loss) per common share....                (6.39)

3.  LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                             DECEMBER 31,
                                                         ---------------------
                                                           1997        1998
                                                         --------   ----------
Senior Bank Debt.......................................  $422,500   $  267,000
10 7/8% Senior Discount Notes due 2008.................   332,532      369,506
9 1/2% Senior Notes due 2004...........................   125,000      125,000
14% Senior Notes due 2004..............................   100,000      100,000
12 3/4% Senior Notes due 2007..........................        --      127,604
Convertible Subordinated Debentures....................    13,364       13,364
Other..................................................        13        2,275
                                                         --------   ----------
                                                          993,409    1,004,749
Less -- Current maturities.............................    24,513        1,250
                                                         --------   ----------
Long-term debt.........................................  $968,896   $1,003,499
                                                         ========   ==========

     Senior Bank Debt -- The Company, through its operating subsidiary, Arch Paging, Inc. ("API") entered into senior secured revolving credit and term loan facilities in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan (the "Tranche C Facility").

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

     API's obligations under the API Credit Facility are secured by its pledge of its interests in Arch LLC and Arch Connecticut Valley, Inc. The API Credit Facility is guaranteed by Arch, Arch Communications, Inc. ("ACI") and Arch LLC and Arch Connecticut Valley, Inc. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of Arch LLC and Arch Connecticut Valley, Inc. are secured by a security interest in those assets that were pledged under ACE's former credit facility.

     Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR, in each case plus a margin based on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

     The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized Adjusted EBITDA.

     The API Credit Facility requires that at least 50% of total ACI debt, including outstanding borrowings under the API Credit Facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, API would be subject to the prevailing interest rates specified in the API Credit Facility.

     Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $65.0 million at December 31, 1998. The weighted average fixed payment rate was 5.93%, while the weighted average rate of variable interest payments under the API Credit Facility was 5.30% at December 31, 1998. At December 31, 1997 and 1998, the Company had a net receivable of $18,000 and a net payable of $47,000, respectively, on the interest rate swaps.

     The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $40.0 million with cap levels between 7.5% and 8% at December 31, 1998. The transaction fees for these instruments are being amortized over the terms of the agreements.

     The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA. As of December 31, 1998, API and its operating subsidiaries were in compliance with the covenants of the API Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1998, $267.0 million was outstanding and $93.5 million was available under the API Credit Facility. At December 31, 1998, such advances bore interest at an average annual rate of 8.45%.

     On November 16, 1998, the lenders to API approved an increase in API's existing credit facility from $400.0 million to $600.0 million, subject to completing the MobileMedia Merger and certain other conditions. The increase of $200.0 million (the "API Credit Facility Increase") was to fund a portion of the cash necessary for Arch to complete the MobileMedia Merger. The API Credit Facility Increase was to be provided by four of API's existing lenders, provided the MobileMedia Transactions were completed prior to March 31, 1999. The four API lenders that were to fund the API Credit Facility Increase have indicated their willingness to seek approval to extend $135.0 million of the API Credit Facility Increase through June 30, 1999, subject to formal approval, definitive documentation and negotiation of certain terms.

     Senior Notes--On March 12, 1996, Arch completed a public offering of
10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

     Interest on ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes") and ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes") (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants, which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends; grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

     Arch has entered into interest rate swap agreements in connection with the ACI 14% Notes. Under the interest rate swap agreements, the Company has effectively reduced the interest rate on the ACI 14% Notes from 14% to the fixed swap rate of 9.45%. In the event of nonperformance by the counterparty to these interest rate protection agreements, the Company would be subject to the 14% interest rate specified on the notes. As of December 31, 1998, the Company had received $2,275,000 in excess of the amounts paid under the swap agreements, which is included in long-term debt in the accompanying balance sheet. At December 31, 1998, the Company had a net receivable of $733,500 on these interest rate swaps.

     On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes") for net proceeds of $122.6 million (after deducting the discount to the initial purchasers and estimated offering expenses payable by ACI). The ACI 12 3/4% Notes were sold at an initial price to investors of 98.049%. The ACI 12 3/4% Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

     The indenture under which the ACI 12 3/4% Notes were issued ("the Indenture") contains certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Arch common stock at a conversion price of $50.25 per share and received approximately 281,000 shares of Arch common stock together with a $1.6 million cash premium.

     Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

     The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

     The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $50.25 per share, subject to adjustment.

     Maturities of Debt--Scheduled long-term debt maturities at December 31, 1998, are as follows (in thousands):

                        YEAR ENDING DECEMBER 31,
                        ------------------------
1999........................................................  $    1,250
2000........................................................      17,725
2001........................................................      29,650
2002........................................................      29,650
2003........................................................      43,014
Thereafter..................................................     883,460
                                                              ----------
                                                              $1,004,749
                                                              ==========

4.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Redeemable Preferred Stock--In connection with the its merger (the "USAM Merger") with USA Mobile Communications Holdings, Inc. ("USA Mobile"), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

     Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Senior Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

     Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan"), which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 376,315 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 2,000,000 shares of common stock.

     Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $37.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 141,402 options were terminated and regranted at a price of $37.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25, "Accounting for Stock Issued to Employees".

     As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 200,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

     In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 5,000 options were granted at an exercise price of $55.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

     As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 26,733 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 1,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 1,000 shares of common stock as of the date of their initial election or

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

     On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $15.19 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 361,072 options with exercise prices ranging from $17.82 to $61.88 and granted the same number of new options with an exercise price of $15.19 per share, the fair market value of the stock on December 16, 1997.

     On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

     The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                          NUMBER OF    EXERCISE
                                                           OPTIONS      PRICE
                                                          ---------    --------
Options Outstanding at December 31, 1995................   335,250      $39.06
     Granted............................................   231,738       46.37
     Exercised..........................................   (56,436)      26.07
     Terminated.........................................  (161,487)      64.79
                                                          --------      ------
Options Outstanding at December 31, 1996................   349,065       34.11
     Granted............................................   166,785       20.03
     Exercised..........................................        --          --
     Terminated.........................................   (62,207)      31.97
                                                          --------      ------
Options Outstanding at December 31, 1997................   453,643       29.22
     Granted............................................   656,096       14.27
     Exercised..........................................   (31,344)       9.38
     Terminated.........................................  (430,127)      28.52
                                                          --------      ------
Options Outstanding at December 31, 1998................   648,268      $15.51
                                                          ========      ======
Options Exercisable at December 31, 1998................   111,249      $20.77
                                                          ========      ======

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the options outstanding and options exercisable by price range at December 31, 1998:

                                               WEIGHTED
                                                AVERAGE     WEIGHTED                 WEIGHTED
                                               REMAINING    AVERAGE                  AVERAGE
            RANGE OF EXERCISE     OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
                 PRICES         OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
            -----------------   -----------   -----------   --------   -----------   --------
            $ 4.31 -- $12.38       54,178        9.38        $10.08        1,500      $ 5.66
             13.59 --  13.59      170,389        9.17         13.59           --          --
             13.69 --  14.81       50,875        9.00         14.72        2,209       13.78
             15.19 --  15.19      323,018        9.04         15.19       77,321       15.19
             18.75 --  82.68       49,808        7.02         30.86       30,219       36.32
             ---------------      -------        ----        ------      -------      ------
            $ 4.31 -- $82.68      648,268        8.94        $15.51      111,249      $20.77
             ===============      =======        ====        ======      =======      ======

     Employee Stock Purchase Plans--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (the "1996 ESPP"). The 1996 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996, 1997 and 1998, 15,614, 50,447 and 85,996 shares were issued at an average price per share of $23.91, $15.87 and $6.39, respectively. At December 31, 1998, 14,609 shares are available for future issuance.

     On January 26, 1999, the stockholders approved the 1999 Employee Stock Purchase Plan ( the "1999 ESPP"). The 1999 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. The stockholders authorized 500,000 shares for future issuance under this plan.

     Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                                               YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1996           1997           1998
                                                          ----           ----           ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss):
                                        As reported    $(114,662)     $(181,874)     $(206,051)
                                        Pro forma       (115,786)      (183,470)      (208,065)
Basic net income (loss) per common      As reported       (16.86)        (26.31)        (29.58)
  share
                                        Pro forma         (17.04)        (26.55)        (29.88)

     Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5% - 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 85%.

     The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1996, 1997 and 1998 were $14.85, $10.11 and $8.34, respectively. The weighted average fair value of shares sold under the ESPP in 1996, 1997 and 1998 was $16.38, $8.49 and $5.64, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5.  INCOME TAXES

     Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1997 and 1998 are as follows (in thousands):

                                                       1997        1998
                                                       ----        ----
Deferred tax assets................................  $134,944    $179,484
Deferred tax liabilities...........................   (90,122)    (67,652)
                                                     --------    --------
                                                       44,822     111,832
Valuation allowance................................   (44,822)   (111,832)
                                                     --------    --------
                                                     $     --    $     --
                                                     ========    ========

     The approximate effect of each type of temporary difference and carryforward at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                           1997        1998
                                                         --------    --------
Net operating losses...................................  $106,214    $128,213
Intangibles and other assets...........................   (87,444)    (62,084)
Depreciation of property and equipment.................    24,388      39,941
Accruals and reserves..................................     1,664       5,762
                                                         --------    --------
                                                           44,822     111,832
Valuation allowance....................................   (44,822)   (111,832)
                                                         --------    --------
                                                         $     --    $     --
                                                         ========    ========

     The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss ("NOL") carryforwards. The NOL carryforwards expire at various dates through 2013. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

     The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which, in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

     Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Future minimum lease payments under noncancellable operating leases at December 31, 1998 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
1999........................................................  $21,372
2000........................................................   13,826
2001........................................................    8,853
2002........................................................    6,026
2003........................................................    2,495
Thereafter..................................................    1,516
                                                              -------
          Total.............................................  $54,088
                                                              =======

     Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998 approximated $14.7 million, $19.8 million and $19.6 million, respectively.

7.  EMPLOYEE BENEFIT PLANS

     Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1996, 1997 and 1998 approximated $217,000, $302,000 and $278,000, respectively.

8.  TOWER SITE SALE

     In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch used its net proceeds from the Tower Site Sale to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million.

     Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At December 31, 1998, Arch had sold 117 of the

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

133 sites, which resulted in a total gain of approximately $23.5 million and through December 31, 1998 approximately $2.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9.  DIVISIONAL REORGANIZATION

     In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) is closing certain office locations and redeploying other assets and (iii) recorded a restructuring charge of $14.7 million, or $2.10 per share (basic and diluted) in 1998. The restructuring charge consisted of approximately
(i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations and (iii) $1.5 million of other costs.

     The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of December 31, 1998, 217 employees had been terminated due to the Divisional Reorganization. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 1999.

     The Company's restructuring activity as of December 31, 1998 is as follows (in thousands):

                                             RESERVE
                                            INITIALLY     UTILIZATION OF    REMAINING
                                           ESTABLISHED       RESERVE         RESERVE
                                           -----------    --------------    ---------
Severance costs..........................    $ 9,700          $2,165         $ 7,535
Lease obligation costs...................      3,500             366           3,134
Other costs..............................      1,500             260           1,240
                                             -------          ------         -------
          Total..........................    $14,700          $2,791         $11,909
                                             =======          ======         =======

10.  SEGMENT REPORTING

     The Company operates in one industry: providing wireless messaging services. On December 31, 1998, the Company operated approximately 175 retail stores in 35 states of the United States.

                        ARCH COMMUNICATIONS GROUP, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1997 and 1998 is summarized below (in thousands, except per share amounts):

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                --------   --------   --------   --------
YEAR ENDED DECEMBER 31, 1997:
     Revenues.................................  $ 95,539   $ 98,729   $101,331   $101,242
     Operating income (loss)..................   (26,632)   (29,646)   (27,208)   (18,529)
     Net income (loss)........................   (45,815)   (49,390)   (47,645)   (39,024)
Basic net income (loss) per common share:
     Net income (loss)........................     (6.63)     (7.14)     (6.87)     (5.64)
YEAR ENDED DECEMBER 31, 1998:
     Revenues.................................  $102,039   $103,546   $104,052   $103,998
     Operating income (loss)..................   (19,418)   (35,356)   (20,783)   (18,872)
     Income (loss) before extraordinary
       item...................................   (45,839)   (62,277)   (47,994)   (48,221)
     Extraordinary charge.....................        --     (1,720)        --         --
     Net income (loss)........................   (45,839)   (63,997)   (47,994)   (48,221)
Basic net income (loss) per common share:
  Income (loss) before extraordinary item.....     (6.60)     (8.91)     (6.90)     (6.93)
  Extraordinary charge........................        --       (.24)        --         --
  Net income (loss)...........................     (6.60)     (9.15)     (6.90)     (6.93)

12.  SUBSEQUENT EVENT

     On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data included in these financial statements for all periods presented have been adjusted to give effect to this reverse split.

                        ARCH COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
     Cash and cash equivalents..............................   $    1,633     $   21,488
     Accounts receivable, net...............................       30,753         57,570
     Inventories............................................       10,319         10,163
     Prepaid expenses and other.............................        8,007          9,959
                                                               ----------     ----------
          Total current assets..............................       50,712         99,180
                                                               ----------     ----------
Property and equipment, at cost.............................      428,173        697,337
Less accumulated depreciation and amortization..............     (209,128)      (288,281)
                                                               ----------     ----------
Property and equipment, net.................................      219,045        409,056
                                                               ----------     ----------
Intangible and other assets, net............................      634,528        916,282
                                                               ----------     ----------
                                                               $  904,285     $1,424,518
                                                               ==========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term debt...................   $    1,250     $    3,060
     Accounts payable.......................................       25,683         23,444
     Accrued restructuring..................................       11,909         18,239
     Accrued interest.......................................       20,997         31,861
     Accrued expenses and other liabilities.................       27,175         93,110
                                                               ----------     ----------
          Total current liabilities.........................       87,014        169,714
                                                               ----------     ----------
Long-term debt..............................................    1,003,499      1,357,743
                                                               ----------     ----------
Other long-term liabilities.................................       27,235         77,953
                                                               ----------     ----------
Stockholders' equity (deficit):
     Preferred stock -- $.01 par value......................            3              3
     Common stock -- $.01 par value.........................           71            481
     Additional paid-in capital.............................      378,218        639,559
     Accumulated deficit....................................     (591,755)      (820,935)
                                                               ----------     ----------
          Total stockholders' equity (deficit)..............     (213,463)      (180,892)
                                                               ----------     ----------
                                                               $  904,285     $1,424,518
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (UNAUDITED AND IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                 SEPTEMBER 30,                SEPTEMBER 30,
                                            ------------------------    -------------------------
                                               1998         1999           1998          1999
                                            ----------   -----------    ----------    -----------
Service, rental, and maintenance
revenues................................    $   93,546   $   190,798    $  277,826    $   403,607
Product sales...........................        10,506        15,391        31,811         36,963
                                            ----------   -----------    ----------    -----------
          Total revenues................       104,052       206,189       309,637        440,570
Cost of products sold...................        (7,173)      (10,459)      (21,863)       (24,988)
                                            ----------   -----------    ----------    -----------
                                                96,879       195,730       287,774        415,582
                                            ----------   -----------    ----------    -----------
Operating expenses:
     Service, rental, and maintenance...        20,403        43,035        60,812         91,421
     Selling............................        12,658        26,545        36,902         57,589
     General and administrative.........        28,011        60,622        84,527        123,643
     Depreciation and amortization......        56,590        94,803       164,990        222,836
     Restructuring charge...............            --        (2,200)       14,700         (2,200)
                                            ----------   -----------    ----------    -----------
          Total operating expenses......       117,662       222,805       361,931        493,289
                                            ----------   -----------    ----------    -----------
Operating income (loss).................       (20,783)      (27,075)      (74,157)       (77,707)
Interest expense, net...................       (26,863)      (39,740)      (76,658)       (98,927)
Other expense...........................          (348)         (924)       (1,676)       (44,396)
Equity in loss of affiliate.............            --            --        (2,219)        (3,200)
                                            ----------   -----------    ----------    -----------
Income (loss) before extraordinary item
  and accounting change.................       (47,994)      (67,739)     (154,710)      (224,230)
                                            ----------   -----------    ----------    -----------
Extraordinary charge from early
  extinguishment of debt................            --            --        (1,720)            --
Cumulative effect of accounting
  change................................            --            --                       (3,361)
                                            ----------   -----------    ----------    -----------
Net income (loss).......................       (47,994)      (67,739)     (156,430)      (227,591)
Preferred stock dividend................          (515)         (546)         (515)        (1,589)
                                            ----------   -----------    ----------    -----------
Net income (loss) to common
  stockholders..........................    $  (48,509)  $   (68,285)   $ (156,945)   $  (229,180)
                                            ==========   ===========    ==========    ===========
Basic/diluted net income (loss) per
  common share before extraordinary
  charge and accounting change..........    $    (6.91)  $     (1.42)   $   (22.20)   $     (9.00)
Extraordinary charge per basic/diluted
  common share..........................            --            --         (0.25)            --
Cumulative effect of accounting change
  per basic/diluted common share........            --            --            --          (0.13)
                                            ----------   -----------    ----------    -----------
Basic/diluted net income (loss) per
  common share..........................    $    (6.91)  $     (1.42)   $   (22.45)   $     (9.13)
                                            ==========   ===========    ==========    ===========
Basic/diluted weighted average number of
  common shares outstanding.............     7,022,370    48,060,782     6,989,427     25,088,969
                                            ==========   ===========    ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Net cash provided by operating activities...................  $  61,276   $  76,422
                                                              ---------   ---------
Cash flows from investing activities:
     Additions to property and equipment, net...............    (58,029)    (65,035)
     Additions to intangible and other assets...............    (27,756)    (18,151)
     Net proceeds from tower site sale......................     30,139       3,046
     Acquisition of paging company, net of cash acquired....         --    (518,729)
                                                              ---------   ---------
Net cash used for investing activities......................    (55,646)   (598,869)
                                                              ---------   ---------
Cash flows from financing activities:
     Issuance of long-term debt.............................    455,964     466,058
     Repayment of long-term debt............................   (484,013)   (140,999)
     Net proceeds from sale of preferred stock..............     25,000          --
     Net proceeds from sale of common stock.................        662     217,243
                                                              ---------   ---------
Net cash provided by (used for) financing activities........     (2,387)    542,302
                                                              ---------   ---------
Net increase in cash and cash equivalents...................      3,243      19,855
Cash and cash equivalents, beginning of period..............      3,328       1,633
                                                              ---------   ---------
Cash and cash equivalents, end of period....................  $   6,571   $  21,488
                                                              =========   =========
Supplemental disclosure:
     Interest paid..........................................  $  42,962   $  58,734
     Accretion of discount on senior notes..................  $  27,430   $  30,995
     Issuance of common stock in acquisition of paging
      company...............................................  $      --   $  20,083
     Liabilities assumed in acquisition of paging company...  $      --   $ 135,676

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (a) Preparation of Interim Financial Statements -- The consolidated condensed financial statements of Arch Communications Group, Inc. ("Arch" or the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The financial information included herein, other than the consolidated condensed balance sheet as of December 31, 1998, has been prepared by management without audit by independent accountants who do not express an opinion thereon. The consolidated condensed balance sheet at December 31, 1998 has been derived from, but does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 1998. In the opinion of management, all of these unaudited statements include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results of all interim periods reported herein. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Arch's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for a full year.

     (b) Intangible and Other Assets -- Intangible and other assets, net of accumulated amortization, are comprised of the following (in thousands):

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1999            1998
                                                       -------------   ------------
                                                        (UNAUDITED)
Goodwill.............................................    $259,877        $271,808
Purchased FCC licenses...............................     367,014         256,519
Purchased subscriber lists...........................     258,530          56,825
Deferred financing costs.............................      25,318          22,072
Investment in Benbow PCS Ventures, Inc. ("Benbow")...          --          11,347
Investment in CONXUS Communications, Inc.
  ("CONXUS").........................................          --           6,500
Non-competition agreements...........................       1,063           1,790
Other................................................       4,480           7,667
                                                         --------        --------
                                                         $916,282        $634,528
                                                         ========        ========

     In June 1999, Arch, Benbow and Ms. June Walsh, who holds a 50.1% equity interest in Benbow, agreed that:

     - the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

     - Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

     - Arch will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow

     - the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's equity interest in Benbow to Arch

     - the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

     - Arch will pay Ms. Walsh, in installments, an aggregate amount of $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001)

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. Therefore, Arch has written off substantially all of its investment in Benbow in the amount of $8.2 million. Arch has also accrued the payment to Ms. Walsh of $3.8 million and legal and other expenses of approximately $1.0 million which is included in accrued expenses. In addition, Arch guaranteed Benbow's obligations in conjunction with Benbow's purchase of the stock of PageCall in June 1998. Since it is unlikely that Benbow will be able to meet these obligations and Arch is currently required to settle the obligation in stock, Arch has recorded the issuance of $22.8 million of its common stock in additional paid-in capital as a charge to operations, to satisfy the obligation in April 2000.

     On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware, which case was converted to a case under Chapter 7 on August 17, 1999. In June 1999, Arch wrote-off its $6.5 million investment in CONXUS. On November 3, 1999, in order to document its disposition of any interest it has, if any, in CONXUS, Arch offered to transfer to CONXUS its shares in CONXUS for no consideration.

     (c) Acquisition of MobileMedia -- On June 3, 1999 Arch completed its acquisition of MobileMedia Communications, Inc. ("MobileMedia") for $674.5 million, consisting of cash paid of $518.7 million, including direct transaction costs, 4,781,656 shares of Arch common stock valued at $20.1 million and the assumption of liabilities of $135.7 million. The cash payments were financed through the issuance of approximately 36.2 million shares of Arch common stock in a rights offering for $6.00 per share, the issuance of $147.0 million principal amount of 13 3/4% senior notes due 2008 (see note (d)) and additional borrowings under the Company's credit facility.

     The purchase price was allocated based on the fair values of assets acquired and liabilities assumed. The allocation is subject to change based on finalization of asset appraisals. The acquisition has been accounted for as a purchase, and the results of MobileMedia's operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

     The liabilities assumed, referred to above, include an unfavorable lease accrual related to MobileMedia's rentals on communications towers which were in excess of market rental rates. This accrual amounted to approximately $52.4 million and is included in other long-term liabilities. This accrual will be amortized over the remaining lease term of 14 1/4 years.

     Concurrent with the consummation of the acquisition, Arch commenced the development of a plan to integrate the operations of MobileMedia. The liabilities assumed, referred to above, also included a $13.1 million restructuring accrual to cover the costs to eliminate redundant headcount and facilities in connection with the overall integration of operations (see note
(h)).

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                          -------------------------
                                                             1999          1998
                                                          -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER
                                                               SHARE AMOUNTS)
Revenues................................................   $616,432      $643,665
Income (loss) before extraordinary item.................   (251,632)     (127,165)
Net income (loss).......................................   (251,632)     (128,885)
Basic/diluted net income (loss) per common share........      (5.27)        (2.67)

     In connection with the acquisition of MobileMedia, Arch issued approximately 48.3 million warrants to purchase Arch common stock. Each warrant represents the right to purchase one-third of one share of Arch common stock at an exercise price of $3.01 ($9.03 per share). The warrants expire on September 1, 2001.

     (d) Senior Notes -- On June 3, 1999, Arch Communications, Inc. ("ACI"), a wholly-owned subsidiary of Arch, received the proceeds of an offering of $147.0 million principal amount at maturity of 13 3/4% Senior

     Notes due 2008 (the "13 3/4% Notes") to qualified institutional buyers under Rule 144A promulgated under the Securities Act of 1933, as amended. The 13 3/4% Notes were sold at an initial price to investors of 95.091% for net proceeds of $134.6 million (after deducting the discount to the Initial Purchasers and offering expenses). The 13 3/4% Notes mature on April 15, 2008 and bear interest at a rate of 13 3/4% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 1999.

     The indenture governing the 13 3/4% Notes (the "Indenture") contains certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

     (e) Reverse Stock Split -- On June 28, 1999, Arch effected a one for three reverse stock split. All share and per share data included in this Quarterly Report for all periods presented have been adjusted to give effect to this reverse split.

     (f) Change in Accounting Principle -- In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 resulted in a $3.4 million charge, which was reported as the cumulative effect of a change in accounting principle. This charge represents the unamortized portion of start-up and organization costs, which had been deferred in prior years.

     (g) Divisional Reorganization -- In conjunction with the completion of the MobileMedia merger, the timing and implementation of the divisional reorganization announced in June 1998 was reviewed by Arch management. The plan was reviewed within the context of the combined company integration plan which was approved by the Company in the third quarter of 1999. After a thorough review it was decided that significant changes needed to be made to the divisional reorganization plan. In the quarter ended September 30, 1999 the Company identified certain of its facilities and network leases that will not be utilized following the integration of the Company and MobileMedia, resulting in an additional charge of

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

$2.6 million. This charge was offset by reductions to previously provided severance and other costs of $4.8 million. As of September 30, 1999, 426 employees had been terminated due to the divisional reorganization.

     The Company's restructuring activity as of September 30, 1999 was as follows (in thousands):

                                               RESERVE
                                              INITIALLY    UTILIZATION OF    RESERVE     REMAINING
                                             ESTABLISHED      RESERVE       ADJUSTMENT    RESERVE
                                             -----------   --------------   ----------   ---------
Severance costs............................    $ 9,700         $4,541        $(3,547)     $1,612
Lease obligation costs.....................      3,500            737          2,570       5,333
Other costs................................      1,500            277         (1,223)         --
                                               -------         ------        -------      ------
          Total............................    $14,700         $5,555        $(2,200)     $6,945
                                               =======         ======        =======      ======

     (h) MobileMedia Acquisition Reserve -- On June 3, 1999, Arch completed its acquisition of MobileMedia and commenced the development of plans to integrate the operations of MobileMedia. During the third quarter of 1999, Arch approved plans covering the elimination of redundant headcount and facilities in connection with the overall integration of operations. To the extent that it is determined that headcount and facilities acquired with MobileMedia should be eliminated, the purchase price of the acquisition will be increased to cover the costs of executing the plan. It is expected that the integration activity relating to the MobileMedia merger, which commenced on July 1, 1999, will take approximately 18 months.

     In connection with the MobileMedia acquisition, Arch anticipates a net reduction of approximately 10% of MobileMedia's workforce and the closing of certain facilities and tower sites. This resulted in the establishment of a $13.1 million acquisition reserve which is included as part of the purchase price of MobileMedia. The initial acquisition reserve consisted of approximately
(i) $5.6 million for employee severance, (ii) $7.0 million for lease obligations and terminations and (iii) $0.5 million of other costs. As of September 30, 1999, 77 former MobileMedia employees had been terminated due to the acquisition. The acquisition reserve will continue to be evaluated in the event that certain assumptions change in the future.

     The MobileMedia acquisition reserve activity as of September 30, 1999 was as follows (in thousands):

                                                 RESERVE
                                                INITIALLY    UTILIZATION OF   REMAINING
                                               ESTABLISHED      RESERVE        RESERVE
                                               -----------   --------------   ---------
Severance costs..............................    $ 5,658         $1,839        $ 3,819
Lease obligation costs.......................      6,975             --          6,975
Other costs..................................        500             --            500
                                                 -------         ------        -------
          Total..............................    $13,133         $1,839        $11,294
                                                 =======         ======        =======

     (i) Subsequent Event -- Equity Issued in Exchange for Debt -- In October 1999, Arch completed transactions with four bondholders in which Arch issued an aggregate of 3,136,665 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $25.2 million accreted value of debt securities. Under two of the exchange agreements, Arch issued 809,545 shares of Arch common stock and warrants to purchase 540,487 shares of Arch common stock for $9.03 per share in exchange for $8.9 million principal amount of Arch 6 3/4% Convertible Subordinated Debentures Due 2003 (the "Convertible Debentures"). Under the remaining exchange agreements, Arch issued 2,327,120 shares of Arch common stock in exchange for $16.3 million accreted value ($19.0 million maturity value) of its 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes"). Following

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

these transactions, Arch has $4.5 million in principal amount of the Convertible Debentures and $387.1 million accreted value (at October 31, 1999) ($448.4 million maturity value) of the Senior Discount Notes outstanding.

     (j) Subsequent Event -- Merger Agreement -- In November 1999, Arch signed a definitive agreement (the "Merger Agreement") with Paging Network, Inc. ("PageNet") pursuant to which PageNet will merge with a wholly owned subsidiary of Arch (the "Merger"). Each outstanding share of PageNet common stock will be converted into 0.1247 share of Arch common stock in the Merger.

     Under the Merger Agreement, PageNet is required to make an exchange offer (the "PageNet Exchange Offer") of PageNet common stock to holders of its outstanding 8.875% Senior Subordinated Notes due 2006 (the "8.875% Notes"), its 10.125% Senior Subordinated Notes due 2007 (the "10.125% Notes") and its 10% Senior Subordinated Notes due 2008 (the "10% Notes"), having an aggregate outstanding principal amount of $1.2 billion. Under the PageNet Exchange Offer, an aggregate of 616,830,757 shares of PageNet common stock, together with 68.9% of the equity interest in PageNet's subsidiary, Vast Solutions, would be exchanged for all of the 8.875% Notes, 10.125% Notes and 10% Notes (collectively, the "PageNet Notes"), in the aggregate. In connection with the Merger, PageNet would distribute to its stockholders (other than holders who received shares in the PageNet Exchange Offer), 11.6% of the equity interests in Vast Solutions. After the Merger, PageNet would retain 19.5% of the equity interests of Vast Solutions.

     Under the Merger Agreement Arch is required to make an exchange offer (the "Arch Exchange Offer") of 29,651,984 shares of its common stock (in the aggregate) for all of its Senior Discount Notes, and to convert all of its outstanding shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") into 2,104,142 shares of its common stock.

     If the PageNet Exchange Offer and the Arch Exchange Offer were fully subscribed, immediately following the Merger (and the issuance of Arch common stock in exchange for PageNet common stock, in the Arch Exchange Offer and upon the conversion of Series C Preferred Stock), current holders of Arch's common stock would own approximately 29.6% of the outstanding Arch common stock, holders of Series C Preferred Stock would own approximately 1.2% of the outstanding Arch common stock, holders of the Senior Discount Notes would own approximately 17.6% of the outstanding Arch common stock, current holders of PageNet common stock would own approximately 7.5% of the outstanding Arch common stock and current holders of the PageNet Notes (in the aggregate) would own approximately 44.5% of the outstanding Arch common stock. In addition, following the Merger Arch would have, on a pro forma basis, total debt of approximately $1.8 billion.

     Under the Merger Agreement, the Arch Board of Directors at the closing would consist of 12 individuals, at least six of whom would be designated by the existing Arch Board of Directors. The PageNet Board of Directors would designate three members, and the three largest holders of PageNet Notes would each be entitled to designate one member. To the extent any such holder of PageNet Notes did not elect to designate a director, the number of directors designated by the Arch Board of Directors would increase.

     Arch expects the Merger, which has been approved by the Boards of Directors of Arch and PageNet, but is subject to customary regulatory review, shareholder approval, other third-party consents and the completion of the exchange offers and preferred stock conversion, to be completed during the first half of 2000. Each of the PageNet Exchange Offer and the Arch Exchange Offer is conditioned upon acceptance by the holders of 97.5% of the PageNet Notes and Senior Discount Notes, respectively.

     Under the Merger Agreement, PageNet is required to include a "prepackaged" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in the materials relating to the PageNet Exchange Offer,

                        ARCH COMMUNICATIONS GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

and to solicit consents for this prepackaged plan from holders of the PageNet Notes and its senior creditors. In certain circumstances PageNet has agreed either to file the prepackaged plan in lieu of completing the PageNet Exchange Offer or to pay to Arch a termination fee.

     The Merger Agreement provides that under certain circumstances a fee may be payable by Arch or PageNet upon termination of the agreement. These circumstances include withdrawal of the recommendation or approval of the Merger Agreement or the Merger by the Arch or PageNet Board of Directors, the failure of shareholders or noteholders to approve the transaction or exchange followed by the making of an alternative proposal and Arch or PageNet entering into an agreement with a third party within 12 months of such termination, and PageNet's failure to file a prepackaged plan in certain circumstances. The termination fee payable by Arch or PageNet under the Merger Agreement is $40.0 million.

     The Merger Agreement provides that either party may terminate the agreement if the Merger is not consummated by June 30, 2000. This termination date is subject to extension for 90 days for regulatory approval and is subject to extension to as late as December 31, 2000 under certain circumstances where PageNet files for protection under the U.S. Bankruptcy Code.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

     We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                            /S/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999 and the ninth paragraph of Note 1, as to which the date is April 12, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets
    Cash and cash equivalents...............................  $    10,920   $     1,218   $        --
    Accounts receivable (less allowance for uncollectible
       accounts of $26,500, $15,000 and $14,893 in 1997,
       1998 and 1999, respectively).........................       55,432        38,942        37,270
    Inventories.............................................          868         2,192         1,609
    Prepaid expense.........................................        5,108         5,523         5,261
    Other current assets....................................        2,783         4,855         4,900
                                                              -----------   -----------   -----------
         Total current assets...............................       75,111        52,730        49,040
                                                              -----------   -----------   -----------
Investment in net assets of equity affiliate................        1,788         1,400            --
Property and equipment, net.................................      257,937       219,642       225,566
Intangible assets, net......................................      295,358       266,109       258,793
Other assets................................................       24,940        21,573        20,610
                                                              -----------   -----------   -----------
         Total assets.......................................  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
    Debtor-In-Possession (DIP) credit facility..............  $    10,000   $        --   $     5,000
    Accrued restructuring costs.............................        4,897         5,163         7,197
    Accrued wages, benefits and payroll.....................       11,894        12,033         9,944
    Book cash overdraft.....................................           --            --         1,255
    Accounts payable--post petition.........................        2,362         1,703         7,334
    Accrued interest........................................        4,777         3,692         3,566
    Accrued expenses and other current liabilities..........       35,959        35,735        30,061
    Current income taxes payable............................           --         2,871         1,200
    Advance billing and customer deposits...................       34,252        28,554        28,892
    Deferred gain on tower sale.............................           --        68,444        67,278
                                                              -----------   -----------   -----------
         Total liabilities not subject to compromise........      104,141       158,195       161,727
                                                              -----------   -----------   -----------
Liabilities subject to compromise
    Accrued wages, benefits and payroll taxes...............          562           647           476
    Accrued interest........................................       18,450        17,579        17,578
    Accounts payable--pre petition..........................       19,646        15,410        15,351
    Accrued expenses and other current liabilities..........       20,663        15,285        12,231
    Debt....................................................    1,075,681       905,681       905,681
    Other liabilities.......................................        2,915            --            --
                                                              -----------   -----------   -----------
         Total liabilities subject to compromise............    1,137,917       954,602       951,317
                                                              -----------   -----------   -----------
    Deferred tax liabilities................................        2,655         2,655         2,655
Stockholders' deficit
    Common stock (1 share, no par value, issued and
       outstanding at December 31, 1997 and 1998 and March
       31, 1999)............................................           --            --            --
Additional paid-in-capital..................................      676,025       676,025       676,025
Accumulated deficit--pre petition...........................   (1,154,420)   (1,154,420)   (1,154,420)
Accumulated deficit--post petition..........................     (111,184)      (75,603)      (83,295)
                                                              -----------   -----------   -----------
         Total stockholders' deficit........................     (589,579)     (553,998)     (561,690)
                                                              -----------   -----------   -----------
         Total liabilities and stockholders' deficit........  $   655,134   $   561,454   $   554,009
                                                              ===========   ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                           ----------------------------------   -------------------
                                              1996         1997        1998       1998       1999
                                           -----------   ---------   --------   --------   --------
                                                                                    (UNAUDITED)
Revenue
     Services, rents and maintenance.....  $   568,892   $ 491,174   $423,059   $108,542   $100,631
     Product sales.......................       71,818      36,218     26,622      6,621      5,193
                                           -----------   ---------   --------   --------   --------
          Total revenues.................      640,710     527,392    449,681    115,163    105,824
Cost of products sold....................      (72,595)    (35,843)   (22,162)    (5,513)    (3,516)
                                           -----------   ---------   --------   --------   --------
                                               568,115     491,549    427,519    109,650    102,308
Operating expenses
     Services, rents and maintenance.....      144,050     139,333    111,589     28,899     27,077
     Selling.............................       96,817      69,544     61,106     15,703     14,136
     General and administrative..........      218,607     179,599    133,003     34,908     31,481
     Reduction of liabilities subject to
       compromise........................           --          --    (10,461)        --     (3,050)
     Impairment of long-lived assets.....      792,478          --         --         --         --
     Restructuring costs.................        4,256      19,811     18,624      4,558      5,067
     Depreciation........................      136,434     110,376     86,624     24,193     20,501
     Amortization........................      212,264      29,862     29,835      7,478      7,468
     Amortization of deferred gain on
       tower sale........................           --          --     (1,556)        --     (1,167)
                                           -----------   ---------   --------   --------   --------
          Total operating expenses.......    1,604,906     548,525    428,764    115,739    101,513
                                           -----------   ---------   --------   --------   --------
Operating Income (loss)..................   (1,036,791)    (56,976)    (1,245)    (6,089)       795
Other income (expense)
     Interest expense, net...............      (92,663)    (67,611)   (53,043)   (14,626)   (10,018)
     Gain (loss) on sale/disposal of
       assets............................           68           3     94,165          1       (323)
     Other...............................           --          --       (338)        --      2,063
                                           -----------   ---------   --------   --------   --------
          Total other expense............      (92,595)    (67,608)    40,784    (14,625)    (8,278)
                                           -----------   ---------   --------   --------   --------
Income (loss) before income taxes
  (benefit)..............................   (1,129,386)   (124,584)    39,539    (20,714)    (7,483)
Income taxes (benefit)...................      (69,442)         --      3,958         --        209
                                           -----------   ---------   --------   --------   --------
Net income (loss)........................  $(1,059,944)  $(124,584)  $ 35,581   $(20,714)  $ (7,692)
                                           ===========   =========   ========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                 ADDITIONAL   ACCUMULATED     ACCUMULATED
                                                  PAID IN       DEFICIT         DEFICIT
                                                  CAPITAL     PRE-PETITION   POST-PETITION      TOTAL
                                                 ----------   ------------   -------------   -----------
Balance at December 31, 1995...................   $659,829    $   (81,076)     $       0     $   578,753
Capital contribution from MobileMedia..........     12,800             --             --          12,800
Net loss.......................................         --     (1,059,944)            --      (1,059,944)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1996...................    672,629     (1,141,020)             0        (468,391)
Capital contribution from MobileMedia..........      3,396             --             --           3,396
Net loss.......................................         --        (13,400)      (111,184)       (124,584)
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1997...................    676,025     (1,154,420)      (111,184)       (589,579)
Net income.....................................         --             --         35,581          35,581
                                                  --------    -----------      ---------     -----------
Balance at December 31, 1998...................    676,025     (1,154,420)       (75,603)       (553,998)
Net loss (unaudited)...........................         --             --         (7,692)         (7,692)
                                                  --------    -----------      ---------     -----------
Balance at March 31, 1999 (unaudited)..........   $676,025    $(1,154,420)     $ (83,295)    $  (561,690)
                                                  ========    ===========      =========     ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,              MARCH 31,
                                               -----------------------------------   -------------------
                                                  1996         1997        1998        1998       1999
                                               -----------   ---------   ---------   --------   --------
                                                                                         (UNAUDITED)
Operating activities
    Net income (loss)........................  $(1,059,944)  $(124,584)  $  35,581   $(20,714)  $ (7,692)
Adjustments to reconcile net loss to net cash
  provided by (used in) Operating activities:
    Depreciation and amortization............      348,698     140,238     116,459     31,672     27,969
    Amortization of deferred gain on tower
       sale..................................           --          --      (1,556)        --     (1,167)
    Income tax benefit.......................      (69,442)         --          --         --         --
    Accretion of note payable discount.......       16,792       1,485          --         --         --
    Provision for uncollectible accounts.....       56,556      65,181      14,841      4,981      2,131
    Reduction of liabilities subject to
       compromise............................           --          --     (10,461)        --     (3,050)
    Recognized gain on sale of tower
       assets................................           --          --     (94,165)        --         --
    Impairment of long-lived assets..........      792,478          --          --         --         --
    Undistributed earnings of affiliate,
       net...................................          160          69         (87)        22         --
Change in operating assets and liabilities:
    Accounts receivable......................      (55,965)    (53,904)      1,649      2,813       (459)
    Inventories..............................        2,433      12,514      (1,324)       407        583
    Prepaid expenses and other assets........       12,145        (686)        590     (1,052)     1,028
    Accounts payable, accrued expenses and
       other liabilities.....................       13,283     (25,393)     (7,065)     1,413     (1,791)
                                               -----------   ---------   ---------   --------   --------
    Net cash provided by (used in) operating
       activities............................       57,194      14,920      54,462     19,542     17,552
                                               -----------   ---------   ---------   --------   --------
Investing activities:
    Construction and capital expenditures,
       including net changes in pager
       assets................................     (161,861)    (40,556)    (53,867)    (4,854)   (26,806)
    Net proceeds from the sale of tower
       assets................................           --          --     169,703         --         --
    Net proceeds from the sale of investment
       in Abacus.............................           --          --          --         --      1,400
    Net loss on the disposal of fixed
       assets................................           --          --          --         --        381
    Acquisition of businesses................     (866,460)         --          --         --         --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) investing
  activities.................................   (1,028,321)    (40,556)    115,836     (4,854)   (25,025)
                                               -----------   ---------   ---------   --------   --------
Financing activities:
    Book cash overdraft......................           --          --          --         --      1,255
    Capital contribution by MobileMedia
       Corporation...........................       12,800       3,396          --         --         --
    Payment of debt issue costs..............       (6,939)         --          --         --         --
    Borrowing from revolving credit
       facilities............................      580,250          --          --         --         --
    Repayments on revolving credit
       facilities............................           --          --    (170,000)        --         --
    Borrowing from DIP credit facilities.....           --      47,000          --         --      5,000
    Repayments on DIP credit facilities......           --     (37,000)    (10,000)   (10,000)        --
                                               -----------   ---------   ---------   --------   --------
Net cash provided by (used in) financing
  activities.................................      586,111      13,396    (180,000)   (10,000)     6,255
                                               -----------   ---------   ---------   --------   --------
Net (decrease) increase in cash, cash
  equivalents designated and cash designated
  for the MobileComm acquisition.............     (385,016)    (12,240)     (9,702)     4,688     (1,218)
Cash and cash equivalents at beginning of
  period.....................................      408,176      23,160      10,920     10,920      1,218
                                               -----------   ---------   ---------   --------   --------
Cash and cash equivalents at end of period...  $    23,160   $  10,920   $   1,218   $ 15,608   $      0
                                               ===========   =========   =========   ========   ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

     Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

     Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

     In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

     On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

     In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

     Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

     On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolved the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. The Plan was confirmed by the Bankruptcy Court on April 12, 1999.

     The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

  Consolidation

     The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

  Cash Equivalents

     MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

  Inventories

     MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

  Revenue Recognition

     MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Property and Equipment

     Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

     Property and equipment are stated at cost, less accumulated depreciation.

     MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

     Expenditures for maintenance are charged to expense as incurred.

     Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

     Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Pagers......................................................     3 years
Radio transmission equipment................................    10 years
Computer equipment..........................................     4 years
Furniture and fixtures......................................     5 years
Leasehold improvements......................................  1-10 years
Buildings...................................................    30 years

  Intangible Assets

     Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

  Debt Issue Costs

     Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

  Book Cash Overdraft

     Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book cash overdraft" in the balance sheet.

  Liabilities Subject to Compromise

     Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

  Restructuring Costs

     Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

  Income Taxes

     Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

  New Authoritative Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia has adopted SOP 98-5 effective January 1, 1999. Such adoption did not have any effect on MobileMedia's financial position or results of operations.

3.  ACQUISITIONS AND DIVESTITURES

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

     On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide 2-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

     The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                              (IN THOUSANDS)
Current assets............................................      $  55,301
Property and equipment....................................        112,986
Intangible assets.........................................        934,269
Other assets..............................................            143
Liabilities assumed.......................................       (149,662)
                                                                ---------
                                                                $ 953,037
                                                                =========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

4.  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                              DECEMBER 31,
                                          --------------------     MARCH 31,
                                            1997        1998         1999
                                          --------    --------    -----------
                                             (IN THOUSANDS)       (UNAUDITED)
Pagers..................................  $196,791    $176,610      $190,903
Radio transmission equipment............   202,296     203,048       204,054
Computer equipment......................    30,896      32,679        32,866
Furniture and fixtures..................    20,918      22,019        21,187
Leasehold improvements..................    14,652      16,516        16,745
Construction in progress................     1,128      11,624        13,140
Land, buildings and other...............     7,911       6,697         6,591
                                          --------    --------      --------
                                           474,592     469,193       485,486
Accumulated depreciation................   216,655     249,551       259,920
                                          --------    --------      --------
Property and equipment, net.............  $257,937    $219,642      $225,566
                                          ========    ========      ========

5.  INTANGIBLE ASSETS

                                                     DECEMBER 31,                                     MARCH 31, 1999 (UNAUDITED)
                        -----------------------------------------------------------------------   ----------------------------------
                                       1997                                 1998
                        ----------------------------------   ----------------------------------
                                   ACCUMULATED                          ACCUMULATED                          ACCUMULATED
                          COST     AMORTIZATION     NET        COST     AMORTIZATION     NET        COST     AMORTIZATION     NET
                        --------   ------------   --------   --------   ------------   --------   --------   ------------   --------
FCC Licenses..........  $261,323     $ (8,918)    $252,405   $261,523     $(16,891)    $244,632   $261,623     $(18,937)    $242,686
Customer lists........    64,430      (21,477)      42,953     64,430      (42,953)      21,477     64,430      (48,323)      16,107
                        --------     --------     --------   --------     --------     --------   --------     --------     --------
                        $325,753     $(30,395)    $295,358   $325,953     $(59,844)    $266,109   $326,053     $(67,260)    $258,793
                        ========     ========     ========   ========     ========     ========   ========     ========     ========

     MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

6.  DEBT

     Debt is summarized as follows:

                                                           DECEMBER 31,
                                                       ---------------------    MARCH 31,
                                                          1997        1998        1999
                                                       ----------   --------   -----------
                                                                               (UNAUDITED)
DIP credit facility..................................  $   10,000   $     --    $  5,000
Revolving loan.......................................      99,000     72,900      72,900
Term loan............................................     550,000    406,100     406,100
10 1/2% Senior Subordinated Deferred Coupon Notes due
  December 1, 2003...................................     174,125    174,125     174,125
9 3/8% Senior Subordinated Notes due November 1,
  2007...............................................     250,000    250,000     250,000
Dial Page Notes......................................       1,570      1,570       1,570
Note Payable.........................................         986        986         986
                                                       ----------   --------    --------
     Total debt......................................  $1,085,681   $905,681    $910,681
                                                       ==========   ========    ========

     The debt obligations of MobileMedia include:

          1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

          2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of March 31, 1999 and December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

          3) $250,000 Senior Subordinated Notes due November 1, 2007 (the
     "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

          4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

  Interest Expense on Debt

     Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982,
respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

     Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

7.  INCOME TAXES

     The components of income tax benefit (expense) are as follows:

                                               YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                             1996        1997       1998
                                            -------    --------    -------
Current:
     Federal..............................  $    --    $     --    $(1,757)
     State and local......................       --          --     (2,201)
                                            -------    --------    -------
                                                 --          --     (3,958)
  Deferred:
     Federal..............................   52,081          --         --
     State and local......................   17,361          --         --
                                            -------    --------    -------
          Total...........................  $69,442    $     --    $(3,958)
                                            =======    ========    =======

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

     A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                               YEAR ENDED DECEMBER 31,
                                           -------------------------------
                                             1996        1997       1998
                                           ---------   --------   --------
Tax benefit (expense) at federal
statutory rate...........................  $ 395,285   $ 43,604   $(13,838)
Goodwill and intangible amortization and
  writedown..............................    (95,362)        --         --
State income taxes.......................         --         --     (1,783)
Nondeductible expenses...................         --         --     (4,765)
Valuation allowance on federal deferred
  tax assets.............................   (230,481)   (43,604)    16,428
                                           ---------   --------   --------
          Total..........................  $  69,442   $     --   $ (3,958)
                                           =========   ========   ========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
Deferred tax liabilities:
     Difference in book and tax basis of fixed assets.......  $  10,206   $  19,974
     Other..................................................         68          27
                                                              ---------   ---------
          Deferred tax liabilities..........................     10,274      20,001
Deferred tax assets:
     Tax credit carryforwards...............................         --       1,757
     Accounts receivable reserves...........................     10,578       6,000
     Differences between the book and tax basis of
       intangible assets....................................    128,462     121,526
     Difference between book and tax basis of accrued
       liabilities..........................................      5,089       4,794
     Net operating loss carryforward........................    161,840     135,458
     Deferred gain on tower sale............................         --      27,378
                                                              ---------   ---------
          Total deferred assets.............................    305,969     296,913
          Valuation allowances for deferred tax assets......   (298,350)   (279,567)
                                                              ---------   ---------
          Deferred tax assets...............................      7,619      17,346
                                                              =========   =========
          Net deferred tax liabilities......................  $   2,655   $   2,655
                                                              =========   =========

     As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

     MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization significantly limited as a result of consummation of the Plan.

8.  LEASES

     Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, $43,453, $40,936, $10,423 and $12,989 for the years ended December 31, 1996, 1997 and
1998 and the three months ended March 31, 1998 and 1999 (unaudited),

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

1999........................................................  $ 48,951
2000........................................................    25,457
2001........................................................    19,250
2002........................................................    15,726
2003........................................................    13,327
Thereafter..................................................    15,783
                                                              --------
                                                              $138,494
                                                              ========

9.  EMPLOYEE BENEFIT PLANS

     MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10.  STOCK OPTION PLANS

     MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11.  COMMITMENTS AND CONTINGENCIES

     MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

     As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

     On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

     On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

     On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

     On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

     Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

     In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendants' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

     In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

     On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

     Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12.  OTHER INVESTMENTS

     On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On December 30, 1998
MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13.  IMPACT OF YEAR 2000 (UNAUDITED)

GENERAL

     Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

  State of Readiness

     MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

     With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

     With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

  Estimated Year 2000 Compliance Costs

     MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

     In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

  Risks Relating to Year 2000 Compliance Matters

     MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

  Contingency Planning

     MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning during the second quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and shareowners
Paging Network, Inc.

     We have audited the accompanying consolidated balance sheets of Paging Network, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareowners' deficit for each of the three years in the period ended December 31, 1998. These financial statements arc the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paging Network, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            /S/  ERNST & YOUNG LLP

Dallas, Texas
February 15, 1999

                              PAGING NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
     Cash and cash equivalents..............................  $    2,924   $    3,077
     Accounts receivable (less allowance for doubtful
      accounts of $6,670 and $11,119 in 1997 and 1998,
      respectively).........................................      63,288       84,440
     Inventories............................................      24,114        6,379
     Prepaid expenses and other assets......................      14,888       15,065
                                                              ----------   ----------
          Total current assets..............................     105,214      108,961
Property, equipment, and leasehold improvements, at cost....   1,387,560    1,452,870
     Loss accumulated depreciation..........................    (469,526)    (547,599)
                                                              ----------   ----------
          Net property, equipment and leasehold
            improvements....................................     918,034      905,271
Other non-current assets, at cost...........................     659,661      629,372
     Less accumulated amortization..........................     (85,676)     (62,360)
                                                              ----------   ----------
                                                                 573,985      567,012
                                                              ----------   ----------
                                                              $1,597,233   $1,581,244
                                                              ==========   ==========
                        LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Accounts payable.......................................  $   42,640   $   96,478
     Accrued expenses.......................................      36,854       49,692
     Accrued interest.......................................      40,085       43,209
     Accrued restructuring costs, current portion...........          --        8,256
     Customer deposits......................................      24,460       22,735
     Deferred revenue.......................................      11,634       15,874
                                                              ----------   ----------
          Total current liabilities.........................     155,673      236,244
                                                              ----------   ----------
Long-term obligations.......................................   1,779,491    1,815,137
Accrued restructuring costs, non-current portion............          --       18,765
Minority interest...........................................          --        1,517
Commitments and contingencies...............................          --           --
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
      shares: issued and outstanding 102,659,915 shares at
      December 31, 1997 and 103,640,554 shares at December
      31, 1998..............................................       1,027        1,036
     Paid-in capital........................................     124,908      132,950
     Accumulated other comprehensive income.................         908        2,378
     Accumulated deficit....................................    (464,774)    (626,783)
                                                              ----------   ----------
          Total shareowners' deficit........................    (337,931)    (490,419)
                                                              ----------   ----------
                                                              $1,597,233   $1,581,244
                                                              ==========   ==========

                              PAGING NETWORK, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1996        1997         1998
                                                              ---------   ---------   ----------
Services, rent and maintenance revenues.....................  $ 685,960   $ 818,461   $  945,524
Product sales...............................................    136,527     142,515      100,503
                                                              ---------   ---------   ----------
          Total revenues....................................    822,487     960,976    1,046,027
Cost of products sold.......................................   (116,647)   (121,487)     (77,672)
                                                              ---------   ---------   ----------
                                                                705,840     839,489      968,355
Operating expenses:
     Services, rent and maintenance.........................    146,896     173,058      210,480
     Selling................................................     82,790     102,995      104,350
     General and administrative.............................    219,317     253,886      320,586
     Depreciation and amortization..........................    213,440     289,442      281,259
     Restructuring charge...................................         --          --       74,000
     Non-recurring charges..................................     22,500      12,600           --
                                                              ---------   ---------   ----------
          Total operating expenses..........................    684,943     831,981      990,675
                                                              ---------   ---------   ----------
Operating income (loss).....................................     20,897       7,508      (22,320)
Other income (expense):
     Interest expense.......................................   (128,014)   (151,380)    (143,762)
     Interest income........................................      3,679       3,689        2,070
     Minority interest......................................         41          56        2,003
     Equity in loss of an unconsolidated subsidiary.........       (923)     (1,276)          --
                                                              ---------   ---------   ----------
          Total other income (expense)......................   (125,217)   (148,911)    (139,689)
                                                              ---------   ---------   ----------
Loss before extraordinary item..............................   (104,320)   (141,403)    (162,009)
Extraordinary loss..........................................         --     (15,544)          --
                                                              ---------   ---------   ----------
Net loss....................................................  $(104,320)  $(156,947)  $ (162,009)
                                                              =========   =========   ==========
Net loss per share (basic and diluted):
     Loss before extraordinary item.........................  $   (1.02)  $   (1.38)  $    (1.57)
     Extraordinary loss.....................................         --       (0.15)          --
                                                              ---------   ---------   ----------
Net loss per share..........................................  $   (1.02)  $   (1.53)  $    (1.57)
                                                              =========   =========   ==========

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
Operating activities:
  Net loss..................................................  $(104,320)  $(156,947)  $(162,009)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
       Restructuring charge.................................         --          --      74,000
       Extraordinary loss...................................         --      15,544          --
       Depreciation.........................................    191,471     258,798     252,234
       Amortization.........................................     21,969      30,644      29,025
       Provision for doubtful accounts......................     14,033      18,343      20,516
       Amortization of debt issuance costs..................      5,261       8,418       4,430
       Minority interest....................................        (41)        (56)     (2,003)
       Non-recurring charges................................     22,500      12,600          --
       Other................................................        923       1,276          --
  Changes in operating assets and liabilities:
       Accounts receivable..................................    (32,787)    (21,542)    (35,081)
       Inventories..........................................     (8,728)     (1,302)     18,349
       Prepaid expenses and other assets....................     (3,377)     (6,016)      9,133
       Accounts payable.....................................     (9,919)    (18,397)     51,626
       Accrued expenses and accrued interest................      7,548       4,286      16,203
       Accrued restructuring costs..........................         --          --      (1,979)
       Customer deposits and deferred revenue...............      5,849       4,854       2,515
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................    110,382     150,503     276,959
                                                              ---------   ---------   ---------
Investing activities:
     Capital expenditures...................................   (437,388)   (328,365)   (297,041)
     Payments for spectrum licenses.........................   (109,236)    (92,856)    (13,065)
     Business acquisitions and joint venture investments....     (9,352)     (7,253)     (7,322)
     Deposits for purchase of subscriber devices............         --     (13,493)         --
     Restricted cash invested in money market instruments...    (27,039)     (6,422)         --
     Other, net.............................................    (18,107)    (11,540)      2,984
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (601,122)   (459,929)   (314,444)
                                                              ---------   ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    223,438     558,317     305,587
     Repayments of long-term obligations....................   (414,250)    (39,000)   (275,555)
     Proceeds from exercise of stock options................      2,825          87       7,606
     Redemption of $200 million senior subordinated notes...         --    (211,750)         --
     Proceeds from Senior Notes offerings...................    500,000          --          --
     Debt issuance costs on Senior Notes offerings..........    (11,250)         --          --
     Debt issuance costs on credit agreements...............     (3,766)         --          --
     Other, net.............................................       (662)        919          --
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    296,335     308,573      37,638
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........   (194,405)       (853)        153
Cash and cash equivalents at beginning of year..............    198,182       3,777       2,924
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $   3,777   $   2,924   $   3,077
                                                              =========   =========   =========

                              PAGING NETWORK, INC.

                CONSOLIDATED STATEMENTS OF SHAREOWNERS' DEFICIT
                  YEAR ENDED DECEMBER 31, 1996, 1997, AND 1998
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                               ACCUMULATED
                                                                  OTHER
                                          COMMON   PAID-IN    COMPREHENSIVE   ACCUMULATED   SHAREOWNERS'
                                          STOCK    CAPITAL       INCOME         DEFICIT       DEFICIT
                                          ------   --------   -------------   -----------   ------------
Balance, December 31, 1995..............  $1,022   $121,701      $   --        $(203,507)    $ (80,784)
     Net loss...........................     --          --          --         (104,320)     (104,320)
     Foreign currency translation
       adjustments......................     --          --         104               --           104
                                          ------   --------      ------        ---------     ---------
          Total comprehensive loss......                                                      (104,216)
     Issuance of 375,270 shares of
          Common Stock pursuant to stock
            option plans................      4       2,821          --               --         2,825
                                          ------   --------      ------        ---------     ---------
Balance, December 31, 1996..............  1,026     124,522         104         (307,827)     (182,175)
     Net loss...........................     --          --          --         (156,947)     (156,947)
     Foreign currency translation
       adjustments......................     --          --         804               --           804
                                          ------   --------      ------        ---------     ---------
          Total comprehensive loss......                                                      (156,143)
     Issuance of 38,838 shares of
          Common Stock pursuant to stock
            option and compensation
            plans.......................      1         386          --               --           387
                                          ------   --------      ------        ---------     ---------
Balance, December 31, 1997..............  1,027     124,908         908         (464,774)     (337,931)
     Net loss...........................     --          --          --         (162,009)     (162,009)
     Foreign currency translation
       adjustments......................     --          --       1,470               --         1,470
                                          ------   --------      ------        ---------     ---------
          Total comprehensive loss......                                                      (160,539)
     Issuance of 980,639 shares of
          Common Stock pursuant to stock
            option and compensation
            plans.......................      9       8,042          --               --         8,051
                                          ------   --------      ------        ---------     ---------
Balance, December 31, 1998..............  $1,036   $132,950      $2,378        $(626,783)    $(490,419)
                                          ======   ========      ======        =========     =========

                              PAGING NETWORK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     Paging Network, Inc. (the Company) is a provider of wireless messaging and information delivery services. The Company provides service in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico, Canada, and Spain, including service in all of the largest 100 markets (in population) in the United States, and owns a minority interest in a wireless messaging company in Brazil. The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. Effective January 1, 1998, the Company began consolidating the results of its Spanish subsidiary, which had previously been accounted for under the equity method of accounting. All intercompany transactions have been eliminated.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Inventories -- Inventories consist of subscriber devices which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property, equipment, and leasehold improvements -- Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Expenditures for maintenance are charged to expense as incurred. Upon retirement of units of equipment, the costs of units retired and the related accumulated depreciation amounts are removed from the accounts. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Machinery and equipment.....................................  3 to 7 years(1)
Subscriber devices..........................................       3 years(2)
Furniture and fixtures......................................       7 years(1)
Leasehold improvements......................................       5 years(1)(3)
Building and building improvements..........................      20 years

---------------
(1) Certain assets written down as a result of the Company's restructuring described in Note 2 are being depreciated to a common retirement date of November 30, 1999.

(2) Effective January 1, 1997, the Company changed the estimated useful life of subscriber devices from 4 years to 3 years, with estimated residual value ranging up to $20 (see Note 3).

(3) Or term of lease if shorter.

     The Company reserves for subscriber devices which it estimates to be non-recoverable.

     Other non-current assets -- Other non-current assets are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method based upon the following estimated useful lives:

Licenses and frequencies................................              40 years
Goodwill................................................              20 years
Other intangible assets.................................  18 months to 3 years
Other non-current assets................................  10 years to 12 years

     Deferred revenues and customer deposits -- Deferred revenues represent billing to customers in advance for services not yet performed and are recognized as revenue in the month the service is provided. Deposits are received from some customers at the time a service agreement is signed and are recognized as a liability of the Company until such time as the deposits are applied, generally against the customer's final bill.

     Revenue recognition -- Services, rent and maintenance revenues are recognized in the month the related services are performed. Product sales are recognized upon delivery of product to the customer.

                              PAGING NETWORK, INC.

     Employee stock options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, because the exercise price of the Company's employee stock options has historically equalled the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

     Advertising costs -- The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1997, and 1998, was $12.5 million, $21.9 million, and $19.1 million, respectively.

     Capitalization of internally developed software -- In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The Company adopted the provisions of SOP 98-1 effective January 1, 1999; however, the adoption is not expected to have a material impact on the Company's results of operations or financial position as the Company's current policy for accounting for the costs of developing or acquiring computer software for internal use is generally consistent with the provisions of SOP 98-1.

     Comprehensive income (loss) -- As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes new rules for the reporting and display of comprehensive income (loss) and its components. SFAS 130 requires certain items, which prior to adoption were reported separately in shareowners' deficit, to be included in other comprehensive income (loss). Other comprehensive income as of December 31, 1996, 1997, and 1998, consists solely of foreign currency translation adjustments. The adoption of SFAS 130 had no impact on the Company's net loss or shareowners' deficit.

     Reclassifications -- Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

2.  RESTRUCTURING CHARGE

     On February 8, 1998, the Company's Board of Directors approved a restructuring of the Company's domestic operations (the Restructuring). As part of the Restructuring, the Company is reorganizing its operations to expand its sales organization, eliminate local and redundant administrative operations, and consolidate certain key support functions. The Company expects to eliminate approximately 1,600 positions, net of positions added, through the consolidation of redundant administrative operations and certain key support functions located in offices throughout the country into centralized facilities (the Centers of Excellence). As a result of the Restructuring, the Company recorded a charge of $74.0 million, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

Write-down of property and equipment........................  $38,900
Lease obligations and terminations..........................   18,900
Severance and related benefits..............................   12,700
Other                                                           3,500
                                                              -------
          Total restructuring charge........................  $74,000
                                                              =======

     The write-down of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements, that the Company will not continue to utilize following the Restructuring, to their estimated net realizable value as of the date such assets are projected to be disposed of or abandoned by the Company, allowing for the

                              PAGING NETWORK, INC.

recognition of normal depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal. Such estimates are subject to change.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that will be closed as part of the Restructuring. The charge represents future lease obligations, net of projected sublease income, on such leases past the dates the offices will be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company expects to eliminate approximately 1,600 net positions, the majority of which are non-sales related positions in local and regional offices. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 1,950 employees. The majority of the severance and benefits costs to be paid by the Company will be paid during 1999.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that will not be utilized following the Restructuring, resulting in an additional non-cash charge of $2.6 million. This charge was offset by reductions in the provisions for lease obligations and terminations and severance costs as a result of refinements to the Company's schedule for local and regional office closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $3.3 million for the fourth quarter of 1998.

     The Company's restructuring activity through December 31, 1998 is as follows (in thousands):

                                                                   UTILIZATION OF RESERVE
                                         INITIAL    ADJUSTMENTS    ----------------------    REMAINING
                                         CHARGE      TO CHARGE       CASH       NON-CASH      RESERVE
                                         -------    -----------    --------    ----------    ---------
Fixed assets impairments...............  $38,900      $2,600        $   --       $41,500      $    --
Lease obligation costs.................   18,900      (1,300)          683            --       16,917
Severance costs........................   12,700      (1,300)        1,296            --       10,104
Other..................................    3,500          --            --         3,500           --
                                         -------      ------        ------       -------      -------
                                         $74,000      $   --        $1,979       $45,000      $27,021
                                         =======      ======        ======       =======      =======

3.  PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

     The cost of property, equipment, and leasehold improvements consisted of the following:

                                                         1997          1998
            (IN THOUSANDS) DECEMBER 31,               ----------    ----------
Machinery and equipment.............................  $  761,208    $  871,870
Subscriber devices..................................     506,026       497,238
Furniture and fixtures..............................      63,772        59,996
Leasehold improvements..............................      36,704        20,609
Land, buildings, and building improvements..........      19,850         3,157
                                                      ----------    ----------
          Total cost................................  $1,387,560    $1,452,870
                                                      ==========    ==========

     The Company does not manufacture any of the subscriber devices or related transmitting and computerized terminal equipment used in the Company's operations. The Company purchases its subscriber devices from multiple competing sources. The Company anticipates that subscriber devices will

                              PAGING NETWORK, INC.

continue to be available for purchase from multiple sources, consistent with normal manufacturing and delivery lead times.

     Effective January 1, 1997, the Company shortened the depreciable lives of its subscriber devices from four to three years, and revised the related residual values. This change increased net loss for the year ended December 31, 1997 by $16.5 million and net loss per share by $0.16.

4.  OTHER NON-CURRENT ASSETS

     The cost of other non-current assets consisted of the following:

                                                           1997        1998
              (IN THOUSANDS) DECEMBER 31,                --------    --------
Licenses and frequencies...............................  $452,551    $473,211
Goodwill...............................................    49,246      50,495
Restricted cash invested in money market instruments,
  at fair value........................................    33,461      33,461
Other intangible assets................................    59,460      13,920
Deposits for purchase of subscriber devices............    13,493          --
Other non-current assets...............................    51,450      58,285
                                                         --------    --------
          Total cost...................................  $659,661    $629,372
                                                         ========    ========

     Licenses and frequencies consist of amounts paid in conjunction with the purchase of three nationwide narrowband personal communications services (PCS) frequencies at a Federal Communications Commission (FCC) auction held in 1994, amounts paid in conjunction with the purchase of blocks of 2-way 900 MHz specialized mobile radio (SMR) major trading area based licenses, amounts paid to purchase exclusive rights to certain of the SMR frequencies from incumbent operators, and amounts paid to secure other licenses.

     At December 31, 1998, the carrying value of the Company's net assets related to its Spanish subsidiary was $17.7 million, including goodwill of $11.5 million. The Company is currently evaluating certain alternatives with respect to this subsidiary. It is reasonably possible, depending upon the outcome of this evaluation and other factors, that the Company's estimate that it will recover the carrying value of the net assets of its Spanish subsidiary will change in the near term. As a result, a provision for the impairment of such assets may be recorded during the year ending December 31, 1999.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective for years beginning after December 15, 1998. SOP 98-5 requires the expensing of all start-up costs as incurred as well as the writing off of the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The Company adopted the provisions of SOP 98-5 effective January 1, 1999 and recorded a charge of $37.0 million as the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999.

                              PAGING NETWORK, INC.

5.  LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                       1997                          1998
                                            --------------------------    --------------------------
                                            (CARRYING                     (CARRYING
       (IN THOUSANDS) DECEMBER 31,            VALUE)      (FAIR VALUE)      VALUE)      (FAIR VALUE)
Borrowings under Credit Agreement.........  $  539,000     $  539,000     $  565,000     $  565,000
10% Senior Subordinated Notes due October
  15, 2008................................     500,000        517,900        500,000        477,473
10.125% Senior Subordinated Notes due
  August 1, 2007..........................     400,000        418,080        400,000        382,964
8.875% Senior Subordinated Notes due
  February 1, 2006........................     300,000        295,770        300,000        292,484
Other.....................................      40,491         40,491         50,137         50,137
                                            ----------     ----------     ----------     ----------
          Total long-term obligations.....  $1,779,491     $1,811,241     $1,815,137     $1,768,058
                                            ==========     ==========     ==========     ==========

     Under the Company's $1.0 billion domestic revolving credit agreement (the Credit Agreement), the Company is able to borrow, provided it meets certain financial covenants, the lesser of $1.0 billion or an amount based primarily upon the Company's domestic earnings before interest, income taxes, depreciation, and amortization (EBITDA) for the most recent fiscal quarter. As of December 31, 1998, the Company had $565.0 million of borrowings outstanding under the Credit Agreement, and $65.8 million was available for additional borrowings as of that date based on the Company's domestic EBITDA for the fourth quarter of 1998. The availability of additional borrowings in periods subsequent to December 31, 1998 is based upon the Company's domestic EBITDA for such future periods. The Company's maximum borrowings under the Credit Agreement are permanently reduced beginning on June 30, 2001, by the following amounts:
2001 -- $150.0 million; 2002 -- $200.0 million; 2003 -- $250.0 million; and
2004 -- $400.0 million. The Company's Credit Agreement expires on December 31, 2004.

     Under the Credit Agreement, the Company may designate all or a portion of outstanding borrowings to be either a Base Rate Loan or a loan based on the London Interbank Offered Rate (LIBOR). As of December 31, 1998, the Company had designated $552.0 million of borrowings as LIBOR loans, which bear interest at a rate equal to LIBOR plus a spread of 1.50%, and $13.0 million of borrowings as a Base Rate Loan, which bears interest at a rate equal to the prime rate plus a spread of 0.50%, based on the Company's total leverage ratio as defined. The interest rates for the $552.0 million of LIBOR loans as of December 31, 1998 ranged from 6.47% to 6.81%. The interest rate for the $13.0 million Base Rate Loan as of December 31, 1998 was 8.25%.

     The Credit Agreement prohibits the Company from paying cash dividends or other cash distributions to shareowners. The Credit Agreement also prohibits the Company from paying more than a total of $2.0 million in connection with the purchase of Common Stock owned by employees whose employment with the Company is terminated. The Credit Agreement contains other covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, engage in transactions with affiliates, dispose of assets, and engage in mergers, consolidations, and other acquisitions. Amounts owing under the Credit Agreement are secured by a security interest in substantially all of the Company's assets, the assets of the Company's subsidiaries, and the capital stock of the subsidiaries of the Company.

     The two credit agreements of the Company's Canadian subsidiaries provide for total borrowings of approximately $70 million. As of December 31, 1998, approximately $45.1 million of borrowings were outstanding under the credit facilities. Such borrowings were collateralized by $33.5 million of restricted cash included in other non-current assets. Additional borrowings are available under these facilities, provided such borrowings are either collaterized or certain financial conditions are met. As of December 31, 1998, the Company's Canadian subsidiaries are in compliance with all financial covenants of

                              PAGING NETWORK, INC.

their separate credit agreements; however, the Company has entered into negotiations with its lenders to modify certain covenants that the Company believes may not be satisfied during the second and third quarters of 1999. Although the Company anticipates that these negotiations will be successful and will not result in a material change in borrowing capacity or interest expense, no assurance can be made that such result will be attained. Maximum borrowings that may be outstanding under the credit facilities are permanently reduced beginning on March 31, 2001, by the following amounts: 2001 -- $7 million;
2002 -- $21 million; 2003 -- $21 million; and 2004 -- $21 million. Both credit agreements expire on December 31, 2004.

     The 8.875% Senior Subordinated Notes (8.875% Notes), the 10.125% Senior Subordinated Notes (10.125% Notes), and the 10% Senior Subordinated Notes (10% Notes) are redeemable on or after February 1, 1999; August 1, 2000; and October 15, 2001; respectively, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100 percent of the principal amount on or after February 1, 2002; August 1, 2003; and October 15, 2004; respectively, plus accrued interest. The 8.875% Notes, the 10.125% Notes, and the 10% Notes are subordinated in right of payment to all senior debt, and contain various covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with affiliates, sell assets, and engage in mergers, consolidations, and other acquisitions. The fair values of the 8.875% Notes, the 10.125% Notes, and the 10% Notes were based on quoted market prices and discounted cash flow analyses.

     On May 14, 1997, the Company redeemed all $200.0 million of its outstanding 11.75% Senior Subordinated Notes (11.75% Notes), utilizing funds borrowed under the Company's Credit Agreement. The Company recorded an extraordinary loss of $15.5 million in the second quarter of 1997 on the early retirement of the 11.75% Notes. The extraordinary loss was comprised of the redemption premium of $11.8 million and the write-off of unamortized issuance costs of $3.7 million.

6.  INCOME TAXES

     For the years ended December 31, 1996, 1997, and 1998, the Company had no provision or benefit for income taxes because the deferred benefit from the operating losses was offset by an increase in the valuation allowance of $36.9 million, $56.4 million, and $57.6 million, respectively. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           1997        1998
              (IN THOUSANDS) DECEMBER 31,                --------    --------
Deferred tax assets:
     Net operating loss carryforwards..................  $167,330    $197,983
     Deferred revenue..................................     4,394       5,982
     Bad debt reserve..................................     2,561       3,768
     Other tax credit carryforwards....................       691         679
     Other.............................................     6,445      28,482
                                                         --------    --------
          Total deferred tax assets....................   181,421     236,894
     Valuation allowance...............................  (143,897)   (201,496)
                                                         --------    --------
          Net deferred tax assets......................    37,524      35,398
Deferred tax liabilities:
     Depreciation......................................   (29,232)    (23,450)
     Amortization......................................    (8,292)    (11,948)
                                                         --------    --------
          Total deferred tax liabilities...............   (37,524)    (35,398)
                                                         --------    --------
                                                         $     --    $     --
                                                         ========    ========

                              PAGING NETWORK, INC.

     As of December 31, 1998, the Company has net operating loss carryforwards of approximately $508 million that expire in years 1999 through 2018. Of such amounts, $5.0 million expire in 1999 and $5.1 million expire in 2001. Loss before income taxes attributable to the Company's foreign operations was $13.1 million, $13.9 million, and $11.8 million for the years ended December 31, 1996, 1997, and 1998.

7.  STOCK OPTIONS

     The 1982 Incentive Stock Option Plan, as amended (1982 Plan), for officers and key employees of the Company provides for the granting of stock options intended to qualify as Incentive Stock Options (ISOs) to purchase Common Stock at not less than 100% of the fair market value on the date the option is granted, as determined by the Board of Directors. No further options may be granted under the 1982 Plan. As of December 31, 1998, options for 297,111 shares were exercisable under the 1982 Plan. All options outstanding and exercisable under the 1982 Plan are fully vested.

     Options granted were exercisable immediately, or in installments as the Board of Directors determined at the time it granted such options, and have a duration of ten years from the date of grant. Any stock issued is subject to repurchase at the option of the Company, which occurs at the exercise price for the unvested portion of the shares issued and at fair market value, as defined or allowed in the Stock Option Agreement, for the vested portion. Such options vest ratably over a five-year period from the date they first become exercisable. However, in the event of a change in ownership control of the Company, all options vest immediately.

     The 1991 Stock Option Plan (1991 Plan) for officers and key employees of the Company provides for the granting of ISOs and non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The 1991 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the Committee). Approximately 4.7 million shares remained available for grant under the 1991 Plan as of December 31, 1998. A total of 2,645,400 shares were vested and exercisable under the 1991 Plan as of December 31, 1998. Options granted under the 1991 Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     On May 21, 1998, the Company's shareowners approved an amendment to its 1991 Plan to broaden the group of employees eligible to receive stock options under such plan to include all employees of the Company and its subsidiaries. On May 22, 1998, the Company granted approximately 2.1 million of options under the 1991 Plan to approximately 2,700 employees at an exercise price of $13.94 per share, which represented the market price of the Company's Common Stock at the date of grant. Grants of stock options to eligible new employees are made following the completion of three months of service.

     The Amended and Restated 1992 Directors Compensation Plan (Directors'
Plan), for non-employee Directors of the Company, provides for the granting of non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The Directors' Plan is administered by the Committee. The total number of shares of Common Stock with respect to which options may be granted under the Directors' Plan may not exceed 750,000. Approximately 165,000 shares remain available for grant under the Directors' Plan as of December 31, 1998. A total of 261,000 shares were vested and exercisable as of December 31, 1998. Options granted under the Directors' Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     With respect to the 1991 Plan and the Directors' Plan, notwithstanding the above, ten business days before a merger or a change in the ownership control of the Company or a sale of substantially all the

                              PAGING NETWORK, INC.

assets of the Company, all options issued vest immediately and become exercisable in full; upon a merger or a change in ownership control of the Company or the sale of substantially all the assets of the Company, all options issued under the 1991 Plan and Directors' Plan which have not been exercised terminate.

     On June 12, 1997, the Company offered an election to its employees with options granted during 1995 and 1996 under the 1991 Plan to cancel such options and accept a lesser number of new options at a lower exercise price, with the vesting dates being restarted with the new grant dates. As a result of the election by certain of its employees, the Company canceled 2.9 million of options with exercise prices ranging from $13.69 to $26.50 and granted approximately 1.1 million of options to the same optionees with an exercise price of $8.25 per share.

     Information concerning options as of December 31, 1996, 1997, and 1998 is as follows:

                                                   1996           1997           1998
                                               ------------   ------------   ------------
Outstanding at January 1.....................     4,664,735      5,968,605      5,687,335
     Granted.................................     2,307,100      3,435,873      5,066,000
     Canceled................................      (627,960)    (3,705,609)    (1,241,982)
     Exercised...............................      (375,270)       (11,534)      (931,785)
                                               ------------   ------------   ------------
Outstanding at December 31...................     5,968,605      5,687,335      8,579,568
                                               ============   ============   ============
Exercisable at December 31...................     1,920,085      2,450,795      3,253,511
                                               ============   ============   ============
Option price range-options outstanding.......  $2.67-$26.50   $2.67-$25.50   $2.67-$25.50
Option price range-options exercised.........  $2.73-$14.38   $2.73-$ 9.25   $2.67-$14.38

     Weighted-average exercise prices are as follows:

                                                               1996     1997    1998
                                                              ------   ------   -----
Outstanding at January 1....................................  $12.22   $15.90   $9.47
     Granted................................................   22.33     9.54   12.59
     Canceled...............................................   17.19    19.89   12.79
     Exercised..............................................    7.53     7.49    8.16
Outstanding at December 31..................................   15.90     9.47   10.98
Exercisable at December 31..................................    9.65     9.12    9.85

     Certain information is being presented based on a range of exercise prices as of December 31, 1998, as follows:

                                              $ 2.67-$8.69   $9.06-$13.38    $13.63-$25.50
                                              ------------   ------------    -------------
Number of shares outstanding................     2,946,560      2,877,468        2,755,540
Weighted-average exercise price.............  $       7.18   $      11.97    $       14.00
Weighted-average remaining contractual
  life......................................          7.06           8.28             9.11
Number of shares exercisable................     1,622,223        960,468          670,820
Weighted-average exercise price of shares
  exercisable...............................  $       7.02   $      11.69    $       14.07

     The Company adopted the pro forma disclosure provisions of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996. As required by SFAS 123, pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for employee stock options and stock-based awards granted subsequent to December 31, 1994 under the fair value method provided for under SFAS 123. The weighted-average fair value of stock options granted during 1996, 1997, and 1998 was $13.58, $5.98, and $7.21, respectively. The fair value for the stock options granted to officers and key employees of the Company after January 1,

                              PAGING NETWORK, INC.

1995 was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest ranging from 5.54% to 6.83% for 1996, ranging from 5.46% to 6.89% for 1997, and ranging from 4.09% to 5.72% for 1998; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock ranging from 53.2% to 54.4% for 1996, ranging from 54.4% to 57.6% for 1997, and ranging from 56.8% to 60.0% for 1998; and a weighted average expected life of each option ranging from 5.5 years to 6.7 years for 1996, 1997, and 1998.

     For purposes of the pro forma disclosures, the estimated fair market value of the options and stock-based awards is amortized to expense over the vesting period. The Company's pro forma information is as follows (in thousands, except for net loss per common share information):

                                                         1996        1997        1998
                                                       ---------   ---------   ---------
Net loss                              As reported      $(104,320)  $(156,947)  $(162,009)
                                        Pro forma      $(110,533)  $(172,884)  $(179,834)
Net loss per common share (basic and
  diluted)                            As reported      $   (1.02)  $   (1.53)  $   (1.57)
                                        Pro forma      $   (1.08)  $   (1.68)  $   (1.74)

     Because SFAS 123 is applicable only to options and stock-based awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.

8.  COMMITMENTS

     The Company has operating leases for office and transmitting sites with lease terms ranging from a month to approximately ten years. There are no significant renewal or purchase options. Total rent expense for 1996, 1997, and 1998 was approximately $60.7 million, $69.5 million, and $80.5 million, respectively.

     The following is a schedule by year of future minimum rental payments required under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1998.

          YEAR ENDING DECEMBER 31: (IN THOUSANDS)
          ---------------------------------------
1999........................................................  $24,225
          2000..............................................   18,680
          2001..............................................   13,004
          2002..............................................    8,019
          2003..............................................    3,671
          Later years.......................................    4,941
                                                              -------
                    Total minimum payments required.........  $72,540
                                                              =======

     As part of the Company's Restructuring, certain leases will be terminated prior to their scheduled expiration, generally upon the payment of a termination fee, and certain office space and facilities will be subleased through the expiration of the related leases, generally for amounts less than the Company's lease commitments for such space. The aforementioned leases are included in the table above based on the term of the lease without consideration of any potential sublease income.

9.  CONTINGENCIES

     The Company is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's business, financial position, or results of operations.

                              PAGING NETWORK, INC.

10.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the years ended December 31, 1996, 1997, and 1998, was 102.5 million, 102.6 million, and 103.4 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the years ended December 31, 1996, 1997, and 1998, were 5.6 million, 6.0 million, and 7.8 million, respectively, at exercise prices ranging from $2.67 per share to $25.50 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275.0 million of authorized shares, of which 250.0 million are Common Stock and 25.0 million are preferred stock. As of December 31, 1998, approximately 15.8 million shares of Common Stock were reserved for the issuance of shares under the Company's stock option and other plans. As of December 31, 1998, there were no preferred shares issued or outstanding.

     On May 23, 1996, the Company's shareowners approved an employee stock purchase plan of up to 2.0 million shares of the Company's Common Stock. Under the employee stock purchase plan, an employee may elect to purchase shares of the Company's Common Stock at the end of a predetermined period at a price equal to 85% of the fair market value of the Company's Common Stock at the beginning or end of such period, whichever is lower. The Company implemented two-year employee stock purchase plans on January 1, 1997 and 1998, and a one-year plan on January 1, 1999.

11.  NON-RECURRING CHARGES

     During the year ended December 31, 1997, the Company recorded a provision of $12.6 million to write-down certain subscriber devices to their net realizable value. During the year ended December 31, 1996, the Company recorded a provision of $22.5 million to write-off certain subscriber devices deemed to be unrecoverable that had been distributed through a national marketing affiliate to customers who later discontinued service.

12.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of December 31, 1998, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest for the years ended December 31, 1996, 1997, and 1998 were approximately $115.5 million, $143.5 million, and $136.2 million, respectively, net of $15.9 million and $21.9 million, respectively, of interest capitalized during the years ended December 31, 1997 and 1998. During the year ended December 31, 1998, the Company utilized $13.5 million of deposits made in 1997 for the purchase of subscriber devices. There were no significant federal or state income taxes paid or refunded for the years ended December 31, 1996, 1997, and 1998.

13.  EMPLOYEE BENEFIT PLANS

     The Company has adopted a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the Code) for all employees who have completed a specified term of service. Effective January 1, 1996, Company contributions equal 50% of employee contributions up to a maximum of 6% of the employee's compensation. Employees may elect to contribute up to 15% of their compensation on a pre-tax basis, not to exceed the maximum amount allowed as determined by the Code. The Company's contributions aggregated approximately $1.9 million in 1996, $2.2 million in 1997, and $2.8 million in 1998.

                              PAGING NETWORK, INC.

14.  STOCK PURCHASE RIGHTS

     In September 1994, the Board of Directors of the Company adopted a Stock Purchase Rights Plan and declared a distribution of one common share purchase right for each outstanding share of the Company's Common Stock. As of September 28, 1994, certificates representing shares of the Company's Common Stock also represent ownership of one common share purchase right. In January 1999, the Board of Directors of the Company amended the Rights Plan to eliminate certain provisions held to be unenforceable under Delaware law.

     Generally, the rights will become exercisable only if a person or group (I) acquires 20% or more of the Company's Common Stock or (ii) announces a tender offer that would result in ownership of 20% or more of the Company's Common Stock or (iii) is declared to be an "Adverse Person" by the Board of Directors. Adverse Person includes any person or group who owns at least 10% of the Company's Common Stock and attempts an action that would adversely impact the Company.

     Once a person or group has acquired 20% or more of the outstanding Common Stock of the Company, each right may entitle its holder (other than the 20% person or group) to purchase, at an exercise price of $150, shares of Common Stock of the Company (or of any company that acquires the Company) at a price equal to 50% of their current market price. Under certain circumstances, the Board of Directors may exchange the rights for Common Stock (or equivalent securities) on a one-for-one basis.

     Until declaration of an Adverse Person, or ten (10) days after public announcement that any person or group has acquired 20% or more of the Common Stock of the Company, the rights are redeemable at the option of the Board of Directors. Thereafter, they may be redeemed by the Board of Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $0.01 per right. The rights will expire on September 27, 2004, unless redeemed prior to that date.

15.  SEGMENT INFORMATION

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). The Company has adopted SFAS 131 in its 1998 annual financial statements. SFAS 131 requires that a public company report annual and interim financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

     The Company has determined that it has two reportable segments, core operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The core operating segment includes the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment includes the new 2-way wireless messaging services, advanced wireless integration products, consumer content, VoiceNow service, Iridium WorldPage, and other future advanced messaging products.

                              PAGING NETWORK, INC.

     The following table presents certain information related to the Company's business segments as of December 31, 1996, 1997, and 1998 or for the years ended December 31, 1996, 1997, and 1998.

                                                          1996            1997            1998
                   (IN THOUSANDS)                      ----------      ----------      ----------
Net Revenues (1):
     Core(2).........................................  $  705,840      $  839,217      $  966,204
     Advanced Messaging..............................          --             272           2,151
                                                       ----------      ----------      ----------
                                                       $  705,840      $  839,489      $  968,355
                                                       ==========      ==========      ==========
Depreciation and amortization:
     Core(2).........................................  $  213,440      $  276,590      $  266,319
     Advanced Messaging..............................          --          12,852          14,940
                                                       ----------      ----------      ----------
                                                       $  213,440      $  289,442      $  281,259
                                                       ==========      ==========      ==========
Operating income (loss):
     Core(2).........................................  $   20,897(3)   $   31,399(4)   $   17,406(5)
     Advanced Messaging..............................          --         (23,891)        (39,726)(6)
                                                       ----------      ----------      ----------
                                                       $   20,897      $    7,508      $  (22,320)
                                                       ==========      ==========      ==========
Adjusted EBITDA(7):
     Core(2).........................................  $  256,837      $  320,589      $  357,725
     Advanced Messaging..............................          --         (11,039)        (24,786)
                                                       ----------      ----------      ----------
                                                       $  256,837      $  309,550      $  332,939
                                                       ==========      ==========      ==========
Capital expenditures:
     Core(2).........................................  $  390,685      $  224,459      $  199,610
     Advanced Messaging..............................      46,703         103,906          97,431
                                                       ----------      ----------      ----------
                                                       $  437,388      $  328,365      $  297,041
                                                       ==========      ==========      ==========
Net interest expense(8):
     Core(2).........................................  $   96,365      $   90,458      $   74,729
     Advanced Messaging..............................      27,970          57,233          66,963
                                                       ----------      ----------      ----------
                                                       $  124,335      $  147,691      $  141,692
                                                       ==========      ==========      ==========
Free Cash Flow(9):
     Core(2).........................................  $ (230,213)     $    5,672      $   83,386
     Advanced Messaging..............................     (74,673)       (172,178)       (189,180)
                                                       ----------      ----------      ----------
                                                       $ (304,886)     $ (166,506)     $ (105,794)
                                                       ==========      ==========      ==========
Total assets:
     Core(2).........................................  $1,077,772      $1,045,761      $  932,889
     Advanced Messaging..............................     361,841         551,472         648,355
                                                       ----------      ----------      ----------
                                                       $1,439,613      $1,597,233      $1,581,244
                                                       ==========      ==========      ==========

---------------

(1) Net Revenues are revenues from services, rent, and maintenance plus product sales less the cost of products sold.

(2) The international operations of the Company currently consist entirely of core services and accordingly are included in the Company's core business segment.

(3) Operating income for the core business segment for 1996 includes a $22.5 million non-recurring charge related to the write-off of certain subscriber devices deemed to be unrecoverable that had been distributed through a national marketing affiliate to customers who later discontinued service. See Note 11.

(4) Operating income for the core business segment for 1997 includes a $12.6 million non-recurring charge to write-down certain subscriber devices to their net realizable value. See Note 11.

                              PAGING NETWORK, INC.

(5) Operating income for the core business segment for 1998 includes a restructuring charge of $74.0 million. See Note 2.

(6) Operating loss for the advanced messaging business segment for 1998 includes a provision of $4.1 million to write-off a deposit determined to be non-recoverable.

(7) Adjusted EBITDA is earnings before interest, income taxes, depreciation, amortization, minority interest, equity in loss of an unconsolidated subsidiary, restructuring charge, non-recurring charges, and extraordinary loss.

(8) Net interest expense is interest expense less interest income.

(9) Free Cash Flow is Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service.

     Adjusted EBITDA and Free Cash Flow are not measures defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.

16.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the two years ended December 31, 1998 is summarized below.

                                                      FIRST        SECOND     THIRD      FOURTH
                                                     QUARTER      QUARTER    QUARTER    QUARTER
    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)       ------------   --------   --------   --------
1997
     Services, rent and maintenance revenues.....  $    188,880   $199,584   $210,611   $219,386
     Product sales...............................        36,368     33,666     35,753     36,728
                                                   ------------   --------   --------   --------
          Total revenues.........................       225,248    233,250    246,364    256,114
     Cost of products sold.......................       (31,357)   (28,805)   (30,341)   (30,984)
                                                   ------------   --------   --------   --------
                                                        193,891    204,445    216,023    225,130
  Operating income (loss)........................          (188)     6,120      8,263     (6,687)(1)
     Loss before extraordinary item..............       (37,314)   (31,963)   (29,401)   (42,725)(1)
     Extraordinary loss..........................            --    (15,544)        --         --
     Net loss....................................       (37,314)   (47,507)   (29,401)   (42,725)(1)
  Net loss per share (basic and diluted):
     Loss before extraordinary item..............         (0.36)     (0.31)     (0.29)     (0.42)(1)
     Extraordinary loss..........................            --      (0.15)        --         --
     Net loss per share..........................         (0.36)     (0.46)     (0.29)     (0.42)(1)
  1998
     Services, rent and maintenance revenues.....  $    229,861   $235,172   $239,689   $240,802
     Product sales...............................        25,889     29,329     25,382     19,903
                                                   ------------   --------   --------   --------
          Total revenues.........................       255,750    264,501    265,071    260,705
     Cost of products sold.......................       (21,103)   (23,161)   (18,276)   (15,132)
                                                   ------------   --------   --------   --------
                                                        234,647    241,340    246,795    245,573
     Operating income (loss).....................       (56,605)(2)   19,803   17,998     (3,516)(3)
     Net loss....................................       (92,372)(2)  (15,619)  (16,428)  (37,590)(3)
     Net loss per share (basic and diluted)......         (0.90)(2)    (0.15)    (0.16)    (0.36)(3)

---------------
(1) Operating loss for the fourth quarter of 1997 includes a $12.6 million non-recurring charge related to the write-down of certain subscriber devices to their net realizable value. See Note 11.

(2) Operating loss for the first quarter of 1998 includes a restructuring charge of $74.0 million. See Note 2.

(3) Operating loss for the fourth quarter of 1998 includes a provision of $4.1 million to write-off a deposit determined to be non-recoverable during the fourth quarter of 1998.

                              PAGING NETWORK, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)
                                  (UNAUDITED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                          ASSETS
Current assets:
     Cash and cash equivalents..............................   $    3,077     $  102,961
     Accounts receivable, less allowance for doubtful
      accounts..............................................       84,440         77,253
     Inventories............................................        6,379         10,278
     Prepaid expenses and other assets......................       15,065         12,983
                                                               ----------     ----------
          Total current assets..............................      108,961        203,475
Property, equipment, and leasehold improvements, at cost....    1,452,870      1,511,209
     Less accumulated depreciation..........................     (547,599)      (727,712)
                                                               ----------     ----------
     Net property, equipment, and leasehold improvements....      905,271        783,497
Other non-current assets, at cost...........................      629,372        612,231
     Less accumulated amortization..........................      (62,360)       (78,318)
                                                               ----------     ----------
     Net other non-current assets...........................      567,012        533,913
                                                               ----------     ----------
                                                               $1,581,244     $1,520,885
                                                               ==========     ==========
                           LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Accounts payable.......................................   $   96,478     $  109,962
     Accrued expenses.......................................       49,692         33,800
     Accrued interest.......................................       43,209         38,585
     Accrued restructuring costs, current portion...........        8,256         12,521
     Customer deposits......................................       22,735         17,785
     Deferred revenue.......................................       15,874         20,553
                                                               ----------     ----------
          Total current liabilities.........................      236,244        233,206
                                                               ----------     ----------
Long-term obligations.......................................    1,815,137      1,999,320
Accrued restructuring costs, non-current portion............       18,765         12,783
Minority interest...........................................        1,517             --
Commitments and contingencies...............................           --             --
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
      shares; 103,640,554 and 103,960,240 shares issued and
      outstanding as of December 31, 1998 and September 30,
      1999, respectively....................................        1,036          1,040
     Paid-in capital........................................      132,950        134,161
     Accumulated other comprehensive income.................        2,378          1,161
     Accumulated deficit....................................     (626,783)      (860,786)
                                                               ----------     ----------
          Total shareowners' deficit........................     (490,419)      (724,424)
                                                               ----------     ----------
                                                               $1,581,244     $1,520,885
                                                               ==========     ==========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     --------------------   ---------------------
                                                       1998       1999        1998        1999
                                                     --------   ---------   ---------   ---------
Services, rent and maintenance revenues............  $239,689   $ 223,063   $ 704,722   $ 696,566
Product sales......................................    25,382      24,347      80,600      68,969
                                                     --------   ---------   ---------   ---------
          Total revenues...........................   265,071     247,410     785,322     765,535
Cost of products sold..............................   (18,276)    (16,374)    (62,540)    (43,013)
                                                     --------   ---------   ---------   ---------
                                                      246,795     231,036     722,782     722,522
Operating expenses:
     Services, rent and maintenance................    52,643      63,033     158,011     193,705
     Selling.......................................    27,284      24,231      72,320      70,223
     General and administrative....................    79,811      84,648     224,035     260,877
     Depreciation and amortization.................    69,059      72,623     213,220     268,171
     Provision for asset impairment................        --          --          --      17,798
     Restructuring charge..........................        --          --      74,000          --
                                                     --------   ---------   ---------   ---------
          Total operating expenses.................   228,797     244,535     741,586     810,774
                                                     --------   ---------   ---------   ---------
Operating income (loss)............................    17,998     (13,499)    (18,804)    (88,252)
Other income (expense):
Interest expense...................................   (35,822)    (37,296)   (109,353)   (111,097)
Interest income....................................       534         681       1,564       1,986
Minority interest..................................       862         626       2,174         806
                                                     --------   ---------   ---------   ---------
          Total other income (expense).............   (34,426)    (35,989)   (105,615)   (108,305)
                                                     --------   ---------   ---------   ---------
Loss before cumulative effect of a change in
  accounting principle.............................   (16,428)    (49,488)   (124,419)   (196,557)
Cumulative effect of a change in accounting
  principle........................................        --          --          --     (37,446)
                                                     --------   ---------   ---------   ---------
Net loss...........................................  $(16,428)  $ (49,488)  $(124,419)  $(234,003)
                                                     ========   =========   =========   =========
Net loss per share (basic and diluted):
Loss before cumulative effect of a change in
  accounting principle.............................  $  (0.16)  $   (0.48)  $   (1.20)  $   (1.89)
Cumulative effect of a change in accounting
  principle........................................        --          --          --       (0.36)
                                                     --------   ---------   ---------   ---------
Net loss per share.................................  $  (0.16)  $   (0.48)  $   (1.20)  $   (2.25)
                                                     ========   =========   =========   =========

                             See accompanying notes

                              PAGING NETWORK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Operating activities:
     Net loss...............................................  $(124,419)  $(234,003)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
     Provision for asset impairment.........................         --      17,798
     Cumulative effect of a change in accounting
      principle.............................................         --      37,446
     Restructuring charge...................................     74,000          --
     Depreciation...........................................    193,242     254,884
     Amortization...........................................     19,978      13,287
     Provision for doubtful accounts........................     13,780      20,896
     Amortization of debt issuance costs....................      3,316       3,411
     Minority interest......................................     (2,174)       (806)
     Other..................................................      4,160          --
     Changes in operating assets and liabilities:
          Accounts receivable...............................    (11,990)    (14,841)
          Inventories.......................................      2,512      (4,066)
          Prepaid expenses and other assets.................      2,430       1,939
          Accounts payable..................................     11,752      15,132
          Accrued expenses and accrued interest.............      3,248     (20,147)
          Accrued restructuring costs.......................     (2,101)     (1,717)
          Customer deposits and deferred revenue............      3,010        (197)
                                                              ---------   ---------
Net cash provided by operating activities...................    190,744      89,016
                                                              ---------   ---------
Investing activities:
     Capital expenditures...................................   (171,295)   (162,830)
     Payments for spectrum licenses.........................     (6,044)     (3,835)
     Business acquisitions and joint venture investments....     (6,528)         --
     Other, net.............................................     10,873      (9,047)
                                                              ---------   ---------
Net cash used in investing activities.......................   (172,994)   (175,712)
                                                              ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    216,710     321,353
     Repayments of long-term obligations....................   (230,907)   (135,979)
     Proceeds from exercise of stock options................      7,607       1,206
                                                              ---------   ---------
Net cash provided by (used in) financing activities.........     (6,590)    186,580
                                                              ---------   ---------
Net increase in cash and cash equivalents...................     11,160      99,884
Cash and cash equivalents at beginning of period............      2,924       3,077
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $  14,084   $ 102,961
                                                              =========   =========

                             See accompanying notes

                              PAGING NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

1.  MERGER AGREEMENT AND LIQUIDITY

     On November 8, 1999, Paging Network, Inc. (the Company) announced that the Company had signed a definitive agreement (the Merger Agreement) to merge (the Merger) with Arch Communications Group, Inc. (Arch). Under the terms of the Merger Agreement, each share of the Company's common stock will be exchanged for
0.1247 share of Arch common stock. Under the terms of the Merger Agreement, the Company's 8.875% senior subordinated notes due 2006, its 10% senior subordinated notes due 2008, and its 10.125% senior subordinated notes due 2007 (collectively, the Notes), along with all accrued interest thereon, will be exchanged in a registered exchange offer under which the holders of each $1,000 of outstanding principal of Notes will receive, upon consummation of the Merger, approximately 64 shares of common stock of Arch. The Merger Agreement also requires that certain senior notes and preferred stock of Arch be converted into Arch common stock as part of a recapitalization of the combined company.

     As part of the Merger, the Company intends to distribute 80.5% of its interest in Silverlake Communications, Inc., a wholly-owned subsidiary of the Company doing business as Vast Solutions (Vast Solutions), to holders of the Notes and the Company's common stock. Holders of the Notes will receive an effective 68.9% interest in Vast Solutions, while holders of the Company's common stock will receive an effective 11.6% interest. The remaining 19.5% interest will be held by the combined company following the Merger.

     The Merger Agreement and related recapitalization of the combined company require a 97.5% acceptance by the holders of the Notes and Arch's senior discount noteholders, in addition to the affirmative votes of a majority of the Company's stockholders, Arch's stockholders, and Arch's Series C preferred stockholders, to complete the Merger. Consent of the lenders under the Company's $1 billion revolving credit facility (the Credit Agreement) is also required. The Merger Agreement also provides for the Company to file a "pre-packaged" Chapter 11 reorganization plan if the level of acceptances from the holders of the Notes is below 97.5%, but greater than 66.7%, the level required for consummation of a "pre-packaged" Chapter 11 reorganization plan.

     Consummation of the Merger is subject to completion of the recapitalization described, customary regulatory review, certain third-party consents, and the approvals noted above. The Company anticipates the Merger to be completed during the first half of 2000.

     The Company is currently in compliance with the financial covenants set forth in all of its U.S. and Canadian debt agreements. The Company is pursuing various efforts to improve the Company's domestic earnings before interest, income taxes, depreciation, and amortization (EBITDA) for the fourth quarter of 1999. However, if these efforts prove unsuccessful, the Company will cease to remain in compliance with the interest coverage covenant set forth in the Company's Credit Agreement following the close of the fourth quarter of 1999. In that event, the Company would seek to obtain a waiver for such non-compliance under the Credit Agreement. If the Company is unable to obtain a waiver for such non-compliance, the lenders will have various rights, including the right to accelerate the outstanding indebtedness. Such acceleration would also result in the Company being in default under the cross-default provisions of the Notes.

     The Company is currently precluded from further borrowings by the terms of its Notes. As of November 5, 1999, the Company had approximately $50 million in cash, which, combined with cash expected to be generated from operations, the Company believes is sufficient to meet its obligations into the first quarter of 2000. If the Company does not achieve an improvement in its domestic EBITDA, the Company may not have sufficient cash or borrowing capacity to meet its obligations through the first

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

quarter of 2000. The Company is currently exploring certain strategic and financing alternatives to ensure continued liquidity through the consummation of the Merger. However, there can be no assurance that the Company's efforts to obtain additional liquidity will prove timely or successful or that the Merger will be completed, and the Company may be required to reduce the level of its operations and/or file for protection under Chapter 11 of the U.S. Bankruptcy Code to restructure its obligations, including those under the Notes. Such a filing would likely have a material impact on the Company's results of operations and financial position. Furthermore, if the Merger is not ultimately consummated, the Company may incur significant charges, including charges for asset impairments and restructuring the Company's operations.

2.  THE COMPANY

     The Company is a provider of wireless messaging and information delivery services. The Company provides service in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico, Canada, and Spain, including service in all of the largest 100 markets (in population) in the United States, and owns a minority interest in a wireless messaging company in Brazil. The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. All intercompany transactions have been eliminated.

3.  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments, which are of a normal recurring nature, except for the cumulative effect of a change in accounting principle discussed in Note 4, the provision for asset impairment discussed in Note 5, and the restructuring charge discussed in Note 6, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet as of December 31, 1998, has been derived from the audited financial statements as of that date. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

4.  ACCOUNTING CHANGES

     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred as well as writing off the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999, and an increase in services, rent and maintenance expenses of $5 million and $16 million, respectively, for the three and nine months ended September 30, 1999, and a decrease in depreciation and amortization expense of $1 million and $4 million, respectively, for the three and nine months ended September 30, 1999.

     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. As a result of these changes, depreciation expense increased by approximately $8 million and $77 million, respectively, during the three and nine months ended September 30, 1999.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For of Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The Company adopted the provisions of SOP 98-1, effective January 1, 1999. The adoption of SOP 98-1 did not have a significant impact on the Company's results of operations or financial position, as the Company's policy for accounting for the costs of developing or acquiring computer software for internal use prior to the adoption of SOP 98-1 was generally consistent with the provisions of SOP 98-1.

5.  PROVISION FOR ASSET IMPAIRMENT

     The Company recorded a provision of $18 million during the quarter ended March 31, 1999, for the impairment of the assets of the Company's majority-owned Spanish subsidiaries in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. As a result of this decision, the Company analyzed the estimated future cash flows expected to be generated from its Spanish operations and determined that they would not be sufficient to recover the net book value of the assets of the subsidiaries and, accordingly, recorded a provision to write down the assets of the Spanish subsidiaries based on the estimated value of the Company's investment in its Spanish subsidiaries as of March 31, 1999. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of the Company's Spanish subsidiaries.

6.  RESTRUCTURING CHARGE

     In February 1998, the Company's Board of Directors approved a restructuring of the Company's domestic operations (the Restructuring). As part of the Restructuring, the Company is in the process of reorganizing its operations to expand its sales organization, eliminate local and redundant administrative operations, and consolidate certain key support functions. Subject to the potential merger described in Note 1, the Company expects to eliminate a total of approximately 1,600 positions, including positions already eliminated and net of positions added, through the consolidation of redundant administrative operations and certain key support functions located in offices throughout the country into central facilities (the Centers of Excellence). As a result of the Restructuring, the Company recorded a charge of

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

$74 million, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

Write-down of property and equipment........................  $38,900
Lease obligations and terminations..........................   18,900
Severance and related benefits..............................   12,700
Other.......................................................    3,500
                                                              -------
          Total restructuring charge........................  $74,000
                                                              =======

     The writedown of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements that the Company would not continue to utilize following the Restructuring to their estimated net realizable value as of the date such assets were projected to be disposed of or abandoned by the Company, allowing for the recognition of normal depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal. Such estimates are subject to change.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that would be closed as part of the Restructuring. The charge represented future lease obligations, net of projected sublease income, on such leases past the dates the offices would be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2003.

     Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company expects to eliminate a total of approximately 1,600 net positions, including positions already eliminated, the majority of which are non-sales related positions in local and regional offices. As a result of eliminating these positions, the Company expects to involuntarily terminate an estimated 1,950 employees. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 2000. The number of positions eliminated and employees involuntarily terminated may be significantly impacted if the Merger discussed in Note 1 is consummated.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that would not be utilized following the Restructuring, resulting in an additional non-cash charge of $3 million. This charge was offset by reductions in the provisions for lease obligations and terminations and severance costs as a result of refinements to the Company's schedule for local and regional offices closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $5 million for the third quarter of 1999 and $15 million for the nine months ended September 30, 1999.

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

     The Company's restructuring activity from January 1, 1999 through September 30, 1999 is as follows (in thousands):

                                                  UTILIZATION OF RESERVE
                                     BEGINNING    ----------------------    REMAINING
                                      RESERVE       CASH       NON-CASH      RESERVE
                                     ---------    --------    ----------    ---------
Lease obligation costs.............   $16,917      $  527       $    --      $16,390
Severance costs....................    10,104       1,190            --        8,914
                                      -------      ------       -------      -------
          Total....................   $27,021      $1,717       $    --      $25,304
                                      =======      ======       =======      =======

7.  LONG-TERM OBLIGATIONS

     As of September 30, 1999, the Company had $745 million of borrowings outstanding under its Credit Agreement.

8.  INCOME TAX PROVISION

     No provision or benefit for income taxes has been made for the three and nine months ended September 30, 1998 and 1999, as the deferred benefit from operating losses was offset by an increase in the valuation allowance.

9.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for both the three months ended September 30, 1998 and 1999 were 104 million. The number of shares used to compute per share amounts for the nine months ended September 30, 1998 and 1999 were 103 million and 104 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the three and nine months ended September 30, 1998 were 8 million and 7 million, respectively, at exercise prices ranging from $2.67 per share to $25.50 per share. The average number of options to purchase shares of the Company's Common Stock during the three and nine months ended September 30, 1999 were 10 million, at exercise prices ranging from $2.73 per share to $17.13 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of September 30, 1999, there were no preferred shares issued or outstanding.

10.  COMPREHENSIVE LOSS

     Comprehensive loss for the three and nine months ended September 30, 1998 and 1999, is as follows (in thousands):

                                                    THREE MONTHS             NINE MONTHS
                                                ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                --------------------    ----------------------
                                                  1998        1999        1998         1999
                                                --------    --------    ---------    ---------
Net loss......................................  $(16,428)   $(49,488)   $(124,419)   $(234,003)
Foreign currency translation adjustments......       526        (210)       1,636       (1,217)
                                                --------    --------    ---------    ---------
          Total comprehensive loss............  $(15,902)   $(49,698)   $(122,783)   $(235,220)
                                                ========    ========    =========    =========

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

11.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of September 30, 1999, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest during the nine months ended September 30, 1998 and 1999, were approximately $108 million and $112 million, respectively, net of interest capitalized during the nine months ended September 30, 1998 and 1999 of $14 million and $17 million, respectively. There were no significant federal or state income taxes paid or refunded for the nine months ended September 30, 1998 and 1999.

12.  SEGMENT INFORMATION

     The Company has determined that it has two reportable segments, core operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The core operating segment includes the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment consists of the Company's new 2-way wireless messaging services, VoiceNow service and Iridium WorldPage, and the operations of Vast Solutions, which include wireless integration products, consumer content, and wireless software development and sales.

     The following table presents certain information related to the Company's business segments for the three and nine months ended September 30, 1998 and 1999.

                                                     THREE MONTHS             NINE MONTHS
                                                 ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                 --------------------    ---------------------
                                                   1998        1999        1998        1999
                                                 --------    --------    --------    ---------
Net Revenues (1):
     Core (2)..................................  $246,134    $227,238    $721,960    $ 712,469
     Advanced Messaging........................       661       3,798         822       10,053
                                                 --------    --------    --------    ---------
                                                 $246,795    $231,036    $722,782    $ 722,522
                                                 ========    ========    ========    =========
Operating income (loss):
     Core (2)..................................  $ 28,353    $   (379)   $  1,778(3) $ (54,625)(4)
     Advanced Messaging........................   (10,355)    (13,120)    (20,582)     (33,627)
                                                 --------    --------    --------    ---------
                                                 $ 17,998    $(13,499)   $(18,804)   $ (88,252)
                                                 ========    ========    ========    =========
Adjusted EBITDA (5):
     Core (2)..................................  $ 92,759    $ 71,694    $276,855    $ 229,551
     Advanced Messaging........................    (5,702)    (12,570)     (8,439)     (31,834)
                                                 --------    --------    --------    ---------
                                                 $ 87,057    $ 59,124    $268,416    $ 197,717
                                                 ========    ========    ========    =========
Free Cash Flow (6):
     Core (2)..................................  $ 30,432    $ 29,009    $107,255    $  91,176
     Advanced Messaging........................   (62,232)    (63,374)   (117,923)    (165,400)
                                                 --------    --------    --------    ---------
                                                 $(31,800)   $(34,365)   $(10,668)   $ (74,224)
                                                 ========    ========    ========    =========

---------------

(1) Net Revenues are revenues from services, rent, and maintenance plus product sales less the cost of products sold.

(2) The international operations of the Company currently consist entirely of core services and accordingly are included in the Company's core business segment.

(3) Operating loss for the core business segment for the first nine months of 1998 includes a restructuring charge of $74 million. See Note 6.

                              PAGING NETWORK, INC.

                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

(4) Operating loss for the core business segment for the first nine months of 1999 includes a provision for asset impairment of $18 million. See Note 5.

(5) Adjusted EBITDA is earnings before interest, income taxes, depreciation, amortization, minority interest, restructuring charge, provision for asset impairment, and cumulative effect of a change in accounting principle.

(6) Free Cash Flow is Adjusted EBITDA less capital expenditures (excluding payments for spectrum licenses) and debt service.

     The Company's method for allocating costs to business segments is not consistent with the contemplated asset transfer in connection with the intended distribution of Vast Solutions in connection with the Merger. See Note 1.

     Adjusted EBITDA and Free Cash Flow are not measures defined in generally accepted accounting principles and should not be considered in isolation or as substitutes for measures of performance in accordance with generally accepted accounting principles.

                                                                         ANNEX A

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    6.0    $    4.0
  Accounts receivable, net..................................     129.3       131.7
  Inventories...............................................      24.7        26.8
  Prepaid expenses and other................................      26.8        27.4
                                                              --------    --------
     Total current assets...................................     186.8       189.9
Property and equipment, net.................................   1,004.5       828.9
Intangible and other assets, net............................   1,348.2     1,061.9
                                                              --------    --------
                                                              $2,539.5    $2,080.7
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $  108.9    $  132.5
  Accounts payable..........................................     108.2       103.1
  Accrued expenses..........................................      98.1       116.4
  Accrued interest..........................................      51.2        49.5
  Customer deposits and deferred revenue....................      77.9        79.5
  Accrued restructuring charges.............................      25.7          --
                                                              --------    --------
     Total current liabilities..............................     470.0       481.0
Long-term debt, less current maturities.....................   1,585.3     1,438.9
Other long-term liabilities.................................      65.5        55.5
Stockholders' equity........................................     418.7       105.3
                                                              --------    --------
                                                              $2,539.5    $2,080.7
                                                              ========    ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                 SIX MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Service, rental and maintenance revenues....................       $ 785.9            $ 1,602.9
Product sales...............................................          79.3                155.7
                                                                   -------            ---------
  Total revenues............................................         865.2              1,758.6
Cost of products sold.......................................         (58.4)              (114.6)
                                                                   -------            ---------
                                                                     806.8              1,644.0
                                                                   -------            ---------
Operating expenses:
  Service, rental and maintenance...........................         199.1                398.2
  Selling...................................................         105.0                221.7
  General and administrative................................         234.5                441.5
  Depreciation and amortization.............................         343.0                714.3
                                                                   -------            ---------
     Total operating expenses...............................         881.6              1,775.7
                                                                   -------            ---------
Operating income (loss).....................................         (74.8)              (131.7)
Interest expense, net.......................................          94.5                181.7
                                                                   -------            ---------
Net income (loss)...........................................       $(169.3)             $(313.4)
                                                                   =======            =========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                 SIX MONTHS
                                                                    ENDED            YEAR ENDED
                                                              DECEMBER 31, 2000   DECEMBER 31, 2001
                                                              -----------------   -----------------
Net cash provided by operating activities...................       $ 163.9             $ 374.3
                                                                   -------             -------
Cash flow from investing activities:
  Additions to property and equipment, net..................        (136.8)             (241.4)
  Additions to intangible and other assets..................          (5.0)              (11.0)
                                                                   -------             -------
Net cash used from investing activities.....................        (141.8)             (252.4)
                                                                   -------             -------
Cash flows from financing activities-repayment of long-term
  debt......................................................         (23.1)             (123.9)
                                                                   -------             -------
Net increase in cash and cash equivalents...................          (1.0)               (2.0)
Cash and cash equivalents, beginning of period..............           7.0                 6.0
                                                                   -------             -------
Cash and cash equivalents, end of period....................       $   6.0             $   4.0
                                                                   =======             =======
EBITDA......................................................       $ 268.2             $ 582.6
                                                                   =======             =======

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

     Arch and PageNet have developed the unaudited combined company projections reflected herein. The projections consist of projected operating and financial results for the six months ending December 31, 2000 and the year ending December 31, 2001. The projections assume that the merger and related transactions will take place as of June 30, 2000. The projections have been prepared for filing with the bankruptcy court if PageNet commences a bankruptcy case.

     The projections, which were developed by management of each of Arch and PageNet, are based on:

             - Arch's projected financial results, as developed by the
               management of Arch, taking into account anticipated cost reductions associated with its integration of MobileMedia;

             - PageNet's projected financial results, as developed by the management of PageNet, taking into account anticipated cost reductions associated with the restructuring of its domestic operations and divestiture of 80.5% of its interest in Vast;

     Certain adjustments to PageNet's projected results were made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of a bankruptcy case and the integration of Arch's and PageNet's operations.

ASSUMPTIONS USED IN THE UNAUDITED FINANCIAL PROJECTIONS

     A number of important assumptions are reflected in the projections. No assurance can be given that such assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the combined company's financial condition, results of operations, business, prospects and securities.

          1. The projections assume the merger will take place on June 30, 2000.

          2. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues within each of the combined company's operating regions will not fluctuate.

          3. Management estimates that it will achieve $80 million in operating cost reductions annually after the consummation of the merger. However, due to the time involved in implementing these cost savings, the projections assume that the combined company would recognize only $5.5 million in operating cost reductions for the six months ended December 31, 2000, and $56 million in operating cost reductions for the year ended December 31, 2001. The managements of Arch and PageNet estimated the amounts and timing of these operating cost reductions during multiple meetings. During these meetings, they performed a market-by-market analysis to identify redundant costs.

          4. Service revenues for the combined company have been projected on the basis of Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's service revenues for 2000 were projected to decrease by approximately 1.1% from 1999 estimates, while PageNet's service revenues were projected to decrease by approximately 9.2% from 1999 estimates. Arch's service revenues for 2001 were projected to increase by 3.0% as compared to 2000, and PageNet's service revenues were projected to decrease by 0.5% as compared to 2000.

          5. Projected operating costs for 2000 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from its integration of MobileMedia and PageNet. The combined company's projected operating costs for 2000 are based on the 1999 business plans for the individual companies, which included three quarters of historical costs at the time the projections were created. The cost margins used for 2000 assume a reduction in the historical cost margins (approximately 2.2% of net revenue) for Arch's base business and assume a reduction in the historical cost margins (approximately 1.7% of net revenue) for PageNet's base business. Projected costs are based upon historical experience, expected market conditions and historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies.

          6. The projections assume that the combined company will utilize available borrowing capacity from its senior credit facility to fully repay all administrative claims and transaction expenses and provide for working capital throughout the period of the projections. Outstanding obligations to PageNet's secured bank lenders are assumed to become obligations of the combined company.

          7. Interest expense is calculated based upon the capital structure that would result upon consummation of the merger and related transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the projection period. This assumes tender and acceptance of 100% of Arch's discount notes and 100% of PageNet's senior subordinated notes. Interest also includes the amortization of any original issue discounts.

          8. The projections have been prepared in accordance with applicable principles of purchase accounting. Under purchase accounting principles, the combined company will record an intangible asset equal to the excess, if any, of the purchase price paid by Arch in the merger over the net fair market value allocated to the identifiable assets and liabilities of PageNet. We refer to any such excess as goodwill. The projections assume that goodwill will be amortized ratably on a straight-line basis over a period of 10 years. The actual calculation of goodwill will depend upon the actual price of Arch's common stock at the time of the merger. The projections assume a value of $6.02 per share of Arch common stock to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of PageNet's assets and liabilities generally approximates fair value.

          Arch and PageNet have made these assumptions and resultant computations solely for the purpose of preparing the projections. The combined company will be required to determine the actual amount of goodwill and the appropriate amortization period when the merger takes place. Such determination will be based on the fair values of PageNet's net assets and other relevant information when the merger takes place. Although these determinations are not currently expected to result in the actual amount of goodwill and related amortization being materially greater or less than the amounts assumed for purposes of the projections, there can be no assurance in that regard. Any increase in the amount of amortization of goodwill would reduce periodic income before taxes and net income.

          9. Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historic ratios of such accounts to other accounts such as revenue. These projections have been modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the business combination. Arch assumed approximately 30 days sales outstanding to estimate the accounts receivable balance and approximately 45 days costs outstanding to estimate the accounts payable balance. The projected long-term debt reflects payments made to reduce borrowings under the senior credit facility.

     THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR PAGENET HAVE EXAMINED OR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     ARCH AND PAGENET DO NOT PUBLISH PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE COMBINED COMPANY PROJECTIONS WERE PREPARED FOR THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO PAGENET'S CREDITORS IN CONNECTION WITH THE POSSIBLE COMMENCEMENT OF A BANKRUPTCY CASE. PAGENET DID THIS IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THE PROJECTIONS ARE PROVIDED IN THIS PROSPECTUS SO THAT ARCH STOCKHOLDERS AND NOTEHOLDERS WILL HAVE THE SAME INFORMATION AS IS BEING PROVIDED TO PAGENET'S CREDITORS. ACCORDINGLY, ARCH AND PAGENET DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO,

     - FURNISH UPDATED COMBINED COMPANY PROJECTIONS,

     - INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR

     - OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND PAGENET, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND PAGENET. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "FORWARD-LOOKING STATEMENTS".

                                                                         ANNEX B

                             [TO BE INSERTED LATER]

                                                                         ANNEX C

                             [TO BE INSERTED LATER]

                                                                         ANNEX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             PAGING NETWORK, INC.,
                        ARCH COMMUNICATIONS GROUP, INC.
                                      AND
                          ST. LOUIS ACQUISITION CORP.

                          DATED AS OF NOVEMBER 7, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I.

                      The Merger; Closing; Effective Time

                                                                     PAGE
                                                                     ----
1.1.   The Merger..................................................    1
1.2.   Closing.....................................................    1
1.3.   Effective Time..............................................    1

                               ARTICLE II.
  Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.   The Certificate of Incorporation............................    2
2.2.   The Bylaws..................................................    2

                              ARTICLE III.
                          Directors & Officers

3.1.   Directors of Arch...........................................    2
3.2.   Directors of the Surviving Corporation......................    2
3.3.   Officers of the Surviving Corporation.......................    2

                               ARTICLE IV.
     Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.   Effect on Capital Stock.....................................    2
4.2.   Exchange of Certificates for Shares.........................    3
4.3.   Dissenters' Rights..........................................    5
4.4.   Adjustments to Prevent Dilution.............................    5
4.5.   Alternate Transaction Structure.............................    5

                               ARTICLE V.
                     Representations and Warranties
       Representations and Warranties of PageNet, Arch and Merger
5.1.   Sub.........................................................    5

                               ARTICLE VI.
                                Covenants

6.1.   Interim Operations..........................................   16
6.2.   Acquisition Proposals.......................................   19
6.3.   The Certificate Amendments..................................   20
6.4.   Information Supplied........................................   20
6.5.   Stockholders Meetings.......................................   21
6.6.   Filings; Other Actions; Notification........................   22
6.7.   Access; Consultation........................................   24
6.8.   Affiliates..................................................   24

                                                                     PAGE
                                                                     ----
6.9.   Stock Exchange Listing......................................   24
6.10.  Publicity...................................................   24
6.11.  Benefits....................................................   24
6.12.  Expenses....................................................   25
6.13.  Indemnification; Directors' and Officers' Insurance.........   25
6.14.  Takeover Statute............................................   26
6.15.  Confidentiality.............................................   27
6.16.  Tax-Free Reorganization.....................................   27
6.17.  Senior Credit Facilities....................................   27
6.18.  The Exchange Offers.........................................   27
6.19.  Bankruptcy Provisions.......................................   30
6.20.  Rights Agreement............................................   34
6.21.  Preferred Stock.............................................   35
6.22.  Spinoff.....................................................   35

                              ARTICLE VII.
                               Conditions

       Conditions to Each Party's Obligation to Effect the
7.1.   Merger......................................................   35
7.2.   Conditions to Obligations of Arch and Merger Sub............   37
7.3.   Conditions to Obligation of PageNet.........................   37

                              ARTICLE VIII.
                               Termination

8.1.   Termination by Mutual Consent...............................   38
8.2.   Termination by Either Arch or PageNet.......................   38
8.3.   Termination by PageNet......................................   39
8.4.   Termination by Arch.........................................   39
8.5.   Effect of Termination and Abandonment.......................   40

                               ARTICLE IX.
                        Miscellaneous and General

9.1.   Survival....................................................   41
9.2.   Modification or Amendment...................................   41
9.3.   Waiver of Conditions........................................   41
9.4.   Counterparts................................................   41
9.5.   Governing Law and Venue; Waiver of Jury Trial...............   42
9.6.   Notices.....................................................   42
9.7.   Entire Agreement............................................   43
9.8.   No Third Party Beneficiaries................................   43
9.9.   Obligations of Arch and of PageNet..........................   43
9.10.  Severability................................................   43
9.11.  Interpretation..............................................   43

                                                                     PAGE
                                                                     ----
9.12.  Captions....................................................   44
9.13.  Assignment..................................................   44

                               Exhibits

Certificate of Incorporation of the Surviving Corporation...  Exhibit A
Arch Rights Agreement Amendment.............................  Exhibit B
PageNet Affiliates Agreement................................  Exhibit C

                             INDEX OF DEFINED TERMS

                            TERM                              SECTION
                            ----                              --------
Acquisition Proposal........................................    6.2 (a)
Agreement...................................................  preamble
Alternative Merger..........................................    4.5
Alternative Merger Notice...................................    4.5
Arch........................................................  preamble
Arch Class B Common Stock...................................    5.1 (b)(ii)
Arch Common Stock...........................................    4.1 (a)
Arch Companies..............................................    4.1 (a)
Arch Conditions to the Prepackaged Plan.....................    6.19
Arch Disclosure Letter......................................    5.1
Arch Exchange Offer.........................................    6.18(a)
Arch Exchange Prospectus....................................    6.18(d)
Arch Exchange Registration Statement........................    6.18(d)
Arch Minimum Condition......................................    6.18(b)
Arch Notes..................................................    6.18(a)
Arch Preferred Shares.......................................    5.1 (b)(ii)
Arch Required Consents......................................    5.1 (d)(i)
Arch Requisite Vote.........................................    5.1 (c)(ii)
Arch Rights Agreement.......................................    5.1 (b)(ii)
Arch Series B Preferred Share...............................    5.1 (b)(ii)
Arch Series C Preferred Share...............................    5.1 (b)(ii)
Arch Stock Plans............................................    5.1 (b)(ii)
Arch Stockholders Approval..................................    6.5 (b)
Arch Stockholders Meeting...................................    6.5 (b)
Arch Termination Fee........................................    8.5 (c)
Audit Date..................................................    5.1 (f)
Bankruptcy and Equity Exception.............................    5.1 (c)(i)
Bankruptcy Case.............................................    6.19
Bankruptcy Code.............................................    6.19
Bankruptcy Court............................................    6.19
Bylaws......................................................    2.2
Certificate.................................................    4.1 (a)
Certificate Amendments......................................  recitals
Certificate of Merger.......................................    1.3
Charter.....................................................    2.1
Closing.....................................................    1.2
Closing Date................................................    1.2
Code........................................................  recitals
Communications Act..........................................    5.1 (d)(i)
Compensation and Benefit Plans..............................    5.1 (h)(i)
Confidentiality Agreement...................................    6.15
Contracts...................................................    5.1 (d)(ii)
Costs.......................................................    6.13(a)

                            TERM                              SECTION
                            ----                              --------
Current Premium.............................................    6.13(c)
D&O Insurance...............................................    6.13(c)
Delaware Courts.............................................    9.5 (a)
DGCL........................................................    1.1
Disclosure Letter...........................................    5.1
Dismissal Order.............................................    6.19(a)(v)
Distributed Interests.......................................    6.22
Distributed Subsidiary......................................    6.22
Effective Time..............................................    1.3
Environmental Law...........................................    5.1 (n)
ERISA.......................................................    5.1 (h)(i)
ERISA Affiliate.............................................    5.1 (h)(i)
Exchange Act................................................    5.1 (b)(i)
Exchange Agent..............................................    4.2 (a)
Exchange Offers.............................................    6.18(a)
Exchange Offers Expiration Date.............................    6.18(h)
Exchange Ratio..............................................    4.1 (a)
Exchange Prospectus.........................................    6.18(d)
Exchange Registration Statements............................    6.18(d)
Excluded PageNet Shares.....................................    4.1 (a)
Exclusivity Provision.......................................    6.19(d)
Exit Financing..............................................    6.19
Extended Determination Date.................................    6.19(a)(iii)
FCC.........................................................    5.1 (d)(i)
FCC Regulations.............................................    5.1 (d)(i)
Final Confirmation Order....................................    6.19
Final Order.................................................    7.1 (c)
GAAP........................................................    5.1 (e)
Governmental Entity.........................................    5.1 (d)(i)
Governmental Regulations....................................    5.1 (d)(i)
Hazardous Substance.........................................    5.1 (n)
HSR Act.....................................................    5.1 (d)(i)
Indemnified Parties.........................................    6.13(a)
Indenture Amendments........................................    6.18(c)
Initial Determination Date..................................    6.19
Initial Merger Motion.......................................    6.19(d)
Initial Merger Order........................................    6.19(d)
Interim Financing...........................................    6.19
Involuntary Insolvency Event................................    6.19(a)(v)
Involuntary Insolvency Event Date...........................    6.19(a)(v)
IRS.........................................................    5.1 (h)(ii)
Knowledgeable Executives....................................    5.1 (g)
Laws........................................................    5.1 (i)
Material Adverse Effect.....................................    5.1 (a)

                            TERM                              SECTION
                            ----                              --------
Merger......................................................  recitals
Merger Consideration........................................    4.1 (a)
Merger Sub..................................................  preamble
NASDAQ......................................................    6.9
Note Consents...............................................    6.18(b)
Note Waivers................................................    6.18(c)
Notes.......................................................    6.18(a)
Notes Exchange Agent........................................    6.18(i)
Order.......................................................    7.1 (d)
PageNet.....................................................  preamble
PageNet Affiliates Agreement................................    6.8
PageNet Conditions to the Prepackaged Plan..................    6.19
PageNet Disclosure Letter...................................    5.1
PageNet Exchange Offer......................................    6.18(a)
PageNet Exchange Prospectus.................................    6.18(d)
PageNet Minimum Condition...................................    6.18(b)
PageNet Notes...............................................    6.18(a)
PageNet Option..............................................    6.11(a)(i)
PageNet Required Consents...................................    5.1 (d)(i)
PageNet Rights Agreement....................................    5.1 (b)(i)
PageNet Secured Creditors...................................    6.17
PageNet Share...............................................    4.1 (a)
PageNet Stock Plans.........................................    5.1 (b)(i)
PageNet Stockholders Approval...............................    6.5 (a)
PageNet Stockholders Meeting................................    6.5 (a)
PageNet Termination Fee.....................................    8.5 (b)
Pension Plan................................................    5.1 (h)(ii)
Permits.....................................................    5.1 (i)
Person......................................................    4.2 (a)
Prepackaged Plan............................................    6.19
Prospectus/Proxy Statement..................................    6.4
PUC.........................................................    5.1 (d)(i)
Reports.....................................................    5.1 (e)
Representatives.............................................    6.2 (a)
Requisite Bankruptcy Vote of the PageNet Notes..............    6.19
Requisite Bankruptcy Vote of the PageNet Secured
  Creditors.................................................    6.19
Requisite Conditions to the Prepackaged Plan................    6.19
Rule 145 Affiliates.........................................    6.8
S-4 Registration Statement..................................    6.4
SEC.........................................................    5.1 (e)
Section 16 Person...........................................    6.11(a)(iii)
Securities Act..............................................    5.1 (d)(i)
Series C Consent Agreement..................................    6.21(a)
Series C Consideration......................................    6.21(a)

                            TERM                              SECTION
                            ----                              --------
Series C Exchange Ratio.....................................    6.21(a)
Significant Investees.......................................    5.1 (d)(ii)
Significant Subsidiaries....................................    5.1 (b)(i)
Spinoff.....................................................    6.22
Spinoff Dividend............................................    6.22
Spinoff Record Date.........................................    6.22
State Laws..................................................    5.1 (d)(i)
Subsidiary..................................................    5.1 (a)
Substitute Option...........................................    6.11(a)(i)
Superior Proposal...........................................    6.2 (a)
Surviving Corporation.......................................    1.1
Takeover Statute............................................    5.1 (j)
Tax.........................................................    5.1 (l)
Tax Return..................................................    5.1 (l)
Taxable.....................................................    5.1 (l)
Termination Date............................................    8.2

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 7, 1999, is among Paging Network, Inc., a Delaware corporation ("PageNet"), Arch Communications Group, Inc., a Delaware corporation ("Arch"), and St. Louis Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Arch ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Arch, Merger Sub and PageNet have approved, recommended and declared advisable this Agreement and the merger of Merger Sub with and into PageNet (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the parties hereto intend, by executing and delivering this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger and the other transactions which are part of this plan of reorganization to qualify as a "reorganization" as therein defined;

     WHEREAS, the Arch Board of Directors has approved, recommended and declared advisable certain amendments to its Certificate of Incorporation to effectuate the actions described herein (the "Certificate Amendments"), contemporaneously upon and in connection with the Merger;

     WHEREAS, Arch, Merger Sub and PageNet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into PageNet and the separate corporate existence of Merger Sub shall thereupon cease. PageNet shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of PageNet with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place:
(i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 9:00 A.M., local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place and time and/or on such other date as Arch and PageNet may agree in writing (the "Closing Date").

     1.3. Effective Time. At the Closing, Arch and PageNet will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II.

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of PageNet, amended and restated in its entirety as set forth in Exhibit A, shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

     2.2. The Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III.

                              DIRECTORS & OFFICERS

     3.1. Directors of Arch. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to cause, at the Effective Time, the number of directors comprising the full Board of Directors of Arch to be comprised of twelve directors, six of which shall be nominated by the Board of Directors of Arch, and six of which shall be nominated by the Board of Directors of PageNet, each such person to serve from the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws; provided, however, that of the six directors nominated by the Board of Directors of PageNet, one shall be designated by each of the three holders of PageNet Notes holding the greatest percentage in aggregate principal amount of the PageNet Notes; and if and to the extent that any such holder declines to make such designation, the number of directors nominated by the Board of Directors of PageNet shall be decreased and the number of directors nominated by the Board of Directors of Arch shall be increased. The directors nominated by PageNet shall be divided as nearly evenly as is possible among the classes of directors of Arch.

     3.2. Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Charter and the Bylaws;

     3.3. Officers of the Surviving Corporation. The officers of PageNet at the Effective Time shall at the Effective Time, be the officers of the Surviving Corporation until his or her successor has been duly elected and qualified, or until their earlier death, resignation, or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV.

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of Arch, Merger Sub and PageNet, without any action on the part of the holder of any capital stock of Arch, Merger Sub or PageNet:

          (a) Merger Consideration. Each share of common stock, par value $0.01 per share, of PageNet (each, a "PageNet Share") issued and outstanding immediately prior to the Effective Time (excluding PageNet Shares (collectively, "Excluded PageNet Shares") that are owned by Arch, Merger Sub or any direct or indirect, wholly owned subsidiary of Arch or Merger Sub (collectively, the "Arch Companies")), shall be converted into and become exchangeable for 0.1247 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Arch (the "Arch Common Stock"), subject to adjustment as provided in Section 4.4, (the "Merger Consideration"). At the Effective Time, all PageNet Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such PageNet

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     Shares (other than Excluded PageNet Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive a distribution or dividend pursuant to Section 4.2(b)(i), in each case without interest, or to vote pursuant to Section 4.2(b)(ii).

          (b) Cancellation of Excluded PageNet Shares. At the Effective Time, each Excluded PageNet Share shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

          (c) Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Arch.

     4.2.  Exchange of Certificates for Shares.

          (a) Exchange Procedures. Promptly after the Effective Time, Arch shall cause its transfer agent or another exchange agent selected by Arch with PageNet's prior approval (the "Exchange Agent"), which shall not be unreasonably withheld, to mail to each holder of record as of the Effective Time of a Certificate: (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Arch and PageNet may reasonably agree; and (ii) instructions for exchanging the Certificates for: (A) certificates representing shares of Arch Common Stock; and (B) any unpaid dividends and other distributions due to such holder with respect to such shares, including, with respect to holders of PageNet Shares at the Spinoff Record Date (as defined in Section 6.22), the Distributed Interests (as defined in Section 6.22). Subject to Section 4.2(g), upon proper surrender of a Certificate for cancellation (or affidavits of loss in lieu thereof) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) a certificate representing that number of shares of Arch Common Stock that such holder is entitled to receive pursuant to this Article IV and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests that such holder is entitled pursuant to Section 6.22; and (y) a check in the amount (after giving effect to any required tax withholdings) of any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of PageNet Shares that is not registered in the transfer records of PageNet, a certificate representing the proper number of shares of Arch Common Stock and, with respect to PageNet Shares at the Spinoff Record Date, certificates representing the Distributed Interests, together with a check for any dividends or distributions with respect thereto, may be issued and/or paid to such a transferee if the Certificate formerly representing such PageNet Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid. If any certificate for shares of Arch Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay all transfer and other taxes required by reason of the issuance of certificates for shares of Arch Common Stock and/or Distributed Interests in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Arch or the Exchange Agent that such tax has been paid or is not applicable.

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

     The term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), or other entity of any kind or nature.

          (b) Distributions with Respect to Unexchanged Shares; Voting.

             (i) Whenever a dividend or other distribution is declared by Arch with respect to Arch Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions with respect to all shares of Arch Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to such Arch Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing shares of Arch Common Stock issued in exchange therefor, without interest: (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such shares of Arch Common Stock and not previously paid; and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Arch Common Stock with a record date after the Effective Time and prior to the date of issuance of such shares of Arch Common Stock but with a payment date subsequent to surrender. For purposes of dividends or other distributions with respect to shares of Arch Common Stock, all such shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

             (ii) At any meeting of stockholders of Arch with a record date at or after the Effective Time, registered holders of unsurrendered Certificates shall be entitled to vote the number of shares of Arch Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates; provided, however, that any such vote shall be at the times, upon the conditions, and in the manner prescribed by the certificate of incorporation and bylaws of Arch.

          (c) Transfers. From and after the Effective Time, there shall be no transfers of PageNet Shares or Arch Series C Preferred Shares that were outstanding immediately prior to the Effective Time recorded on the stock transfer books of PageNet or Arch, as the case may be.

          (d) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Arch Common Stock will be issued in the Merger, but in lieu thereof, each holder of Certificates otherwise entitled to a fractional share of Arch Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.2(d), a cash payment in lieu of such fractional shares of Arch Common Stock determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Arch Common Stock, as reported in The Wall Street Journal, New York City edition, on the ten (10) days immediately prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Certificates in lieu of any fractional shares of Arch Common Stock, the Exchange Agent shall make available such amounts of cash to such holders of Certificates, without interest thereon.

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Arch Common Stock, and any portion of the dividends or other distributions with respect to the Arch Common Stock deposited by Arch with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the holders of Certificates 180 days after the Effective Time shall be re-delivered to Arch. Any holders of Certificates who have not theretofore complied with this Article IV shall thereafter be entitled to look only to the Surviving Corporation for exchange of shares of Arch Common Stock, and any dividends and other distributions with respect thereto issuable and/or payable pursuant to Section 4.1, Section 4.2(b), and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon.

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     Notwithstanding the foregoing, none of Arch, the Exchange Agent, nor any other Person shall be liable to any former holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in the form customarily required by Arch as indemnity against any claim that may be made against it with respect to such Certificate, Arch will issue the shares of Arch Common Stock and the Exchange Agent will issue stock and any dividends and other distributions with respect thereto issuable or payable in exchange for such lost, stolen, or destroyed Certificate pursuant to
     Section 4.1, Section 4.2(b) and Section 4.2(d), in each case, without interest.

          (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.8) of PageNet shall not be exchanged until Arch has received a written agreement from such Person as provided in
     Section 6.8.

     4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights will be available to holders of PageNet Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or stock distribution, or other similar transaction, there is a change in the number of PageNet Shares, Arch Series C Preferred Shares, Arch Common Stock, or securities convertible or exchangeable into, or exercisable for, PageNet Shares, Arch Series C Preferred Shares or Arch Common Stock issued and outstanding, the Exchange Ratio and the Series C Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

     4.5. Alternate Transaction Structure. At any time prior to the effectiveness of the S-4 Registration Statement (as defined herein), either Arch or PageNet may notify the other party (the "Alternative Merger Notice") that it desires to restructure the Merger or the other transactions contemplated hereby in a manner contemplated to (i) increase the likelihood that the Merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) decrease any potential tax liability of PageNet, Arch or the Surviving Corporation after the Effective Time, (iii) provide greater operational flexibility to Arch and the Surviving Corporation after the Effective Time, or (iv) increase the number of PageNet Shares (or Distributed Interests) offered to holders of PageNet Notes or the number of shares of Arch Common Stock offered to holders of Arch Notes in the Exchange Offers (with a corresponding reduction in the number of shares offered to the holders of PageNet Shares (or Distributed Interests) or the holders of Arch Common Stock, respectively). Upon delivery of the Alternative Merger Notice, the parties to this Agreement shall cooperate with each other and use their respective reasonable best efforts to determine the manner in which the Merger, the Agreement and the transactions contemplated hereby shall be restructured (the Merger, restructured as contemplated by the parties pursuant to this Section 4.5, shall be referred to herein as the "Alternative Merger"). With the written consent of each of the parties to this Agreement (such consent not to be unreasonably withheld), the Merger, this Agreement and the other transactions contemplated hereby may be modified to reflect the Alternative Merger with a view to ensuring that the parties hereto are not adversely affected by the restructuring.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of PageNet, Arch and Merger Sub. Except as set forth in the corresponding sections or subsections of the respective disclosure letters, dated as of the date of this Agreement, and delivered by PageNet to Arch or by Arch to PageNet (each a "Disclosure Letter," and the "Pagenet Disclosure Letter" and the "Arch Disclosure Letter," respectively), as the case may be,

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PageNet (except for subparagraphs (b)(ii), (c)(ii), (j)(ii) and (o)(ii) below and references in subparagraphs (a) and (e) below to documents made available by Arch to PageNet) represents and warrants to Arch and Merger Sub, and Arch, on behalf of itself and Merger Sub (except for subparagraphs (b)(i), (c)(i), (j)(i), and (o)(i) below, and references in subparagraphs (a) and (e) below to documents made available by PageNet to Arch) represents and warrants to PageNet, that:

          (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except when the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Arch, in the case of PageNet, and to PageNet, in the case of Arch, a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect.

     The term "Subsidiary" means, with respect to PageNet or Arch, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned by such party.

     The term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from, or related to, changes or developments involving: (1) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any governmental, regulatory, or administrative authority; (2) general conditions applicable to the U.S. economy, including changes in interest rates; or (3) conditions affecting the U.S. wireless telecommunications industry, in each case taken as a whole.

     Reference to "the other party" means, with respect to PageNet, Arch and means, with respect to Arch, PageNet.

          (b) Capital Structure.

          (i) The authorized capital stock of PageNet consists of 250,000,000 PageNet Shares, of which 103,960,240 PageNet Shares were issued and outstanding and no PageNet Shares were held in treasury as of the close of business on November 5, 1999, and 25,000,000 shares of preferred stock, of which no shares were issued and outstanding as of the close of business on November 5, 1999. All of the outstanding PageNet Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no PageNet Shares reserved for issuance pursuant to the Shareholder Rights Agreement, dated as of September 8, 1994, between PageNet and The First National Bank of Boston, as Rights Agent, as amended (the "PageNet Rights Agreement"), and PageNet Shares subject to issuance as set forth below, as of the date of this Agreement, and PageNet has no PageNet Shares or preferred stock reserved for, or subject to, issuance. As of November 5, 1999, there were 9,887,588 PageNet Shares that PageNet was obligated to issue pursuant to PageNet's stock plans, at a weighted average exercise price of $9.2637 per PageNet Share, and each of such plans is listed in
     Section 5.1(b)(i) of the PageNet Disclosure Letter (collectively, the "PageNet Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of PageNet's "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any Subsidiaries that, if aggregated, would together constitute a Significant Subsidiary) is duly authorized, validly issued, fully paid and nonassessable and owned by PageNet or a direct or indirect wholly owned subsidiary of PageNet, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as

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     set forth above, as of the date of this Agreement there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of PageNet or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of PageNet or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. As of the date hereof, PageNet does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PageNet on any matter. No PageNet Shares are held by a Subsidiary of PageNet.

          (ii) The authorized capital stock of Arch consists of 65,000,000 shares of Arch Common Stock, of which 45,837,186 shares of Arch Common Stock were issued and outstanding and no shares of Arch Common Stock were held in treasury as of the close of business on November 5, 1999, 10,000,000 shares of Class B common stock, par value $0.01 per share, of Arch (the "Arch Class B Common Stock") of which 5,360,261 shares of Arch Class B Common Stock were issued and outstanding as of the close of business on November 5, 1999, and 10,000,000 shares of preferred stock, of which (x) 250,000 were designated Series C Convertible Preferred Stock, par value $0.01 per share (each a "Arch Series C Preferred Share"), of which 250,000 shares were issued and outstanding as of the close of business on November 5, 1999, and (y) 300,000 shares of which were designated Series B Junior Participating Preferred Stock, par value $0.01 per share (each a "Arch Series B Preferred Share," collectively the "Arch Series B Preferred Shares"), none of which were outstanding as of the close of business on November 5, 1999 (the Arch Series B Preferred Shares together with the Arch Series C Preferred Shares, the "Arch Preferred Shares"). All of the outstanding shares of Arch Common Stock, Arch Class B Common Stock and Arch Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 300,000 Arch Series B Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of October 13, 1995, between Arch and The Bank of New York, as Rights Agent, as amended (the "Arch Rights Agreement"), and Arch Common Stock subject to issuance as set forth below, and Arch Preferred Shares, Arch has not authorized, issued, or reserved for issuance any common stock, preferred stock, or other shares of capital stock as of the date of this Agreement. As of November 5, 1999, there were 1,834,253 shares of Arch Common Stock that Arch was obligated to issue pursuant to Arch' stock plans, at a weighted average exercise price of $10.18 per share of Arch Common Stock, each of such plans is listed in Section 5.1(b)(ii) of the Arch Disclosure Letter (collectively the "Arch Stock Plans"), and 5,902,702 shares of Arch Common Stock that Arch was obligated to issue pursuant to outstanding warrants having an expiration date of September 1, 2001 and an effective exercise price of $9.03 per Share of Arch Common Stock. As of the date hereof, each outstanding Arch Series C Preferred Share is convertible into
     6.7444 shares of Arch Common Stock. Each of the outstanding shares of capital stock or other securities of each of Arch' Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Arch or a direct or indirect wholly owned Subsidiary of Arch, free and clear of any lien, pledge, security interest, claim, or other encumbrance. Except as set forth above and except pursuant to the Arch Series B Preferred Shares or the Arch Series C Preferred Shares, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Arch or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into, or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Arch or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Arch does not have outstanding any bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Arch on any matter. No shares of Arch Common Stock or Arch Preferred Shares are held by a Subsidiary of Arch. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par

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     value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Arch, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c) Corporate Authority; Approval and Fairness.

          (i) PageNet has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement and approval of the Merger and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement by the holders of a majority of the PageNet Shares in accordance with applicable law and PageNet's bylaws and charter and to the receipt of PageNet Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by PageNet and is a valid and binding agreement of PageNet, enforceable against PageNet in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of PageNet: (A) has unanimously approved and declared advisable this Agreement and the other transactions contemplated by this Agreement; and (B) has received the opinion of each of its financial advisors, Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter, in a customary form and to the effect that the Merger Consideration and the Distributed Interests, taken as a whole, to be received by the holders of PageNet Shares, on the date of such opinion, is fair to such holders from a financial point of view. The PageNet Shares when issued pursuant to the PageNet Exchange Offer (as defined in Section 6.18(a)), will be validly issued, fully paid and nonassessable, and no stockholder of PageNet will have any preemptive right of subscription or purchase with respect thereto.

          (ii) Arch and Merger Sub each has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Series C Consent Agreement and, subject only to adoption of the Certificate Amendments (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement pursuant to this Agreement by a majority of the votes of the Arch Common Stock and Arch Series C Preferred Shares voting together and a majority of the votes of the Arch Series C Preferred Shares (for certain of the Certificate Amendments) in accordance with applicable law and Arch certificate of incorporation and bylaws (the "Arch Requisite Vote"), and to the receipt of the Arch Required Consents (as defined in Section 5.1(d)(i)), to consummate the Merger. This Agreement has been duly executed and delivered by Arch and Merger Sub and is a valid and binding agreement of Arch and Merger Sub, enforceable against Arch and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Arch: (A) has unanimously approved and declared advisable this Agreement and the Series C Consent Agreement and the other transactions contemplated by this Agreement and the Series C Consent Agreement; and (B) has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., in a customary form and to the effect that the Exchange Ratio, as of the date of such opinion, is fair to the public stockholders of Arch from a financial point of view. The shares of Arch Common Stock, when issued pursuant to this Agreement

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     or the Arch Exchange Offer, will be validly issued, fully paid and nonassessable, and no stockholder of Arch will have any preemptive right of subscription or purchase with respect thereto.

          (d) Government Filings; No Violations.

          (i) Other than the filings, notices and/or approvals: (A) pursuant to
     Section 1.3 of this Agreement, or, in connection with the Bankruptcy Case and the Prepackaged Plan, the Final Confirmation Order; (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"); (C) of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations, and policies of the FCC (the "FCC Regulations"); (D) of any state public utility commissions or similar state regulatory bodies (each, a "PUC") identified in its respective Disclosure Letter pursuant to applicable state laws (as defined in Section 5.1(i)) regulating the paging or other telecommunications business ("State Laws");
     (E) to comply with state securities or "blue-sky" laws; and (F) of any local, state or federal governmental authorities required for a change in ownership of transmission sites (all of such filings and/or notices of Arch being referred to as the "Arch Required Consents" and of PageNet being referred to as the "PageNet Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

     The term "Governmental Regulations" includes the HSR Act, the Communications Act, the FCC Regulations, State Laws, and any other antitrust, competition, or telecommunications Law of the United States of America or any other nation, province, territory or jurisdiction that must be satisfied or complied with in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in: (A) a breach or violation of, or a default under, its certificate of incorporation or bylaws or the comparable governing instruments of any of its Significant Subsidiaries or any entity in which it has an equity interest of 20% or more (collectively, with Significant Subsidiaries, "Significant Investees"); (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Significant Investees (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Significant Investees or any Law or governmental or non-governmental permit or license to which it or any of its Significant Investees is subject or is a party; or (C) any change in the rights or obligations of any party under any Contracts to which it or any of its Significant Investees is subject or is a party, except for such defaults, breaches, violations or accelerations as may result from the Bankruptcy Case or the Prepackaged Plan, and except, in the case of clauses (B) or (C) above for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to (x) consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time. The PageNet Disclosure Letter, with respect to PageNet, and the Arch Disclosure Letter, with respect to Arch, sets forth a correct and complete list of Contracts to which it or any of its Significant Investees is a party, pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, other than as

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     may be required in connection with the Bankruptcy Case or the Prepackaged
     Plan, or those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its (x) ability to consummate the transactions contemplated by this Agreement or (y) operate its business following the Effective Time.

          (e) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement, its "Reports"). As of their respective dates, its Reports complied, as to form, with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity, and of cash flows included in, or incorporated by reference into, its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. It has made available to the other party all correspondence since December 31, 1996 between it or its representatives, on the one hand, and the SEC, on the other hand. To its knowledge, as of the date of this Agreement, there are no pending or threatened SEC inquiries or investigations relating to it or any of its Reports. To its knowledge and except as disclosed in its Reports or in filings by its holders with the SEC, as of the date of this Agreement, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, since December 31, 1998 (the "Audit Date"), it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the business, assets (including licenses, franchises and other intangible assets), financial condition and results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP. Since the Audit Date, except as provided for in this Agreement, in its respective Disclosure Letter, or as disclosed in its Reports filed prior to the date of this Agreement, there has not been any increase in the salary, wage, bonus, grants, awards, benefits or other compensation payable or that could become payable by it or any of its respective Subsidiaries, to directors, officers or key employees as identified in the corresponding section of each party's Disclosure Letter or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)), other than increases or amendments in the ordinary and usual course of its business (which may include normal periodic performance reviews

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     and related compensation and benefit increases and the provision of new individual compensation and benefits for promoted or newly hired officers and employees on terms consistent with past practice).

          (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date of this Agreement, there are no: (x) (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers identified in the corresponding section of each party's Disclosure Letter ("Knowledgeable Executives"), threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act); or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or (y) any other facts or circumstances, in any such case, of which the Knowledgeable Executives have actual knowledge and that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except, in the case of (x) or (y), those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (h) Employee Benefits.

             (i) Neither it nor any of its respective ERISA Affiliates (as defined below) maintains, is a party to, participates in, or has any liability or contingent liability with respect to, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, change-of-control, stock purchase, restricted stock, stock option, employment, consulting, termination, severance, compensation, medical, health or fringe benefit plan, or other plan, program, agreement, policy or arrangement for any of its agents, consultants, employees, directors, former employees or former directors and/or any of its respective ERISA Affiliates which does not constitute an employee benefit plan under ERISA (which employee benefit plans and other plans, programs, agreements, policies and arrangements are collectively referred to as the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan which have been reduced to writing and, to the extent applicable, copies of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to any Compensation and Benefit Plans and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by PageNet and Arch to the other party prior to the date of this Agreement. In the case of any Compensation and Benefit Plan which is not in written form, PageNet and Arch has supplied to the other party an accurate description of such Compensation and Benefit Plan as in effect on the date of this Agreement. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or trade or business which, together with PageNet or Arch, as applicable, is a member of a controlled group of Persons or a group of trades or businesses under common control with PageNet or Arch, as applicable, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

             (ii) All Compensation and Benefit Plans, other than a multiemployer plan (as defined in Section 3(37) of ERISA), are in substantial compliance with all requirements of applicable law, including the Code and ERISA and no event has occurred which will or could cause any such Compensation and Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. There have been no acts or omissions by it or any of its respective ERISA Affiliates, which have given rise to or may give rise to material fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which PageNet, Arch, as applicable, or any of its respective ERISA Affiliates may be liable. Each of the Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than a multiemployer plan (each a "Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal

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        Revenue Service (the "IRS") which covers all changes in law for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and neither it, nor any of its respective ERISA Affiliates is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of PageNet's or Arch', as applicable, Knowledgeable Executives, threatened material litigation relating to its Compensation and Benefit Plans. Neither it, nor any of its respective ERISA Affiliates, has engaged in a transaction with respect to any of the Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of the ERISA Affiliates to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (iii) As of the date of this Agreement, no liability under Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any of its respective ERISA Affiliates with respect to any Compensation and Benefit Plan. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plans within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any of the Compensation and Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date of this Agreement. None of the Pension Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it, nor any of its respective ERISA Affiliates has provided, or is required to provide, security to any Pension Plans pursuant to Section 401(a)(29) of the Code or to the PBGC pursuant to Title IV or ERISA.

             (v) Under each of the Pension Plans as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

             (vi) Neither it, nor any of its respective ERISA Affiliates, have any obligations for post-termination health and life benefits under any of the Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date of this Agreement or as required by applicable law.

             (vii) The consummation of the Merger (or the approval thereof by its respective stockholders) and the other transactions contemplated by this Agreement, will not (except as may result from, or be contemplated by, the Bankruptcy Case or the Prepackaged Plan): (x) entitle any of its employees or directors or any employees of any of its ERISA Affiliates, as applicable, to severance pay, directly or indirectly, upon termination of employment or otherwise; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans; or
        (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

             (viii) None of the Compensation and Benefit Plans is a multiemployer plan and neither it, nor any of its respective ERISA Affiliates, have contributed or been obligated to contribute to a multiemployer plan at any time.

          (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date of this Agreement, the businesses of each of it and its Subsidiaries have not been, and are not being,

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     conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of the Knowledgeable Executives, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of the Knowledgeable Executives, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders, operating rights, and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          (j) Takeover Statutes; Charter and Bylaw Provisions.

             (i) The PageNet Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. stated or federal laws (each a "Takeover Statute") apply to the Merger, this Agreement, or any of the other transactions contemplated hereby. PageNet and the PageNet Board of Directors have taken all appropriate and necessary actions to (A) render the PageNet Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (B) provide that (I) neither Arch nor Merger Sub shall be deemed an Acquiring Person (as defined in the PageNet Rights Agreement) as a result of this Agreement or the transactions contemplated hereby and thereby, (II) no Distribution Date (as defined in the PageNet Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated hereby and (III) the rights issuable pursuant to the PageNet Rights Agreement will not separate from the shares of PageNet Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of PageNet inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

             (ii) The Arch Board of Directors has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other Takeover Statute applies to this Agreement or any of the transactions contemplated hereby. Arch and the Arch Board of Directors have taken all appropriate and necessary actions to (A) amend the Arch Rights Agreement as set forth in Exhibit B to this Agreement,
        (B) provide that (I) PageNet shall not be deemed an Acquiring Person (as defined in the Arch Rights Agreement) as a result of this Agreement or the transactions contemplated thereby, (II) no Distribution Date (as defined in the Arch Rights Agreement) shall be deemed to have occurred as a result of this Agreement or the transactions contemplated thereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (III) the rights issuable pursuant to the Arch

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        Rights Agreement will not separate from the shares of Arch Common Stock, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby unless the ownership threshold set forth in Exhibit B shall be exceeded, and (C) render any anti-takeover or other provision contained in the certificate of incorporation or by-laws of Arch inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

          (k) Tax Matters. As of the date of this Agreement, neither it nor any of its Subsidiaries has taken or agreed to take any action, nor do the Knowledgeable Executives have any actual knowledge of any fact or circumstance (excluding possible uncertainties regarding valuation of securities to be issued in the Merger and Exchange Offers), that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

          (l) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them at or before the Effective Time and all such filed Tax Returns are complete and accurate in all material respects. It and each of its Subsidiaries as of the Effective Time: (x) will have paid all Taxes and estimated Taxes (including all amounts shown to be due on all filed Tax Returns) that they are required to pay prior to the Effective Time; and (y) will have withheld or collected all federal, state and local income taxes, FICA, FUTA and other Taxes, including, without limitation, similar foreign Taxes, required to be withheld from amounts owing to any employee, creditor, or third party, and to the extent required, will have paid such amounts to the proper governmental authority. As of the date of this Agreement, (i) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters, and (ii) there are not, to the actual knowledge of its Knowledgeable Executives, any unresolved questions, claims or outstanding proposed or assessed deficiencies concerning its or any of its Subsidiaries' Tax liability which, if determined adversely would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect to such Taxes that are reflected in the financial statements included in its Reports. Neither it nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax. There are no tax liens (other than liens for current Taxes not yet due and payable) upon its assets or the assets of any Subsidiary. There is no "Section 382 limitation," as defined in Section 382(b) of the Code, currently applicable to its or its Subsidiaries' net operating loss, investment credit, or other tax attribute carryforwards. Neither it nor any of its Subsidiaries: (A) is a party to any tax sharing agreement; or (B) is liable for the Tax obligations of any person other than it or one of its Subsidiaries.

     The term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges, fees, or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions. The term "Tax Return" includes all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (m) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the actual knowledge of its Knowledgeable Executives, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. None of the employees of PageNet or Arch or any of their respective

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     Subsidiaries is subject to a collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt is currently being made or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization.

          (n) Environmental Matters. Except as disclosed in its Reports filed prior to the date of this Agreement and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) do not contain any Hazardous Substances; (iii) the properties formerly owned or operated by it or any of its Subsidiaries did not contain any Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim, or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
     (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs, or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     The term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance.

     The term "Hazardous Substance" means any substance that is listed, classified, or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos- containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials, or radon.

          (o) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement or, the Series C Consent Agreement, as applicable, except that:
     (i) PageNet has employed Houlihan Lokey Howard & Zukin Capital, Goldman, Sachs & Co. and Morgan Stanley Dean Witter as its financial advisors, the arrangements with which have been disclosed to Arch prior to the date of this Agreement; and (ii) Arch has employed Bear, Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed to PageNet prior to the date of this Agreement.

          (p) Computer Systems. Except as set forth in its Reports: (i) its computer system performs and shall perform properly all date-sensitive functions with respect to dates prior to and after December 31, 1999; and
     (ii) it has developed feasible contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's computer system or equipment on or about January 1, 2000 (including, those of vendors, customers, and suppliers, and a general failure of, or interruption in, its communications and delivery infrastructure).

          (q) FCC Licenses. Each of Arch and PageNet, and each of its respective Subsidiaries, is the authorized and legal holder of, or otherwise has all rights to, all Permits issued under or pursuant to the Communications Act, the FCC Regulations, and State Laws which are necessary for the operation of their respective businesses as presently operated, except as would not, individually or in

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     aggregate, have a Materially Adverse Effect on it. All such Permits and licenses are validly issued and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect on it. Each of Arch and PageNet, and each of its respective Subsidiaries, is in compliance in all respects with the terms and conditions of each such Permit and with all applicable Governmental Regulations, except where the failure to be in compliance would not have a Material Adverse Effect on it. There is not pending, and to the actual knowledge of the Knowledgeable Executives of Arch and PageNet, as applicable, any threatened, action by or before the FCC or any governmental or regulatory authority to revoke, suspend, cancel, rescind, or modify in any material respect any of such party's Permits rights under the Communications Act, the FCC Regulations or State Laws. Each party has made all regulatory filings required, and paid all fees and assessments imposed, by any Governmental Entity, and all such filings and the calculation of such fees, are accurate in all material respects, except where the failure to make such filing or pay such fees or assessments would not have a Material Adverse Effect on such party.

                                  ARTICLE VI.

                                   COVENANTS

     6.1.  Interim Operations.

     (a) PageNet covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Arch shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement, disclosed in the PageNet Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under PageNet Stock Plans but subject to PageNet's obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual PageNet Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice);or (z) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date of this Agreement;

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          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except (A) in the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to PageNet and which would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for PageNet Shares consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in PageNet's capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to Arch;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except PageNet may issue PageNet Shares in exchange for indebtedness or debt securities pursuant to clause (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair PageNet's ability to consummate the transactions contemplated by this Agreement;

          (ix) PageNet shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) PageNet shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (b) Arch covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless PageNet shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement, disclosed in the Arch Disclosure Letter, or required by applicable Law):

          (i) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their reasonable best efforts to preserve their respective business organizations intact and maintain their respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) It shall not: (A) amend its certificate of incorporation or bylaws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property with respect to any capital stock, except for a dividend that would be received by holders of PageNet Shares on an equivalent post-Merger basis per share of Arch Common Stock after the Effective Time; or (D) repurchase, redeem or otherwise acquire, except in connection with existing commitments under Arch Stock Plans but subject to Arch' obligations under subparagraph (iii) below, or permit any of its Subsidiaries to purchase or otherwise

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     acquire, any shares of its capital stock or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock;

          (iii) Neither it nor any of its Subsidiaries shall take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties in this Agreement to become untrue in any material respect;

          (iv) Neither it nor any of its ERISA Affiliates shall: (A) accelerate, amend or change the period of exercisability of or terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under any Compensation and Benefit Plans;
     (B) amend or otherwise modify any Compensation and Benefit Plan; or (C) increase the salary, wage, bonus or other compensation of any directors, officers or key employees, except: (x) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice; (y) in the ordinary and usual course of its business (which may include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Arch Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees on terms consistent with past practice); or (z) for actions necessary to satisfy existing contractual obligations under its Compensation and Benefit Plans existing as of the date of this Agreement;

          (v) Neither it nor any of its Subsidiaries shall incur, repay or retire prior to maturity or refinance any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell, repurchase or redeem prior to maturity any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except in (A) the ordinary and usual course of its business, (B) for any refinancing of such indebtedness or debt securities on terms no less favorable in the aggregate to Arch and which would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement, and (C) for any retirement in exchange for shares of Arch Common Stock consistent with past practice;

          (vi) Neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in Arch' capital expenditure budget for the fiscal years ending December 31, 1999 and 2000, a copy of which has been provided to PageNet;

          (vii) Neither it nor any of its Subsidiaries shall issue, deliver, sell, pledge or encumber shares of any class of its capital stock or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares, except Arch may issue shares of Arch Common Stock issued in exchange for indebtedness or debt securities pursuant to clause
     (v) above;

          (viii) Neither it nor any of its Subsidiaries shall authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any purchase, sale, lease, license or other acquisition or disposition of any business or of a material amount of assets or securities, except for transactions entered into in the ordinary and usual course of its business, except for any acquisition of assets or any investment having a cash purchase price of $25,000,000 or less in any single instance and $50,000,000 or less in the aggregate where such acquisition or investment would not prevent, materially delay or materially impair Arch' or Merger Sub's ability to consummate the transactions contemplated by this Agreement;

          (ix) Arch shall not make any material change in its accounting policies or procedures, other than any such change that is required by GAAP;

          (x) Arch shall not release, assign, settle or compromise any material claims or litigation in excess of $300,000 or make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; and

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          (xi) Neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

     (c) Arch and PageNet agree that any written approval obtained under this
Section 6.1 must be signed, if on behalf of Arch, by the Chief Executive Officer or the Chief Financial Officer of Arch, or if on behalf of PageNet, by the Chairman of the Board and Chief Executive Officer or President and Chief Operating Officer of PageNet.

     (d) Notwithstanding any other provision hereof to the contrary, PageNet may, after the date hereof (i) issue, deliver, sell, pledge or encumber in arms-length transactions with unaffiliated third parties shares of any class of capital stock of the Distributed Subsidiary or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, or any bonds, debentures, notes, or other debt obligations having the right to vote or that are convertible or exercisable for, any such shares of the Distributed Subsidiary, (ii) cause the Distributed Subsidiary to incur any indebtedness for borrowed money, if all proceeds thereof are used solely by the Distributed Subsidiary, (iii) transfer the assets set forth in the corresponding section of the PageNet Disclosure Letter to the Distributed Subsidiary, (iv) determine the form of security or securities representing the equity ownership of the Distributed Subsidiary to be distributed to the holders of PageNet Shares or PageNet Notes pursuant to Sections 6.18 and 6.22 of this Agreement and designate the rights and restrictions applicable to such securities, (v) establish an employee stock option, stock ownership or other similar plan and set aside common equity (of the same type as the Distributed Interests or any securities underlying such Distributed Interests) representing up to 15% of the equity ownership of the Distributed Subsidiary for such purpose, or (vi) enter into such transactions, arrangements or agreements with the Distributed Subsidiary on terms and conditions approved by Arch or cause the Distributed Subsidiary to enter into arms-length transactions, arrangements or agreements with third parties, in each case, as are reasonably necessary and appropriate to permit the Distributed Subsidiary to continue its business and operations in the ordinary course following the Merger; provided, that the taking of such action shall not cause Arch or the Surviving Corporation (other than through its ownership of capital stock in the Distributed Subsidiary after the Effective Time) to incur any liability or obligation which would not have been incurred by the Surviving Corporation pursuant to the Merger or the other transactions contemplated hereby. It is understood and agreed by the parties to this Agreement, that in the event that, prior to or at the Effective Time, PageNet shall take any action set forth in (i), (ii), (v) or (vi) above that reduces the aggregate amount of Distributed Interests available to be distributed to the parties, the distribution of the Distributed Interests will be ratably adjusted such that holders of PageNet Shares at the Spinoff Record Date and holders of PageNet Notes immediately prior to the Effective Time receive 80.5% of the remaining interests in the Distributed Subsidiary and the Surviving Corporation receives 19.5% of the remaining interests in the Distributed Subsidiary.

     6.2.  Acquisition Proposals.

     (a) Except as set forth in Section 6.1(d) of this Agreement, PageNet and Arch each agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that each shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (PageNet or Arch, as the case may be, its respective Subsidiaries and their officers, directors, employees, agents and representatives being referred to as its "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, acquisition, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of it or any of its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of its assets, or any purchase or sale of, or tender or exchange offer for, 15% or more of its equity securities (any such proposal or offer being referred to as an "Acquisition Proposal"). PageNet and Arch further agree that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any

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discussion with, or provide any confidential information or data to, any Person relating to, or in contemplation of, an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PageNet, Arch or their respective Board of Directors from: (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) subject to the obligation of (x) PageNet pursuant to Section 6.5(a) to duly convene a PageNet Stockholders Meeting at which a vote of the stockholders of PageNet shall be taken regarding the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and (y) Arch pursuant to Section 6.5(b) to duly convene a Arch Stockholders Meeting at which a vote of the stockholders of Arch shall be taken with respect to the matters set forth in
Section 6.5(b) of this Agreement, recommending such an unsolicited bona fide written Acquisition Proposal to its stockholders if, and only to the extent that, with respect to the actions referred to in clauses (B) or (C): (i) its Board of Directors concludes in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); (ii) its Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty to its stockholders under applicable Law; and (iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, its Board of Directors shall receive from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.15); provided, that such confidentiality agreement shall contain terms that allow it to comply with its obligations under this Section 6.2.

     (b) PageNet and Arch each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. PageNet and Arch each agree that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken in Section 6.2(a). PageNet and Arch each agree that it will notify the other party immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person making such inquiry, proposal, offer or request and the substance of any such inquiries, proposals or offers. Such party thereafter shall keep the other informed, on a current basis, of the status and terms of any such inquiries, proposals or offers and the status of any such discussions or negotiations. PageNet and Arch each also agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by, or on behalf of, it or any of its Subsidiaries.

     6.3. The Certificate Amendments. Arch shall take all actions necessary (subject to applicable law and any necessary stockholder approval) to adopt the Certificate Amendments. The Certificate Amendments shall provide for (i) an increase in the authorized number of shares of Arch Common Stock to an amount sufficient to effectuate the actions contemplated hereby and (ii) the conversion of each Arch Series C Preferred Share into shares of Arch Common Stock as described in this Agreement. Some or all of the Certificate Amendments may, in the discretion of Arch, be made contingent upon the consummation of the Merger or the Alternative Merger (as the case may be).

     6.4. Information Supplied. PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection

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with the issuance of shares of Arch Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act; and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of each of the PageNet Stockholders Meeting and the Arch Stockholders Meeting to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of PageNet and Arch.

     6.5.  Stockholders Meetings.

     (a) PageNet will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "PageNet Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement, and to approve the Merger, an amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to an amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement. PageNet will take all necessary action to obtain the adoption of this Agreement, the approval of the Merger, the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement by the holders of the PageNet Shares (the "PageNet Stockholders Approval"). The Board of Directors of PageNet shall: (i) recommend that the stockholders adopt this Agreement and thereby approve the Merger and the other transactions contemplated by this Agreement (including without limitation adoption of the Prepackaged Plan and authorization of the Bankruptcy Case) and the amendment to the PageNet certificate of incorporation to increase the number of PageNet Shares authorized to the amount sufficient to complete the transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption and approval; provided, however, that PageNet's Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that PageNet's Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to PageNet's stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by Arch pursuant to Section 8.4, PageNet shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the PageNet Stockholders Meeting regarding the adoption of this Agreement and the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above and the other transactions contemplated by this Agreement, regardless of whether PageNet's Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of this Agreement or the approval of the Merger, the amendment to the PageNet certificate of incorporation set forth above or the other transactions contemplated by this Agreement prior to such PageNet Stockholders Meeting. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, PageNet shall not be required to convene a PageNet Stockholders Meeting after (x) the Bankruptcy Case has commenced or (y) PageNet stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(v) hereof.

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     (b) Arch will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Arch Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to (i) consider and vote upon (A) the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer or (B) if the Alternative Merger is elected pursuant to Section 4.5 and Arch is a party to the Alternative Merger, the adoption of this Agreement and the approval of the Alternative Merger and the other transactions contemplated by this Agreement (including the actions contemplated by the Certificate Amendments, which may be effectuated pursuant to a certificate of merger filed in connection with such Alternative Merger); and
(ii) to approve any actions necessary pursuant to Section 3.1 hereof (the "Arch Stockholders Approval"). Arch will take all necessary action to obtain such consents and approvals. The Board of Directors of Arch shall: (i) recommend that the stockholders adopt the Certificate Amendments and approve the issuance of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement; and (ii) take all lawful action to solicit such adoption; provided, however, that Arch' Board of Directors may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that Arch' Board of Directors determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is required by its fiduciary duties to Arch' stockholders under applicable Law; provided, further, that, unless this Agreement is terminated by PageNet pursuant to Section 8.3, Arch shall, as promptly as practicable after the S-4 Registration Statement is declared effective, duly convene and complete the Arch Stockholders Meeting regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) and the other transactions contemplated by this Agreement, regardless of whether Arch' Board of Directors has withdrawn, modified, or changed its recommendation to the stockholders regarding the adoption of the Certificate Amendments and the issuance of shares of Arch Common Stock pursuant to the Merger, the conversion of the Arch Series C Preferred Shares and the Arch Exchange Offer (or this Agreement and the Alternative Merger if Arch is a party to the Alternative Merger) or the other transactions contemplated by this Agreement prior to such Arch Stockholders Meeting.

     6.6.  Filings; Other Actions; Notification.

     (a) Arch and PageNet shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Arch shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable and on the same day as each of the Exchange Registration Statements, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of Arch and PageNet. Arch shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either of the Arch Stockholders Meeting or the PageNet Stockholders Meeting, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Prospectus/Proxy Statement or the S-4 Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's stockholders, as the case may be, such amendment or supplement.

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     (b) PageNet and Arch each shall use its respective reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated: (i) the date on which the S-4 Registration Statement and the Exchange Registration Statements shall become effective; and
(ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement and the Exchange Registration Statements.

     (c) PageNet and Arch shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts: (i) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger, the Exchange Offers and the other transactions contemplated by this Agreement (including, if necessary, the Prepackaged Plan) as soon as practicable, including: (A) obtaining opinions of their respective attorneys referred to in Article VII below; (B) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents; and (C) instituting court actions or other proceedings necessary to obtain the approvals required to consummate the Merger, the Exchange Offers or the other transactions contemplated by this Agreement or defending or otherwise opposing all court actions or other proceedings instituted by a Governmental Entity or other Person under the Governmental Regulations for purposes of preventing the consummation of the Merger, the Exchange Offers and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger, the Exchange Offers or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require either Arch or PageNet to agree to any divestitures or hold separate or similar arrangements if such divestitures or arrangements would reasonably be expected to have a material adverse effect on Arch or PageNet, or a material adverse effect on the expected benefits of the Merger to it. Neither Arch nor PageNet will agree to any divestitures or hold separate or similar arrangements without the prior written approval of the other party. Subject to applicable laws relating to the exchange of information, Arch and PageNet shall have the right to review in advance, and to the extent practicable each will consult the other party on, all the information relating to Arch or PageNet, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of PageNet and Arch shall act reasonably and as promptly as practicable.

     (d) PageNet and Arch each shall, upon request by the other party, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement, the Exchange Registration Statements or any other statement, filing, notice or application made by, or on behalf of, Arch, PageNet or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger, the Exchange Offers and the transactions contemplated by this Agreement.

     (e) PageNet and Arch each shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by Arch or PageNet, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement. Each of PageNet and Arch shall give prompt notice to the other party of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any conditions to the other party's obligations to effect the Merger set forth in Article VII.

     (f) Each of PageNet and Arch agrees that if a bona fide Acquisition Proposal is made to acquire shares of the other party to this Agreement, then upon the request of the party not receiving the Acquisition Proposal, the party receiving the Acquisition Proposal will cooperate with the other party to

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this Agreement to make such filings and take such other actions as may be permitted or required under the FCC's Policy Statement in Tender Offers and Proxy Contests, in order to allow the parties to this Agreement to take all steps as are necessary to consummate the transactions contemplated hereby pending FCC approval of the transaction.

     6.7. Access; Consultation. Upon reasonable notice, and except as may be prohibited by applicable Law, PageNet and Arch each shall (and shall cause its Subsidiaries to) afford the other and its respective Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this section shall affect or be deemed to modify any representation or warranty made by PageNet or Arch under this Agreement; and provided, further, that the foregoing shall not require PageNet or Arch to permit any inspection, or to disclose any information, that in the reasonable judgment of PageNet or Arch, as the case may be, would result in the disclosure of any trade secrets of it or third parties, or violate any of its obligations with respect to confidentiality if PageNet or Arch, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this section shall be directed to an executive officer of PageNet or Arch, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

     6.8. Affiliates. PageNet shall deliver to Arch a letter identifying all Persons whom PageNet believes to be, at the date of its Stockholders Meeting, affiliates of PageNet for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates"). PageNet shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in the letter referred to above to deliver to Arch on or prior to the date of such party's respective Stockholders Meeting a written agreement, in the form attached as Exhibit C (the "PageNet Affiliates Agreement"). Prior to the Effective Time, PageNet shall use all reasonable efforts to cause each additional Person who is identified as a Rule 145 Affiliate after the date of its Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.8, as soon as practicable after such Person is identified.

     6.9. Stock Exchange Listing. To the extent they are not already listed, Arch shall use its reasonable best efforts to cause the shares of Arch Common Stock to be issued pursuant to the Merger, Arch Exchange Offer and pursuant to the Certificate Amendments to be approved for listing on the Nasdaq National Market (the "NASDAQ") and on all other stock exchanges on which shares of Arch Common Stock are then listed, subject to official notice of issuance, prior to the Closing Date.

     6.10. Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter PageNet and Arch shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Exchange Offers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange.

     6.11.  Benefits.

     (a) Stock Options.

          (i) At the Effective Time, each outstanding option to purchase PageNet Shares (a "PageNet Option") under PageNet Stock Plans, and which has not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time. At the Effective Time, each PageNet Option shall be converted to an option to acquire, on the same terms and conditions as were applicable under such PageNet Option, the same number of shares of Arch Common Stock as the holder of such PageNet Option would have been entitled to receive pursuant to the Merger had such holder exercised such PageNet Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded to the

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     nearest whole cent) equal to: (y) the aggregate exercise price for PageNet
     Shares otherwise purchasable by such holder pursuant to such PageNet Option; divided by (z) the number of full shares of Arch Common Stock deemed purchasable pursuant to such PageNet Option in accordance with the foregoing.

          (ii) Notwithstanding the foregoing provisions, in the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code Section 424(a). As promptly as practicable after the Effective Time, Arch shall deliver to the participants in PageNet Stock Plans appropriate notices setting forth such participants' rights pursuant to the Substitute Options.

          (iii) With respect to each of the directors and officers of PageNet identified in Section 6.11(a)(iii) of the PageNet Disclosure Letter (each, a "Section 16 Person"), the full Board of Directors of PageNet shall approve the disposition by each such Section 16 Person of the PageNet equity securities (including derivative securities) set forth next to such
     Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter and the full Board of Directors of Arch shall approve the acquisition by each such Section 16 Person of the Arch equity securities (including derivative securities) set forth next to such Section 16 Person's name in Section 6.11(a)(iii) of the PageNet Disclosure Letter. Each such approval shall specify, in the form set forth in Section 6.11(a)(iii) of the PageNet Disclosure Letter, the material terms of the derivative securities and each such approval shall specify that the approval is granted for purposes of exempting the transaction under Rule 16b-3 under the Exchange Act.

     (b) Conversion and Registration. At or prior to the Effective Time, PageNet shall make all necessary arrangements with respect to PageNet Stock Plans to permit the conversion of the unexercised PageNet Options into Substitute Options pursuant to this section and, as soon as practicable after the Effective Time, Arch shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Arch Common Stock issuable pursuant to all Substitute Options.

     (c) Amendment to 401(k) Plan.  Prior to the Effective Time, PageNet shall
(i) amend the PageNet Employees Savings Plan and the related trust to prohibit the investment of Employer Salary Reduction Contributions in equity securities of PageNet (ii) deregister interests under such plan and any registered but unsold equity securities of PageNet under the Securities Act of 1933 and the Exchange Act.

     6.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the Exchange Offers and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost and expense, except that costs and expenses incurred in connection with the filing fee for the S-4 Registration Statement and the Exchange Registration Statements, printing and mailing the Prospectus/Proxy Statement, the S-4 Registration Statement and the Exchange Registration Statements, and the filing fees under the HSR Act, any other filings fees under any Governmental Regulations, and any filings fees in connection with obtaining approvals under the Communications Act, FCC Regulations and State Laws shall be shared equally by Arch and PageNet.

     6.13.  Indemnification; Directors' and Officers' Insurance.

     (a) For six years from and after the Effective Time, Arch will indemnify and hold harmless each present and former director and officer of PageNet (solely when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at, or prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that PageNet would have been permitted under Delaware law and its certificate of incorporation or bylaws in

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effect on the date of this Agreement to indemnify such Person (and the Surviving
Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.13 shall promptly notify Arch, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve Arch of any liability it may have to such Indemnified Party if such failure does not materially prejudice the ability of Arch to defend such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Arch shall have the right to assume the defense thereof and Arch shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Arch elects not to assume such defense or counsel for the Indemnified Parties advises that there are actual conflicts of interest between Arch and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Arch shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Arch shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is such an actual conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Arch shall not be liable for any settlement effected without its prior written consent.

     (c) Arch shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as PageNet's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Current Premium"), in each case during such six year period, Arch will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The provisions of this Section 6.13(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by PageNet prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including, without limitation, with respect to the transactions contemplated by this Agreement. If such prepaid policies shall have been obtained by PageNet prior to the Closing, then Arch shall maintain such policies in full force and effect and shall continue to honor PageNet's obligations thereunder.

     (d) If Arch or any of its successors or assigns: (i) shall consolidate with, or merge into, any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Arch shall assume all of the obligations set forth in this section. At the Effective Time, Arch shall assume and be bound by all of PageNet's indemnity obligations with respect to officers, directors and employees of corporations it previously acquired that are identified in the corresponding section of the PageNet Disclosure Letter.

     (e) The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Takeover Statute. If any Takeover Statute or similar statute or regulation is or may become applicable to this Agreement or to the other transactions contemplated hereby or thereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated under such agreements may be consummated as promptly as practicable on the terms contemplated under such agreements and otherwise act to eliminate

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or minimize the effects of any such statute or regulation on the transactions contemplated under such agreements.

     6.15. Confidentiality. PageNet and Arch each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated as of August 26, 1999 (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.16. Tax-Free Reorganization. Arch, Merger Sub and PageNet shall each use its best efforts to cause the Merger to be treated as a reorganization with the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel as contemplated by Sections 7.2(d) and 7.3(d), respectively.

     6.17. Senior Credit Facilities. PageNet and Arch shall use their reasonable best efforts to secure, through the amendment or restatement of their respective current credit facilities, through a new credit facility or through the operation of the Prepackaged Plan, or any combination of the foregoing, senior secured debt financing in an amount not less than $1.5 billion on terms reasonably acceptable to the parties to this Agreement. Simultaneously with the Exchange Offers, PageNet shall solicit the consent of the holders of PageNet's senior credit facilities (the "PageNet Secured Creditors") to the Prepackaged Plan. The solicitation of the PageNet Secured Creditors shall be made in accordance with the standards and requirements set forth in Section 6.18(e).

     6.18.  The Exchange Offers.

     (a) Provided that nothing shall have occurred that would result in a failure to satisfy any other conditions set forth in Section 6.18(b) of this Agreement, Arch and PageNet shall, as promptly as practicable, commence separate exchange offers (the "Arch Exchange Offer" and the "PageNet Exchange Offer" and together, the "Exchange Offers") to issue an aggregate of up to: (i) 29,651,984 shares of Arch Common Stock in exchange for the $448.4 million in aggregate principal amount of Arch' 10 7/8% Senior Discount Notes due March 15, 2008 issued under and pursuant to an Indenture, dated as of March 12, 1996, between Arch and IBJ Schroder Bank & Trust Company, as Trustee (the "Arch Notes"); and
(ii) in the case of PageNet, 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing 68.9% of the equity ownership in the Distributed Subsidiary in exchange for the $1.2 billion in aggregate principal amount, together with all accrued interest thereon, of: (x) 10% Senior Subordinated Notes Due October 15, 2008 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a Second Supplemental Indenture, dated as of October 15, 1996, between PageNet and Fleet National Bank; (y) 10.125% Senior Subordinated Notes Due August 1, 2007 issued under and pursuant to an Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of July 15, 1995, between PageNet and Shawmut Bank, N.A.; and (z) 8.875% Senior Subordinated Notes Due February 1, 2006 issued under and pursuant to an Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A., as Trustee, as supplemented by a First Supplemental Indenture, dated as of January 15, 1994, between PageNet and Shawmut Bank, N.A. (collectively, the "PageNet Notes" and together with the Arch Notes, the "Notes"). In the Exchange Offers, (i) Arch will offer to exchange 66.1318 shares of Arch Common Stock for each $1,000 principal amount, together with all accreted or accrued interest thereon, of outstanding Arch Notes and (ii) PageNet will offer to exchange a pro rata portion of 616,830,757 PageNet Shares and, subject to Section 6.1(d) of this Agreement, Distributed Interests representing the portion of such equity ownership in the Distributed Subsidiary equal to 68.9% of the total equity ownership of the Distributed Subsidiary for each PageNet Note (such pro rata portion to be computed immediately prior to the Effective Time by dividing the principal amount, together with all accrued interest thereon, of each PageNet Note by the principal amount, together with all accrued interest thereon, of all PageNet Notes). Calculations of share amounts for such purpose will be rounded down to the nearest whole share and no fractional shares of Arch Common Stock or PageNet Shares will be issued for Notes.

     (b) The obligations of Arch and PageNet under the Exchange Offers shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this
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Agreement and, to the further condition that, (i) in the case of the PageNet
Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of PageNet Notes and not less than a majority of the outstanding principal amount of each series of PageNet Notes shall have been validly tendered in accordance with the terms of the PageNet Exchange Offer prior to the expiration date of the PageNet Exchange Offer and not withdrawn (such 97.5% of the outstanding principal amount of the PageNet Notes and no less than a majority of the outstanding principal amount of each series of PageNet Notes tendered and not withdrawn being herein referred to as the "PageNet Minimum Condition") and (ii) in the case of the Arch Exchange Offer, not less than 97.5% (the "Arch Minimum Percent") of the aggregate outstanding principal amount of Arch Notes shall have been validly tendered in accordance with the terms of the Arch Exchange Offer prior to the expiration date of the Arch Exchange Offer and not withdrawn; provided, however, that (x) PageNet may elect, in its sole discretion, to waive the Arch Minimum Percent, or to lower such Arch Minimum Percent to any level, and require the Arch Exchange Offer to be consummated at such specified level (subject to applicable Law and the other provisions of this Agreement), and (y) at any time after either the PageNet Minimum Condition or the PageNet Conditions to the Prepackaged Plan have been satisfied, Arch may elect, in its sole discretion, to lower the Arch Minimum Percent to any percentage equal to or greater than 67% (such amount of Arch Notes tendered and not withdrawn, as may be adjusted by either PageNet or Arch as set forth above, being herein referred to as the "Arch Minimum Condition"). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offers may be amended or modified without the written consent of the parties hereto, which consent shall not be unreasonably withheld.

     (c) Holders of Notes who tender into the Exchange Offers will be required, as a condition to a valid tender, to give their consent (the "Note Consents") with respect to all Notes tendered by them to, with respect to the PageNet Notes, the Prepackaged Plan and, with respect to all Notes (including the Arch Notes), the following amendments to the respective indenture or supplemental indentures, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Arch and PageNet to be necessary or desirable (the "Indenture Amendments"): (i) amendment of each such indenture to the extent necessary, if any, to permit the completion of the Merger, the Prepackaged Plan and the other transactions contemplated by this Agreement; and (ii) amendments to eliminate (A) any covenants which may be modified or eliminated by majority vote of the Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control, (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by subsidiaries, (x) the existence of liens, (y) transactions with affiliates or related persons or
(z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to (x) the non-payment or acceleration of other indebtedness (or notification of foreclosure proceedings with respect to property secured by other indebtedness), (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender, to waive (the "Note Waivers") any and all existing defaults on or with respect to the Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange Offers Expiration Date (as defined in
Section 6.18(h) hereof), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable law and regulations, or to claim any payments relating to the Notes tendered under applicable law and regulations, and for any other relief, legal or equitable, based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of any of the Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities laws relating to the Exchange Offers.

     (d) PageNet and Arch each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in: (i) (x) the Registration Statement on Form S-4 to be filed with the SEC by Arch in connection with the issuance of shares of Arch Common Stock in the Arch Exchange Offer (including the consent solicitation and prospectus (the "Arch Exchange Prospectus" constituting a part thereof) (the "Arch Exchange Registration Statement")) and (y) the Registration Statement on Form S-4 to be filed with the SEC by

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PageNet in connection with the issuance of PageNet Shares and Distributed
Interests in the PageNet Exchange Offer (including the consent solicitation and prospectus (the "PageNet Exchange Prospectus" and, together with the Arch Exchange Statement, the "Exchange Prospectuses" constituting a part thereof) (the "PageNet Exchange Registration Statement" and, together with the Arch Exchange Registration Statement, the "Exchange Registration Statements")) will, at the time the Exchange Registration Statements become effective under the Securities Act; and (ii) the Exchange Prospectuses and any amendment or supplement thereto will, at the date of mailing to noteholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Arch or PageNet, or any of their respective affiliates (as defined in SEC Rule 12b-2), officers or directors, is discovered by Arch or PageNet which should be set forth in an amendment or supplement to any of the Exchange Registration Statements or the Exchange Prospectuses, so that any of such documents would not include any misstatement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties to this Agreement and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the noteholders.

     (e) The PageNet Exchange Prospectus sent to the holders of the PageNet Notes in connection with the PageNet Exchange Offer will also constitute a disclosure statement for the purpose of soliciting the acceptances of such holders for the Prepackaged Plan (as defined in Section 6.19). PageNet and Arch shall consult with each other prior to sending the PageNet Exchange Prospectus to the holders of the PageNet Notes for purposes of ensuring that such materials comply with the disclosure requirements of the Bankruptcy Code and other applicable law insofar as they relate to prepackaged plans.

     (f) Arch and PageNet shall promptly prepare Exchange Prospectuses, and shall prepare and file with the SEC the Exchange Registration Statements as promptly as practicable. Arch and PageNet each shall use its reasonable best efforts to have each of the Exchange Registration Statements declared effective under the Securities Act as promptly as practicable and on the same day as the S-4 Registration Statement, and promptly thereafter mail the Exchange Prospectuses to the noteholders of Arch and PageNet. Each party shall notify the other of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Exchange Prospectuses or the Exchange Registration Statements or for additional information and shall promptly supply one another with copies of all correspondence between any of them (or their Representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the expiration date of the Exchange Offers, any event shall occur relating to or affecting Arch, PageNet, or their respective officers or directors, which event should be described in an amendment or supplement to the Exchange Prospectuses or the Exchange Registration Statements, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to Arch' or PageNet's noteholders, as the case may be, such amendment or supplement.

     (g) Provided the conditions to the Exchange Offers referred to in Section 6.18(b) above have been satisfied or waived and Arch or PageNet, as the case may be, has accepted for exchange Notes properly tendered and not withdrawn, Notes that are not tendered into or accepted in the Exchange Offers will remain outstanding as obligations of Arch or the Surviving Corporation, as the case may be, after consummation of the Merger and Arch or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Final Confirmation Order (as defined in Section 6.19) if the Bankruptcy Case (as defined in Section 6.19) is commenced. Such Notes shall be modified only to the extent provided in the Indenture Amendments and the Note Consents.

     (h) The Exchange Offers will expire at 12:00 midnight, New York City time, on the twentieth business day after such commencement, or, consistent with this Agreement and the provisions of

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Section 6.19, at such later time and date as PageNet and Arch shall select consistent with applicable law and regulations (the "Exchange Offers Expiration Date").

     (i) The Arch Common Stock or PageNet Shares and Distributed Interests, as the case may be, to be issued in exchange for the Notes tendered and accepted in the Exchange Offers will be so issued only after timely receipt by the exchange agent selected jointly by Arch and PageNet (the "Notes Exchange Agent") of: (i) certificates for all physically delivered Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Arch or the Surviving Corporation, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver; and
(iv) any other documents required by the letter of transmittal.

     (j) For purposes of the Exchange Offers, Arch or PageNet, as the case may be, shall be deemed to have accepted for exchange the tendered Notes as, if and when Arch or PageNet, as the case may be, gives oral or written notice to the Notes Exchange Agent of such party's acceptance of such Notes for exchange. Each of Arch and PageNet agree to simultaneously accept for exchange the Notes pursuant to their respective Exchange Offers. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Notes and transmitting the Arch Common Stock, PageNet Shares or Distributed Interests, as the case may be, in exchange therefor.

     (k) Arch and PageNet shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offers and shall cause the same to be communicated to holders of the Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Bankruptcy Case is commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Arch and PageNet, as the case may be, also reserve in connection with their respective Exchange Offers, the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Note or any particular holder; (ii) permit a defect or irregularity to be corrected within such time as it may determine; or (iii) reject the purported tender of any Note and interest coupons appertaining thereto. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Arch or PageNet, as the case may be, may determine in its sole discretion. None of Arch, PageNet or the Notes Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.

     (l) Each of PageNet and Arch shall accept the Notes tendered in their respective Exchange Offer as of immediately prior to the Effective Time.

     (m) Promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Notes, Arch or PageNet, as the case may be, shall execute the applicable supplemental indenture to be effective as of the Effective Time.

     6.19.  Bankruptcy Provisions.  As used in this Agreement, the term:

     "Bankruptcy Case" shall mean the bankruptcy case filed or stipulated to by PageNet and its Subsidiaries under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof;

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.sec.101 et seq., as now in effect or hereafter amended;

     "Bankruptcy Court" shall mean the court in which the Bankruptcy Case may be filed or otherwise administered, including any court to which the Bankruptcy Case may be transferred at any time under applicable law. PageNet and Arch hereby agree that the U.S. Bankruptcy Court for the District of Delaware is the appropriate venue for the Bankruptcy Case and that if the Bankruptcy Case is filed by PageNet it will be filed in the District of Delaware;

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     "Exit Financing" shall mean the senior secured debt financing referred to in Section 6.17 hereof;

     "Final Confirmation Order" shall mean an order of the Bankruptcy Court confirming the Prepackaged Plan in form and substance reasonably acceptable to PageNet and Arch, which has not been amended, modified and added to without the express consent of PageNet and Arch and as to which order as of the Effective Time there is no stay or injunction;

     "Initial Determination Date" shall mean the date which is 60 days after the date upon which the S-4 Registration Statement and the Exchange Registration Statements are declared effective by the SEC;

     "Interim Financing" shall mean debt financing in an amount and on terms reasonably acceptable to Arch and appropriate to permit PageNet to continue its business and operations in the ordinary course following the filing of the Bankruptcy Case;

     "Prepackaged Plan" shall mean the "prepackaged" plan of reorganization for PageNet and its Subsidiaries that (1) is prepared by PageNet and its Subsidiaries in accordance with, and intended by PageNet and its Subsidiaries to be confirmed under, the provisions of Chapter 11 of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (2) consists of terms, conditions and provisions that are mutually acceptable to Arch and PageNet (it being understood and agreed by PageNet and Arch that neither party will unreasonably withhold its consent to proposed amendments to non-material provisions of the Prepackaged Plan) and are not inconsistent with the terms, conditions and provisions of this Agreement, (3) is included in the SEC disclosure materials sent to holders of the PageNet Notes in connection with the Exchange Offers pursuant to Sections 6.18(a) and (e) of this Agreement and
(4) which contains terms intended to implement this Agreement and other terms which are not inconsistent with this Agreement, together with any and all changes, amendments or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by Arch and PageNet, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after the commencement of the Bankruptcy Case;

     "PageNet Conditions to the Prepackaged Plan" shall mean (i) the Requisite Bankruptcy Vote of the PageNet Notes, (ii) the Requisite Bankruptcy Vote of the PageNet Secured Creditors and (iii) the Interim Financing;

     "Requisite Bankruptcy Vote of the PageNet Notes" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the PageNet Notes that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the PageNet Notes that actually vote;

     "Requisite Bankruptcy Vote of the PageNet Secured Creditors" shall mean a vote in favor of the Prepackaged Plan by the holders of at least two-thirds of the outstanding indebtedness owed under the PageNet senior credit facilities that are actually voted, and a vote in favor of the Prepackaged Plan by a majority in number of the holders of the indebtedness under the PageNet senior credit facilities that actually vote;

     "Requisite Conditions to the Prepackaged Plan" shall mean (i) the PageNet Conditions to the Prepackaged Plan, (ii) the Arch Conditions to the Prepackaged Plan, and (iii) that either the Exit Financing has been obtained or upon entry of the Final Order will be obtained;

     "Arch Conditions to the Prepackaged Plan" shall mean the (i) Arch Minimum Condition and (ii) Arch Stockholders Approval.

     (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that:

          (i) prior to or at the Initial Determination Date the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approvals are obtained, then the Exchange Offers shall be consummated pursuant to the terms hereof, the Bankruptcy Case shall not be filed and the Prepackaged Plan shall be abandoned, unless

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     PageNet and Arch agree that the filing of the Bankruptcy Case and the confirmation of the Prepackaged Plan are in the best interests of PageNet and Arch, notwithstanding satisfaction of the PageNet Minimum Condition and the Arch Minimum Condition;

          (ii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained but the Requisite Conditions to the Prepackaged Plan are satisfied, then either
     (x) (1) PageNet shall file the Bankruptcy Case (in the U.S. Bankruptcy Court for the District of Delaware or such other bankruptcy court as PageNet and Arch mutually agree) and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order within 120 days of the commencement of the Bankruptcy Case, or such later date as is mutually agreed to in writing by Arch and PageNet, and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2, or (y) PageNet shall terminate this Agreement and simultaneously pay to Arch the Arch Termination Fee pursuant to Section 8.5(c) hereof. In the event the Bankruptcy Case is commenced, Arch shall:

             (w) support assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365;

             (x) enter into a new agreement identical to the terms of this Agreement with PageNet as a debtor-in-possession after commencement of the Bankruptcy Case, in the event PageNet and Arch agree (upon the advice of counsel) or the Bankruptcy Court determines that applicable law prohibits assumption of this Agreement by PageNet as a debtor-in-possession pursuant to 11 U.S.C. sec.365(c)(2);

             (y) support confirmation of the Prepackaged Plan and all actions and pleadings reasonably undertaken by PageNet in the Bankruptcy Case to achieve confirmation thereof; and

             (z) oppose any effort by any party to (1) dismiss the Bankruptcy Case or convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, or (2) defeat confirmation of the Prepackaged Plan;

          (iii) at the Initial Determination Date, the PageNet Minimum Condition is not satisfied or the PageNet Stockholders Approval is not obtained and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial Determination Date shall be extended to the earlier of (x) the date upon which the PageNet Minimum Condition and the Arch Minimum Condition are satisfied, and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) June 30, 2000 (the "Extended Determination Date"). If the PageNet Minimum Condition and the Arch Minimum Condition are satisfied and the PageNet Stockholders Approval and the Arch Stockholders Approval are obtained prior to June 30, 2000, then the provisions of Section 6.19(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged Plan are satisfied prior to June 30, 2000, then the provisions of Section 6.19(a)(ii) of this Agreement shall apply;

          (iv) at any time after the date of this Agreement, the Board of Directors of PageNet determines that the filing of the Bankruptcy Case is in the best interests of PageNet, then (1) PageNet may file the Bankruptcy Case and shall seek, to the extent not already satisfied, to satisfy the PageNet Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Arch shall (x) seek, to the extent not already satisfied, to satisfy the Arch Conditions to the Prepackaged Plan and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such plan is confirmed by the Bankruptcy Court by a Final Confirmation Order (provided that such Final Confirmation Order shall be entered by no later than December 31, 2000, or such later date as is mutually agreed to by Arch and

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     PageNet) and if the other conditions to the Merger set forth in Article VII hereof (other than Section 7.1(a)(2) and 7.1(g)(ii), which shall have been satisfied by entry of the Final Confirmation Order) are satisfied after entry of the Final Confirmation Order but prior to the Termination Date, as such date may be extended in accordance with Section 8.2;

          (v) an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Bankruptcy Case pursuant to Sections 6.19(a)(ii), (iii) or (iv), (1) (A) if the date of the Insolvency Event (the "Involuntary Insolvency Event Date") is prior to the Initial Determination Date, PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. sec.305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the "Dismissal Order"), so that the Exchange Offers may be completed, and this Agreement shall remain in full force and effect and Arch shall be bound by all of the terms hereof or (B) if an Involuntary Insolvency Event occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the PageNet Minimum Condition and the Arch Minimum Condition have been satisfied and the PageNet Stockholders Approval and Arch Stockholders Approval have been obtained, then (x) PageNet shall have up to 120 days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Arch shall consummate the Merger (outside of bankruptcy, unless PageNet and Arch mutually consent to file the Bankruptcy Case as contemplated by Section 6.19(a)(i) hereof) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 120-day period, (2) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have been satisfied, then PageNet shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(ii)(x)(1) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the PageNet Minimum Condition has not been satisfied or PageNet Stockholders Approval or Arch Stockholders Approval has not been obtained and the Requisite Conditions to the Prepackaged Bankruptcy have not been obtained, then PageNet may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.19(a)(iv) of this Agreement shall apply (including the provisions therein requiring Arch to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan). For purposes hereof, an "Involuntary Insolvency Event" shall mean any filing of an involuntary bankruptcy petition against PageNet or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator or a trustee for PageNet or any of its Subsidiaries.

     (b) As soon as practicable after entering into this Agreement, PageNet and Arch shall jointly prepare the Prepackaged Plan in form and substance satisfactory to PageNet and Arch. PageNet shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the PageNet Exchange Prospectus, the solicitation materials sent to the PageNet Secured Creditors, and (to the extent PageNet and Arch deem necessary) in any materials sent to the holders of PageNet Shares. PageNet and Arch shall cooperate to ensure that the Exchange Offers, including the disclosures to holders of PageNet Notes made in connection therewith, and the solicitation of PageNet Secured Creditors comply with the disclosure requirements of the Bankruptcy Code and applicable law. The Prepackaged Plan may not be amended, modified or added to in any material respect without the written consent of PageNet and Arch.

     (c) Notwithstanding any other provision hereof to the contrary, (i) the filing of the Bankruptcy Case, the operation of PageNet's business in accordance with the Bankruptcy Code or the pendency of the Bankruptcy Case, or (ii) the occurrence of an Involuntary Insolvency Event with respect to PageNet shall not be considered in and of itself a Material Adverse Effect for purposes of this Agreement.

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     (d) On the same day that the Bankruptcy Case is filed, an order for relief is consented to under Section 6.19(a)(v) of this Agreement or an order for relief is entered, as applicable, PageNet shall file a motion (the "Initial Merger Motion") for expedited determination of approval of Section 6.2 hereof concerning Acquisition Proposals (the "Exclusivity Provision"), Section 8.5(c) concerning the Arch Termination Fee and Section 8.5(b) concerning the PageNet Termination Fee in form and substance acceptable to Arch, PageNet shall use its best efforts to obtain an order approving the Initial Merger Motion (the "Initial Merger Order") within 15 days of the commencement of the Bankruptcy Case, but in no event not later than 30 days after the commencement thereof, which order shall be in form and substance acceptable to Arch.

     (e) PageNet shall promptly provide to Arch with drafts of all documents, motions, orders, filings or pleadings that PageNet proposes to file with the Bankruptcy Court and will provide Arch with reasonable opportunity prior to the filing thereof to review such filings to the extent reasonably practicable. PageNet shall consult and cooperate with Arch with respect to all such filings.

     (f) PageNet and Arch shall use their best efforts to cause the transactions contemplated by this Agreement and the Prepackaged Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use their best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Prepackaged Plan and the transactions contemplated hereby and thereby, including without limitation, entry of the Final Confirmation Order.

     (g) PageNet shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Bankruptcy Case, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Final Confirmation Order.

     (h) Concurrent with the commencement of the Exchange Offers, PageNet shall send solicitation and disclosure materials to its creditors as would bind such creditors to the Prepackaged Plan under the provisions of the Bankruptcy Code. PageNet shall make such solicitations of its creditors (in addition to solicitations of holders of the PageNet Notes) as PageNet and Arch determine is necessary to facilitate and expedite the confirmation of the Prepackaged Plan in the event of any potential Bankruptcy Case.

     (i) If the Bankruptcy Case is commenced pursuant to Section 6.19(a)(iv) or
(v), then Arch shall not be subject to the restrictions set forth in Section 6.2 or the restrictions on the conduct of its business set forth in Section 6.1(b)(viii) with respect to merger or acquisition transactions or the other restrictions set forth in Section 6.1(b), to the extent such restrictions would impede or prohibit Arch from entering into another merger or acquisition transaction; provided, however, that Arch may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Merger or the other transactions contemplated hereby; provided, further, that if Arch enters into a merger or acquisition transaction following the commencement of the Bankruptcy Case pursuant to Section 6.19(a)(iv) or (v) and as a result of such event PageNet is required to amend its disclosure statement and resolicit the votes of its creditors, then the time within which the Final Confirmation Order must be obtained shall be extended for an additional 90 days.

     6.20. Rights Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required to render inapplicable the Arch Rights Agreement to the Merger and the transactions contemplated by this Agreement. At or prior to the Effective Time, the Arch Board of Directors shall take all action required by Section 5.1(j)(ii) of this Agreement and the PageNet Board of Directors shall take all action required by Section 5.1(j)(i) of this Agreement.

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     6.21.  Preferred Stock.

     (a) Arch shall use its reasonable best efforts to obtain, as soon as practicable after the date of this Agreement, the written agreement of each holder of Arch Series C Preferred Shares (such written agreement referred to herein as the "Series C Consent Agreement"), pursuant to which: (i) such holder agrees to vote in favor of an amendment to the Arch certificate of incorporation pursuant to which each Series C Convertible Preferred Share shall be converted at the Effective Time into 8.416568 shares (the "Series C Exchange Ratio") of Arch Common Stock, subject to adjustment as provided in Section 4.4 (the "Series C Consideration"), (ii) waive any and all rights such holder may have under section 7A of the Certificate of Designations, Preferences and Relative, Participating, Optional or other Special Rights of Series C Convertible Stock of Arch; and (iii) Arch agrees to register for sale by such holder and certain transferees, the shares of Arch Common Stock received by such holder, unless such shares would be freely tradeable under applicable securities laws. When executed and delivered by Arch, the Series C Consent Agreement will be a valid and binding agreement of Arch, enforceable against Arch in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The exchange of certificates formerly representing Arch Series C Preferred Shares shall be effected by the Exchange Agent (as defined in Section 4.2) pursuant to the provisions set forth in Section 4.2 of this Agreement. The term "Certificate" shall include certificates formerly representing Arch Series C Preferred Shares.

     6.22. Spinoff. Prior to the Closing, the Board of Directors of PageNet will declare a dividend (the "Spinoff Dividend"), payable to those holders of PageNet Shares who hold PageNet Shares immediately prior to the acceptance of PageNet Notes in the PageNet Exchange Offer (the "Spinoff Record Date"), of interests (the "Distributed Interests") representing the portion of such equity ownership in Silverlake Communications, Inc. (also doing business as VAST Solutions, Inc. and VAST Solutions) (the "Distributed Subsidiary") equal to (x) subject to Section 6.1(d), 11.6% of the total equity ownership of the Distributed Subsidiary divided by (y) the number of PageNet Shares issued and outstanding at the Spinoff Record Date (the issuance of the Spinoff Dividend shall be referred to herein as the "Spinoff"). Payment of the Spinoff Dividend declared by the Board of Directors of PageNet shall be conditioned upon the occurrence of (i) either (A) the satisfaction of the PageNet Minimum Condition and the acceptance of the PageNet Notes or (B) the filing of the Final Confirmation Order and (ii) the consummation of the Merger. PageNet and the Distributed Subsidiary shall take such action reasonably necessary (including filings with and no- action requests of the SEC and communications with stockholders) to effectuate the Spinoff. Upon satisfaction of the conditions to the Spinoff Dividend, Arch shall use its reasonable best efforts to consummate, or cause to be consummated the Spinoff as promptly as practicable after the Effective Time.

                                  ARTICLE VII.

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, if applicable, at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. The Arch Stockholders Approval shall have been obtained, and PageNet shall have obtained either (1) the PageNet Stockholders Approval or (2) entry of the Final Confirmation Order confirming the Prepackaged Plan, such that this Agreement and the transactions contemplated hereby can be accomplished without the approval of the holders of the PageNet Shares.

          (b) NASDAQ Listing. The shares of Arch Common Stock issuable pursuant to this Agreement shall have been approved for listing (either before or after the execution of this Agreement) on the NASDAQ.

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          (c) Governmental Regulations.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other consents, permits, licenses, and approvals for the Merger and the other transactions contemplated by this Agreement required by the Governmental Regulations, as well as all other material PageNet Required Consents and Arch Required Consents, shall have been obtained and shall have become Final Orders. For purposes of this agreement, a "Final Order" shall mean an action taken or order issued by the applicable Governmental Entity as to which (i) no request for stay by such Governmental Entity of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed; (ii) no petition for rehearing or reconsideration of the action or order is pending before the Governmental Entity and the time for filing any such petition is passed; (iii) the Governmental Entity does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed; (iv) the action or order is not then under active judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed; and (v) with respect to an action taken or order issued by the Governmental Entity granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by PageNet and Arch or that are routine conditions with respect to transfer of this nature.

          (d) Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Exchange Offers, the Spinoff or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement and the Exchange Registration Statements shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or the Exchange Registration Statements shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) Senior Credit Facilities. Arch and its subsidiaries, including PageNet after giving effect to the Merger, will have senior credit facilities in an amount not less than $1.5 billion.

          (g) Exchange Offers/Bankruptcy. Either (i) the PageNet Minimum Condition and the Arch Minimum Condition shall have been satisfied or (ii) if the PageNet Minimum Condition has not been satisfied, the Final Confirmation Order shall have been entered confirming the Prepackaged Plan and the Arch Minimum Condition shall have been obtained and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied.

          (h) Blue Sky Approvals. Arch shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by this Agreement.

          (i) Expected Out-of-Pocket Income Tax Liability. PageNet, Arch, Merger Sub and their respective subsidiaries shall not be reasonably expected to incur out-of-pocket income tax liability in their respective taxable periods which include the Effective Time resulting directly from the consummation of the Merger, the Exchange Offers and the Spinoff in excess of $25 million in the aggregate. In making this determination the following shall be taken into account: (1) the amount of cancellation of indebtedness income, if any, includible in gross income, (2) gain, if any, incurred as a result of the distribution or transfer of appreciated assets, and (3) the amount of losses, credits or deductions, including both available net operating loss or credit carryforwards and losses, deductions or credits expected to be generated in the taxable periods which include the Effective Time, but excluding any expected carrybacks from subsequent taxable periods.

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     7.2.  Conditions to Obligations of Arch and Merger Sub.  The obligations of
Arch and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Arch at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of PageNet set forth in this Agreement (other than those representations and warranties which would be breached as a result of the filing or conduct of the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event with respect to PageNet): (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on PageNet and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to Arch), in the case of each of clauses (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (b) Performance of Obligations of PageNet. PageNet shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and Arch shall have received a certificate signed on behalf of PageNet by an executive officer of PageNet to such effect.

          (c) Consents Under Agreements. PageNet shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which PageNet or any of its Subsidiaries is a party (other than consents or waivers relating to the Bankruptcy Case or the occurrence of an Involuntary Insolvency Event), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on PageNet or a material adverse effect on the expected benefits of the Merger to Arch.

          (d) Tax Opinion. Arch shall have received the opinion of Hale and Dorr LLP, counsel to Arch, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet, Arch and Merger Sub.

          (e) Certificate. PageNet shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects, that the PageNet Stockholders Meeting has been convened (unless the Bankruptcy Case precedes the scheduled date of such meeting), and that the actions set forth in Section 6.5(a) of this Agreement have been adopted and approved in accordance with such section (except to the extent such approval is not required by reason of the entry of the Final Confirmation Order).

     7.3. Conditions to Obligation of PageNet. The obligation of PageNet to effect the Merger is also subject to the satisfaction or waiver by PageNet at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Arch and Merger Sub set forth in this Agreement: (i) to the extent qualified by materiality, shall be true and correct; and (ii) to the extent not qualified by materiality, shall be true and correct (except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the expected benefits of the Merger to PageNet), in the case of each of clauses
     (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (b) Performance of Obligations of Arch. Each of Arch and Merger Sub shall have performed in all material respects all of its covenants, agreements and obligations set forth in this Agreement at or prior to the Closing Date, and PageNet shall have received a certificate signed on behalf of Arch and Merger Sub by an executive officer of Arch to such effect.

          (c) Consents Under Agreements. Arch shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Arch or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Arch or a material adverse effect on the expected benefits of the Merger to PageNet.

          (d) Tax Opinion. PageNet shall have received the opinion of Mayer, Brown & Platt, counsel to PageNet, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Arch, Merger Sub and PageNet will be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion shall be based on certain assumptions concerning the fair market value of stock and securities to be surrendered and issued in the Merger, the Exchange Offers and the Spinoff, which PageNet, Arch and, with respect to PageNet, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., and, with respect to Arch, Bear, Stearns & Co. Inc. will certify as being reasonable. In addition, in rendering such opinions, counsel may rely upon representations and certificates given for this purpose by responsible officers of PageNet and Arch.

          (e) Certificate. Arch shall have delivered to PageNet a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.3 (a)-(d) is satisfied in all respects, that the Arch Stockholders Meeting has been convened, and that the actions set forth in Section 6.5(b) have been adopted and approved in accordance with such section.

          (f) Series C Consent Agreement. The Series C Consent Agreement will be in full force and effect, Arch shall not be in breach or default of the Series C Consent Agreement, and to the actual knowledge of the Knowledgeable Executives of Arch, there shall not exist a breach or default under the Series C Consent Agreement by any other party thereto.

          (g) Spinoff.  The Spinoff Dividend may be declared pursuant to Section
     6.22 of this Agreement or the Final Confirmation Order shall have been entered confirming the Prepackaged Plan.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of PageNet or Arch referred to in
Section 7.1(a), by mutual written consent of PageNet and Arch, through action of their respective Boards of Directors.

     8.2. Termination by Either Arch or PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Arch or PageNet if: (i) the Merger shall not have been consummated by June 30, 2000 if no Bankruptcy Case has been filed by that date or 30 days following the date by which the Final Confirmation Order must be entered under Section 6.19(a) (the "Termination Date"); provided, however, that either party

                                      D-38
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shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 7.1(c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Governmental Regulations and Arch or PageNet are still attempting to obtain such necessary consents and approvals under applicable Governmental Regulations or are contesting the refusal of the relevant Government Entities to give such consents or approvals in court or through other applicable proceedings; (ii) the PageNet Stockholders Meeting and the Arch Stockholders Meeting shall have been held and completed, but the PageNet Stockholders Approval or the Arch Stockholders Approval, to the extent required by Section 7.1(a), shall not have occurred; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the PageNet Stockholders Approval or the Arch Stockholders Approval); provided, further, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

     8.3. Termination by PageNet. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the PageNet Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of PageNet if:

          (a) the Board of Directors of Arch shall have withdrawn or adversely modified its approval or recommendation of this Agreement;

          (b) there has been a breach by Arch or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in
     Section 7.3(a) or 7.3(b); and (ii) cannot be or is not cured prior to the Termination Date;

          (c) PageNet has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides Arch with all of the material terms of Superior Proposal at least two business days prior to termination and simultaneously with such termination pays to Arch the Arch Termination Fee required by Section 8.5(c); or

          (d) pursuant to Section 6.19(a)(ii), PageNet shall not file the Bankruptcy Case and seek confirmation of the Prepackaged Plan by the Bankruptcy Court and simultaneously pays to Arch the Arch Termination Fee.

     8.4. Termination by Arch. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Arch Stockholder Approval referred to in Section 7.1(a), by action of the Board of Directors of Arch if:

          (a) the Board of Directors of PageNet shall have withdrawn or adversely modified its approval or recommendation of this Agreement to do so;

          (b) there has been a breach by PageNet of any representation, warranty, covenant or agreement contained in this Agreement which both: (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b); and (ii) cannot be or is not cured prior to the Termination Date, other than a breach that results solely from the filing or conduct of the Bankruptcy Case consistent with the terms of this Agreement or solely from the occurrence of an Involuntary Insolvency Event with respect to PageNet;

          (c) the Initial Merger Order has not been entered within 30 days of the commencement of the Bankruptcy Case;

          (d) the Final Confirmation Order is not entered within the time permitted by Section 6.19(a);

          (e) the Prepackaged Plan is amended, modified or added to in violation of Section 6.19(b); or

          (f) Arch has received a Superior Proposal, has otherwise complied with the requirements of Section 6.2, provides PageNet with all of the material terms of the Superior Proposal at least two business days prior to such termination and simultaneously pays to PageNet the PageNet Termination Fee required by Section 8.5(b).

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

     8.5.  Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in Section 8.5(b) or (c), or in the proviso at the end of this sentence) on the part of any party to this Agreement or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives; provided, however, no such termination shall relieve any party to this Agreement from any liability for damages resulting from any breach of this Agreement.

     (b) In the event that: (i) an Acquisition Proposal shall have been made to Arch or have been made directly to Arch' stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) Arch' stockholders do not adopt this Agreement or the other transactions contemplated hereby at the Arch Stockholders Meeting or Arch' noteholders do not satisfy the Arch Minimum Condition with respect to the Arch Notes; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and
(C) Arch enters into an agreement with a third party with respect to an Acquisition Proposal within 12 months of the termination of this Agreement; (ii) this Agreement is terminated by PageNet pursuant to Section 8.3(a) or (b) provided that, with respect to Section 8.3(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B) Section 6.5 (but, only with respect to Arch' obligation in accordance with such Section to duly convene and complete the Arch Stockholders Meeting regarding the adoption of this Agreement and the matters set forth in Section 6.5(b) of this Agreement); or (iii) this Agreement is terminated by Arch pursuant to Section 8.4(f), then Arch and its Subsidiaries (jointly and severally) shall pay PageNet a fee equal to $40.0 million (the "PageNet Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A PageNet Termination Fee payable pursuant to Section 8.5(b)(i), or (ii) shall be paid no later than two days after the date of termination and a PageNet Termination Fee payable pursuant to Section 8.5(b)(iii) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.4(f). Arch acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PageNet would not enter into this Agreement. Accordingly, if Arch fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, PageNet commences a suit which results in a judgment against Arch for the fee set forth in this paragraph (b), Arch shall pay to PageNet its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     (c) In the event that: (i) an Acquisition Proposal shall have been made to PageNet or have been made directly to PageNet's stockholders or noteholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter: (A) PageNet's stockholders do not adopt this Agreement or the other transactions contemplated hereby at the PageNet Stockholders Meeting or PageNet's noteholders do not satisfy the PageNet Minimum Condition with respect to the PageNet Notes, and the Bankruptcy Court fails to enter the Final Confirmation Order which would otherwise enable the transactions set forth in this Agreement to occur without approval by the holders of PageNet Shares; (B) this Agreement is terminated by either Arch or PageNet pursuant to the terms of this Agreement and (C) either
(x) PageNet executes and delivers an agreement with respect to an Acquisition Proposal or (y) an Acquisition Proposal with respect to PageNet is consummated, in either case, within 12 months of the date this Agreement is terminated; (ii) this Agreement is terminated by Arch pursuant to Section 8.4(a) or (b) provided that, with respect to Section 8.4(b), it is terminated solely with respect to a breach of (A) Section 6.2 or (B) Section 6.5 (but, only with respect to PageNet's obligation in accordance with such Section to duly convene and complete the PageNet Stockholders Meeting (unless the Bankruptcy Case has commenced or PageNet has stipulated to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.19(a)(iv) hereof) regarding the adoption of this Agreement and the approval of the matters set forth in Section 6.5(a) of this Agreement); (iii) the Prepackaged Plan is withdrawn without the prior written consent of Arch, or PageNet files any other plan of reorganization or amends, modifies or adds to any material provision of the Prepackaged Plan in each case without the prior written consent of Arch;
(iv) any other plan of reorganization filed by a person other than PageNet is confirmed by the Bankruptcy Court; (v) PageNet files a motion to sell or otherwise transfer all or a substantial portion of its assets as part of a sale pursuant to Section 363 of the Bankruptcy Code without the prior written consent of Arch; or (vi) this Agreement is terminated by PageNet pursuant to Section 8.3(c) or (d), then PageNet and its Subsidiaries (jointly and severally) shall pay Arch a fee equal to $40.0 million (the "Arch Termination Fee"), which amount shall be in addition to any expenses to be paid pursuant to Section 6.12, payable by wire transfer of same day funds. A Arch Termination Fee payable pursuant to Section 8.5(c)(i), (ii), (iii), (iv) or (v) shall be paid no later than two days after the date of termination and a Arch Termination Fee payable pursuant to Section 8.5(c)(vi) shall be paid simultaneously with (and such payment shall be a condition of) termination pursuant to Section 8.3(c) or (d). PageNet acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Arch and Merger Sub would not enter into this Agreement. Accordingly, if PageNet fails to pay promptly the amount due pursuant to this Section 8.5(c) (and in any case in which the Bankruptcy Case has been commenced, the Initial Merger Order approves this provision), and, in order to obtain such payment, Arch commences a suit which results in a judgment against PageNet for the fee set forth in this paragraph (c), PageNet shall pay to Arch its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                  ARTICLE IX.

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. Article II, Article III, Article IV and this Article IX (other than Section 9.4 (Counterparts)), and the agreements of PageNet, Arch and Merger Sub contained in Sections 6.8 (Affiliates), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of PageNet, Arch and Merger Sub contained in
Section 6.12 (Expenses), Section 6.14 (Takeover Statute), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3.  Waiver of Conditions.

          (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative or the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5.  Governing Law and Venue; Waiver of Jury Trial.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by, and in accordance with, the substantive laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware, including the U.S. Bankruptcy Court for the District of Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement or the Prepackaged Plan and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        If to Arch or Merger Sub:

               Arch Communications Group, Inc.
               1800 West Park Drive, Suite 250
               Westborough, Massachusetts 01581
               Attention: Chief Executive Officer
               Fax: (508) 870-6076

        with a copy to:

               Hale and Dorr LLP
               60 State Street
               Boston, Massachusetts 02109
               Attention: Jay E. Bothwick
               Fax: (617) 526-5000

        and if to PageNet:

               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Chief Executive Officer
               Fax: (972) 801-8950

        and

               Paging Network, Inc.
               14911 Quorum Drive
               Dallas, Texas 75240
               Attention: Senior Vice President and General Counsel
               Fax: (972) 801-8978

        with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603-3441
               Attention: John R. Schmidt
               Fax: (312) 701-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits and annexes to this Agreement), Series C Consent Agreement, the Confidentiality Agreement, the PageNet Disclosure Letter, and the Arch Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ARCH AND MERGER SUB NOR PAGENET MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Benefits), and Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.9. Obligations of Arch and of PageNet. Whenever this Agreement requires a Subsidiary of Arch to take any action, such requirement shall be deemed to include an undertaking on the part of Arch to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of PageNet to take any action, such requirement shall be deemed to include an undertaking on the part of PageNet to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of, or exhibit or annex to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Captions. The table of contents, article, section, and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise, provided, that the parties agree that this Agreement may be assumed by PageNet as a debtor-in-possession in the Bankruptcy Case and may be assumed by Arch should Arch become a debtor in any bankruptcy case under the Bankruptcy Code. Any assignment in contravention of the preceding sentence shall be null and void.

                                   * * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                            PAGING NETWORK, INC.

                                            By: /s/ JOHN P. FRAZEE, JR.
                                              ----------------------------------
                                                Name: John P. Frazee, Jr.
                                              Title: Chairman of the Board and
                                              Chief Executive Officer

                                            ARCH COMMUNICATIONS GROUP, INC.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                                Name: C.E. Baker, Jr.
                                                Title: Chairman of the Board and
                                                Chief Executive Officer

                                            ST. LOUIS ACQUISITION CORP.

                                            By: /s/ C.E. BAKER, JR.
                                              ----------------------------------
                                                Name: C.E. Baker, Jr.
                                                Title: Chief Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Arch Certificate provides that Arch will, to the fullest extent permitted by the Delaware corporations statute, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

     The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware corporations statute (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware corporations statute is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the Delaware corporations statute as so amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

         2.1 Agreement and Plan of Merger dated as of November 7, 1999 by and among Paging Network, Inc., Arch Communications Group, Inc. and St. Louis Acquisition Corp. Included as Annex D to the prospectus forming a part of this Registration Statement and incorporated herein by reference.

         23.1  Consent of Arthur Andersen LLP

         23.2  Consent of Ernst & Young LLP

         23.3  Consent of Wilkinson Barker Knauer, LLP

         23.4  Consent of Ernst & Young LLP

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (g) The registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts on December 16, 1999.

                                          Arch Communications Group, Inc.

                                          By: /s/ C. EDWARD BAKER, JR.
                                            ------------------------------------
                                              C. Edward Baker, Jr. Chairman of
                                              The Board and Chief Executive
                                              Officer

                        SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
J. Roy Pottle, Gerald J. Cimmino and David A. Westenberg as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)) to this Registration Statement on Form S-4 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

/s/ C. EDWARD BAKER, JR.                             Chairman of the Board and       December 16, 1999
---------------------------------------------------  Chief Executive Officer,
C. Edward Baker, Jr.                                 Director (principal executive
                                                     officer)

/s/ J. ROY POTTLE                                    Executive Vice President and    December 16, 1999
---------------------------------------------------  Chief Financial Officer
J. Roy Pottle                                        (principal financial officer
                                                     and principal accounting
                                                     officer)

/s/ R. SCHORR BERMAN                                 Director                        December 16, 1999
---------------------------------------------------
R. Schorr Berman

/s/ JAMES S. HUGHES                                  Director                        December 16, 1999
---------------------------------------------------
James S. Hughes

/s/ JOHN KORNREICH                                   Director                        December 16, 1999
---------------------------------------------------
John Kornreich

/s/ ALLAN L. RAYFIELD                                Director                        December 16, 1999
---------------------------------------------------
Allan L. Rayfield

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

/s/ JOHN B. SAYNOR                                   Director                        December 16, 1999
---------------------------------------------------
John B. Saynor

/s/ JOHN A. SHANE                                    Director                        December 16, 1999
---------------------------------------------------
John A. Shane

                                                     Director                        December   , 1999
---------------------------------------------------
Edwin M. Banks

                                                     Director                        December   , 1999
---------------------------------------------------
H. Sean Mathis

                                 EXHIBIT INDEX

2.1 Agreement and Plan of Merger dated as of November 7, 1999 by and among Paging Network, Inc., Arch Communications Group, Inc. and St. Louis Acquisition Corp. Included as Annex D to the prospectus forming a part of this Registration Statement and incorporated herein by reference.

23.1  Consent of Arthur Andersen LLP

23.2  Consent of Ernst & Young LLP

23.3  Consent of Wilkinson Barker Knauer, LLP

23.4  Consent of Ernst & Young LLP